Filed Pursuant to Rule 424(b)(4)
Registration No. 333-134087

PROSPECTUS

3,950,000 Shares

Class A Common Stock

This is Evercore Partners Inc.’s initial public offering of Class A common stock. Evercore Partners Inc. is selling all of the shares in this offering.

Currently, no public market exists for the shares. Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol “EVR”.

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page 14.

	Per Share	Total
Initial public offering price	$21.00	$82,950,000

Underwriting discount	$ 1.47	$ 5,806,500

Proceeds, before expenses, to Evercore Partners Inc.	$19.53	$77,143,500

We have granted the underwriters a 30-day option to purchase up to 592,500 additional shares at the public offering price less the underwriting discount if the underwriters sell more than 3,950,000 shares of Class A common stock in this offering.

We intend to use a portion of the proceeds from this offering to repay all of our outstanding borrowings under our credit agreement. Affiliates of some of the underwriters are the lenders under our credit agreement and will, accordingly, receive the proceeds used to repay those borrowings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about August 16, 2006.

LEHMAN BROTHERS
GOLDMAN, SACHS & CO.	JPMORGAN

KEEFE, BRUYETTE & WOODS

FOX-PITT, KELTON

E*TRADE FINANCIAL

August 10, 2006.

•	Founded in 1996

•	Advisory and Investment Management businesses

•	32 Senior Managing Directors*

•	Offices in New York, Los Angeles, San Francisco, Mexico City and Monterrey*

Selected Advisory Transactions†

Private Equity Funds††
as of March 31, 2006

1997	2001	2000	2003
Evercore Capital Partners I	Evercore Capital Partners II	Evercore Ventures	Discovery Americas*

$512 million committed	$663 million committed	$62 million committed	$68 million committed

*	Gives effect to our combination with Protego Asesores prior to this offering.
†	In the majority of the transactions presented, Evercore provided financial advisory services in conjunction with one or more other investment banking firms.
††	We do not consolidate these funds in our financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Revenue” for a discussion of how we generate revenue from the private equity funds we manage.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Through and including September 4, 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

In this prospectus, references to “Evercore”, “Evercore Partners”, the “Company”, “we”, “us” or “our” refer (1) prior to the consummation of the reorganization into a holding company structure as described under “Organizational Structure”, to Evercore Holdings, which is comprised of certain consolidated and combined entities under common ownership by Evercore’s Senior Managing Directors, and (2) after such reorganization, to Evercore Partners Inc. and its subsidiaries. Unless the context otherwise requires, references to (1) “Evercore Partners Inc.” refer solely to Evercore Partners Inc., a Delaware corporation, and not to any of its subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its subsidiaries. As part of the reorganization, Evercore will be combined with Protego Asesores S.A. de C.V., a Mexican sociedad anónima de capital variable, and its related subsidiaries, and Protego SI, S.C., a Mexican sociedad civil (an associated company), such entities being collectively referred to in this prospectus as “Protego”, unless the context otherwise requires. Completion of the reorganization, including the combination with Protego, will occur prior to this offering.

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the option to purchase up to an additional 592,500 shares of Class A common stock from us.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the historical financial statements and related notes, before you decide to invest in our Class A common stock.

Evercore Partners

Evercore Partners is the leading investment banking boutique in the world, based on the dollar volume of announced worldwide merger and acquisition transactions on which we have advised since 2001. When we use the term “investment banking boutique”, we mean an investment banking firm that does not underwrite public offerings of securities or engage in commercial banking activities. We provide advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. Evercore also includes a successful investment management business through which we manage private equity funds for sophisticated institutional investors. We serve a diverse set of clients around the world from our offices in New York, Los Angeles and San Francisco.

Our senior leadership is comprised of Roger Altman, the former U.S. Deputy Treasury Secretary and Vice Chairman of The Blackstone Group; Austin Beutner, a former General Partner of The Blackstone Group; and Eduardo Mestre, the former head of Citigroup’s Global Investment Bank. On May 12, 2006, we agreed to combine our business with that of Protego Asesores, a leading investment banking boutique in Mexico founded by Pedro Aspe. Following our combination with Protego, Mr. Aspe, the former Minister of Finance of Mexico, will join our management team.

From the time of our founding in 1996, we have grown by expanding the range of our advisory and investment management services. In our advisory business, we have thirteen Senior Managing Directors with expertise and client relationships in a number of industry sectors, including telecommunications, technology, media, energy, general industrial, consumer products and financial institutions. In addition, we have augmented our advisory business by adding professionals with extensive restructuring experience. In our investment management business, we have eight Senior Managing Directors with expertise and client relationships in a variety of industries. We have raised three private equity funds, with capital commitments as of March 31, 2006 of over $1.2 billion. Our revenue has grown to $125.6 million in 2005 from $46.0 million in 2001, a compound annual growth rate of 28.5%.

We have grown from three Senior Managing Directors at our inception to 25 today. With the pending Protego combination, we will add another seven Senior Managing Directors. We expect to continue our growth by hiring additional highly qualified professionals with a broad range of product and industry expertise, expanding into new geographic areas, raising additional private equity funds and diversifying our investment management services.

Advisory

Our advisory business provides confidential, strategic and tactical advice to both public and private companies, with a particular focus on large, multinational corporations. By virtue of their prominence, size and sophistication, many of our clients are more likely to require expertise relating to larger and more complex situations. We have advised on numerous noteworthy transactions, including:

• General Motors on its pending sale of a 51% interest in GMAC to an investor group	• Credit Suisse on its pending sale of Winterthur

• AT&T on its pending acquisition of BellSouth	• VNU on its sale to a private equity consortium

• CVS on its acquisition of certain assets of Albertsons	• Swiss Re on its acquisition of General Electric’s reinsurance business

• Tyco on its pending split-up	• Cendant on its split-up

• E*Trade on its acquisitions of Harrisdirect and Brown & Co.	• StorageTek on its sale to Sun Microsystems

• SBC on its acquisition of AT&T	• SBC on Cingular’s acquisition of AT&T Wireless

• General Mills on its acquisition of Pillsbury	• CBS on its sale to Viacom

Our approach is to work as a trusted senior advisor to top corporate officers and boards of directors, helping them determine and devise strategies for enhancing shareholder value. We believe this relationship-based approach to our advisory business gives us a competitive advantage in serving a distinct need in the market today. Furthermore, we believe our advisory business is differentiated from that of our competitors in the following respects:

•	Objective Advice with a Long-Term Perspective. We seek to recommend shareholder value enhancement strategies or other financial strategies that we would pursue ourselves were we acting in management’s capacity. This approach often includes advising our clients against pursuing transactions that we believe do not meet that standard.

•	Transaction Excellence. Since the beginning of 2004, we have advised on more than $300 billion of announced transactions, including acquisitions, sale processes, mergers of equals, special committee advisory assignments, recapitalizations and restructurings. We have provided significant advisory services on multiple transactions for Accenture, Dow Jones, EDS, General Mills and AT&T (including a predecessor company, SBC), among others.

•	Senior Level Attention and Experience. The Senior Managing Directors in our advisory business participate in all facets of client interaction, from the initial evaluation phase to the final stages of executing our recommendations. Our advisory Senior Managing Directors have, on average, more than 22 years of relevant experience.

•	Independence and Confidentiality. We do not underwrite securities, publish securities research, or act as a lender. This enables us to avoid the potential conflicts that may arise from these activities at larger, more diversified competitors. In addition, we believe our commitment to discretion and the smaller size of our firm enhances our ability to provide our clients with strict confidentiality.

Our advisory business generates revenue from fees for providing advice and investment banking services on mergers, acquisitions, restructurings and other strategic transactions. In 2005 our advisory business generated $110.8 million, or 88.2%, of our revenue and earned advisory fees from 58 clients. In the first quarter of 2006 our advisory business generated $32.4 million, or 71.0%, of our revenue and earned advisory fees from 20 clients.

Investment Management

Our investment management business manages three private equity funds with aggregate capital commitments of over $1.2 billion as of March 31, 2006. Mr. Beutner is the Chief Investment Officer of Evercore and a majority of the investment team’s Senior Managing Directors has worked together since 1999. Our team brings a diverse set of skills and experiences to the investment process and includes experienced investors, former senior executives from Fortune 100 companies, buy-side research analysts and strategic consultants. Our investment management business principally manages and invests capital on behalf of third parties. A broad range of institutional and high net worth investors, including corporate and public pension funds, endowments, foundations, insurance companies and family offices, have committed capital to the funds we manage. The investments made by our Evercore Capital Partners private equity funds are typically control or significant influence investments while the investments made by our Evercore Ventures private equity fund are typically minority investments.

Evercore Capital Partners I and Evercore Capital Partners II are value-oriented, middle-market private equity funds. We believe Evercore Capital Partners differentiates itself from other middle-market private equity funds by the breadth, depth, quality and stability of its investment team. As of March 31, 2006, the Evercore Capital Partners I and Evercore Capital Partners II private equity funds have invested $897.4 million in 18 companies. The funds typically hold investments for three to seven years and systematically evaluate exit opportunities. Evercore Ventures is an early stage private equity fund formed to invest in emerging technology companies in specific growth sectors. As of March 31, 2006, Evercore Ventures has invested $34.1 million in 19 companies.

We seek to generate attractive risk-adjusted returns in all of our funds by adhering to the following investment approach:

•	Employing the Evercore Relationship Network. We employ the Evercore relationship network throughout the investment process to originate investments, evaluate potential opportunities thoroughly, and add value after an investment is made. We enhance the breadth and depth of our advisory relationship network with our investment management business’ advisory board, in-house operating executives and the collective experience of our investment team.

•	Value Discipline: Focus on Risk-Adjusted Returns. We focus on the fundamentals of the underlying business rather than relying on stock market arbitrage, future acquisitions or valuation multiple expansion to achieve returns.

•	Focus on Post-Investment Value Creation. We devote considerable time and resources to working closely with the funds’ portfolio companies to determine business strategy, allocate capital and other resources, evaluate expansion and acquisition opportunities and participate in implementing these plans.

Our investment management business primarily generates revenue from (1) fees earned for our management of the funds, (2) portfolio company fees, (3) incentive fees, referred to as carried interest, earned when specified financial returns are achieved over the life of a fund and (4) gains (or losses) on investments of our own capital in the funds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Revenue—Investment Management”. Our investment management business generated $14.6 million, or 11.6%, of our revenue in 2005, which was comprised of $15.6 million of management and portfolio company fees and $(1.0) million of carried interest and investment losses. Our investment management business generated $13.1 million, or 28.7%, of our revenue in the first quarter of 2006, which was comprised of $8.0 million of management and portfolio company fees and $5.1 million of carried interest and investment gains.

The Evercore entities entitled to the management and portfolio company fees from the private equity funds we manage are being contributed to us as part of our reorganization prior to this offering. Accordingly, we will continue to receive these fees from all of the funds we manage following this offering. However, with the exception of a non-managing minority equity interest in the general partner of the Evercore Capital Partners II fund, the general partners of the private equity funds we currently manage and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund are not being contributed to us and will continue to be owned by our Senior Managing Directors and other third parties. Accordingly, following this offering we will no longer receive any carried interest from the Evercore Capital Partners I or Evercore Venture funds or any gains or losses arising from investments in those funds. However, through our equity interest in the general partner of the Evercore Capital Partners II fund, we will receive 8% to 9% (depending on the particular fund investment) of any carried interest realized from that fund following this offering, as well as gains (or losses) on investment based on the amount of capital in that fund which is contributed to, or is subsequently funded by, us. We also expect to receive a portion of the carried interest realized from any future private equity funds we manage and gains (or losses) on investment based on the amount of capital we contribute in respect of any such future fund. Please see “Unaudited Pro Forma Financial Information” for a presentation of our income and financial condition adjusted to give pro forma effect to the elimination of carried interest and investment gains or losses associated with uncontributed investments, the elimination of $19.4 million of the investments recorded on our statement of financial condition and other items.

We recently formed a traditional, institutional asset management business, Evercore Asset Management, that seeks to make value investments in small- and mid-capitalization publicly-traded companies for institutional and high net worth investors, and to manage individual client accounts for these types of sophisticated investors. See “Business—Evercore Asset Management”.

Our Combination with Protego

On May 12, 2006, we agreed to combine our business with that of Protego Asesores, a leading investment banking boutique in Mexico founded by Mr. Aspe. Protego approaches its advisory business in much the same way as Evercore, by building long-standing relationships and acting as a trusted advisor to company management free from the conflicts that larger institutions may encounter.

The Protego team founded its advisory business in 1996 and currently has offices in Mexico City and Monterrey, Mexico. Protego’s advisory services include mergers and acquisitions, energy project finance, sub-national public finance and infrastructure, real estate financial advisory and restructurings. Protego has advised on a number of innovative financing transactions that have had a meaningful role in developing Mexico’s financial markets. For example, Protego advised on the development and financing of Cemex’s power self-generation project, which was the first and largest project financing for a private project of its kind in Mexico, on the sale of HomeMart to Home Depot and on several innovative real estate transactions, including one of the largest sales of commercial property in Mexico to a group of international investors. Protego also served as advisor to the government of the State of Mexico on its $2.5 billion debt restructuring and fiscal adjustment plan. In 2003, Protego launched a private equity fund jointly with Discovery Capital Partners LLC and, in 2005, Protego formed an asset management business focused on investing in peso-denominated money market and fixed income securities for institutional and high net worth investors in Mexico.

Protego generated revenue of $19.5 million in 2005 and $3.2 million in the first quarter of 2006. On a pro forma basis giving effect to our reorganization, including our combination with Protego, revenue from Protego represented approximately 13.4% of our revenue in 2005 and 7.4% of our revenue in the first quarter of 2006. We will complete our combination with Protego prior to this offering.

Our Growth Strategy

We believe this offering will allow us to grow and diversify our advisory and investment management businesses and further enhance our profile and position. We seek to achieve these objectives through three primary strategies:

•	Continue to Build Evercore’s Advisory Team by Adding Highly Qualified Professionals with Industry and Product Expertise. We intend to continue to recruit high-caliber professionals into our advisory practice to add depth in industry sectors in which we believe we already have strength, to extend the reach of our advisory focus to industry sectors we have identified as particularly attractive and to further strengthen our restructuring business.

•	Expand Into New Geographic Markets. We plan to expand into new geographic markets where we believe the business environment will be receptive to the strengths of our advisory and investment management business models or where our clients have or may develop a significant presence. Our combination with Protego is an important step in this strategy. In addition, we have recently entered into an agreement to acquire Braveheart Financial Services Limited, an English company which was formed to provide corporate finance and private equity advisory services in Europe. We have also recently entered into a strategic alliance with Mizuho Securities to provide joint advisory services for U.S.-Japan cross-border merger, acquisition and restructuring transactions. We may hire groups of talented professionals or pursue additional strategic acquisitions of or alliances with highly-regarded regional or local firms in new markets whose culture and operating principles are similar to ours.

•	Raise New Private Equity Funds and Diversify Into New Investment Management Services. We intend to raise additional private equity funds and diversify our business into new investment management services. We are currently planning to raise a new private equity fund, Evercore Capital Partners III, and have recently formed Evercore Asset Management to offer public equity asset management services for institutional and high net worth investors.

Preliminary Results for the Second Quarter of 2006

Our combined financial statements and those of Protego for the second quarter of 2006 are not yet available. Our expectations with respect to our results and those of Protego discussed below are based upon management estimates and are subject to quarterly review procedures and final reconciliations and adjustments. Actual results may differ from these estimates, and those differences may be material.

Total Evercore revenue was $43.5 million in the second quarter of 2006, compared to total revenue of $14.3 million in the second quarter of 2005. Our Advisory segment revenue was $40.2 million of our revenue in the second quarter of 2006, compared to $12.2 million of our revenue in the second quarter of 2005. Our Investment Management segment generated $3.2 million of our revenue in the second quarter of 2006, compared to $2.0 million of our revenue in the second quarter of 2005. We estimate that Investment Management revenue during the second quarter of 2006 included approximately $(0.2) million of carried interest and investment losses associated with entities that will not be contributed to Evercore LP in the Reorganization.

Total Evercore operating expenses were $17.9 million in the second quarter of 2006, compared to total operating expenses of $12.0 million in the second quarter of 2005.

Evercore operating income was $25.6 million in the second quarter of 2006, compared to operating income of $2.3 million in the second quarter of 2005.

Protego’s revenue was $4.3 million in the second quarter of 2006, with advisory revenue of $3.5 million and investment management revenue of $0.6 million. Protego’s operating expenses were $3.0 million in the second quarter of 2006.

The foregoing discussion of our expectations regarding our results and those of Protego for the second quarter of 2006 are not indicative of expected future results following this offering. These results do not reflect the Reorganization described in “Organizational Structure” or the additional employee compensation and benefits expense, minority interest and income taxes that we expect to record following this offering.

Evercore Partners Inc. was incorporated in Delaware on July 21, 2005. Our principal executive offices are located at 55 East 52nd Street, 43rd Floor, New York, New York 10055, and our telephone number is (212) 857-3100.

Organizational Structure

Prior to this offering we will effect the reorganization described in “Organizational Structure” beginning on page 29. Following the reorganization and this offering, Evercore Partners Inc. will be a holding company and its sole asset will be a controlling equity interest in Evercore LP. As the sole general partner of Evercore LP, Evercore Partners Inc. will operate and control all of the business and affairs of Evercore LP and, through Evercore LP and its operating entity subsidiaries, it will conduct the business conducted prior to this offering by the operating entities included in our historical combined financial statements (excluding the general partners of the private equity funds we currently manage and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund), as well as the business of Protego. Evercore Partners Inc. will consolidate the financial results of Evercore LP and its subsidiaries. Our Senior Managing Directors and their estate planning vehicles will be the only limited partners of Evercore LP at the time of this offering and their ownership interest in Evercore LP will be reflected as minority interest in Evercore Partners Inc.’s consolidated financial statements. The diagram below depicts our organizational structure following this offering.

*	Includes certain former stockholders of Protego

Immediately following this offering, Evercore Partners Inc. will hold partnership units in Evercore LP representing 14.7% of the total number of vested and unvested Evercore LP partnership units, or 16.5% if the underwriters exercise in full their option to purchase additional shares and our Senior Managing Directors and their estate planning vehicles will hold partnership units in Evercore LP representing 85.3% of the total number of vested and unvested Evercore LP partnership units, or 83.5% if the underwriters exercise in full their option to purchase additional shares. Accordingly, immediately following this offering public stockholders will own 14.7% of the equity in our business (or 22.9% if unvested Evercore LP partnership units are excluded) and our Senior Managing Directors will own 85.3% of the equity in our business (or 77.1% if unvested Evercore LP partnership units are excluded). If the underwriters exercise in full their option to purchase additional shares, immediately following this offering public stockholders will own 16.5% of the equity in our business (or 25.5% if unvested Evercore LP partnership units are excluded) and our Senior Managing Directors will own 83.5% of the equity in our business (or 74.5% if unvested Evercore LP partnership units are excluded). In addition, our public stockholders will have 14.7% of the voting power in Evercore Partners Inc., or 16.5% if the underwriters exercise in full their option to purchase additional shares, and Messrs. Altman, Beutner and Aspe will have 85.3% of the voting power in Evercore Partners Inc. (of which 69.4% will be held by Messrs. Altman and Beutner), or 83.5% if the underwriters exercise in full their option to purchase additional shares (of which 68.0% will be held by Messrs. Altman and Beutner).

The Offering

Class A common stock offered by Evercore Partners Inc.	3,950,000 shares.

Class A common stock outstanding immediately after the offering

3,995,238 shares (or 27,132,067 shares if all vested and unvested Evercore LP partnership units, other than those held by Evercore Partners Inc., are exchanged for newly-issued shares of Class A common stock on a one-for-one basis).

Use of proceeds

We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $70.2 million. We intend to use $30.0 million of these proceeds to repay all of our outstanding borrowings under our credit agreement, $6.05 million to repay the non-interest bearing notes to be issued as a portion of the consideration for the combination with Protego and the remainder to expand and diversify our advisory and investment management businesses and for general corporate purposes. Affiliates of Lehman Brothers Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are the lenders under our credit agreement and will, accordingly, receive the proceeds used to repay those borrowings.

Voting rights	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

Each limited partner of Evercore LP will be issued one or more shares of our Class B common stock. The shares of Class B common stock have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is determined pursuant to a formula that relates to the number of Evercore LP partnership units held by such holder. As a result of this formula, the limited partners of Evercore LP will collectively have a number of votes in Evercore Partners Inc. that is equal to the aggregate number of vested and unvested partnership units that they hold. Under the formula, until such time as Messrs. Altman, Beutner and Aspe and certain trusts benefiting their families collectively cease to beneficially own, in the aggregate, at least 90% of the Evercore LP partnership units they hold on the date of this offering, these three individuals will have all of the voting power of the Class B common stock and the other limited partners of Evercore LP will have no voting power. See “Description of Capital Stock—Class B Common Stock”.

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend policy

Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend initially equal to $0.07 per share of Class A common stock, commencing with the fourth quarter of 2006. However, there is no assurance that sufficient cash will be available to pay such dividends.

The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us, and such other factors as our board of directors may deem relevant.

Evercore Partners Inc. will be a holding company and will have no material assets other than its ownership of partnership units in Evercore LP. We intend to cause Evercore LP to make distributions to Evercore Partners Inc. in an amount sufficient to cover dividends, if any, declared by us. If Evercore LP makes such distributions, our Senior Managing Directors will be entitled to receive equivalent distributions from Evercore LP on their vested partnership units.

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

New York Stock Exchange symbol	EVR

Class A common stock outstanding and other information based thereon in this prospectus does not reflect:

•	592,500 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares;

•	2,300,000 shares of Class A common stock underlying 206,589 vested and 2,093,411 unvested restricted stock units we expect to grant to our non-Senior Managing Director employees at the time of this offering. See “Management—IPO Date Restricted Stock Unit Awards.” The vested restricted stock units are included in the calculation of our basic and diluted net income per share;

•	17,700,000 additional shares of Class A common stock reserved for issuance under our 2006 Stock Incentive Plan; or

•	1,181,213 shares of Class A common stock issuable as initial consideration and 590,607 to 1,181,213 additional shares of Class A common stock that may be issuable as deferred consideration as part of our acquisition of Braveheart Financial Services Limited. See “Business—Acquisition of Braveheart Financial Services Limited”.

Summary Historical and Pro Forma Financial and Other Data

The following summary historical combined financial information and other data of Evercore Holdings and summary pro forma consolidated financial information of Evercore Partners Inc. should be read together with “Unaudited Pro Forma Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

We derived the historical combined statement of income data of Evercore Holdings for each of the years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, from our historical combined financial statements audited by Deloitte & Touche LLP which are included elsewhere in this prospectus. We derived the historical combined statement of financial condition and statement of income data of Evercore Holdings as of March 31, 2006 and for the three months ended March 31, 2005 and 2006 from our unaudited interim historical combined financial statements which are included elsewhere in this prospectus.

We derived the unaudited condensed consolidated pro forma statement of financial condition data of Evercore Partners Inc. as of March 31, 2006 and unaudited condensed consolidated pro forma statement of income data for the year ended December 31, 2005 and the three months ended March 31, 2006 by applying pro forma adjustments to our historical combined statement of financial condition data as of March 31, 2006 and our historical combined statement of income data for the year ended December 31, 2005 and the three months ended March 31, 2006. The unaudited condensed consolidated pro forma financial data present the consolidated results of operations and financial position of Evercore Partners Inc. assuming that the Reorganization described in “Organizational Structure” had been completed as of January 1, 2005 with respect to the unaudited condensed consolidated pro forma statement of income data and at March 31, 2006 with respect to the unaudited condensed consolidated pro forma statement of financial condition data.

The Evercore LP pro forma adjustments principally give effect to the following matters:

•	the Formation Transaction described in “Organizational Structure”, including the elimination of the financial results of the general partners of the Evercore Capital Partners I, Evercore Capital Partners II and Evercore Ventures funds and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund, which will not be contributed to Evercore LP, and the cash distribution of pre-offering profits to our Senior Managing Directors; and

•	the Protego Combination described in “Organizational Structure”, including certain purchase accounting adjustments such as the allocation of the purchase price to acquired assets and assumed liabilities.

The Evercore Partners Inc. pro forma adjustments principally give effect to the Formation Transaction and the Protego Combination described in “Organizational Structure” as well as the following matters:

•	in the case of the unaudited condensed consolidated pro forma statement of income data, total compensation and benefits expenses at 50% of our total revenue, which gives effect to our policy following this offering to set our total compensation and benefits expenses at a level not to exceed 50% of our total revenue each year (excluding for purposes of this calculation, any revenue or compensation and benefits expense relating to gains or losses on investments or carried interest), and we initially expect to accrue compensation and benefits expense equal to 50% of our total revenue following this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Expenses—Employee Compensation and Benefits Expense”;

•	in the case of the unaudited condensed consolidated pro forma statement of income data, a provision for corporate income taxes at an effective tax rate of 44%, which assumes the highest statutory rates apportioned to each state, local and/or foreign tax jurisdiction and reflected net of U.S. federal tax benefit; and

•	this offering and our use of a portion of the proceeds to repay debt as described in “Use of Proceeds”.

The summary pro forma financial data are included for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period.

						Evercore Partners Inc.
	Evercore Holdings					Pro Forma(a)
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31,		Three Months Ended March 31,
	2003	2004	2005	2005	2006	2005		2006
($ in thousands, except per share data)
Statement of Income Data
Revenues:
Advisory	$26,302	$69,205	$110,842	$18,270	$32,397	$127,230		$34,686
Investment Management	33,568	16,967	14,584	4,120	13,108	18,415		8,781
Interest Income and Other	250	145	209	44	121	487		284

Total Revenues	60,120	86,317	125,635	22,434	45,626	146,132		43,751

Expenses:
Employee Compensation and Benefits(b)	12,448	17,084	24,115	5,410	8,759	73,067		21,876
Other Operating Expenses	12,432	17,389	34,988	5,176	9,947	44,848		11,424

Total Operating Expenses	24,880	34,473	59,103	10,586	18,706	117,915		33,300

Other Income	—	76	—	—	—	—		—

Operating Income	35,240	51,920	66,532	11,848	26,920	28,217		10,451
Minority Interest	(9)	29	8	2	(7)	20,681		7,700

Income Before Taxes	35,249	51,891	66,524	11,846	26,927	7,536		2,751

Provision for Income Taxes(c)	905	2,114	3,372	670	979	3,984		1,454

Net Income	$34,344	$49,777	$63,152	$11,176	$25,948	$3,552		$1,297

Pro Forma Basic Net Income Per Share of Class A Common Stock						$0.85	(d)	$0.31	(d)
Pro Forma Diluted Net Income Per Share of Class A Common Stock						$0.85	(d)	$0.31	(d)
Pro Forma Basic Weighted Average Shares of Class A Common Stock						4,202	(d)	4,202	(d)
Pro Forma Diluted Weighted Average Shares of Class A Common Stock						4,202	(d)	4,202	(d)

($ in thousands)
Operating Metrics
Advisory:
Number of Advisory Clients	35	45	58	26	20
Advisory Senior Managing Director Headcount (as of the end of each period)	6	8	11	8	11
Advisory Revenue per Advisory Senior Managing Director	$4,384	$8,651	$10,077	$2,284	$2,945

Investment Management:
Capital Commitments (as of the end of each period)(e)	$1,237,188	$1,237,188	$1,237,188	$1,237,188	$1,237,188
Capital Invested(f)	206,823	15,076	179,509	32,820	124,969
Gross Realized Proceeds(g)	308,050	35,087	85,488	5,422	122
Investment Management Senior Managing Director Headcount	6	6	6	6	7
Investment Management Revenue:
Management and Portfolio Company Fees(h)	$20,846	$13,829	$15,560	$5,262	$7,992
Carried Interest and Investment Income(i)	12,722	3,138	(976)	(1,142)	5,116

Total Investment Management Revenue	$33,568	$16,967	$14,584	$4,120	$13,108

	As of March 31, 2006
	Evercore Holdings Historical	Evercore LP Pro Forma(a)	Evercore Partners Inc. Pro Forma(a)
($ in thousands)
Statement of Financial Condition Data
Total Assets	$73,476	$73,594	$112,816
Total Liabilities	44,772	52,530	20,530
Minority Interest	267	1,000	21,064
Members’ Equity	28,437	20,064	—
Stockholder’s Equity	—	—	71,222

(a)	See “Unaudited Pro Forma Financial Information”.
(b)	Because the entities that form Evercore have been limited liability companies, partnerships or sub-chapter S entities, payments for services rendered by our Senior Managing Directors generally have been accounted for as distributions of members’ capital rather than as compensation expense. Following this offering, we will include all payments for services rendered by our Senior Managing Directors in compensation and benefits expense. Accordingly, our historical operating expenses are not comparable to, and are lower than, the operating expenses we expect to incur after this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense”.
(c)	We have historically operated as a partnership or, in the case of certain combined subsidiaries, an S corporation, for U.S. federal income tax purposes. As a result, our income has not been subject to U.S. federal and state income taxes. Following this offering, Evercore Partners Inc. will be subject to additional entity-level taxes that will be reflected in our consolidated financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Provision for Income Taxes”.
(d)	For the purposes of the Evercore Partners Inc. pro forma net income per share of Class A common stock calculation, the weighted average shares of Class A common stock outstanding, basic and diluted, are calculated based on:

	Year Ended December 31, 2005 Pro Forma		Three Months Ended March 31, 2006 Pro Forma
	Basic	Diluted	Basic	Diluted
Evercore Partners Inc. Shares of Class A Common Stock	45,238	45,238	45,238	45,238
Evercore Partners Inc. Restricted Stock Units – vested	206,589	206,589	206,589	206,589
Evercore LP Partnership Units – vested(1)	—	—	—	—
New Shares from Offering	3,950,000	3,950,000	3,950,000	3,950,000

Weighted Average Shares of Class A Common Stock Outstanding	4,201,827	4,201,827	4,201,827	4,201,827

(1)	13,430,500 vested Evercore LP partnership units are not included in the calculation of Weighted Average Shares of Class A Common Stock outstanding as they are antidilutive.

Of the 23,136,829 Evercore LP partnership units to be held by parties other than Evercore Partners Inc. immediately following this offering, 13,430,500 will be fully vested and 9,706,329 will be unvested. We have concluded that at the current time it is not probable that the conditions relating to the vesting of these unvested partnership units will be achieved or satisfied and, accordingly, these unvested partnership units are not reflected as outstanding for purposes of calculating the minority interest for the economic interest in Evercore LP held by the limited partners. Any vesting of these unvested partnership units would significantly increase minority interest and reduce our net income and net income per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense”.

Evercore Partners Inc. pro forma basic and diluted net income per share of Class A common stock are calculated as follows:

	Year Ended December 31, 2005 Pro Forma	Three Months Ended March 31, 2006 Pro Forma
Basic and Diluted Net Income Per Share
Net Income Available to Holders of Shares of Class A Common Stock	$3,552	$1,297
Basic and Diluted Weighted Average Shares of Class A Common Stock Outstanding	4,201,827	4,201,827
Basic and Diluted Net Income Per Share of Class A Common Stock	$0.85	$0.31

The vested Evercore LP partnership units that could potentially dilute basic net income per share were not included in the computation of diluted net income per share because to do so would have been antidilutive for the periods presented. The increase in net income available to holders of shares of Class A common stock due to the elimination of the minority interest associated with vested Evercore LP partnership units (offset by the associated tax effect) that is implied in calculating diluted net income per share assuming the exchange of Evercore LP partnership units for shares of Class A common stock is antidilutive notwithstanding the corresponding increase in weighted average shares of Class A common stock outstanding. We do not expect dilution to result from the exchange of Evercore LP partnership units for shares of Class A common stock.

The shares of Class B common stock have no right to receive dividends or a distribution on liquidation or winding up of Evercore Partners Inc. The shares of Class B common stock do not share in the earnings of Evercore Partners Inc. and no earnings are allocable to such class. Accordingly, pro forma basic and diluted net income per share of Class B common stock have not been presented.

(e)	Capital commitments represent the total amount that has been committed by investors to the private equity funds we manage. We closed our last fund, Evercore Capital Partners II, in 2003 and, therefore, there has been no change in capital commitments subsequent to that period.
(f)	Capital invested represents the amount invested during the period by the private equity funds we manage in the portfolio companies. Capital invested varies significantly from period to period. The decrease in capital invested in 2004 reflects a decrease in investment activity during that period.
(g)	Gross realized proceeds represent the amount received during the period from the disposition of, or income received from, the underlying investments made by the private equity funds we manage. Gross realized proceeds vary significantly from period to period and decreased from 2003 to 2004 due to a decrease in the number and size of investments sold by the funds during 2004.
(h)	Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to the private equity funds. Portfolio company fees include monitoring, director and transaction fees associated with services provided to the portfolio companies of the private equity funds we manage.
(i)	Carried interest is an incentive fee earned by the general partners of the private equity funds we manage when certain financial return targets and hurdles are met. Carried interest and investment income decreased over the three year period ending in 2005 due to a decrease in the number and amount of realizations of investments and in the carrying value of portfolio investments of the private equity funds we manage. Please see “Unaudited Pro Forma Financial Information” for presentation of our results of operations adjusted to give pro forma effect to the elimination of carried interest and investment gains or losses associated with the general partners of the private equity funds we currently manage.

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our Class A common stock.

Risks Related to Our Business

We depend on Mr. Altman, Mr. Beutner, Mr. Mestre, and other key personnel and the loss of their services would have a material adverse effect on us.

We depend on the efforts and reputations of Roger Altman, our Chairman and Co-Chief Executive Officer, Austin Beutner, our President, Co-Chief Executive Officer and Chief Investment Officer, and Eduardo Mestre, our Vice Chairman. Our senior leadership team’s reputations and relationships with clients and potential clients are critical elements in expanding our businesses, and we believe our performance is strongly correlated to the performance of Messrs. Altman, Beutner and Mestre. The loss of the services of any of them would have a material adverse effect on our operations, including our ability to attract advisory clients and raise new private equity funds.

Our future success depends to a substantial degree on our ability to retain and recruit qualified personnel, including Senior Managing Directors in addition to Messrs. Altman, Beutner, and Mestre. We anticipate that it will be necessary for us to add financial professionals as we pursue our growth strategy. However, we may not be successful in our efforts to recruit and retain the required personnel as the market for qualified financial professionals is extremely competitive. Our financial professionals possess substantial experience and expertise and have direct contact with our advisory and investment management clients, which can lead to strong client relationships. As a result, the loss of these personnel could jeopardize our relationships with clients and result in the loss of client engagements. For example, if any of our Senior Managing Directors were to join or form a competing firm, some of our current clients could choose to use the services of that competitor rather than our services.

Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate our Senior Managing Directors and other key employees, which in turn could adversely affect our ability to compete effectively and to grow our business.

In connection with our transition to a corporate structure, our Senior Managing Directors may experience significant reductions in their compensation. Following this offering, we intend to use equity, equity-based incentives and other employee benefits rather than pure cash compensation to motivate and retain our Senior Managing Directors. Our compensation mechanisms as a public company may not be effective, especially if the market price of our Class A common stock declines.

In addition, we expect that our Senior Managing Directors will receive less overall compensation than they would have otherwise received prior to this offering as a result of target compensation levels following this offering. A key driver of our profitability is our ability to generate revenue while achieving our target compensation levels. Following this offering, our policy will be to set our total employee compensation and benefits expense at a level not to exceed 50% of our total revenue each year (excluding, for purposes of this calculation, any revenue or compensation and benefits expense relating to gains (or losses) on investments or carried interest), and we initially expect to accrue compensation and benefits expense equal to 50% of our total revenue following this offering. However, we may record compensation and benefits expense in excess of this percentage to the extent that such expense is incurred due to a significant expansion of our business or to any vesting of the partnership units to be received by our Senior Managing Directors in the Reorganization or the restricted stock units to be received by our non-Senior Managing Director employees at the time of this offering. Moreover, we retain the ability to change this policy in the future. As a result, our Senior Managing Directors will receive less compensation than they otherwise would have received prior to this offering and may receive less compensation than they otherwise would receive at other firms. Such a reduction in compensation (or the belief that a reduction may occur) could make it more difficult to retain our Senior Managing Directors. In addition, some current or potential Senior Managing Directors and other employees may be more attracted to the benefits of working at a private partnership and the prospects of becoming a partner at such a firm, or at one of our larger competitors.

We have experienced rapid growth over the past several years, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

We expect our rapid growth to continue, which could place additional demands on our resources and increase our expenses. Our future growth will depend, among other things, on our ability to successfully identify practice groups and individuals to join our firm. It may take more than one year for us to determine whether new professionals will be profitable or effective. During that time, we may incur significant expenses and expend significant time and resources toward training, integration and business development. If we are unable to hire and retain profitable professionals, we will not be able to implement our growth strategy and our financial results may be materially adversely affected.

Sustaining growth will also require us to commit additional management, operational and financial resources to this growth and to maintain appropriate operational and financial systems to adequately support expansion. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Difficult market conditions can adversely affect our business in many ways, including by reducing the volume of the transactions involving our advisory business and reducing the value or performance of the investments made by our private equity funds, which, in each case, could materially reduce our revenue or income.

As a financial services firm, our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. For example, revenue generated by our advisory business is directly related to the volume and value of the transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and value of mergers and acquisitions transactions may decrease, thereby reducing the demand for our advisory services and increasing price competition among financial services companies seeking such engagements. Our results of operations would be adversely affected by any such reduction in the volume or value of mergers and acquisitions transactions. In addition, in the event of a market downturn, the private equity funds that our investment management business manages also may be impacted by reduced opportunities to exit and realize value from their investments. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates or inflation, terrorism or political uncertainty.

Our revenue and profits are highly volatile, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A common stock to decline.

Our revenue and profits are highly volatile. We generally derive revenue from a limited number of engagements that generate significant fees at key transaction milestones, such as closing, the timing of which is outside of our control. As a result, our financial results will likely fluctuate from quarter to quarter based on the timing of when those fees are earned. It may be difficult for us to achieve steady earnings growth on a quarterly basis, which could, in turn, lead to large adverse movements in the price of our Class A common stock or increased volatility in our stock price generally.

We earn a majority of our revenue from advisory engagements, and, in many cases, we are not paid until the successful consummation of the underlying merger or acquisition transaction or restructuring. As a result, our advisory revenue is highly dependent on market conditions and the decisions and actions of our clients, interested third parties and governmental authorities. For example, a client could delay or terminate an acquisition transaction because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or because the target’s business is experiencing unexpected operating or financial problems. Anticipated bidders for assets of a client during a restructuring transaction may not materialize or our client may not be able to restructure its operations or indebtedness due to a failure to reach agreement with its principal creditors. In these circumstances, we often do not receive any advisory fees other than the reimbursement of certain out-of-pocket expenses, despite the fact that we have devoted considerable resources to these transactions.

The timing and receipt of carried interest generated by our private equity funds is uncertain and will contribute to the volatility of our investment management revenue. Carried interest depends on our funds’ investment performance and opportunities for realizing gains, which may be limited. In addition, it takes a substantial period of time to identify attractive private equity or venture capital opportunities, to raise all the funds needed to make an investment and then to realize the cash value of an investment through resale, recapitalization or other exit. Even if an investment proves to be profitable, it may be several years or longer before any profits can be realized in cash or other proceeds. We recognize revenue on investments in our funds based on our allocable share of realized and unrealized gains (or losses) reported by such funds, and a decline in realized or unrealized gain, or a realized or unrealized loss, would adversely affect our revenue, which could further increase the volatility of our quarterly results.

A general decline in the media or telecommunications sectors could have an adverse effect on our total revenue.

We generated 44.8% of our total revenue in 2005 and 21.9% of our total revenue in the first quarter of 2006 from advisory clients in the media or telecommunications sectors. Our clients in those industries continue to play an important role in the overall prospects of our business. Accordingly, the success of our business depends, at least in part, on the strength and level of economic activity in these sectors, particularly in the United States. Adverse market or economic conditions as well as a slowdown in activity in the media or telecommunications sectors could reduce the size and number of our fee engagements, which would have an adverse effect on our revenue.

Our management has identified material weaknesses in our internal control over financial reporting; failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

Our internal control over financial reporting does not currently meet all the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. Our management has identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. Areas of material weaknesses in our internal control over financial reporting include a lack of an enterprise-wide, executive-driven internal control environment that documents key processes related to financial reporting and the lack of a formal, regular process designed to identify key financial reporting risks. The existence of such material weaknesses may indicate a heightened risk that our annual or interim financial statements will include a material misstatement. We are in the process of addressing these material weaknesses and, over the past year, have developed and begun implementation of a plan to improve our core accounting and finance processes. Specifically, we have hired a new Chief Financial Officer, Controller, Tax Director and Senior Private Equity Financial Officer as well as other requisite staff within our finance organization. We are also in the process of expanding our in-house legal capability and have recently hired a General Counsel and are in the process of filling the Compliance Officer position responsible for Section 404 compliance. With respect to financial reporting, we are in the process of establishing appropriate internal controls and have implemented a monthly close process and routine operating metrics and established budgets and periodic forecasts. In addition, we have established a number of formal committees to ensure proper protocols regarding control performance and changes to our risk profile, and have begun documenting our policies and processes related to financial reporting and are continuing to identify key financial reporting risks, assess their potential impact, and link those risks to specific areas and activities within the organization. The steps we have taken or intend to take, however, may not remediate these material weaknesses and additional significant deficiencies, and material weaknesses in our internal control over financial reporting may be identified in the future.

Additionally, we are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. As a public company, we will be required to complete our initial assessment by the filing of our Annual Report on Form 10-K for the year ended December 31, 2007. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal control over financial reporting. This result may cause us to be unable to report on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the Securities and Exchange Commission or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. We will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. This could harm our operating results and lead to a decline in our stock price.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

Recently, there have been a number of highly-publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that our employees could engage in misconduct that adversely affects our business. For example, our advisory business often requires that we deal with confidential matters of great significance to our clients. If our employees were improperly to use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. We are also subject to a number of obligations and standards arising from our investment management business and our authority over the assets managed by our investment management business. The violation of these obligations and standards by any of our employees would adversely affect our clients and us. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If our employees engage in misconduct, our business would be adversely affected.

The financial services industry faces substantial litigation risks, and we may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

As a financial services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses. Moreover, our role as advisor to our clients on important mergers and acquisitions or restructuring transactions involves complex analysis and the exercise of professional judgment, including, if appropriate, rendering “fairness opinions” in connection with mergers and other transactions.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our advisory activities may subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders, under securities or other laws for materially false or misleading statements made in connection with securities and other transactions and potential liability for the fairness opinions and other advice provided to participants in corporate transactions. In our investment management business, we make investment decisions on behalf of our clients that could result in substantial losses. This also may subject us to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Our engagements typically include broad indemnities from our clients and provisions designed to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be adhered to in all cases. As a result, we may incur significant legal expenses in defending against litigation. Substantial legal liability could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business.

Compliance failures and changes in regulation could adversely affect us.

Our advisory and investment management businesses are subject to regulation in the United States, including by the Securities and Exchange Commission and National Association of Securities Dealers, Inc. Our failure to comply or have complied with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries as an investment adviser or broker-dealer. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new advisory or investment management clients. Our broker-dealer operations are subject to periodic examination by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. We cannot predict the outcome of any such examinations.

As a result of recent highly-publicized financial scandals, investors have exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation in addition to those rules already promulgated. We may be adversely affected as a result of new or revised legislation or regulations imposed by the Securities and Exchange Commission, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

In addition, some of our subsidiaries are registered as investment advisors with the Securities and Exchange Commission. Registered investment advisors are subject to the requirements and regulations of the Investment Advisers Act of 1940. Such requirements relate to, among other things, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions.

We have recently entered into an agreement to acquire Braveheart Financial Services Limited, an English company which was formed to provide corporate finance and private equity advisory services in Europe. Braveheart is subject to regulation by the Financial Services Authority in the United Kingdom.

Further, financial services firms are subject to numerous conflicts of interest or perceived conflicts. While we have adopted various policies, controls and procedures to address or limit actual or perceived conflicts, these policies and procedures carry attendant costs and may not be adhered to by our employees. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

Risks Related to Our Advisory Business

A majority of our revenue is derived from advisory fees, which are not long-term contracted sources of revenue and are subject to intense competition, and declines in our advisory engagements could have a material adverse effect on our financial condition and results of operations.

We historically have earned a substantial portion of our revenue from advisory fees paid to us by our advisory clients. These fees are typically payable upon the successful completion of a particular transaction or restructuring. Advisory services accounted for 88.2%, 80.2% and 43.7% of our revenue in 2005, 2004 and 2003, respectively and 71.0% and 81.4% of our revenue in the first quarters of 2006 and 2005, respectively.

Unlike diversified investment banks, we do not have multiple sources of revenue, such as underwriting or trading securities. We expect that we will continue to rely on advisory fees for a substantial portion of our revenue for the foreseeable future. A decline in our advisory engagements or the market for advisory services would adversely affect our business.

In addition, our advisory business operates in a highly competitive environment where typically there are no long-term contracted sources of revenue. Each revenue-generating engagement typically is separately solicited, awarded and negotiated. In addition, many businesses do not routinely engage in transactions requiring our services. As a consequence, our fee-paying engagements with many clients are not likely to be predictable and high levels of revenue in one quarter are not necessarily predictive of continued high levels of revenue in future periods. We also lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other financial advisors and financial institutions and other causes. As a result, our advisory fees could decline materially due to such changes in the volume, nature and scope of our engagements.

A high percentage of our total revenue is derived from a small number of clients and the termination of any one advisory engagement could reduce our revenue and harm our operating results.

Each year, we advise a limited number of advisory clients. Our top five advisory clients accounted for over 50.2%, 51.8% and 16.4% of our total revenue in 2005, 2004 and 2003, respectively. Our largest advisory client for each of 2005, 2004 and 2003 accounted for 16.5%, 27.3% and 4.3% of our total revenue, respectively. AT&T or SBC Communications (a predecessor to AT&T) has represented in excess of 10% of our total revenue in each of the last two years. With the exception of 2004 and 2005 when our largest advisory client was the same, the composition of the group comprising our largest advisory clients varies significantly from year to year. We expect that our advisory engagements will continue to be limited to a relatively small number of clients and that an even smaller number of those clients will account for a high percentage of revenue in any particular year. As a result, our results of operations may be significantly affected by even one lost mandate or the failure of one advisory assignment to be completed.

If the number of debt defaults, bankruptcies or other factors affecting demand for our restructuring advisory services declines, or we lose business to new entrants into the restructuring advisory business that are no longer precluded from offering such services due to recent changes to the U.S. Bankruptcy Code, our restructuring advisory business’ revenue could suffer.

We provide various financial restructuring and related advice to companies in financial distress or to their creditors or other stakeholders. A number of factors affect demand for these advisory services, including general economic conditions, the availability and cost of debt and equity financing and changes to laws, rules and regulations, including deregulation or privatization of particular industries and those that protect creditors.

The requirement of Section 327 of the U.S. Bankruptcy Code requiring that one be a “disinterested person” to be employed in a restructuring has recently been modified pursuant to the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005. The “disinterested person” definition of the U.S. Bankruptcy Code has historically disqualified certain of our competitors, but has not often disqualified us from obtaining a role in a restructuring because we have not been an underwriter of securities or lender. However, a recent change to the “disinterested person” definition will allow underwriters of securities to compete for restructuring engagements as well as with respect to the recruitment and retention of professionals. If our competitors succeed in being retained in new restructuring engagements, our restructuring advisory business, and thereby our results of operations, could be adversely affected.

We face strong competition from other financial advisory firms, many of which have the ability to offer clients a wider range of products and services than we can offer, which could cause us to fail to win advisory mandates and subject us to pricing pressures that could materially adversely affect our revenue and profitability.

The financial advisory industry is intensely competitive, and we expect it to remain so. We compete on the basis of a number of factors, including the quality of our employees, transaction execution, our products and services, innovation and reputation, and price. We have experienced intense competition over obtaining advisory mandates in recent years, and we may experience pricing pressures in our advisory business in the future as some of our competitors seek to obtain increased market share by reducing fees.

We also face increased competition due to a trend toward consolidation. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Unlike us, many of these firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking, including financial advisory services, with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our businesses.

Risks Relating to Our Investment Management Business

If the investments we make on behalf of our funds perform poorly we will suffer a decline in our investment management revenue and earnings, we may be obligated to repay certain incentive fees we have previously received to the third party investors in our funds, and our ability to raise capital for future funds may be adversely affected.

Our revenue from our investment management business is derived from fees earned for our management of the funds calculated as a percentage of the capital committed to our funds, incentive fees, or carried interest, earned when certain financial returns are achieved over the life of a fund, gains or losses on investments of our own capital in the funds and monitoring, director and transaction fees. In the event that our investments perform poorly, our investment management revenues and earnings will suffer a corresponding decline and make it more difficult for us to raise new funds in the future. To the extent that, over the life of the funds, we have received an amount of carried interest that exceeds a specified percentage of distributions made to the third party investors in our funds, we may be obligated to repay the amount of this excess to the third party investors.

Our investment management activities involve investments in relatively high-risk, illiquid assets, and we may lose some or all of the principal amount we invest in these activities or fail to realize any profits from these activities for a considerable period of time.

We have made and expect to continue to make principal investments in the Evercore Capital Partners II private equity fund and in any new private equity funds we may establish in the future. These funds generally invest in relatively high-risk, illiquid assets. Contributing capital to these funds is risky, and we may lose some or all of the principal amount of our investments.

In addition, our private equity funds invest in businesses with capital structures that have significant leverage. The leveraged capital structure of such businesses increases the exposure of the funds’ portfolio companies to adverse economic factors such as rising interest rates, downturns in the economy or deteriorations in the condition of such business or its industry. If these portfolio companies default on their indebtedness, the lender may foreclose and we could lose our entire investment.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to clients, brand recognition and business reputation.

Our investment management business competes with a number of private equity and venture capital firms, traditional asset managers, commercial banks, investment banks and other financial institutions. A number of factors serve to increase our competitive risks:

•	a number of our competitors have more relevant experience, greater financial and other resources and more personnel than we do;

•	there are relatively few barriers to entry impeding new private equity and venture capital firms, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major banks and other financial institutions, have resulted in increased competition;

•	certain investors may prefer to invest with private partnerships; and

•	other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

This competitive pressure could adversely affect our ability to make successful investments and prevent us from raising any future funds, either of which would adversely impact our revenue and earnings.

The limited partners of the funds we manage may terminate their relationship with us at any time.

The limited partnership agreements of the funds we manage provide that the limited partners of each fund may terminate their relationship with us without cause with a simple majority vote of each fund’s limited partners. If the limited partners of the funds we manage terminate their relationship with us, we would lose fees earned for our management of the funds and carried interest from those funds. In addition, such an event would negatively impact our ability to raise capital for future funds.

The time and attention that our Senior Managing Directors and other employees devote to monetizing the investments of the Evercore Capital Partners I and Evercore Ventures funds will not financially benefit us and may reduce the time and attention these individuals devote to our business. The time and attention that these individuals devote to managing the Evercore Capital Partners II fund may not be as profitable to us as other business activities and opportunities to which they might otherwise have devoted their time and attention.

With the exception of a non-managing equity interest in the general partner of the Evercore Capital Partners II private equity fund, the general partners of the private equity funds we currently manage are not being contributed to us and will continue to be owned by our Senior Managing Directors and other third parties. Accordingly, following this offering we will no longer receive any carried interest from the Evercore Capital Partners I or Evercore Ventures funds or any gains (or losses) arising from investments in those funds. As a result, although the Evercore Capital Partners I and Evercore Ventures funds are in their realization, or harvesting, periods, the time and attention that our Senior Managing Directors and employees devote to monetizing the investments of these funds will not financially benefit us and may reduce the time and attention these individuals devote to our business. In addition, while we will receive 8% to 9% (depending on the particular fund investment) of the carried interest realized from the Evercore Capital Partners II fund following the date of this offering, the time and attention that our Senior Managing Directors and employees devote to managing this fund may not be as profitable to us as other business activities and opportunities to which these individuals might otherwise have devoted their time and attention.

Risks Related to Our Combination with Protego

Protego depends on Mr. Aspe and other key personnel and the loss of their services would have a material adverse effect on Protego.

Protego depends on the efforts and reputation of Mr. Aspe, who, following our combination with Protego, will become our Co-Chairman. Mr. Aspe’s reputation and relationship with clients and potential clients are critical elements in expanding Protego’s business. The loss of his services would have a material adverse effect on Protego’s operations, including its ability to attract advisory clients and market new private equity funds. Moreover, the private equity fund in which Protego participates also has a “key man” provision, which would be triggered if Mr. Aspe is no longer actively involved in the investment committee of the fund. In such an event, the fund’s commitment period may be terminated upon a vote of a majority in interest of the fund’s investors. If that were to occur, the fund would no longer be able to call upon its investors to provide additional cash necessary for the fund to make additional investments. In addition, if Mr. Aspe leaves the investment committee of the fund, Protego could lose a significant portion of its carried interest from such fund. In addition, Protego’s financial professionals have direct contact with Protego’s clients, which can lead to strong client relationships. As a result, the loss of these personnel could jeopardize Protego’s relationships with its clients and result in the loss of client engagements. For example, in June 2006 one of Protego’s Directors left Protego, which may adversely affect Protego’s business.

Our combination with Protego may adversely affect our business, and new acquisitions or joint ventures that we may pursue could present unforeseen integration obstacles.

The process of integrating the operations of Evercore and Protego may require a disproportionate amount of resources and management attention as the combination will increase the scope, geographic diversity and complexity of our operations. Any substantial diversion of management attention or difficulties in operating the combined business could affect our ability to achieve operational, financial and strategic objectives. The unsuccessful integration of our operations with Protego may also have adverse short-term effects on reported operating results and may lead to the loss of key personnel. In addition, Protego’s clients may react unfavorably to the combination of our businesses or we may be exposed to additional liabilities of the combined business, both of which could materially adversely affect our revenue and results of operations.

We may also pursue new acquisitions or joint ventures that could present integration obstacles or costs. As may be the case with our combination with Protego, we may not realize any of the benefits we anticipated from the strategy and we may be exposed to additional liabilities of any acquired business, any of which could materially adversely affect our revenue and results of operations. In addition, future acquisitions or joint ventures may involve the issuance of additional partnership units of Evercore LP or shares of our Class A common stock, which would dilute your ownership.

Adverse economic conditions in Mexico, including interest rate volatility, may result in a decrease in Protego’s revenue.

Protego is a Mexican company, with all of its assets located in Mexico and most of its revenue derived from operations in Mexico. As a financial services firm, Protego’s businesses are materially affected by Mexico’s financial markets and economic conditions. Historically, interest rates in Mexico have been volatile, particularly in times of economic unrest and uncertainty. Mexico has had, and may continue to have, high real and nominal interest rates. The interest rates on 28-day Mexican government treasury securities averaged 9.1%, 6.8%, 6.2%

and 7.1%, for 2005, 2004, 2003 and 2002, respectively. The Mexican economy has grown at varying rates over the past decade. For example, Mexico’s GDP grew at a rate of approximately 5.45% between 1996 and 2000. Between 2001 and 2003, Mexico’s GDP growth rates declined to approximately -0.2% in 2001, 0.8% in 2002, and 1.4% in 2003. Mexico’s GDP grew at a rate of approximately 3.0% and 4.2% in 2005 and 2004, respectively. Economic crises have been recurrent in Mexico, particularly around election years. For example, in 1976, the Mexican peso was devalued by 60.0%. In 1982, the Mexican economy entered into a period of instability marked by sustained devaluation, inflation and high interest rates following a sharp decline in oil prices. In December 1994, weeks after the new government took office, the peso was devalued and the Mexican government abandoned the semi-fixed exchange rate after its foreign reserves were depleted.

Because revenue generated by Protego’s advisory business, which accounted for 84% of its revenue in 2005, is directly related to the volume and value of the transactions in which it is involved, during periods of unfavorable market or economic conditions in Mexico, the volume and value of mergers and acquisitions and other types of transactions may decrease, thereby reducing the demand for Protego’s advisory services and increasing price competition among financial services companies seeking such engagements. Protego’s results of operations would be adversely affected by any such reduction in the volume or value of these and similar advisory transactions.

Fluctuations in the value of the Mexican peso relative to the U.S. dollar could adversely affect Protego’s revenue and expenses in U.S. dollar terms.

Approximately 64%, 18% and 29% of Protego’s revenue in 2005, 2004 and 2003, respectively, and 49% of Protego’s revenue in the first quarter of 2006 was derived from contracts denominated in Mexican pesos. In addition, Protego’s contracts with employees and most of its suppliers are denominated in Mexican pesos. As a result, variations in the exchange rate between the Mexican peso and the U.S. dollar may affect Protego’s revenue and expenses in U.S. dollars. A peso appreciation increases Protego’s costs in U.S. dollar terms but has a proportionately smaller effect on revenue, reducing Protego’s net income in U.S. dollar terms. Historically, the value of the peso has fluctuated considerably relative to the U.S. dollar. For example, between December 31, 2004 and December 31, 2005, the peso appreciated 4.3% relative to the U.S. dollar. If the peso appreciates in the future, it may adversely affect Protego’s net income in U.S. dollar terms.

Political events in Mexico may result in disruptions to Protego’s business operations and adversely affect its revenue.

The Mexican government exercises significant influence over many aspects of the Mexican economy and Mexico’s financial sector is regulated. Any action by the government, including changes in the regulation of Mexico’s financial sector, could have an adverse effect on the operations of Protego, especially on its asset management business.

The Mexican national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party (Partido Revolucionario Institucional) with the election of President Vicente Fox Quesada, a member of the National Action Party (Partido Acción Nacional). According to preliminary figures provided by the Federal Electoral Institute (Instituto Federal Electoral), the presidential elections of July 2, 2006 gave Felipe Calderón Hinojosa, the candidate of the National Action Party, a small advantage over Andrés Manuel López Obrador, the candidate of the Democratic Revolution Party (Partido de la Revolución Democrática). The results of the presidential election were appealed by the two parties that received the greatest number of votes at the Electoral Court of the Federations’ Judiciary Power (Tribunal Electoral del Poder Judicial de la Federación), which must render a verdict by September 6, 2006. It is possible that the losing candidate will not recognize his defeat. It is also possible that the courts may nullify the presidential election and call for a new one. These two scenarios may adversely affect Protego’s business by creating political and economic uncertainty and adversely affecting the business environment in Mexico.

As in the past several years, no political party has, or is expected to have in the next three years as a consequence of the recently held elections, a majority in the Mexican Congress. Multi-party rule is relatively new in Mexico and could result in economic or political conditions that could cause disruptions to Protego’s business. The lack of a majority party in the legislature and the lack of alignment between the legislature and the executive branch could prevent the timely implementation of economic reforms or other legislative actions, which in turn could have a material adverse effect on the Mexican economy and cause disruptions to Protego’s business and decrease its revenue.

A change in state and municipal political leadership in Mexico may adversely affect Protego’s business.

Protego derives a significant portion of its revenue from advisory contracts with state and local governments in Mexico. The re-election of individual officeholders is prohibited by Mexican law. State governors have six-year terms of office, and local administrations are limited to three or four years, depending on the law of their state. The term limit system may prevent Protego from maintaining relationships with the same clients in the same political positions beyond these periods. After an election takes place, there is no guarantee that Protego will be able to remain as advisors of the new government, even if the new administration is of the same political party as the previous one. Protego currently has five contracts with state and local governments, including the states of Tabasco, Michoacán, Querétaro, Sonora and Durango. Advising state and local governments in Mexico accounted for $12.6 million, or 33.3%, of Protego’s advisory revenue from January 1, 2003 through December 31, 2005 and $0.4 million, or 12%, of Protego’s advisory revenue in the first quarter of 2006. Of Protego’s current five Mexican state public finance clients, the governor of one is leaving office in 2006, one in 2008, two in 2009 and one in 2010. Moreover, political change or instability at the state or municipal level can lead to the unexpected termination of Protego advisory contracts or the cancellation of projects in which Protego might be involved, leading to a reduction of Protego’s advisory revenue.

Risks Related to Our Organizational Structure

Our only material asset after completion of this offering will be our interest in Evercore LP, and we are accordingly dependent upon distributions from Evercore LP to pay dividends and taxes and other expenses.

Evercore Partners Inc. will be a holding company and will have no material assets other than its ownership of partnership units in Evercore LP. Evercore Partners Inc. has no independent means of generating revenue. We intend to cause Evercore LP to make distributions to its partners in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that Evercore Partners Inc. needs funds, and Evercore LP is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We will be required to pay our Senior Managing Directors for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions.

The Evercore LP partnership units held by our Senior Managing Directors may in the future be exchanged for shares of our Class A common stock. The exchanges may result in increases in the tax basis of the assets of Evercore LP that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future, although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge.

We intend to enter into a tax receivable agreement with our Senior Managing Directors that will provide for the payment by us to our Senior Managing Directors of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis. While the actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Senior Managing Directors could be substantial.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our Senior Managing Directors will not reimburse us for any payments that may previously have been made under the tax receivable agreement. As a result, in certain circumstances we could make payments to the Senior Managing Directors under the tax receivable agreement in excess of our cash tax savings. Our ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

If Evercore Partners Inc. were deemed an “investment company” under the Investment Company Act of 1940 as a result of its ownership of Evercore LP, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

If Evercore Partners Inc. were to cease participation in the management of Evercore LP, its interest in Evercore LP could be deemed an “investment security” for purposes of the 1940 Act. Generally, a person is deemed to be an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. Following this offering, Evercore Partners Inc. will have no material assets other than its equity interest in Evercore LP. A determination that this interest was an investment security could result in Evercore Partners Inc. being an investment company under the 1940 Act and becoming subject to the registration and other requirements of the 1940 Act.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that Evercore Partners Inc. will not be deemed to be an investment company under the 1940 Act. However, if anything were to happen which would cause Evercore Partners Inc. to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among Evercore Partners Inc., Evercore LP or our Senior Managing Directors, or any combination thereof and materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Class A Common Stock and this Offering

Control by Messrs. Altman and Beutner of the voting power in Evercore Partners Inc. may give rise to conflicts of interests.

Our certificate of incorporation provides that the holders of the shares of our Class B common stock will be entitled to a number of votes that is determined pursuant to a formula that relates to the number of Evercore LP partnership units held by such holders. Under this formula, Messrs. Altman, Beutner and Aspe will, immediately following this offering, collectively be entitled to a number of votes equal to the total number of vested and unvested partnership units of Evercore LP held by all of our Senior Managing Directors, and our other Senior Managing Directors will have no voting power in Evercore Partners Inc. Accordingly, immediately following this offering, Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families will, collectively, have 85.3% of the voting power in Evercore Partners Inc. (of which 69.4% will be held by Messrs. Altman and

Beutner), or 83.5% if the underwriters exercise in full their option to purchase additional shares (of which 68.0% will be held by Messrs. Altman and Beutner). In addition, Messrs. Altman and Beutner have agreed to vote together with respect to all matters submitted to stockholders. As a result, because Messrs. Altman and Beutner will have a majority of the voting power in Evercore Partners Inc. and our certificate of incorporation will not provide for cumulative voting, they will have the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends. In addition, they will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive our Class A stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock. As a result of the control exercised by Messrs. Altman and Beutner over us, none of our agreements with them have been negotiated on “arm’s length” terms. We cannot assure you that we would not have received more favorable terms from an unaffiliated party.

There may not be an active trading market for shares of our Class A common stock, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has been no public trading market for shares of our Class A common stock. It is possible that, after this offering, an active trading market will not develop or continue, which would make it difficult for you to sell your shares of Class A common stock at an attractive price or at all. The initial public offering price per share of our Class A common stock was determined by agreement among us and the representative of the underwriters, and may not be indicative of the price at which the shares of our Class A common stock will trade in the public market after this offering.

The historical and pro forma financial information in this prospectus may not permit you to predict our costs of operations.

The historical financial information in this prospectus does not reflect the added costs we expect to incur as a public company or the resulting changes that will occur in our capital structure and operations. Because we have historically operated through limited liability companies, partnerships or sub-chapter S entities, payments for services rendered by our Senior Managing Directors generally have been accounted for as distributions of members’ capital rather than as compensation expense. In preparing our pro forma financial information we have given effect to, among other items, the Reorganization described in “Organizational Structure”, a deduction and charge to earnings of estimated taxes based on an estimated tax rate (which may be different from our actual tax rate in the future), estimated salaries, payroll taxes and benefits for our Senior Managing Directors, and the cash distribution of pre-incorporation profits to our Senior Managing Directors. The estimates we used in our pro forma financial information may not be similar to our actual experience as a public company. For more information on our historical financial information and pro forma financial information, see “Unaudited Pro Forma Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements included elsewhere in this prospectus.

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will have 3,995,238 outstanding shares of Class A common stock. This number is primarily comprised of the shares of our Class A common stock we are selling in this offering, which may be resold immediately in the public market. See “Shares Eligible for Future Sale”.

We have agreed with the underwriters not to dispose of or hedge any of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Lehman Brothers Inc. Subject to these agreements, we may issue and sell in the future additional shares of Class A common stock.

In addition, our Senior Managing Directors will, at the time of this offering, own an aggregate of              partnership units in Evercore LP. Our amended and restated certificate of incorporation will allow the exchange of partnership units in Evercore LP (other than those held by us) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Our directors and executive officers and certain of their affiliates have agreed with the underwriters not to dispose of or hedge any of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Lehman Brothers Inc. After the expiration of the 180-day lock-up period, the shares of Class A common stock issuable upon exchange of the partnership units that are held by our Senior Managing Directors will be eligible for resale from time to time, subject to certain contractual and Securities Act restrictions. In addition, we expect to grant to certain of our employees an aggregate of 2,300,000 restricted stock units pursuant to the Evercore Partners Inc. 2006 Stock Incentive Plan at the time of this offering. 206,589 of these restricted stock units will be fully vested and the remaining 2,093,411 restricted stock units will be unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Formation Transaction and the Protego Combination.

Our Senior Managing Directors are parties to a registration rights agreement with us. Under that agreement, after the expiration of the 180-day lock-up period, these persons will have the ability to cause us to register the shares of our Class A common stock they could acquire upon exchange of their partnership units in Evercore LP.

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. You may be unable to resell your shares of our Class A common stock at or above the initial public offering price.

Anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

Our certificate of incorporation and by-laws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations, and placing limitations on convening stockholder meetings. In addition, we are subject to provisions of the Delaware General Corporation Law that restrict certain business combinations with interested stockholders. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See “Description of Capital Stock”.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors”. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

ORGANIZATIONAL STRUCTURE

Formation Transaction

Our business is presently owned by our Senior Managing Directors. Pursuant to a contribution and sale agreement, dated as of May 12, 2006, our Senior Managing Directors will prior to this offering contribute to Evercore LP each of the various entities included in our historical combined financial statements, with the exception of the general partners of the Evercore Capital Partners I and II and Evercore Ventures funds and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund. More specifically, our Senior Managing Directors will contribute to Evercore LP all of the equity interests in:

•	Evercore Group Holdings L.P. and its general partner, Evercore Group Holdings L.L.C. Evercore Group Holdings L.P. wholly owns Evercore Partners Services East L.L.C, the operating company that in turn wholly owns the advisors to the Evercore Capital Partners II and Evercore Ventures funds and certain other entities. In addition, Evercore Group Holdings L.P., through its non-managing membership in the general partner of the Evercore Capital Partners II fund, had $6.2 million of investments in and $3.7 million of commitments to that fund as of March 31, 2006;

•	Evercore Advisors Inc., the advisor to the Evercore Capital Partners I fund, which will be converted into a limited liability company;

•	Evercore Group L.L.C., Evercore’s registered broker-dealer;

•	Evercore Properties Inc., Evercore’s leaseholding entity, which will be converted into a limited liability company; and

•	Evercore GP Holdings L.L.C., which will become a non-managing member of the general partner of the Evercore Capital Partners II fund and will be entitled to 8% to 9% (depending on the particular fund investment) of any carried interest realized from that fund following this offering, which represents 10% of the carried interest currently allocable to our Senior Managing Directors.

In exchange for these contributions to Evercore LP, our Senior Managing Directors and certain trusts benefiting certain of their families will receive 11,670,313 vested and 9,354,967 unvested partnership units in Evercore LP. Fifty percent of these unvested partnership units will vest if Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization is affected. All of the unvested Evercore LP partnership units issued will vest upon the earliest to occur of the following events:

•	when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement;

•	a change of control of Evercore; or

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. or one of its affiliates within a 10-year period following this offering.

In addition, all of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ.

The vested units will be reflected in our financial statements at the historical cost basis of the entities contributed. We intend to accrue for the unvested Evercore LP partnership units as compensation paid to our Senior Managing Directors in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-Based Payments” or SFAS 123(R). The unvested Evercore LP partnership units will be charged to expense at the time a vesting event occurs or, if earlier, at the time that occurrence of an event related to the beneficial ownership, change of control or continued association conditions becomes probable or there is a change in the estimated forfeiture rate related to the death or disability condition. The expense will be based on the grant date fair value of the Evercore LP partnership units, which will be the initial public offering price of the Class A common stock into which these partnership units are exchangeable. In addition, we will distribute to our Senior Managing Directors cash and, to the extent cash is not available, notes or interests in certain accounts receivable so as to distribute to our Senior Managing Directors all earnings for the period from January 1, 2006 to the date of the closing of the contribution and sale agreement. We refer to these transactions, collectively, as the “Formation Transaction”.

Messrs. Altman and Beutner are the sole managing members of, and are vested with full management power and control over, Evercore Group Holdings L.L.C., which is the sole general partner of, and is vested with full management power and control over, Evercore Group Holdings L.P. Messrs. Altman and Beutner are also the sole managing members of Evercore Group L.L.C. and Evercore GP Holdings L.L.C and the sole stockholders of Evercore Advisors Inc. and Evercore Properties Inc. Accordingly, Messrs. Altman and Beutner control each of the entities being contributed to Evercore LP and, through their ownership of Evercore Partners Inc. Class B common stock, will hold a majority of our voting power immediately following this offering and have agreed to vote together with respect to all matters submitted to stockholders. See “Description of Capital Stock—Common Stock—Class B Common Stock.” Please see Note 1 to our historical combined financial statements included elsewhere in this prospectus for additional information regarding our present organizational structure. We will account for the Formation Transaction as an exchange between entities under common control and record the net assets and members’ equity of the contributed entities at historical cost. We will account for the unvested partnership units to be issued in the Formation Transaction as future compensation expense.

Evercore LP was formed as a Delaware limited partnership on May 12, 2006. Evercore LP has not engaged in any business or other activities except in connection with its formation and the Formation Transaction and the Protego Combination described below.

Combination with Protego

Protego’s business is presently owned by its directors and other stockholders and conducted by Protego Asesores and its subsidiaries and Protego SI. Prior to this offering, and concurrently with the Formation Transaction, we and Protego will undertake the following steps pursuant to the contribution and sale agreement, which we refer to collectively as the “Protego Combination”:

•	Evercore LP will acquire Protego Asesores and its subsidiaries (including a 70% interest in Protego Casa de Bolsa, Protego’s asset management subsidiary) and Protego SI in exchange for $7.0 million aggregate principal amount of non-interest bearing notes; and

•	Mr. Aspe and the other Protego Directors will become Senior Managing Directors of Evercore Partners and subscribe, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting certain Directors and employees of Protego, for 1,760,187 vested and 351,362 unvested partnership units of Evercore LP.

Of the $7.0 million in notes to be issued in consideration for the Protego Combination, $6.05 million will be payable in cash and $0.95 million will be payable in shares of our Class A common stock valued at the initial public offering price per share in this offering. Based on the initial public offering price of $21.00 per share, we will issue 45,238 shares of Class A common stock upon repayment of such notes. In addition, Protego will distribute to its Directors cash and, to the extent cash is not available, notes or interests in certain accounts receivable so as to distribute to its Directors all earnings for the period from January 1, 2005 to the date of the closing of the contribution and sale agreement.

For U.S. GAAP and financial purposes, we will account for the vested partnership units of Evercore LP to be issued in the Protego Combination as a component of the estimated purchase price pursuant to Statement of Financial Accounting Standards No. 141 Business Combinations. The estimated value of the vested Evercore LP partnership units was determined by management. The estimated value of the vested Evercore LP partnership units was determined by estimating the total value of the combined entity, post Formation Transaction, including

Protego, as of the date of the contribution and sale agreement. The total value of these entities was then multiplied by the percentage ownership implied by the vested Evercore LP partnership units issued in connection with the Protego combination.

For U.S. GAAP and financial purposes, we will account for the unvested partnership units to be issued in the Protego Combination (which are subject to the same vesting provisions described above in respect of the unvested partnership units to be received by the Evercore Senior Managing Directors in the Formation Transaction) as future compensation expense and not as part of the purchase consideration. In accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, the unvested partnership units of Evercore LP will be charged to expense at the time a vesting event occurs or, if earlier, at the time a vesting event becomes probable. The expense will be based on the grant date fair value of the partnership units of Evercore LP, which will be the initial public offering price of the Class A common stock into which these partnership units are exchangeable.

Based on a preliminary valuation of the purchase price for the Protego Combination, including the $7.0 million non-interest bearing notes, the vested Evercore LP partnership units and deferred acquisition costs, the total value of the purchase price is estimated at $36.4 million.

Incorporation of Evercore Partners Inc.

Evercore Partners Inc. was incorporated as a Delaware corporation on July 21, 2005. Evercore Partners Inc. has not engaged in any business or other activities except in connection with its formation. Prior to this offering, the certificate of incorporation of Evercore Partners Inc. will be amended and restated so that it:

•	authorizes two classes of common stock—Class A common stock and Class B common stock—having the terms described in “Description of Capital Stock”. The Class B common stock, shares of which will be held by limited partners of Evercore LP only, provides its holder with no economic rights but entitles the holder to a number of votes as described in “Description of Capital Stock—Common Stock—Class B common stock”; and

•	entitles the limited partners of Evercore LP, subject to the vesting and transfer restriction provisions of the Evercore LP partnership agreement, to exchange their partnership units for shares of Class A common stock on a one-for-one basis, subject to customary rate adjustments for stock splits, stock dividends and reclassifications. See “Related Party Transactions—Evercore LP Partnership Agreement.”

Offering Transactions

Upon the consummation of this offering, Evercore Partners Inc. will contribute all of the proceeds from this offering to Evercore LP, and Evercore LP will issue to Evercore Partners Inc. a number of partnership units equal to the number of shares of Class A common stock that Evercore Partners Inc. has issued in connection with the Protego Combination and in this offering. In connection with its acquisition of partnership units in Evercore LP, Evercore Partners Inc. will also become the sole general partner of Evercore LP.

As a result of the Formation Transaction, the Protego Combination and the other transactions described above, which we collectively refer to as the “Reorganization”, immediately following this offering:

•	Evercore Partners Inc. will become the sole general partner of Evercore LP and, through Evercore LP and its subsidiaries, operate our business, including the business of Protego;

•	our Senior Managing Directors, including the former Directors of Protego, and certain companies they control, certain trusts benefiting certain of their families and a trust benefiting certain Directors and employees of Protego will hold 100 shares of our Class B common stock and 23,136,829 partnership units in Evercore LP and Evercore Partners Inc. will hold 3,995,238 partnership units in Evercore LP (or 4,587,738 partnership units in Evercore LP if the underwriters exercise in full their options to purchase additional shares);

•	our public stockholders (including certain former stockholders of Protego who will receive $0.95 million payable in shares of our Class A common stock as described above under “—Combination with Protego”) will collectively own 3,995,238 shares of Class A common stock (or 4,587,738 shares if the underwriters exercise in full their option to purchase additional shares); and

•	our public stockholders will collectively have 14.7% of the voting power in Evercore Partners Inc. (or 16.5% if the underwriters exercise in full their option to purchase additional shares) and, through their holdings of our Class B common stock, Messrs. Altman, Beutner and Aspe will have 85.3% of the voting power in Evercore Partners Inc., of which 69.4% will be held by Messrs. Altman and Beutner (or 83.5% if the underwriters exercise in full their option to purchase additional shares, of which 68.0% will be held by Messrs. Altman and Beutner). See “Description of Capital Stock”.

Under the terms of the Evercore LP partnership agreement, all of the partnership units received by our Senior Managing Directors in the Formation Transaction and subscribed for by the Directors of Protego in the Protego Combination will be subject to restrictions on transfer and exchange, and 66 2/3% of the partnership units received by our Senior Managing Directors other than Mr. Altman, Mr. Beutner and Mr. Aspe will, with specified exceptions, be subject to forfeiture and re-allocation to other Senior Managing Directors (or, in the event that there are no eligible Senior Managing Directors, to forfeiture and cancellation) if the Senior Managing Director ceases to be employed by us prior to the occurrence of specified vesting events. All of the partnership units received in the Formation Transaction and the Protego Combination by Mr. Altman, Mr. Beutner and Mr. Aspe, and 33 1/3% of the partnership units received by our other Senior Managing Directors, will be fully vested as of the date of issuance. See “Related Party Transactions—Evercore LP Partnership Agreement”.

Holding Company Structure

Evercore Partners Inc. will be a holding company and its sole asset will be a controlling equity interest in Evercore LP. As the sole general partner of Evercore LP, Evercore Partners Inc. will operate and control all of the business and affairs of Evercore LP. Through Evercore LP, we will continue to conduct the business conducted prior to this offering by Evercore LP’s operating subsidiaries, including the business of Protego. Evercore Partners Inc. will consolidate the financial results of Evercore LP and its subsidiaries and the ownership interest of our Senior Managing Directors in Evercore LP will be reflected as a minority interest in Evercore Partners Inc.’s consolidated financial statements.

Pursuant to the partnership agreement of Evercore LP, Evercore Partners Inc. has the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If Evercore Partners Inc. authorizes a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of vested partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective vested partnership interests. Evercore Partners Inc. may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership interests in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP, including Evercore Partners Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners (including Evercore Partners Inc.) pro rata in accordance with the percentages of their respective partnership interests. Because Evercore Partners Inc. will own 14.7% of the total partnership units in Evercore LP (or 16.5% if the underwriters exercise in full their option to purchase additional shares), Evercore Partners Inc. will be allocated 14.7% of the net profits and net losses of Evercore LP (or 16.5% if the underwriters exercise in full their option to purchase additional shares). The remaining net profits and net losses will be allocated to the limited partners of Evercore LP. These percentages are subject to change, including upon an exchange of partnership units to shares of our Class A common stock and upon issuance of additional shares to the public. The partnership agreement will provide for cash distributions to the holders of vested partnership units of Evercore LP if Evercore Partners Inc. determines that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the partnership agreement, we intend to cause Evercore LP to make cash distributions to the holders of vested partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of vested partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). If we had effected the Reorganization on January 1, 2005, the assumed effective tax rate for 2005 would have been approximately 44%.

After this offering, Evercore LP also intends to make distributions to Evercore Partners Inc. in order to fund any dividends Evercore Partners Inc. may declare on the Class A common stock. If Evercore Partners Inc. declares such dividends, our Senior Managing Directors will be entitled to receive equivalent distributions pro rata based on their partnership interests in Evercore LP, although these individuals will not be entitled to receive any such dividend-related distributions in respect of unvested partnership units.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $70.2 million, or $81.8 million if the underwriters exercise in full their option to purchase additional shares. We intend to use $30 million of these proceeds to repay all of our outstanding borrowings under our credit agreement, $6.05 million to repay the non-interest bearing notes to be issued as a portion of the consideration for the Protego Combination and the remaining $34.2 million to expand and diversify our advisory and investment management businesses and for general corporate purposes. Pending specific application of the net proceeds, we expect to use the net proceeds to purchase U.S. Government securities, other short-term, highly-rated debt securities and money market funds.

Our credit agreement is a 364-day $30.0 million revolving line of credit that matures on the earlier of the consummation of this offering and December 31, 2006. As of July 31, 2006, we had outstanding borrowings of $30.0 million under our credit agreement bearing interest at a weighted average rate of 7.4%. Proceeds from these borrowings have been used for working capital purposes including funding of our ongoing investment management activities.

Affiliates of Lehman Brothers Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are the lenders under our credit agreement and will, accordingly, indirectly receive the proceeds used to repay those borrowings.

DIVIDEND POLICY

Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend initially equal to $0.07 per share of Class A common stock, commencing with the fourth quarter of 2006. The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account:

•	general economic and business conditions;

•	our financial condition and operating results;

•	our available cash and current and anticipated cash needs;

•	capital requirements;

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us; and

•	such other factors as our board of directors may deem relevant.

Evercore Partners Inc. will be a holding company and will have no material assets other than its ownership of partnership units in Evercore LP. We intend to cause Evercore LP to make distributions to Evercore Partners Inc. in an amount sufficient to cover dividends, if any, declared by us. If Evercore LP makes such distributions, our Senior Managing Directors will be entitled to receive equivalent distributions from Evercore LP on their vested partnership units.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2006:

•	on a historical basis for Evercore Holdings;

•	on a pro forma basis for Evercore LP giving effect to the Formation Transaction and the Protego Combination described in “Organizational Structure”; and

•	on a pro forma basis for Evercore Partners Inc. giving effect to the Formation Transaction and Protego Combination described in “Organizational Structure”, including the issuance of $0.95 million of shares of Class A common stock, as well as to:

–	the issue and sale by Evercore Partners Inc. of 3,950,000 shares of Class A common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in this offering and our use of a portion of the proceeds to repay debt as described in “Use of Proceeds”; and

–	the acquisition by Evercore Partners Inc. of a number of newly issued partnership units of Evercore LP equivalent to the number of shares of its Class A common stock outstanding.

You should read this table together with the other information contained in this prospectus, including “Organizational Structure”, “Unaudited Pro Forma Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this prospectus.

	March 31, 2006
	Evercore Holdings Historical	Evercore LP Pro Forma	Evercore Partners Inc. Pro Forma as Adjusted
($ in thousands, except par value)
Short-Term Debt (secured)	$25,000	$25,000	$—
Capital Leases	371	371	371
Notes Payable	—	7,000	—
Minority Interest	267	1,000	21,064
Members’ Capital	28,233	19,860	—
Class A Common Stock, par value $0.01 per share, 1,000,000,000 shares authorized; 3,995,238 shares issued and outstanding on a pro forma as adjusted basis	—	—	40
Class B Common Stock, par value $0.01 per share, 1,000,000 shares authorized; 100 shares issued and outstanding on a pro forma as adjusted basis	—	—	0
Restricted Stock Units, 206,589 restricted stock units issued and outstanding on a pro forma as adjusted basis	—	—	4,338
Additional Paid-in-Capital	—	—	71,182
Accumulated Other Comprehensive Income	204	204	—

Total Capitalization	$54,075	$53,435	$96,995

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the existing equity holders.

Our pro forma net tangible book deficit as of March 31, 2006 was approximately $(13.6 million), or $(1.01) per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the Formation Transaction and the Protego Combination, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, after giving effect to the Formation Transaction and the Protego Combination and assuming that all of the limited partners of Evercore LP exchanged their vested partnership units for newly-issued shares of our Class A common stock on a one-for-one basis.

After giving effect to the sale of 3,950,000 shares of Class A common stock in this offering at the initial public offering price of $21.00 per share, our pro forma net tangible book value would have been $37.6 million, or $2.15 per share. This represents an immediate increase in net tangible book value (or a decrease in net tangible book deficit) of $3.16 per share to existing equityholders and an immediate dilution in net tangible book value of $18.85 per share to new investors.

The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their option to purchase additional shares:

Assumed Initial Public Offering Price Per Share		$21.00
Pro Forma Net Tangible Book Deficit Per Share as of March 31, 2006	(1.01)
Increase in Pro Forma Net Tangible Book Value Per Share Attributable to New Investors	3.16

Pro Forma Net Tangible Book Value per Share After the Offering		2.15

Dilution in Pro Forma Net Tangible Book Value per Share to New Investors		$18.85

The following table summarizes, on the same pro forma basis as of March 31, 2006, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing equityholders and by new investors purchasing shares in this offering, assuming that all of the limited partners of Evercore LP exchanged their vested partnership units for shares of our Class A common stock on a one-for-one basis.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Equity Holders	13,475,738	77.3%	$—	0.0%	$—
New Investors	3,950,000	22.7	82,950,000	100.0	21.00

Total	17,425,738	100.0%	$82,950,000	100.0%	4.76

Of the 23,136,829 partnership units to be held by the limited partners of Evercore LP immediately following this offering 13,430,500 will be fully vested and 9,706,329 will be unvested. If we had assumed that all of the limited partners exchanged their unvested partnership units in addition to their vested partnership units for newly issued shares of our Class A common stock, the dilution in pro forma net tangible book value per share to new investors would have been greater and the average price per share paid by the existing equityholders would have been lower.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma statements of income for the year ended December 31, 2005 and the three months ended March 31, 2006 and the unaudited condensed consolidated pro forma statement of financial condition as of March 31, 2006 present the consolidated results of operations and financial position of Evercore Partners Inc. assuming that all of the transactions described under “Organizational Structure” had been completed as of January 1, 2005 with respect to the unaudited condensed consolidated pro forma statements of income and as of March 31, 2006 with respect to the unaudited pro forma statement of financial condition data. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering, on the historical financial information of Evercore Holdings. The adjustments are described in the notes to the unaudited condensed consolidated pro forma statements of income and the unaudited condensed consolidated pro forma statement of financial condition.

The Evercore LP pro forma adjustments principally give effect to the following items:

•	the Formation Transaction described in “Organizational Structure”, including the elimination of the financial results of the general partners of the Evercore Capital Partners I, Evercore Capital Partners II and Evercore Ventures funds and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund, which will not be contributed to Evercore LP, and the cash distribution of pre-offering profits to our Senior Managing Directors; and

•	the Protego Combination described in “Organizational Structure”, including certain purchase accounting adjustments such as the allocation of the purchase price to acquired assets and assumed liabilities.

The Evercore Partners Inc. pro forma adjustments principally give effect to the Formation Transaction and the Protego Combination described in “Organizational Structure” as well as the following items:

•	in the case of the unaudited condensed consolidated pro forma statement of income data, total compensation and benefits expenses at 50% of our total revenue, which gives effect to our policy following this offering to set our total compensation and benefits expenses at a level not to exceed 50% of our total revenue each year (excluding for purposes of this calculation, any revenue or compensation and benefits expense relating to gains or losses on investments or carried interest), and we initially expect to accrue compensation and benefits expense equal to 50% of our total revenue following this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Expenses—Employee Compensation and Benefits Expense”;

•	in the case of the unaudited condensed consolidated pro forma statement of income data, a provision for corporate income taxes at an effective tax rate of 44%, which assumes the highest statutory rates apportioned to each state, local and/or foreign tax jurisdiction and reflected net of U.S. federal tax benefit; and

•	this offering and our use of a portion of the proceeds to repay debt as described in “Use of Proceeds”.

The unaudited condensed consolidated pro forma financial information of Evercore Partners Inc. should be read together with “Organizational Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Evercore Holdings and Protego historical financial statements and related notes included elsewhere in this prospectus.

The unaudited condensed consolidated pro forma financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of Evercore that would have occurred had we operated as a public company during the periods presented. The unaudited condensed consolidated pro forma financial information should not be relied upon as being indicative of our results of operations or financial condition had the transactions contemplated in connection with the Formation Transaction, the Protego Combination and this offering been completed on the dates assumed. The unaudited condensed consolidated pro forma financial information also does not project the results of operations or financial position for any future period or date.

Unaudited Condensed Consolidated Pro Forma Statements of Income

	Year Ended December 31, 2005
($ in thousands, except per share data)	Evercore Holdings Historical	Adjustments for Formation			Evercore Post Formation	Protego Historical	Protego Combination Adjustments			Protego as Adjusted	Evercore LP Pro Forma	Adjustments for Offering			Evercore Partners Inc. Pro Forma
Advisory Revenue	$110,842	$			$110,842	$16,388	$			$16,388	$127,230	$			$127,230
Investment Management Revenue	14,584		976	(a)	15,560	2,855				2,855	18,415				18,415
Interest Income and Other Revenue	209				209	278				278	487				487

Total Revenues	125,635		976		126,611	19,521		—		19,521	146,132				146,132

Compensation and Benefits	24,115				24,115	8,347				8,347	32,462		40,605	(f)	73,067
Professional Fees	23,892				23,892	3,742				3,742	27,634				27,634
Other Operating Expenses	11,096		(162	)(a)	10,934	3,280				3,280	14,214				14,214
Amortization of Intangibles	—				—	—		3,000	(c)	3,000	3,000				3,000

Total Expenses	59,103		(162)		58,941	15,369		3,000		18,369	77,310		40,605		117,915

Income Before Minority Interest and Income Tax	66,532		1,138		67,670	4,152		(3,000)		1,152	68,822		(40,605)		28,217
Minority Interest	8		(8	)(a)	—	(1,199)		465	(d)	(734)	(734)		21,415	(g)	20,681

Income Before Taxes	66,524		1,146		67,670	5,351		(3,465)		1,886	69,556		(62,020)		7,536

Provision for Income Taxes	3,372		(831	)(b)	2,541	1,969		—	(e)	1,969	4,510		(526	)(h)	3,984

Net Income	$63,152		$1,977		$65,129	$3,382		$(3,465)		$(83)	$65,046		$(61,494)		$3,552

Weighted Average Shares of Class A Common Stock Outstanding:
Basic															4,202	(i)
Diluted															4,202	(i)
Net Income Available to Holders of Shares of Class A Common Stock Per Share:
Basic															$0.85	(i)
Diluted															$0.85	(i)

	Three Months Ended March 31, 2006
($ in thousands, except per share data)	Evercore Holdings Historical	Adjustments for Formation			Evercore Post Formation	Protego Historical	Protego Combination Adjustments			Protego as Adjusted	Evercore LP Pro Forma	Adjustments for Offering			Evercore Partners Inc. Pro Forma
Advisory Revenue	$32,397	$			$32,397	$2,289	$			$2,289	$34,686	$			$34,686
Investment Management Revenue	13,108		(5,116	)(a)	7,992	789				789	8,781				8,781
Interest Income and Other Revenue	121				121	163				163	284				284

Total Revenues	45,626		(5,116)		40,510	3,241				3,241	43,751				43,751

Compensation and Benefits	8,759				8,759	1,579				1,579	10,338		11,538	(f)	21,876
Professional Fees	5,668				5,668	622				622	6,290				6,290
Other Operating Expenses	4,279		(15	)(a)	4,264	750				750	5,014				5,014
Amortization of Intangibles	—				—	—		120	(c)	120	120				120

Total Expenses	18,706		(15)		18,691	2,951		120		3,071	21,762		11,538		33,300

Income Before Minority Interest and Income Tax	26,920		(5,101)		21,819	290		(120)		170	21,989		(11,538)		10,451
Minority Interest	(7)		7	(a)	—	(192)		74	(d)	(118)	(118)		7,818	(g)	7,700

Income Before Taxes	26,927		(5,108)		21,819	482		(194)		288	22,107		(19,356)		2,751

Provision for Income Taxes	979		(71	)(b)	908	236			(e)	236	1,144		310	(h)	1,454

Net Income	$25,948		$(5,037)		$20,911	$246		$(194)		$52	$20,963		$(19,666)		$1,297

Weighted Average Shares of Class A Common Stock Outstanding:
Basic															4,202	(i)
Diluted															4,202	(i)
Net Income Available to Holders of Shares of Class A Common Stock Per Share:
Basic															$0.31	(i)
Diluted															$0.31	(i)

Notes to Unaudited Condensed Consolidated Pro Forma Statements of Income ($ in thousands, unless otherwise noted)

(a)	Adjustment reflects the elimination of the historical results of operations for the general partners of the Evercore Capital Partners I, Evercore Capital Partners II and Evercore Ventures funds and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund, specifically, Evercore Founders LLC and Evercore Founders Cayman Limited, which will not be contributed to Evercore LP. See “Organizational Structure—Formation Transaction”. For the year ended December 31, 2005, this adjustment reflects $976 of net losses associated with carried interest and portfolio investments, $8 minority interest, and $162 of general partnership level expenses. For the three months ended March 31, 2006, this adjustment reflects $5,116 of net gains associated with carried interest and portfolio investments, $(7) of minority interest and $15 of general partnership level expenses.
(b)	Adjustment reflects the tax impact on Evercore LP’s New York City Unincorporated Business Tax, or “UBT”, associated with adjustments for the Formation Transaction, including the New York City tax impact of converting the subchapter S corporations to limited liability companies. Since the entities that form Evercore have been limited liability companies, partnerships or sub-chapter S entities, Evercore’s income has not been subject to U.S. federal and state income taxes. Taxes related to income earned by limited liability companies and partnerships represent obligations of the individual Senior Managing Directors. Income taxes shown on Evercore Holdings’ historical combined statements of income are attributable to the New York City UBT, attributable to Evercore’s operations apportioned to New York City.
(c)	Reflects the amortization of intangible assets acquired in conjunction with the purchase of Protego with an estimated useful life ranging from 0.5 years to five years. The intangible assets with finite useful lives include the following asset types: client backlog and relationships, broker dealer license and non-competition and non-solicitation agreements. See Notes (e) and (o) under “Notes to Unaudited Condensed Consolidated Pro Forma Statement of Financial Condition”.
(d)	Reflects an adjustment to eliminate a minority interest of 19% in Protego’s asset management subsidiary that Evercore acquired as part of the Protego Combination.
(e)	For tax purposes, no tax benefit will be realized related to the intangible assets acquired by Evercore LP in conjunction with the Protego Combination. However, a tax benefit will be realized by Evercore Partners Inc. upon consummation of this offering. See Note (h) under “Notes to Unaudited Condensed Consolidated Pro Forma Statements of Income.”
(f)

Historically the entities that form Evercore have been limited liability companies, partnerships or sub-chapter S entities. Accordingly, payments for services rendered by our Senior Managing Directors generally have been accounted for as distributions of members’ capital rather than as compensation expense. Following this offering, we will include all payments for services rendered by our Senior Managing Directors in compensation and benefits expense. Our policy will be to set our total employee compensation and benefits expense at a level not to exceed 50% of our total revenue each year (excluding, for purposes of this calculation, any revenue or compensation and benefits expense relating to gains (or losses) on investments or carried interest), and we initially expect to accrue compensation and benefits expense equal to 50% of our total revenue following this offering. However, we may record compensation and benefits expense in excess of this percentage to the extent that such expense is incurred due to a significant expansion of our business or to any vesting of the partnership units to be held by our Senior Managing Directors or restricted stock units to be received by our non-Senior Managing Director employees at the time of this offering. We may change this policy in the future. An adjustment has been made to Evercore Partners Inc. to reflect total compensation and benefits expense as 50% of total revenue. See Note (y) under “Notes to Unaudited Condensed Consolidated Pro Forma Statement of Financial Condition”.

	Year Ended December 31, 2005			Three Months Ended March 31, 2006
	Evercore	Protego	Total	Evercore	Protego	Total
Post Formation Total Revenues	$126,611		$126,611	$40,510		$40,510
Historical Total Revenues		$19,521	19,521		$3,241	3,241

Compensation Expense Threshold – 50%	63,306	9,761	73,067	20,255	1,621	21,876
Historical Compensation and Benefits	(24,115)	(8,347)	(32,462)	(8,759)	(1,579)	(10,338)

Total Pro Forma Compensation and Benefits Expense Adjustment	$39,191	$1,414	$40,605	$11,496	$42	$11,538

(g)	Reflects an adjustment to record the 77.1% minority interest ownership of our Senior Managing Directors in Evercore LP relating to their vested partnership units, assuming 3,995,238 shares of Class A common stock are outstanding after this offering. Partnership units of Evercore LP are, subject to certain limitations, exchangeable into shares of Class A common stock of Evercore Partners Inc. on a one-for-one basis. Evercore Partners Inc.’s interest in Evercore LP is within the scope of EITF 04-5. Although Evercore Partners Inc. will have a minority economic interest in Evercore LP, it will have a majority voting interest and control the management of Evercore LP. Additionally, although the limited partners will have an economic majority of Evercore LP, they will not have the right to dissolve the partnership or substantive kick-out rights or participating rights, and therefore lack the ability to control Evercore LP. Accordingly, Evercore will consolidate Evercore LP and record minority interest for the economic interest in Evercore LP held directly by the Senior Managing Directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Minority Interest”.
(h)	As a limited liability company, partnership or sub-chapter S entity, we were generally not subject to income taxes except in foreign and local jurisdictions. An adjustment has been made to increase our effective tax rate to approximately 44%, that assumes that Evercore Partners Inc. is taxed as a C corporation at the highest statutory rates apportioned to each state, local and/or foreign tax jurisdiction and is reflected net of U.S. federal tax benefit. There is no current foreign tax increase or benefits assumed with the Protego Combination as it relates to the effective tax rate. However, Evercore Partners Inc. will realize deferred tax increases or benefits upon the Protego Combination as it relates to the tax amortization of intangibles and goodwill over a 15 year straight-line basis. The holders of partnership units in Evercore LP, including Evercore Partners Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. In accordance with the partnership agreement pursuant to which Evercore LP will be governed, we intend to cause Evercore LP to make pro rata cash distributions to our Senior Managing Directors and Evercore Partners Inc. for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. The following table reflects the adjustment to arrive at total income subject to tax for Evercore Partners Inc.:

	Year Ended December 31, 2005	Three Months Ended March 31, 2006
Operating Income	$28,217	$10,451
Less Minority Interest	20,681	7,700

Total Income	$7,536	$2,751

(i)	For the purposes of the pro forma net income per share calculation, the weighted average shares outstanding, basic and diluted, are calculated based on:

	Year Ended December 31, 2005		Three Months Ended March 31, 2006
	Evercore Partners Inc. Pro Forma		Evercore Partners Inc. Pro Forma
	Basic	Diluted	Basic	Diluted
Evercore Partners Inc. Shares of Class A Common Stock	45,238	45,238	45,238	45,238
Evercore Partners Inc. Restricted Stock Units – vested	206,589	206,589	206,589	206,589
Evercore LP Partnership Units – vested (1)	—	—	—	—
New Shares from Offering	3,950,000	3,950,000	3,950,000	3,950,000

Weighted Average Shares of Class A Common Stock Outstanding	4,201,827	4,201,827	4,201,827	4,201,827

(1)	13,430,500 vested Evercore LP partnership units are not included in the calculation of Weighted Average Shares of Class A Common Stock outstanding as they are antidilutive.

Of the 23,136,829 Evercore LP partnership units to be held by parties other than Evercore Partners Inc. immediately following this offering, 13,430,500 will be fully vested and 9,706,329 will be unvested. We have concluded that at the current time it is not probable that the conditions relating to the vesting of these unvested partnership units will be achieved or satisfied and, accordingly, these unvested partnership units are not reflected as outstanding for purposes of calculating the minority interest for the economic interest in Evercore LP held by the limited partners. Any vesting of these unvested partnership units would significantly increase minority interest and reduce our net income and net income per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense”.

Basic and diluted net income per share are calculated as follows:

	Year Ended December 31, 2005	Three Months Ended March 31, 2006
	Evercore Partners Inc. Pro Forma	Evercore Partners Inc. Pro Forma
Basic and Diluted Net Income Per Share
Net Income Available to Holders of Shares of Class A Common Stock	$3,552	$1,297
Basic and Diluted Weighted Average Shares of Class A Common Stock Outstanding	4,201,827	4,201,827
Basic and Diluted Net Income Per Share of Class A Common Stock	$0.85	$0.31

The vested Evercore LP partnership units that could potentially dilute basic net income per share were not included in the computation of diluted net income per share because to do so would have been antidilutive for the periods presented. The increase in net income available to holders of shares of Class A common stock due to the elimination of the minority interest associated with vested Evercore LP partnership units (offset by the associated tax effect) that is implied in calculating diluted net income per share assuming the exchange of Evercore LP partnership units for shares of Class A common stock is antidilutive notwithstanding the corresponding increase in weighted average shares of Class A common stock outstanding. We do not expect dilution to result from the exchange of Evercore LP partnership units for shares of Class A common stock.

The shares of Class B common stock have no right to receive dividends or a distribution on liquidation or winding up of Evercore Partners Inc. The shares of Class B common stock do not share in the earnings of Evercore Partners Inc. and no earnings are allocable to such class. Accordingly, pro forma basic and diluted net income per share of Class B common stock have not been presented.

Unaudited Condensed Consolidated Pro Forma Statement of Financial Condition

	As of March 31, 2006
($ in thousands, except per share data)	Evercore Holdings Historical	Adjustments for Formation			Evercore Post Formation		Protego Historical	Protego Combination Adjustments(m)			Protego As Adjusted		Evercore LP Pro Forma	Adjustments for Offering		Evercore Partners Inc. Pro Forma
Cash and Cash Equivalents	$13,804		$(12,285	)(j)(k)	$1,519		$4,082		$(3,628	)(m)		$454	$1,973	$43,034	(u)(v)	$45,007
Accounts Receivable	16,531		(7,190	)(k)	9,341		1,327		—			1,327	10,668			10,668
Investments at Fair Value	28,191		(19,427	)(j)	8,764		1,322					1,322	10,086			10,086
Goodwill	—				—				29,874	(n)		29,874	29,874			29,874
Intangible Assets	—				—				3,770	(o)		3,770	3,770			3,770
Other Assets	14,950		1,743	(j)	16,693		2,441		(1,911	)(p)		530	17,223	(3,812	)(w)	13,411

Total Assets	$73,476		$(37,159)		$36,317		$9,172		$28,105			$37,277	$73,594	$39,222		$112,816

Short-Term Borrowings	$25,000	$			$25,000		$—	$			$		$25,000	$(25,000	)(v)	$—
Accrued Compensation and Benefits	5,549				5,549		529					529	6,078			$6,078
Accounts Payable and Accrued Expenses	8,312				8,312		626					626	8,938			8,938
Notes Payable	—				—		—		7,000	(q)		7,000	7,000	(7,000	)(v)	—
Other Liabilities	5,911		(1,009	)(j)	4,902		612					612	5,514			5,514

Total Liabilities	44,772		(1,009)		43,763		1,767		7,000			8,767	52,530	(32,000)		20,530

Minority Interest	267		(267	)(j)	—		1,633		(633	)(r)		1,000	1,000	20,064	(x)	21,064

Members’ Capital	28,233		(35,883	)(j)(k)	(7,650	)(l)			27,510	(s)		27,510	19,860	(19,860	)(x)	—
Retained Earnings	—						5,545		(5,545	)(m)(t)		—	—	(4,338	)(y)	(4,338)
Accumulated Other Comprehensive Income	204				204		219		(219	)(t)		—	204	(204	)(x)	—
Class A Common Stock, $0.01 par value per share	—						—					—	—	40	(u)(v)	40
Class B Common Stock, $0.01 par value per share	—						—					—	—	0		0
Restricted Stock Units	—						—							4,338	(y)	4,338
Additional Paid-in-Capital	—						8		(8	)(t)		—	—	71,18	2 (u)(v)(w)	71,182

Total Stockholders’ Equity	28,437		(35,883)		(7,446)		5,772		21,738			27,510	20,064	51,158		71,222

Total Liabilities and Stockholders’ Equity	$73,476		$(37,159)		$36,317		$9,172		$28,105			$37,277	$73,594	$39,222		$112,816

Notes to Unaudited Condensed Consolidated Pro Forma Statement of Financial Condition ($ in thousands, unless otherwise noted)

(j)	The cash, investments, other assets, other liabilities, minority interest and members’ capital of the general partners of the Evercore Capital Partners I, Evercore Capital Partners II and Evercore Ventures private equity funds and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund are eliminated for the presentation of the unaudited condensed consolidated pro forma statement of financial condition since these entities will not be contributed to Evercore LP. Refer to “Organizational Structure—Formation Transaction”.
(k)	Reflects the pro forma cash distribution of pre-offering profits defined as net income less net income derived from the general partners and certain other entities as described in footnote (j) above for the period January 1 through the closing of the Formation Transaction, in the amount of $18,023 as of March 31, 2006 to our Senior Managing Directors to be effected prior to this offering. The distributions are to be funded with available cash, with the remainder to be funded by the assignment of interests in certain accounts receivable. The tables below reflect this pro forma distribution of first quarter 2006 profits as of March 31, 2006.

Pre-incorporation Profits	Three months ended March 31, 2006
Evercore Holdings Historical Net Income	$25,948
Less: Net Income of General Partner Not Distributed	(5,108)

Pre-incorporation Profits to be Distributed	$20,840
Partner Distribution made in Q1 2006 Pertaining to Pre-incorporation Profits	(2,817)

Net Pre-incorporation profits distribution	$18,023

Pre-incorporation Profits Consideration	Three months ended March 31, 2006
Accounts Receivable	$7,190
Cash	10,833

Total	$18,023

(l)	The accumulated deficit represents cumulative distributions to members in excess of cumulative book income pertaining to periods prior to January 1, 2006.
(m)	Represents adjustments to recognize the acquisition of Protego, which includes a 70% majority interest in its asset management subsidiary.

The estimated fair value of consideration paid and the assets and liabilities acquired in connection with the Protego Combination were determined to establish the appropriate allocation of purchase price to the acquired assets over liabilities. The total consideration includes the non-interest bearing notes of $7.0 million, 1,760,187 vested Evercore LP units and direct costs incurred with the acquisition transaction. With respect to the $7.0 million in notes to be issued in consideration for the Protego Combination, $6.05 million will be payable in cash and $0.95 million will be payable in shares of Class A common stock valued at the initial public offering price per share in this offering. Based on the initial public offering price of $21.00 per share, we will issue 45,238 shares of Class A common stock upon repayment of such notes at the closing of this offering. The methodology to determine the estimated value of the vested Evercore LP units was to estimate the total value of the combined entity post Formation Transaction, including Protego, as of the date the contribution and sale agreement for the Protego Combination was signed and then multiply that percentage ownership implied by the vested units issued with respect to the Protego Combination to calculate the value of those partnership units. The purchase price was allocated to the acquired assets and liabilities based on fair value with any residual unallocated purchase price assigned to goodwill. The purchase price does not include 351,362 unvested Evercore LP partnership units issued by Evercore LP in connection with the acquisition, for which, among other things, employee service subsequent to the consummation date of the acquisition is required in order for the units to vest. The unvested partnership units of Evercore LP will be treated as expense and not part of the purchase price consideration. Expense will be charged at the time a vesting event occurs or, if earlier, at the time a vesting event becomes probable. The expense will be based on the grant date fair value of the partnership units of Evercore LP, which will be the initial public offering price of the Class A common stock into which these partnership units are exchangeable. 50% of these unvested partnership units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization is affected. 100% of the unvested Evercore LP partnership units issued will vest upon the earliest to occur of the following events:

•	When Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement;
•	A change of control of Evercore; or
•	Two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. or one of its affiliates within a 10-year period following this offering.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of Messrs. Altman, Beutner and Aspe, with our concurrence, may also accelerate vesting of unvested Evercore LP partnership units.

A final determination of required purchase accounting adjustments, including the allocation of the purchase price, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with these unaudited condensed consolidated pro forma financial statements are preliminary and have been made solely for the purposes of developing such condensed consolidated pro forma financial statements. At this time, we do not expect that the value of any of the identifiable, definite-lived intangibles will change in a material manner between the time the preliminary valuation was performed and the closing of the transaction when the final valuation will be completed. Additionally, we do not expect any material changes in the value of any of the other assets acquired and liabilities assumed in conjunction with the Protego Combination. We do not expect any uncertainties regarding amortization periods to have a material impact on our financials.

Estimated Purchase Price
Non-Interest Bearing Evercore LP Notes	$7,000
Evercore LP Partnership Units (vested)	27,510
Acquisition Costs	1,911

Estimated Purchase Price	$36,421

Estimated Purchase Price Allocation
Cash	$4,082
Less: Pre-Protego Combination Profits Distribution	(3,628)

Net Cash	454

Accounts Receivable	1,327
Investments	1,322
Intangible Assets	3,770
Other Assets	2,441
Current Liabilities	(1,767)
Minority Interest	(1,000)

Identifiable Net Assets	6,547

Goodwill	$29,874

Pursuant to the agreement with Protego, the above calculation reflects a pro forma cash distribution of pre-Protego Combination profits to the Protego Directors prior to this offering. The distributions are to be funded with available cash, with the remainder to be funded with notes or an assignment of certain accounts receivable. The table above reflects this pro forma distribution as of March 31, 2006. Under a service agreement with a Director who ceased to be employed by Protego in June 2006, Protego will be required to make a payment of up to $2.6 million. The associated expense will reduce Protego’s pre-Protego Combination profits and accordingly reduce Protego’s pre-Protego Combination profits distribution.

(n)	Reflects the residual value of goodwill attributable to the acquisition. Goodwill is based on a provisional purchase price allocation and is equal to the purchase price in excess of the estimated fair value of identifiable net assets acquired, as set forth in Note (m) above. For tax purposes, such amounts will be amortized straight-line over a fifteen year period.
(o)	Reflects the fair value of intangible assets acquired. Such amount will be amortized over the estimated useful lives of the intangible assets which have been assumed to range from 0.5 to five years for financial statement accounting purposes and fifteen years for tax purposes of these condensed consolidated pro forma financial statements.
(p)	Reflects the elimination of direct costs which have been capitalized in Evercore’s historical statement of financial condition, associated with the acquisition of Protego incurred prior to March 31, 2006. These costs have been added to the estimated purchase price. See Note (m) above.
(q)	Reflects the issuance of the aggregate principal amount of non-interest bearing Evercore LP notes that are payable in cash of $6.1 million, and $0.9 million of Class A common stock immediately following the closing of this offering (the “Evercore LP Notes”).
(r)	Reflects an adjustment to eliminate a minority interest of 19% in Protego’s asset management subsidiary acquired by Evercore as part of the Protego Combination.
(s)	Reflects the fair value of 1,760,187 vested Evercore LP partnership units issued in connection with the purchase of Protego.
(t)	Reflects the elimination of Protego’s shareholder equity accounts including retained earnings, accumulated other comprehensive income and additional paid-in capital.
(u)	Reflects net proceeds from the sale by us of 3,950,000 shares of Class A common stock pursuant to this offering at the initial public offering price of $21.00 per share of Class A common stock, less underwriting discounts and commissions and estimated expenses payable in connection with this offering and the related transactions.
(v)	Reflects repayment of the Evercore LP Notes issued to effect the Protego Combination using net proceeds from this offering of $6.1 million and the issuance of $0.9 million of Class A common stock and repayment of the outstanding amount under our line of credit of $25 million.

(w)	Reflects the elimination of direct costs incurred through March 31, 2006 of this offering.
(x)	Reflects a minority interest adjustment for the ownership of vested Evercore LP partnership units held directly by our Senior Managing Directors, assuming 3,950,000 shares of Class A common stock are issued in connection with this offering. Partnership units of Evercore LP are, subject to certain limitations, exchangeable into shares of Class A common stock of Evercore Partners Inc. on a one-for-one basis.
(y)	Reflects the anticipated one time grant of restricted stock units. We intend to grant 2,300,000 restricted stock units to our non-Senior Managing Director employees at the time of this offering. 206,589 of the restricted stock units will be fully vested and, as a result, we will record compensation and benefits expense at the time of this offering equal to the value of these fully vested restricted stock units. Such expense has been excluded from the unaudited condensed consolidated pro forma statement of income as the charge is a non-recurring charge directly attributable to the acquisition. The remaining 2,093,411 of these restricted stock units will be unvested and will vest only upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Formation Transaction and the Protego Combination described above. If and when these unvested restricted stock units vest, we will record compensation and benefits expense at the time of vesting equal to the grant date fair value of the Class A common stock of Evercore Partners Inc. deliverable pursuant to such restricted stock units, which would be calculated based on the initial public offering price of the Class A common stock. As a result, based on the initial public offering price of $21.00 per share, we will record compensation expense at the time of this offering equal to the fair value of the vested restricted stock units issued of $4.3 million and would record additional compensation expense at the time of vesting of the unvested restricted stock units of $44.0 million if all such unvested restricted stock units were to vest.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

Evercore

The following selected combined financial and other data of Evercore Holdings should be read together with “Unaudited Pro Forma Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

We derived the selected historical combined statement of income data of Evercore Holdings for each of the years ended December 31, 2003, 2004 and 2005 and the selected combined statement of financial condition data as of December 31, 2004 and 2005 from our historical combined financial statements audited by Deloitte & Touche LLP which are included elsewhere in this prospectus. We derived the historical combined statement of financial condition and statement of income data of Evercore Holdings as of March 31, 2006 and for the three months ended March 31, 2005 and 2006 from our unaudited interim historical combined financial statements which are included elsewhere in this prospectus. We derived the selected historical combined statement of financial condition data as of December 31, 2003 and the selected historical combined statement of income data of Evercore Holdings for the year ended December 31, 2002 from our historical combined financial statements audited by Deloitte & Touche LLP which are not included in this prospectus.

We derived the selected historical combined statement of income data of Evercore Holdings for the year ended December 31, 2001 and the selected combined statement of financial condition data as of December 31, 2001 and 2002 from our unaudited combined financial statements which are not included in this prospectus. The unaudited combined financial statements of Evercore Holdings have been prepared on substantially the same basis as the audited combined financial statements and include all adjustments that we consider necessary for a fair presentation of our combined financial position and results of operations for all periods presented.

We derived the unaudited pro forma data of Evercore Partners Inc. for the year ended December 31, 2005 and the three months ended March 31, 2006 from the pro forma data included in “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

The selected historical financial data is not indicative of the expected future operating results of Evercore following the Formation Transaction. For example, following this offering our results will not include the financial results of the general partners of the three private equity funds that we currently manage and will include the financial results of Protego. See “Unaudited Pro Forma Financial Information”.

Selected Historical Financial and Other Data

	Evercore Holdings
	Year Ended December 31,						Three Months Ended March 31,
	2001	2002	2003	2004	2005		2005	2006
($ in thousands, except per share data)
Statement of Income Data
Revenues:
Advisory	$40,206	$25,108	$26,302	$69,205	$110,842		$18,270	$32,397
Investment Management	5,267	32,921	33,568	16,967	14,584		4,120	13,108
Interest Income and Other	556	309	250	145	209		44	121

Total Revenues	46,029	58,338	60,120	86,317	125,635		22,434	45,626

Expenses:
Employee Compensation and Benefits(a)	15,178	12,092	12,448	17,084	24,115		5,410	8,759
Other Operating Expenses	11,182	10,397	12,432	17,389	34,988		5,176	9,947

Total Operating Expenses	26,360	22,489	24,880	34,473	59,103		10,586	18,706

Other Income	—	—	—	76	—		—	—

Operating Income	19,669	35,849	35,240	51,920	66,532		11,848	26,920
Minority Interest	(7)	(13)	(9)	29	8		2	(7)

Income Before Taxes	19,676	35,862	35,249	51,891	66,524		11,846	26,927

Provision for Income Taxes(b)	378	1,065	905	2,114	3,372		670	979

Net Income	$19,298	$34,797	$34,344	$49,777	$63,152		$11,176	$25,948

Pro Forma Basic Net Income Per Share of Class A Common Stock					$0.85	(c)		$0.31	(c)
Pro Forma Diluted Net Income Per Share of Class A Common Stock					$0.85	(c)		$0.31	(c)
Pro Forma Basic Weighted Average Shares of Class A Common Stock					4,202	(c)		4,202	(c)
Pro Forma Diluted Weighted Average Shares of Class A Common Stock					4,202	(c)		4,202	(c)

($ in thousands)
Operating Metrics
Advisory:
Number of Advisory Clients	26	29	35	45	58		26	20
Advisory Senior Managing Director Headcount (as of the end of each period)	3	5	6	8	11		8	11
Advisory Revenue per Advisory Senior Managing Director	$13,402	$5,022	$4,384	$8,651	$10,077		$2,284	$2,945

Investment Management:
Capital Commitments(d)	$850,245	$1,152,699	$1,237,188	$1,237,188	$1,237,188		$1,237,188	$1,237,188
Capital Invested(e)	109,557	30,774	206,823	15,076	179,509		32,820	124,969
Gross Realized Proceeds(f)	101,039	50,594	308,050	35,087	85,488		5,422	122
Investment Management Senior Managing Director Headcount	3	5	6	6	6		6	7
Investment Management Revenue:
Management and Portfolio Company Fees(g)	$7,039	$18,039	$20,846	$13,829	$15,560		$5,262	$7,992
Carried Interest and Investment Income(h)	(1,772)	14,882	12,722	3,138	(976)		(1,142)	5,116

Total Investment Management Revenue	$5,267	$32,921	$33,568	$16,967	$14,584		$4,120	$13,108

	Evercore Holdings
	As of December 31,					As of March 31, 2006
	2001	2002	2003	2004	2005
($ in thousands)
Statement of Financial Condition Data
Total Assets	$40,306	$45,527	$42,343	$71,681	$81,412	$73,476
Total Liabilities	15,807	19,694	15,135	20,137	29,633	44,772
Minority Interest	65	123	155	265	274	267
Members’ Equity	24,434	25,710	27,053	51,279	51,505	28,437

(a)	Because the entities that form Evercore have been limited liability companies, partnership or sub-chapter S entities, payments for services rendered by our Senior Managing Directors generally have been accounted for as distributions of members’ capital rather than as compensation expense. Following this offering, we will include all payments for services rendered by our Senior Managing Directors in compensation and benefits expense. Accordingly, our historical operating expenses are not comparable to, and are lower than, the operating expenses we expect to incur after this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense”.
(b)	We have historically operated as a partnership or, in the case of certain combined subsidiaries, an S corporation, for U.S. federal income tax purposes. As a result, our income has not been subject to U.S. federal and state income taxes. Following this offering, Evercore Partners Inc. will be subject to additional entity-level taxes that will be reflected in our consolidated financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Provision for Income Taxes”.
(c)	For the purposes of the Evercore Partners Inc. pro forma net income per share of Class A common stock calculation, the weighted average shares of Class A common stock outstanding, basic and diluted, are calculated based on:

	Year Ended December 31, 2005 Pro Forma		Three Months Ended March 31, 2006 Pro Forma
	Basic	Diluted	Basic	Diluted
Evercore Partners Inc. Class A common stock	45,238	45,238	45,238	45,238
Evercore Partners Inc. Restricted Stock Units – vested	206,589	206,589	206,589	206,589
Evercore LP Partnership Units – vested(1)	—	—	—	—
New Shares from Offering	3,950,000	3,950,000	3,950,000	3,950,000

Weighted Average Shares of Class A Common Stock Outstanding	4,201,827	4,201,827	4,201,827	4,201,827

(1)	13,430,500 vested Evercore LP partnership units are not included in the calculation of Weighted Average Shares of Class A Common Stock outstanding as they are antidilutive.

Of the 23,136,829 Evercore LP partnership units to be held by parties other than Evercore Partners Inc. immediately following this offering, 13,430,500 will be fully vested and 9,706,329 will be unvested. We have concluded that at the current time it is not probable that the conditions relating to the vesting of these unvested partnership units will be achieved or satisfied and, accordingly, these unvested partnership units are not reflected as outstanding for purposes of calculating the minority interest for the economic interest in Evercore LP held by the limited partners. Any vesting of these unvested partnership units would significantly increase minority interest and reduce our net income and net income per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Operating Expenses—Employee Compensation and Benefits Expense”.

Evercore Partners Inc. pro forma basic and diluted net income per share of Class A common stock are calculated as follows:

($ in thousands except per share data)	Year Ended December 31, 2005 Pro Forma	Three Months Ended March 31, 2006 Pro Forma
Basic and Diluted Net Income Per Share
Net Income Available to Holders of Shares of Class A Common Stock	$3,552	$1,297
Basic and Diluted Weighted Average Shares of Class A Common Stock Outstanding	4,201,827	4,201,827
Basic and Diluted Net Income Per Share of Class A Common Stock	$0.85	$0.31

The vested Evercore LP partnership units that could potentially dilute basic net income per share were not included in the computation of diluted net income per share because to do so would have been antidilutive for the periods presented. The increase in net income available to holders of shares of Class A common stock due to the elimination of the minority interest associated with vested Evercore LP partnership units (offset by the associated tax effect) that is implied in calculating diluted net income per share assuming the exchange of Evercore LP partnership units for shares of Class A common stock is antidilutive notwithstanding the corresponding increase in weighted average shares of Class A common stock outstanding. We do not expect dilution to result from the exchange of Evercore LP partnership units for shares of Class A common stock.

The shares of Class B common stock have no right to receive dividends or a distribution on liquidation or winding up of Evercore Partners Inc. The shares of Class B common stock do not share in the earnings of Evercore Partners Inc. and no earnings are allocable to such class. Accordingly, pro forma basic and diluted net income per share of Class B common stock have not been presented.

(d)	Capital commitments represent the total amount that has been committed by investors to the private equity funds we manage. We closed our last fund, Evercore Capital Partners II, in 2003 and, therefore, there has been no change in capital commitments subsequent to that period.
(e)	Capital invested represents the amount invested during the period by the private equity funds we manage in the portfolio companies. Capital invested varies significantly from period to period. The decrease in capital invested in 2004 reflects a decrease in investment activity during that period.
(f)	Gross realized proceeds represent the amount received during the period from the disposition of, or income received from, the underlying investments made by the private equity funds we manage. Gross realized proceeds vary significantly from period to period and decreased from 2004 to 2003 due to a decrease in the number and size of investments sold by the funds during 2004.
(g)	Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to the private equity funds. Portfolio company fees include monitoring, director and transaction fees associated with services provided to the portfolio companies of the private equity funds we manage.
(h)	Carried interest is an incentive fee earned by the general partners of the private equity funds we manage when certain financial return targets and hurdles are met. Carried interest and investment income decreased over the three year period ending in 2005 due to a decrease in the number and amount of realizations of investments and in the carrying value of portfolio investments of the private equity funds we manage. Please see “Unaudited Pro Forma Financial Information” for presentation of our results of operations adjusted to give pro forma effect to the elimination of carried interest and investment gains or losses associated with the general partners of the private equity funds we currently manage.

Protego Asesores

Prior to this offering, and concurrently with the Formation Transaction, Evercore LP will acquire Protego Asesores and its subsidiaries (including a 70% interest in Protego’s asset management subsidiary) and Protego SI in exchange for $7.0 million aggregate principal amount of non-interest bearing notes, and, once Protego is acquired, Mr. Aspe and the other Protego Directors will become Senior Managing Directors of Evercore and, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting Directors and employees of Protego, subscribe for partnership units in Evercore LP. In addition, Protego will distribute to its Directors cash and, to the extent cash is not available, notes or interests in certain accounts receivable so as to distribute to its Directors all earnings for the period from January 1, 2005 to the date of the closing of the contribution and sale agreement. See “Organizational Structure—Combination with Protego”.

The following summary historical combined financial data should be read in conjunction with Protego’s audited combined financial statements and related notes thereto included elsewhere in this prospectus. The summary historical combined statement of income data presented below for each of the years ended December 31, 2003, December 31, 2004 and December 31, 2005, have been derived from Protego’s historical combined and consolidated financial statements included elsewhere in this prospectus. The summary historical combined statement of income data presented below as of March 31, 2006 and for the three months ended March 31, 2005 and 2006, have been derived from Protego’s unaudited interim combined financial statements included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
($ in thousands)
Statement of Income Data
Revenues:
Advisory:	$9,083	$12,229	$16,388	$8,318	$2,289
Investment Management	—	670	2,855	562	789
Interest Income and Other	68	(50)	278	20	163

Total Revenues	9,151	12,849	19,521	8,900	3,241
Expenses:
Employee Compensation and Benefits	5,161	5,700	8,347	3,323	1,579
Other Operating Expenses	2,914	4,056	7,022	1,235	1,372

Total Operating Expenses	8,075	9,756	15,369	4,558	2,951

Operating Income	1,076	3,093	4,152	4,342	290
Total Income Tax, Net	96	1,034	1,969	1,787	236
Minority Interest (a)	—	—	(1,199)	(442)	(192)

Net Income (b)	$980	$2,059	$3,382	$2,997	$246

($ in thousands)
Operating Metrics
Number of Advisory Clients	47	36	48	27	42
Advisory Senior Managing Director Headcount	5	5	5	5	5
Advisory Revenue per Advisory Senior Managing Director	$1,817	$2,446	$3,278	$1,664	$458

As of March 31, 2006
($ in thousands)
Statement of Financial Condition Data
Total Assets	$9,172
Total Liabilities	1,767
Minority Interest	1,633
Members’ Equity	5,772

(a)	Minority interest reflects the pro-rata share of the losses in Protego’s asset management entity Protego Casa de Bolsa allocated to third party ownership of 49%.
(b)	Pursuant to a contribution and sale agreement, pre-incorporation profits will be distributed to the Protego Directors prior to this offering. The profits distribution will equal net income for the period from January 1, 2005 to the closing of the contribution and sale agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical financial statements and the related notes included elsewhere in this prospectus.

The historical combined financial data discussed below reflect the historical results of operations and financial position of Evercore Holdings. These historical combined financial data do not give effect to the Reorganization, including our combination with Protego, or to the completion of this offering. See “Organizational Structure” and “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

Overview

Evercore is an investment banking boutique. Our operations consist of two business segments: Advisory and Investment Management.

•	Advisory generates revenue from fees for providing advice on matters of strategic importance to our clients, including mergers, acquisitions, restructurings, divestitures, leveraged buy-outs, recapitalizations and other corporate transactions. Our Advisory segment generated $110.8 million, or 88.2%, of our revenue in 2005, $32.4 million, or 71.0%, of our revenue in the first quarter of 2006 and $18.3 million, or 81.4%, of our revenue in the first quarter of 2005.

•	Investment Management generates revenue from fees earned for managing private equity funds and the portfolio companies of the private equity funds. In addition, we earn revenue from incentive fees, referred to as carried interest, earned when certain financial returns are achieved over the life of a fund, through net gains and losses on investments of our own capital in the funds, and from other sources. Our Investment Management segment generated $14.6 million, or 11.6%, of our revenue in 2005, $13.1 million, or 28.7%, of our revenue in the first quarter of 2006 and $4.1 million, or 18.4%, of our revenue in the first quarter of 2005.

Key Financial Measures

Revenue

Advisory. Our Advisory business earns fees from our clients for providing advice on mergers, acquisitions, restructurings, leveraged buy-outs, recapitalizations and other corporate transactions. The amount and timing of the fees paid vary by the type of engagement. Fees may be paid at the time we sign an engagement letter, during the course of the engagement, or when an engagement is completed. The majority of our Advisory revenue comes from fees that are dependent on the successful completion of a transaction. A transaction can fail to be completed for many reasons, including failure to agree upon final terms with the counterparty, to secure necessary board or shareholder approvals, to secure necessary financing or to achieve necessary regulatory approvals.

Revenue trends in our Advisory business generally are correlated to the volume of merger and acquisition activity and restructurings. However, deviations from this trend can occur in any given year for a number of reasons. For example, changes in our market share or the ability of our clients to close certain large transactions can cause our revenue results to diverge from the level of overall merger and acquisition or restructuring activity.

We operate in a highly competitive environment where there are no long-term contracted sources of revenue and each revenue-generating engagement is separately awarded and negotiated. Our list of clients, including our list of clients with whom there is a currently active revenue-generating engagement, changes continually. We gain new clients through our business development initiatives, through recruiting additional senior investment banking professionals who bring with them client relationships and through referrals from executives, directors, attorneys and other parties with whom we have relationships. We may also lose clients as a result of the sale or merger of a client, a change in a client’s senior management, competition from other investment banks and other causes.

Investment Management. Our Investment Management business has four principal sources of revenue: (1) management fees; (2) portfolio company fees; (3) carried interest; and (4) gains (or losses) on investments of our own capital in the private equity funds we manage.

•	Management Fees. Management fees are generally a percentage of committed capital (the total dollar amount of capital pledged to a fund) from certain outside investors in each of the private equity funds we manage. During the commitment period or until full investment these fees are typically 2.0% per annum of committed capital and, for the remainder of the fund’s life, 1.0% per annum of invested capital. The entities which are entitled to the management fees from the private equity funds we manage are being contributed to Evercore LP. Accordingly, we will continue to reflect the management fees from all of these funds in our consolidated financial statements following this offering.

•	Portfolio Company Fees. Portfolio company fees include monitoring, director and transaction fees associated with services provided to the portfolio companies of the private equity funds we manage. We earn monitoring fees for services we provide with respect to the development and implementation of strategies for improving operating, marketing and financial performance. Monitoring fee revenue is recognized ratably over the period for which services are provided. We earn director fees for the services provided by our Senior Managing Directors who serve on the boards of directors of portfolio companies. Director fees are recorded as revenue when payment is received. We earn transaction fees for providing advice on the acquisition or disposition of portfolio companies held by the private equity funds. These fees are earned and recognized under the same revenue recognition policies as advisory fees. The private equity fund documents provide for a reduction of management fees by the amount of certain portfolio company fees earned by us. The entities which are entitled to the portfolio company fees from the private equity funds we manage are being contributed to Evercore LP. Accordingly, we will continue to reflect the portfolio company fees from all of these funds in our consolidated financial statements following this offering.

•	Carried Interest. Carried interest is an incentive fee earned by the general partners of the private equity funds we manage when certain financial return targets and hurdles are met. Generally, the carried interest is calculated as 20% of the profits, provided that certain outside investors in the funds have earned an 8% return on investments from the Evercore Capital Partners funds and a 10% return on investments from the Evercore Ventures fund. Accordingly, the amount of carried interest earned depends on the profits, if any, ultimately generated within the funds. Our historical combined results of operations include the results of the general partners of the private equity funds we currently manage, including the carried interest earned by these general partners. Participation in such carried interest historically has been allocated principally to our Senior Managing Directors and other employees and any carried interest ultimately realized was paid directly to such individuals. Following this offering, we will no longer consolidate the results of the general partners of the private equity funds we currently manage. Accordingly, we will no longer recognize as revenue any carried interest earned by the general partners of the Evercore Capital Partners I or Evercore Ventures funds. However, through our equity interest in the general partner of the Evercore Capital Partners II fund, we will recognize as revenue 8% to 9% (depending on the particular fund investment) of any carried interest realized from that fund following this offering.

•

Gains (or Losses) on Investments. Gains and losses include both realized gains and losses upon the sale of a portfolio company and unrealized gains and losses on investments arising from changes in the fair value of the portfolio companies. Because our historical combined results of operations include the results of the general partners of the private equity funds we currently manage and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund, our historical results include such realized or unrealized gains or losses. Following this offering, because we will no longer consolidate the results of these entities, we will no longer recognize as revenue any of the gains or losses arising from these entities’ investments in the Evercore Capital Partners I or Evercore Ventures funds. However, through our equity interest in the general partner of the

Evercore Capital Partners II fund, we will continue to recognize revenue based on our share of that fund’s realized or unrealized gains or losses. As of March 31, 2006, giving pro forma effect to the Reorganization, we had $6.2 million of investments in, and $3.7 million of commitments to, the Evercore Capital Partners II fund. The remaining $19.4 million of investments and $5.7 million of commitments associated with all of the general partners’ investments in the private equity funds we currently manage as of March 31, 2006 will not be contributed to or assumed by us following this offering.

We expect we will be entitled to 100% of any management fees and portfolio company fees earned in relation to any future private equity funds we manage. We also expect to consolidate the general partners of any future private equity funds we manage. Accordingly, we expect to record as revenue 100% of any carried interest and realized or unrealized gains (or losses) on investments earned by these entities. However, we expect to allocate to our Senior Managing Directors and other employees through the direct equity interests these individuals will hold in these entities approximately 60% to 70% of any such carried interest. In addition, these individuals will be entitled to any such gains (or losses) on investment based on the amount of the general partners’ capital they contribute in respect of any such future fund. We intend to make significant capital commitments to any future private equity fund we manage. We believe these commitments will strengthen our ability to attract outside investors because of our demonstrated financial commitment to the funds and the alignment of our interests with those of the limited partners in these funds.

In both our Advisory and Investment Management segments we make various transaction-related expenditures, such as travel and professional fees, on behalf of our clients. Pursuant to the engagement letters with our clients or the contracts with the limited partners in the private equity funds we manage, these expenditures may be reimbursable. We record expenses as these expenditures are incurred and record revenue when it is determined that clients have an obligation to reimburse us for such transaction-related expenses. Specifically, client expense reimbursements are recorded as revenue on the statement of income on the later of the date an engagement letter is executed or the date the expense is paid or accrued. In 2005 we recorded approximately $2.5 million of revenue and $4.2 million of expenses in our Advisory segment and approximately $0.9 million of revenue and $1.6 million of expenses in our Investment Management segment in connection with these reimbursements and the underlying expenditures. In the first quarter of 2006 and 2005, we recorded approximately $1.0 million and $0.6 million, respectively, of revenue and $0.8 million and $1.0 million, respectively, of expenses in our Advisory segment and approximately $1.0 million and $0.2 million, respectively, of revenue and $1.3 million and $0.4 million, respectively, of expenses in our Investment Management segment in connection with these reimbursements and the underlying expenditures.

Operating Expenses

Employee Compensation and Benefits Expense. Prior to this offering, our employee compensation and benefits expense reflects compensation solely to non-Senior Managing Directors. Historically, payments for services rendered by our Senior Managing Directors, including all salaries and bonuses, have been accounted for as distributions from members’ capital rather than as employee compensation and benefits expense. As a result, our employee compensation and benefits expense and net income have not reflected payments for services rendered by our Senior Managing Directors. Following this offering, we will include all payments for services rendered by our Senior Managing Directors in employee compensation and benefits expense.

Following this offering, our policy will be to set our total employee compensation and benefits expense at a level not to exceed 50% of our total revenue each year (excluding for purposes of this calculation, any revenue or compensation and benefits expense relating to gains (or losses) on investments or carried interest), and we initially expect to accrue compensation and benefits expense equal to 50% of our total revenue following this offering. However, we may record compensation and benefits expense in excess of this percentage to the extent that such expense is incurred due to a significant expansion of our business or to any vesting of the partnership units to be held by our Senior Managing Directors in the Reorganization or the restricted stock units to be received by our non-Senior Managing Director employees at the time of the offering. Moreover, we retain the ability to change this policy in the future. We intend to achieve this target primarily by reducing payments for services rendered by our Senior Managing Directors, while continuing to maintain overall compensation and benefits packages that we believe are competitive in the marketplace.

Under the terms of the Evercore LP partnership agreement, 66 2/3% of the partnership units to be received by our Senior Managing Directors, other than Mr. Altman and Mr. Beutner, in the Formation Transaction and 66 2/3% of the partnership units to be received by the current Directors of Protego (who will become our Senior Managing Directors), other than Mr. Aspe, and certain companies they control and a trust benefiting Directors and employees of Protego in the Protego Combination will, with specified exceptions, be subject to forfeiture and re-allocation to other Senior Managing Directors (or, in the event that there are no eligible Senior Managing Directors, forfeiture and cancellation) if the Senior Managing Director ceases to be employed by us prior to the occurrence of specified vesting events. 4,853,164, or 50%, of these unvested partnership units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization is effected. 9,706,329, or 100% of the unvested Evercore LP partnership units issued will vest upon the earliest to occur of the following events:

•	when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement;

•	a change of control of Evercore; or

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. or one of its affiliates within a 10-year period following this offering.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of Messrs. Altman, Beutner and Aspe, with our concurrence, may also accelerate vesting of unvested partnership units at any time.

We intend to account for the unvested Evercore LP partnership units as compensation paid to employees in accordance with SFAS 123(R), which we adopted effective January 1, 2006. The unvested Evercore LP partnership units vest based on the achievement of one of the performance and service vesting conditions as described above. In accordance with SFAS 123(R), accruals of compensation costs for awards with a performance or service condition are based on the probable outcome of that service or performance condition. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved. We have concluded that at the current time it is not probable that the conditions relating to a decline in the collective beneficial ownership of Messrs. Altman, Beutner and Aspe (and trusts benefiting their families and permitted transferees), a change of control of Evercore or a lack of continued association of Messrs. Altman, Beutner and Aspe with Evercore will be achieved, or that the death or disability condition during the employment period will be satisfied. Accordingly, we are not accruing compensation expense relating to these unvested partnership units. The unvested partnership units will be charged to expense at the time a vesting event occurs or, if earlier, at the time that occurrence of an event related to the beneficial ownership, change of control or continued association conditions becomes probable or there is a change in the estimated forfeiture rate related to the death or disability condition. The expense will be based on the grant date fair value of the Evercore LP partnership units, which will be the initial public offering price of the Class A common stock into which the partnership units are exchangeable.

If all of the unvested partnership units were deemed to vest at some point in the future, based upon the initial public offering price of the Class A common stock of $21.00 per share, the total amount of compensation expense that we would record in connection with the vesting of these unvested partnership units would be $203.8 million.

The unvested partnership units will not be reflected as outstanding for purposes of calculating the minority interest for the economic interest in Evercore LP held by the limited partners. Any vesting of these unvested partnership units would significantly increase minority interest and reduce our net income and net income per share. For example, if these unvested units were included in pro forma minority interest, our pro forma net income for the year ended December 31, 2005 would have been $2.3 million and our pro forma net income for the three months ended March 31, 2006 would have been $0.8 million.

We intend to grant 2,300,000 restricted stock units to our non-Senior Managing Director employees at the time of this offering. 206,589 of the restricted stock units will be fully vested and, as a result, we will record compensation expense at the time of this offering equal to the value of these fully vested restricted stock units. The remaining 2,093,411 of these restricted stock units will be unvested and will vest upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Formation Transaction and the Protego Combination described above. If and when these restricted stock units vest, we will record compensation expense at the time of vesting equal to the grant date fair value of the Class A common stock of Evercore Partners Inc. deliverable pursuant to such restricted stock units, which would be calculated based on the initial public offering price of the Class A common stock. As a result, based on the initial public offering price of $21.00 per share, we will record compensation expense at the time of this offering equal to the fair value of the vested restricted stock units granted of $4.3 million and would record additional compensation expense at the time of vesting of the unvested restricted stock units of $44.0 million if all such unvested restricted stock units were to vest. To the extent unvested restricted stock units vest they will be included in weighted average shares outstanding for purposes of calculating basic and diluted net income per share, which would have a dilutive effect on these measures.

Non-Compensation Expense. The balance of our operating expenses includes costs for occupancy and equipment rental, professional fees, travel and related expenses, communications and information services, depreciation and amortization and other operating expenses. We refer to all of these expenses as non-compensation expense.

As a result of this offering we will no longer be a private company and our costs for such items as insurance, accounting and legal advice will increase. We will also incur costs which we have not previously incurred for director fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and new rules implemented by the Securities and Exchange Commission and the New York Stock Exchange, and various other costs of a public company. On an annual basis, we estimate that we will incur costs in the range of $4 to $5 million per year as a result of becoming a publicly traded company. In addition, we expect the one-time costs of meeting the legal and regulatory requirements of a public company, including Section 404 of the Sarbanes-Oxley Act of 2002 to reach $1.5 million and the ongoing annual costs of maintaining such requirements to approximate $0.5 million.

Equity in Income of Affiliate

On October 28, 2005 we began our expansion into the traditional asset management business by forming Evercore Asset Management LLC, in which we own a 41.7% equity interest, with the balance of EAM’s equity held by its senior management team. We account for our investment in EAM under the equity method of accounting whereby we recognize our share of earnings and losses. Accordingly, we do not consolidate EAM and do not record any revenue or incur expenses in connection with EAM. We do, however, recognize an investment on our statement of financial condition at the carrying value of our commitments and allocations of profits and losses from EAM. We would be required to consolidate EAM if we were to gain control of the entity or become the primary beneficiary. See “Business—Evercore Asset Management”.

Provision for Income Taxes

We have historically operated as a partnership or, in the case of certain combined subsidiaries, an S corporation, for U.S. federal income tax purposes. As a result, our income has not been subject to U.S. federal and state income taxes. Income taxes shown on Evercore Holdings’ historical combined income statements are attributable to the New York City unincorporated business and corporate income taxes. Evercore Holdings is not subject to income taxes in the states of California and Delaware, but is subject to annual registration and filing fees within those states.

Following this offering, Evercore LP will continue to operate in the U.S. as a partnership for U.S. federal income tax purposes and remain subject to these New York City. In addition, however, Evercore Partners Inc. will be subject to additional entity-level taxes that will be reflected in our consolidated financial statements. For information on the pro forma effective tax rate of Evercore following the Reorganization, see Note (h) in “Unaudited Pro Forma Financial Information”.

Minority Interest

On a historical basis, our minority interest has consisted of unaffiliated third party interests in the general partner of the Evercore Ventures private equity fund. Following this offering, we will no longer consolidate the general partner of that fund and, accordingly, minority interest related to Evercore Ventures will no longer be reflected in our financial results. We will, however, record significant minority interest relating to the ownership interest of our Senior Managing Directors and their estate planning vehicles in Evercore LP. As described in “Organizational Structure”, Evercore Partners Inc. will be the sole general partner of Evercore LP. Accordingly, although Evercore Partners Inc. will have a minority economic interest in Evercore LP, it will have a majority voting interest and control the management of Evercore LP. As a result, Evercore Partners Inc. will consolidate Evercore LP and record a minority interest for the economic interest in Evercore LP held by the limited partners.

Presentation of Statements of Income

Consistent with the single-step presentation of our statements of income, we do not distinguish between operating and non-operating income and expenses as we consider all the various components of our revenues and expenses as operating items when making management decisions. We maintain accounting records reflecting the collective results of our operations both from a revenue and expense standpoint. We base the analysis of our financial results and the management of our cost structure and overall profitability on such accounting records.

Combination with Protego

On May 12, 2006, we agreed to combine our business with that of Protego Asesores, an investment banking boutique in Mexico founded by Mr. Aspe. Protego generated revenue of $19.5 million in 2005 and $3.2 million for the three months ended March 31, 2006. On a pro forma basis after giving effect to the Reorganization, revenues from Protego represented approximately 13.4% of our total pro forma combined revenue for the year ended December 31, 2005 and 7.4% of our total pro forma combined revenue for the three months ended March 31, 2006. See “Organizational Structure—Combination with Protego” and “Unaudited Pro Forma Financial Information”.

We intend to consummate our combination with Protego (including the acquisition by us of a 70% interest in Protego’s asset management subsidiary) prior to this offering. In this combination, we will acquire the Protego companies for $7.0 million aggregate principal amount of non-interest bearing notes, of which $6.05 million will be payable in cash and $0.95 million will be payable in shares of Class A common stock (such shares being valued at the initial public offering price per share in this offering). In addition, we will issue an aggregate of 1,760,187 vested and 351,362 unvested partnership units in Evercore LP to Mr. Aspe, the other Protego Directors certain companies they control, certain trusts benefiting certain of their families and a trust benefiting Directors and employees of Protego. Mr. Aspe and the other Protego Directors will become Senior Managing Directors of Evercore. For U.S. GAAP and financial purposes, we will account for the vested partnership units of Evercore LP to be issued in the Protego Combination as a component of the estimated purchase price pursuant to Statement of Financial Accounting Standards No. 141 Business Combinations. For U.S. GAAP and financial purposes, we will account for the unvested partnership units to be issued in the Protego Combination as future compensation expense and not as part of the purchase consideration. See “Unaudited Pro Forma Financial Information” for a discussion of the estimated purchase price related to the Protego Combination.

Acquisition of Braveheart Financial Services Limited

On July 31, 2006, we entered into a sale and purchase agreement to acquire Braveheart Financial Services Limited, an English company which provides corporate finance and private equity advisory services in Europe and with whom we already have a Cooperation Agreement. In exchange for 100% of the outstanding share capital of Braveheart, we would pay, subject to the terms and conditions of the sale and purchase agreement, initial consideration, deferred consideration and earn-out consideration, each of which is subject to reduction in the event that the value of Braveheart on the date of the sale and purchase agreement declines prior to the date on which such consideration is payable. See “Business—Acquisition of Braveheart Financial Services Limited”.

We anticipate that the incremental revenue that we will generate as a result of the Braveheart acquisition will consist primarily of advisory fees that will be recorded in our Advisory segment. We do not expect that the acquisition of Braveheart will result in a significant change in the composition of the expenses of our Advisory segment. We expect that Braveheart’s revenue and expenses will be denominated primarily in British pounds sterling and Euro, which may expose us to fluctuations in the value of the dollar relative to these foreign currencies. We have not made any determination as to whether we will hedge our exposure to these foreign exchange fluctuations through the use of derivative instruments or otherwise.

It is a primary strategy of ours to expand into new geographic markets, and our acquisition of Braveheart is a key step in furtherance of that strategy. The employee-shareholders of Braveheart have extensive contacts and established relationships within the European business community that they are using in active pursuit of revenue-generating activities, although Braveheart has not generated material revenues to date, and we expect that the future success of Braveheart will depend in large measure upon these key employee-shareholders. The nature and terms of the consideration payable in connection with the Braveheart acquisition were determined through arm’s-length negotiations between Evercore and the Braveheart employee-shareholders.

Combined Results of Operations

Following is a discussion of our combined results of operations for the three years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006. For a more detailed discussion of the factors that affected our revenue and operating expenses of our Advisory and Investment Management business segments in these periods, please see the discussion in “—Business Segments” below.

Revenue

The following table sets forth information regarding our combined revenue for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006.

	Revenue
	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
($ in thousands)
Advisory	$26,302	$69,205	$110,842	$18,270	$32,397
Investment Management	33,568	16,967	14,584	4,120	13,108
Interest Income and Other	250	145	209	44	121

Total Revenues	$60,120	$86,317	$125,635	$22,434	$45,626

(% of Total Revenues)
Advisory	43.7%	80.2%	88.2%	81.4%	71.0%
Investment Management	55.8%	19.7%	11.6%	18.4%	28.7%

Three Months Ended March 31, 2006 versus Three Months Ended March 31, 2005.

•	Total revenue for the three months ended March 31, 2006 was $45.6 million, an increase of $23.2 million, or 103.4%, over the same period in 2005. Advisory revenue increased $14.1 million, or 77.3%, and Investment Management revenue increased $9.0 million, or 218.2%. Client expense reimbursements for transaction-related expenses recorded as revenue in the three months ended March 31, 2006 were $2.0 million, or $1.2 million greater than the same period in 2005.

Year Ended December 31, 2005 versus Year Ended December 31, 2004.

•	Total revenue for 2005 was $125.6 million, an increase of $39.3 million, or 45.6%, over 2004. Advisory revenue increased $41.6 million, or 60.2%, while Investment Management revenue decreased $2.4 million, or 14.0%. Client expense reimbursements for transaction-related expenses recorded as revenue in 2005 were $3.4 million, or $1.0 million greater than 2004.

Year Ended December 31, 2004 versus Year Ended December 31, 2003.

•	Total revenue for 2004 was $86.3 million, an increase of $26.2 million or 43.6% over 2003. Advisory revenue increased $42.9 million or 163.1%, while Investment Management revenue decreased $16.6 million, or 49.5%. Client expense reimbursements for transaction-related expenses recorded as revenue were steady between 2003 and 2004 at $2.5 million and $2.4 million, respectively.

Operating Expenses

The following table sets forth information regarding our combined operating expenses for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006.

	Operating Expenses
	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
($ in thousands)
Employee Compensation and Benefits	$12,448	$17,084	$24,115	$5,410	$8,759
Non-Compensation Expense	12,432	17,389	34,988	5,176	9,947

Total Operating Expenses	$24,880	$34,473	$59,103	$10,586	$18,706

Three Months Ended March 31, 2006 versus Three Months Ended March 31, 2005.

•	Employee compensation and benefits expense was $8.8 million in the three months ended March 31, 2006, an increase of $3.3 million, or 61.9%, versus employee compensation and benefits expense of $5.4 million in the three months ended March 31, 2005. The increase in first quarter 2006 compensation expense was primarily due to a net increase in headcount and an increase in sign-on and estimated year end bonus compensation. Base compensation in the three months ended March 31, 2006 increased by $0.4 million to $2.4 million, an increase of 16.9% relative to first quarter 2005 base compensation. Total bonus compensation for the three months ended March 31, 2006 was $5.3 million, reflecting an increase of $2.5 million, or 92.0%, compared to first quarter 2005 bonus compensation. Employee compensation and benefits represented 19.2% of total revenue in the three months ended March 31, 2006 versus 24.1% in the three months ended March 31, 2005. At March 31, 2006 and March 31, 2005, headcount for employees other than Senior Managing Directors was 100 and 75 respectively.

•	Non-compensation expenses were $9.9 million in the three months ended March 31, 2006, an increase of $4.8 million, or 92.2%, versus $5.2 million in the three months ended March 31, 2005. Professional fees were $5.7 million, an increase of $3.1 million, or 119.2%. Approximately $1.2 million of the increase in professional fees was due to incremental costs incurred in connection with the preparation of our historical financial statements and upgrades to our reporting and accounting systems. Additionally, $0.8 million of costs were incurred through temporary outsourcing of our accounting and finance organization. This arrangement will cease with the hiring of permanent accounting staff which is planned to be substantially completed in the second quarter of 2006. Professional fees also increased in the first quarter of 2006 due to an increase in transaction-related expenses referred to below and new business initiatives. Additionally, non-compensation expenses increased due to costs associated with our line of credit of $0.6 million and $0.5 million of travel-related expenses in the first quarter of 2006.

•	Included in the first quarter 2006 non-compensation expenses of $9.9 million are $2.1 million of transaction-related expenses for travel, meals and professional fees incurred in the conduct of financial advisory and investment management activity. Transaction-related expenses incurred in the three months ended March 31, 2005 were $1.4 million. We may be reimbursed for such transaction-related expenses, and such clients expense reimbursements are recorded as revenue on the statement of income on the later of the date of an executed engagement letter or the date the expense is incurred.

Year Ended December 31, 2005 versus Year Ended December 31, 2004.

•	Employee compensation and benefits expense was $24.1 million in 2005, an increase of $7.0 million, or 41.2%, versus employee compensation and benefits expense of $17.1 million in 2004. The 2005 compensation expense increase was primarily due to a net increase in headcount and an increase in bonus compensation. Base compensation in 2005 increased by $2.3 million to $8.6 million, an increase of 36.5% relative to 2004 base compensation, primarily as a result of the net increase in headcount. Total bonus compensation for 2005 was $13.5 million, reflecting an increase of $4.2 million, or 45.2% compared to 2004 bonuses. Employee compensation, which is highly correlated with total revenue, represented 19.2% of total revenue in 2005 versus 19.8% in 2004. At December 31, 2005 and December 31, 2004, headcount for employees other than Senior Managing Directors was 93 and 77, respectively.

•	Non-compensation expenses were $35.0 million in 2005, an increase of $17.6 million, or 101.2%, versus $17.4 million in 2004. Professional fees were $23.9 million, an increase of $15.9 million, or 198.8%. Approximately $10.2 million of the increase in professional fees was due to incremental costs incurred in connection with the preparation of our historical financial statements and upgrades to our reporting and accounting systems. Additionally, $3.0 million of costs were incurred through temporary outsourcing of our accounting and finance organization. Professional fees also increased by $1.5 million in 2005 for the placement fees associated with the recruiting and retention of M&A professionals and accounting professionals.

•	Included in the 2005 non-compensation expense of $35.0 million are $5.8 million of transaction-related expenses for travel, meals, and professional fees incurred in the conduct of financial advisory and investment management activity. Transaction-related expenses incurred in 2004 were $3.7 million. We may be reimbursed for such transaction-related expenses, and such client expense reimbursements are recorded as revenue on the statement of income on the later of the date of an executed engagement letter or the date the expense is incurred.

Year Ended December 31, 2004 versus Year Ended December 31, 2003.

•

Employee compensation and benefits expense was $17.1 million in 2004, an increase of $4.6 million, or 37.2%, versus $12.4 million in 2003. The 2004 compensation expense increase was primarily due to a net increase in headcount and an increase in bonus compensation. Base compensation in 2004 increased by $0.8 million to $6.3 million, an increase of 14.5% relative to 2003 base compensation, primarily as a result of the net increase in headcount. Total bonus compensation for 2004 was $9.3 million, reflecting an increase of $3.7 million, or 66.1% compared to 2003 bonuses. Employee compensation, which is highly correlated with total revenue, represented 19.8% of total revenue in 2004 versus 20.7% in 2003. At December 31, 2004 and December 31, 2003, headcount for employees other than Senior Managing Directors was 77 and 69, respectively.

•	Non-compensation expense was $17.4 million in 2004, an increase of $5.0 million, or 39.9%, versus $12.4 million in 2003. Professional fees were $8.0 million in 2004, an increase of $3.6 million from 2003, or 81.8%. The increase in professional fees was principally due to expenses related to our attempted but terminated launch of a business development company in 2004 and additional consulting costs to support our growth initiatives.

•	Included in 2004 non-compensation expense of $17.4 million are transaction-related expenses of $3.7 million for travel, meals, and professional fees incurred in the conduct of financial advisory and investment management activity.

Provision for Income Taxes

The following table sets forth information regarding our provision for income taxes for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006.

	Provision for Income Taxes
	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
($ in thousands)
Provision for Income Taxes	$905	$2,114	$3,372	$670	$979

Three Months Ended March 31, 2006 versus Three Months Ended March 31, 2005.

•	Provision for income taxes was $1.0 million in the three months ended March 31, 2006, an increase of $0.3 million, or 46.1%, from the prior-year period, which increase was due to the increase in operating income coupled with a higher percentage of operating income derived from S corporations in our structure.

Year Ended December 31, 2005 versus Year Ended December 31, 2004.

•	Provision for income taxes was $3.4 million in 2005, an increase of $1.3 million, or 59.5%, which was due to the increase in operating income coupled with a higher percentage of operating income derived from S corporations in our structure.

Year Ended December 31, 2004 versus Year Ended December 31, 2003.

•	Provision for income taxes was $2.1 million in 2004, an increase of $1.2 million, or 133.6% from 2003, which was primarily due to an increase in operating income coupled with a decline in the percentage of operating income derived from carried interest which is exempted from the Unincorporated Business Tax.

Business Segments

The following data discusses revenue and operating income by business segment. Each segment’s operating expenses include (1) compensation and benefits expense incurred directly in support of the businesses of the segment and (2) non-compensation expenses, which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment, and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. These administrative services include accounting, tax, legal, facilities management and senior management activities. Such support costs are allocated to the relevant segments based on various statistics such as headcount, square footage and transactional volume.

Advisory Results of Operations

The following table summarizes the results for the Advisory segment for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006.

	Advisory
	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
($ in thousands)
Revenues:
Advisory Revenue	$26,302	$69,205	$110,842	$18,270	$32,397
Interest Income and Other	31	110	170	34	101

Total Advisory Revenue	26,333	69,315	111,012	18,304	32,498

Expenses:
Employee Compensation and Benefits Expense	8,151	13,288	19,047	4,331	6,811
Non-Compensation Expense	7,841	11,214	17,558	3,135	4,404

Total Advisory Operating Expenses	15,992	24,502	36,605	7,466	11,215

Advisory Operating Income	$10,341	$44,813	$74,407	$10,838	$21,283

Certain client and industry statistics for the Advisory segment are set forth below:

	Client and Industry Statistics
	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
Industry Statistics ($ in billions):
Value of North American M&A Deals Announced	$589	$855	$1,251	$287	$345
Value of North American M&A Deals Completed	$486	$819	$951	$171	$348

Advisory Statistics:
Number of Advisory Clients	35	45	58	26	20

Advisory Headcount:
Senior Managing Directors	6	8	11	8	11
Other Advisory Professionals	24	29	35	33	38

Total Advisory Headcount	30	37	46	41	49

Three Months Ended March 31, 2006 versus Three Months Ended March 31, 2005.

•	Advisory revenue, including interest and other revenue allocated to this segment, was $32.5 million for the three months ended March 31, 2006, compared to $18.3 million for the same period in 2005, which represents an increase of 77.6%. The increase represents an overall increase in the M&A market, our continued business development and the continued addition to our Advisory headcount. Advisory client expense reimbursements billed as revenue were $1.0 million and $0.6 million for the three months ended March 31, 2006 and 2005, respectively.

•	We earned Advisory revenue from 20 different clients during the three months ended March 31, 2006, compared to 26 different clients during the same period in 2005. We earned in excess of $1 million from 9 of those clients in the three months ended March 31, 2006, compared to 7 in the same period in 2005. Five clients accounted for more than 71.3% of Advisory revenue for the three months ended March 31, 2006, as compared to five clients accounting for more than 63.2% of Advisory revenue during the same period in 2005. Additionally, one client accounted for 21% of Advisory revenue for the three months ended March 31, 2006 and 27% for the same period in 2005.

•	Advisory operating expenses were $11.2 million for the three months ended March 31, 2006, an increase of $3.7 million, or 50.2%, from the same period in 2005. This increase is largely due to an increase in employee compensation, which rose from $4.3 million for the three months ended March 31, 2005 to $6.8 million for the three months ended March 31, 2006. In addition, the $1.3 million increase in non-compensation expense, from $3.1 million as of March 31, 2005 to $4.4 million as of March 31, 2006, is primarily attributable to professional fees and other allocated expenses such as costs due to our line of credit discussed below.

•	Advisory base compensation for the three months ended March 31, 2006 was $1.9 million, an increase of $0.5 million, or 31.3%, relative to the same period in 2005. This increase can be directly attributed to the increase in headcount within the Advisory segment as well as an increase in allocated compensation costs. Total Advisory bonus compensation for the three months ended March 31, 2006 was $4.1 million, which represents an increase of $1.6 million related to the increased headcount and higher estimated year-end bonus accruals versus $2.5 million of bonus compensation for the same period in 2005.

•	Non-compensation expenses increased principally due to allocated costs of $0.5 million for our line of credit and $0.5 million for temporary staffing and some professional fees. Included in Advisory non-compensation expenses for the three months ended March 31, 2006 of $4.4 million are transaction-related expenses of $0.8 million for travel, meals, and professional fees incurred in the conduct of financial advisory activity. Advisory transaction-related expenses incurred for the three months ended March 31, 2005 were $1.0 million.

Year ended December 31, 2005 versus Year Ended December 31, 2004.

•	Advisory revenue, including interest and other revenue allocated to this segment, was $111.0 million in 2005 compared to $69.3 million in 2004, which represents an increase of 60.2%. The increase reflects the continued growth of the M&A market, our continued business development efforts and additions to our Advisory headcount, particularly three new Senior Managing Directors. Our revenue per Senior Managing Director increased by 16.1% from $8.7 million in 2004 to $10.1 million in 2005. Advisory client expense reimbursements billed as revenue were $2.5 million and $2.1 million in 2005 and 2004, respectively.

•	We earned Advisory revenue from 58 different clients in 2005 compared to 45 in 2004. We earned in excess of $1 million from 28 of those clients in 2005, compared to 15 in 2004. Three clients each accounted for more than 10% of Advisory revenue in 2005 and two clients each accounted for more than 10% of Advisory revenue in 2004. Additionally, one client accounted for 18.7% of Advisory revenue in 2005 and 34.1% in 2004. Our top five clients accounted for 56.9% of Advisory revenue in 2005 and 64.6% of Advisory revenue in 2004.

•	Advisory operating expenses were $36.6 million in 2005, an increase of $12.1 million from 2004, largely due to higher employee compensation and benefits expense, which rose from $13.3 million in 2004 to $19.0 million in 2005, and an increase in non-compensation expense from $11.2 million in 2004 to $17.6 million in 2005, an increase of $6.4 million or 56.6%.

•

Advisory base compensation in 2005 was $6.1 million, an increase of $1.9 million or 45.2% relative to 2004. Of this $1.9 million increase, $1.7 million, or 40.5%, of 2004 base compensation relates to net increases in headcount for direct hires into the Advisory headcount and compensation costs of allocated support staff. Total Advisory bonus compensation for 2005 was $11.4 million, which represents an increase of $3.3 million relative to 2004 Advisory bonus compensation of $8.1 million.

•	Non-compensation expense increased principally due to additional professional fees and transaction-related expenses. The increase in professional fees is due to $2.4 million of temporary accounting fees borne by this segment and an increase in executive search fees to recruit Advisory professionals of $1.2 million. Included in Advisory 2005 non-compensation expense of $17.6 million are transaction-related expenses of $4.2 million for travel, meals, and professional fees incurred in the conduct of financial advisory activity. Advisory transaction-related expenses incurred in 2004 were $2.9 million.

Year Ended December 31, 2004 versus Year Ended December 31, 2003.

•	We earned Advisory revenue of $69.3 million in 2004, an increase of 163.2% compared to 2003. The increase reflects the recovery of the M&A market, additions to the M&A team and our continued business development efforts. Our revenue per Senior Managing Director increased by 97.7% from $4.4 million in 2003 to $8.7 million in 2004. Advisory client expense reimbursements billed as revenue were $2.1 million and $1.9 million in 2004 and 2003, respectively.

•	We earned Advisory revenue from 45 different clients in 2004 compared to 35 in 2003. We earned in excess of $1 million from 15 of those clients in 2004 and nine in 2003. Two clients each accounted for more than 10% of Advisory revenue in 2004 and no single client accounted for more than 10% of Advisory revenue in 2003. Our top five clients accounted for 64.6% of Advisory revenue in 2004 and 37.5% of advisory revenue in 2003.

•	Advisory operating expenses were $24.5 million in 2004, an increase of $8.5 million from 2003, primarily due to higher employee compensation and benefits expense, which rose from $8.2 million in 2003 to $13.3 million in 2004 and an increase in non-compensation expense from $7.8 million in 2003 to $11.2 million in 2004, an increase of $3.4 million, or 43.0%.

•	Advisory base compensation in 2004 was $4.2 million, an increase of $1.0 million or 31.3% relative to 2003. The majority of this increase relates to net increases in Advisory headcount for direct hires and compensation costs of allocated support staff. Total Advisory bonus compensation for 2004 was $8.1 million, which represents an increase of $4.0 million compared to $4.1 million in 2003.

•	Non-compensation expense increased due to client development efforts and transaction-related expenses. Included in Advisory 2004 non-compensation expense of $11.2 million are transaction-related expenses of $2.9 million for travel, meals, and professional fees incurred in the conduct of financial advisory activity. Advisory transaction-related expenses incurred in 2003 were $2.5 million.

Investment Management Results of Operations

Our historical combined results of operations include the results of the general partners of the private equity funds we currently manage and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I fund. Following this offering we will no longer consolidate these entities. See “—Key Financial Measures—Revenue—Investment Management” for a discussion of the revenues we expect to recognize in our Investment Management segment following this offering.

The following table summarizes the operating results for the Investment Management segment for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006:

	Investment Management
	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
($ in thousands)
Revenue:
Management Fees	$12,265	$14,575	$12,935	$3,786	$3,346
Placement Fees	(1,268)	(2,487)	(2,487)	(622)	—

Net Management Fees	10,997	12,088	10,448	3,164	3,346
Portfolio Company Fees	9,849	1,741	5,112	2,098	4,646

Total Management and Portfolio Company Fees	20,846	13,829	15,560	5,262	7,992
Carried Interest and Gains/(Losses) on Portfolio Investments	12,722	3,138	(976)	(1,142)	5,116

Investment Management Revenue	33,568	16,967	14,584	4,120	13,108
Interest Income and Other Revenue	219	111	39	10	20

Total Investment Management Revenue	33,787	17,078	14,623	4,130	13,128

Expenses:
Employee Compensation and Benefits Expense	4,297	3,796	5,068	1,079	1,948
Non-Compensation Expense	4,591	6,175	7,097	2,041	3,693

Total Investment Management Operating Expenses	8,888	9,971	12,165	3,120	5,641

Investment Management Operating Income	$24,899	$7,107	$2,458	$1,010	$7,487

Investment Management Headcount:
Senior Managing Directors	6	6	6	6	7
Other Investment Management Professionals	5	7	4	7	3

Total Investment Management Headcount	11	13	10	13	10

Three Months Ended March 31, 2006 versus Three Months Ended March 31, 2005

•	Investment Management revenue was $13.1 million in the three months ended March 31, 2006, an increase of $9.0 million or 217.9%, compared to revenue of $4.1 million in the three months ended March 31, 2005. The increase in revenue was driven primarily by an increase in transaction fees and unrealized gains on portfolio investments. Investment Management client expense reimbursements billed as revenue were $1.0 million and $0.2 million in the three months ended March 31, 2006 and 2005, respectively.

•	Investment Management operating expenses were $5.6 million in the three months ended March 31, 2006, an increase of $2.5 million, or 80.8%, versus operating expenses of $3.1 million in the three months ended March 31, 2005. This increase is primarily due to an increase in employee compensation and benefits expense and higher professional fees.

•	Investment Management employee compensation and benefits expense increased by $0.9 million, or 80.5% in the first quarter of 2006 relative to the first quarter of 2005. This increase is principally due to an increase in allocated employee compensation and benefits expenses associated with new hires.

•	Professional fees for the Investment Management business increased $1.4 million in the three months ended March 31, 2006 from the three months ended March 31, 2005 primarily due to an increase in transaction-related fees described below, new business initiatives and fees related to the implementation of a new private equity accounting system.

•	Included in the Investment Management non-compensation expenses of $3.7 million for the first quarter of 2006 are transaction-related expenses of $1.3 million for travel, meals, and professional fees incurred in the conduct of Investment Management activity. Investment Management transaction-related expenses incurred in the first quarter of 2005 were $0.4 million.

Year Ended December 31, 2005 versus Year Ended December 31, 2004.

•	Investment Management revenue was $14.6 million in 2005, a decrease of $2.5 million, or 14.4%, compared to revenue of $17.1 million in 2004. The decrease in revenue was driven primarily by an increase in fee related revenue of $1.7 million offset by a decline in investment performance related revenue of $4.1 million. The increase in fee related revenue was due to an increase in transaction fees related to an investment in the Evercore Capital Partners II fund’s portfolio. This increase was offset by a decline in management fees due to the realization of several investments in the Evercore Capital Partners I fund’s portfolio in 2004 resulting in a decrease in invested capital and related management fees in 2005. The decline in investment performance related revenue was due to realizations in four Evercore Capital Partners I portfolio companies that generated modest carried interest and investment gains offset by an unrealized loss resulting from a reduction in the carrying value of an Evercore Capital Partners I portfolio company due to currency fluctuations in 2005. Investment Management client expense reimbursements billed as revenue were $0.9 million and $0.3 million in 2005 and 2004, respectively.

•	Investment Management operating expenses were $12.2 million in 2005, an increase of $2.2 million, or 22.0%, versus operating expenses of $10.0 million in 2004. This increase is primarily due to an increase in employee compensation and benefits expense and higher professional fees. Investment Management employee compensation and benefits expense increased by $1.3 million, or 33.5% relative to 2004. This increase is principally due to increases in compensation costs associated with additional hires in the Investment Management fund administration group and increases in bonus compensation.

•	Professional fees for the Investment Management business increased $0.7 million in 2005 from 2004 primarily due to an increase in transaction-related expenses as described below.

•	Included in Investment Management 2005 non-compensation expense of $7.1 million are transaction-related expenses of $1.6 million for travel, meals, and professional fees incurred in the conduct of Investment Management activity. Investment Management transaction-related expenses incurred in 2004 were $0.8 million.

Year Ended December 31, 2004 versus Year Ended December 31, 2003.

•	Investment Management revenue was $17.1 million in 2004, a decrease of $16.7 million, or 49.5%, versus revenue of $33.8 million in 2003. A significant decrease in transaction activity and related fees as well as realizations in 2004 drove a decline in both total management and portfolio company fees from $20.8 million to $13.8 million as well as a decline in investment performance related revenue from $12.7 million to $3.1 million. Investment Management client expense reimbursements billed as revenue were $0.3 million and $0.6 million in 2004 and 2003, respectively.

•	Investment Management operating expenses were $10.0 million in 2004, an increase of $1.1 million, or 12.2%, versus operating expenses of $8.9 million in 2003. This increase is primarily due to increases in professional fees.

•	Professional fees increased by $1.1 million from $1.9 million in 2003 to $3.0 million in 2004 due to expenses associated with our attempted launch of a business development corporation.

•	Included in the Investment Management 2004 non-compensation expenses of $6.2 million are transaction-related expenses of $0.8 million for travel, meals, and professional fees incurred in the conduct of Investment Management activity. Investment Management transaction related expenses incurred in 2003 were $1.2 million.

Cash Flows

Our historical cash flows are primarily related to the timing of receipt of Advisory and Investment Management fees and the timing of distributions to our Senior Managing Directors and payment of bonuses to employees. In general, we collect our accounts receivable within 60 days.

Three Months Ended March 31, 2006

Cash decreased $25.6 million in 2006. Cash of $6.1 million was provided by operating activities, including $25.9 million from net income. Cash of $7.6 million was used for investing activities, primarily for the funding of capital calls by our private equity funds and our investments in Evercore Asset Management during this period. Financing activities used $24.1 million of cash primarily due to distributions to our Senior Managing Directors of $49 million, which was partially offset by borrowings under our credit agreement in January 2006 of $25 million.

2005

Cash increased $0.5 million in 2005. Cash of $66.7 million was provided by operating activities, including $63.2 million from net income. Cash of $2.5 million was used for investing activities, including $1.0 million for the purchase of furniture, equipment and leasehold improvements. Financing activities used $63.7 million of cash primarily due to distributions to our Senior Managing Directors of $65.3 million.

2004

Cash increased $21.6 million in 2004. Operating activities provided $46.6 million due to $49.8 million in net income, partially offset by a loss of $3.1 million on private equity investments. Cash of $0.7 million was provided by investing activities with $3.1 million being provided by proceeds on investments offset by purchases of fixed assets of $1.0 million and purchases of investments of $0.5 million. Net cash used in financing activities was $25.7 million due to distributions to our Senior Managing Directors of $26.5 million.

2003

Cash decreased $2.0 million in 2003. Cash of $17.8 million was provided by operating activities, primarily due to $34.3 million in net income offset by $12.7 million in private equity investment losses coupled with a decrease in deferred revenue of $6.5 million. Cash of $4.5 million was provided by investing activities, mainly due to $9.0 million in proceeds from investments, offset by $3.8 million in investment purchases. Financing activities used $24.3 million due to distributions to our Senior Managing Directors of $28.1 million.

Liquidity and Capital Resources

Our current assets typically have consisted primarily of cash and accounts receivable in relation to earned Advisory fees. Cash distributions to our Senior Managing Directors are generally made shortly after the end of each calendar quarter. Therefore, levels of cash on hand decrease significantly after the quarterly distribution of cash to Senior Managing Directors, and gradually increase until quarter end. We expect this pattern of cash flow to continue. Our liabilities have typically consisted of accounts payable and accrued compensation.

On December 30, 2005, we entered into a $30.0 million credit agreement with affiliates of Lehman Brothers, JPMorgan Chase and Goldman, Sachs & Co. that matures on the earlier of the consummation of this offering and December 31, 2006. The agreement is a 364-day revolving line of credit. Borrowings under the agreement bear interest at a rate of LIBOR plus 200 basis points for any amount drawn and a commitment fee of  1/2 of 1% per annum for any unused portion. On January 12, 2006, we borrowed $25.0 million on the line of credit at an interest rate of 6.6% and, at March 31, 2006, $25.0 million was outstanding. We recognized $0.2 million of debt issuance cost expense and $0.4 million of interest expense for the three months ended March 31, 2006. The proceeds of this borrowing have been used for working capital purposes including funding of our ongoing investment management activities. We intend to use a portion of the proceeds from this offering to repay all outstanding borrowings under this line of credit.

We regularly monitor our liquidity position, including cash, other significant working capital assets and liabilities, debt, principal investment commitments and other matters relating to liquidity and compliance with regulatory net capital requirements.

We will distribute to our Senior Managing Directors cash and, to the extent cash is not available, notes or interests in certain accounts receivable so as to distribute to our Senior Managing Directors all earnings for the period from January 1, 2006 to the date of the closing of the contribution and sale agreement. As of March 31, 2006, we had $12.3 million in cash on hand.

Under the Evercore LP limited partnership agreement, we intend to cause Evercore LP to make distributions to its partners in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us.

We had total commitments (not reflected on our statement of financial condition) relating to future principal investments of $9.3 million as of March 31, 2006. We expect to fund $3.7 million of these commitments with cash flows from operations, with the balance to be funded by other members of the general partners of the private equity funds we manage. We may be required to fund these commitments at any time through December 2011, depending on the timing and level of investments by the Evercore Capital Partners private equity funds, although we do not expect these commitments to be drawn in full.

We expect that, as a result of future exchanges of Evercore LP partnership units for shares of Class A common stock, the tax basis of Evercore LP’s assets attributable to our interest in Evercore LP will be increased. This increase in the tax basis of Evercore LP’s assets attributable to our interest in Evercore LP would not have been available to us but for the future exchanges of Evercore LP partnership units for shares of Class A common stock. This increase in tax basis would reduce the amount of tax that we would otherwise be required to pay in the future, although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge.

We intend to enter into a tax receivable agreement with our Senior Managing Directors that will provide for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of this increase in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax bases of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed payments remaining to be made under the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our Senior Managing Directors will not reimburse us for any payments previously made under the tax receivable agreement. As a result, in certain circumstances we could make payments to the Senior Managing Directors under the tax receivable agreement in excess of our cash tax savings. However, our Senior Managing Directors receive 85% of our cash tax savings, leaving us with 15% of the benefits of the tax savings. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Senior Managing Directors could be substantial.

Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend initially equal to $0.07 per share of Class A common stock, commencing with the fourth quarter of 2006. The

Class B common stock will not be entitled to dividend rights. The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to the ability of our subsidiaries to provide cash to us. The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Evercore LP) to us, and such other factors as our board of directors may deem relevant. If we pay such dividends, our Senior Managing Directors will be entitled to receive equivalent distributions pro rata based on their partnership interests in Evercore LP, although these individuals will not be entitled to receive any such dividend-related distributions in respect of unvested partnership units. See “Dividend Policy”.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of December 31, 2005:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
($ in thousands)
Capital Lease Obligations	$425	$182	$241	$2	$—
Operating Lease Obligations	15,697	2,824	4,289	4,340	4,244
Investment Management Commitments	13,458	—	4,001	245	9,212

Total	$29,580	$3,006	$8,531	$4,587	$13,456

We expect to sublease an additional 124,000 square feet of office space at our principal executive offices at 55 East 52nd Street, New York, New York. Our rental payment obligations under the sublease are as follows: $9.5 million per year for years one through five of the sublease term; $10.2 million per year for years six through ten of the sublease term; $10.8 million per year for years 11 through 15 of the sublease term; and $11.4 million per year for year 16 through the expiration of the sublease term. We intend, however, to sublease a portion of this additional space for a term of only three to five years. Our current annual lease expense is $3.2 million. In connection with the execution of the sublease, we expect to deliver a security deposit in the form of a letter of credit in the amount of $4.8 million. We intend to take possession of this additional space between February 1, 2007 and April 30, 2007. The term of the sublease expires on April 29, 2023.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our combined financial statements.

Market Risk

Due to the nature of our business and the manner in which we conduct our operations, in particular our limitation of investments to short term cash investments, we believe we do not face any material interest rate risk, foreign currency exchange rate risk, equity price risk or other market risk. Through our principal investments in our funds and our ability to recognize carried interest from these funds, which depends on the profits generated within our funds, we face exposure to changes in the estimated fair value of the companies in which these funds invest, which historically has been volatile. However, we do not believe normal changes in public equity markets will have a material effect on revenues derived from such investments.

Critical Accounting Policies and Estimates

The combined financial statements included in this prospectus are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions regarding future events that affect the amounts reported in our financial statements and their footnotes, including reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the presentation of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Investments

The private equity funds’ investments are generally restricted and encumbered and are not actively traded or intended for immediate sale. These investments are carried at fair value on the combined statements of financial condition, with realized and unrealized gains and losses included on the combined statements of income in Investment Management revenue.

The private equity funds consist primarily of investments in marketable and non-marketable securities of the portfolio companies. The underlying investments held by the private equity funds are valued based on quoted market prices, or estimated fair value if there is no public market. The fair value of each private equity fund’s investments in non-marketable securities is determined by the general partner of each private equity fund subject to review by the fund’s advisory committee comprised of certain third party limited partners. The carrying value of non-marketable securities is determined in good faith by giving consideration to a range of factors, including but not limited to market conditions, operating performance (current and projected) and subsequent financing transactions at each period end. The values assigned are based upon available information and do not necessarily represent amounts which might ultimately be realized. Due to the inherent uncertainty in the valuation of these non-marketable securities, estimated values may materially differ from the values that would have been used had a ready market existed for these investments.

Investments in publicly traded securities are valued using quoted market prices and discounted for liquidity where appropriate.

Available-For-Sale Securities are valued using quoted market prices for publicly traded securities or estimated fair value if there is no public market.

Revenue Recognition

We recognize Advisory revenue when the services related to the underlying transactions such as mergers, acquisitions, restructurings and divestitures are completed in accordance with the terms of the respective engagement agreement. Fees paid in advance of services rendered are initially recorded as deferred revenue and recognized as Advisory revenue ratably over the period in which the related service is rendered.

Investment Management revenue consists of management fees, portfolio company fees, carried interest and realized and unrealized gains (or losses) on investments in the private equity funds.

Management fees are contractually based and are derived from investment management services provided to the private equity funds in originating, recommending and consummating investment opportunities. Management fees are payable semi-annually in advance on committed capital during the private equity funds’ investment period, and on invested capital, thereafter. Management fees are initially recorded as deferred revenue and revenue is recognized ratably over the period for which services are provided.

The private equity funds’ partnership agreements provide for a reduction of management fees for certain portfolio company fees earned by us. Portfolio company fees are recorded as revenue when earned and are offset, in whole or in part, against future management fees.

Carried interest is computed in accordance with the underlying private equity funds’ partnership agreements and is based on investment performance over the life of each investment partnership. Future investment underperformance may require amounts previously distributed to be returned to the respective investment partnerships. As required by the private equity funds’ partnership agreements, the general partners of each private equity fund maintain a defined amount in escrow in the event that distributions received by such general partner must be returned due to investment underperformance. These escrow funds are not included in our accounts. The members of the general partners of the private equity funds have guaranteed the general partners’ obligations to repay or refund to outside investors in the private equity funds interim amounts distributed to us, which may arise due to future investment underperformance.

Goodwill

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. In this process, we make estimates and assumptions in order to determine the fair value of our assets and liabilities and to project future earnings using valuation techniques, including a discounted cash flow model. We use our best judgment and information available to us at the time to perform this review. Because our assumptions and estimates are used in projecting future earnings as part of the valuation, actual results could differ. At March 31, 2006 we had no outstanding goodwill. On a pro forma basis after giving effect to the Reorganization, including our combination with Protego, our goodwill as of March 31, 2006 was $29.9 million.

Recently Issued Accounting Pronouncements

SFAS 123(R)—On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), which is a revision of SFAS No. 123 “Accounting for Stock Based Compensation.” SFAS 123(R) supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the Combined Statements of Income based on their fair values. Pro forma disclosure is no longer an alternative. We have operated as a series of partnerships, limited liability companies and sub-chapter S corporations and have not historically issued stock-based compensation awards. The impact of the adoption of SFAS 123(R) cannot be predicted at this time because it will depend on the level of share-based awards granted in the future.

FIN 47—In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies guidance provided in SFAS No. 143, “Accounting for Asset Retirement Obligations.” The term asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Entities are required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material effect on the Company’s combined financial condition or results of operations.

SFAS 154—In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 was issued. The adoption of SFAS 154 will not have a material effect on the Company’s combined financial condition or results of operations.

Emerging Issues Task Force Issue No. 04-5—In June 2005 the Emerging Issues Task Force reached a consensus on Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Under Issue 04-5, the general partners in a limited partnership or similar entity are presumed to control that limited partnership regardless of the extent of the general partners’ ownership interest in the limited partnership. A general partner should assess the limited partners’ rights and their impact on the presumption of control. If the limited partners have either a) the substantive ability to dissolve the limited partnership or otherwise remove the general partners without cause or b) substantive participating rights, the general partners do not control the limited partnership. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreement is modified, Issue 04-5 is effective after June 29, 2005. For general partners in all other limited partnerships, Issue 04-5 is effective for the first reporting period in fiscal years beginning after December 15, 2005, and allows either of two transition methods. As of December 31, 2005 the private equity funds’ partnership agreements provide for the right to remove the general partners by a simple majority. As a result, we have determined that consolidation of the private equity funds will not be required pursuant to Issue 04-5.

BUSINESS

Overview

Evercore Partners is the leading investment banking boutique in the world, based on the dollar volume of announced worldwide merger and acquisition transactions on which we have advised since 2001. When we use the term “investment banking boutique”, we mean an investment banking firm that does not underwrite public offerings of securities or engage in commercial banking activities. We provide advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. Evercore also includes a successful investment management business through which we manage private equity funds for sophisticated institutional investors. We serve a diverse set of clients around the world from our offices in New York, Los Angeles and San Francisco.

Our senior leadership is comprised of Roger Altman, the former U.S. Deputy Treasury Secretary and Vice Chairman of The Blackstone Group; Austin Beutner, a former General Partner of The Blackstone Group; and Eduardo Mestre, the former head of Citigroup’s Global Investment Bank. On May 12, 2006, we agreed to combine our business with that of Protego Asesores, a leading investment banking boutique in Mexico, founded by Pedro Aspe. Following our combination with Protego, Mr. Aspe, the former Minister of Finance of Mexico, will join our management team. Protego’s offices are located in Mexico City and Monterrey, Mexico.

We were founded on the belief that there was an opportunity within the investment banking market for a firm free of the potential conflicts of interest created within large, multi-product financial institutions. We also believed that an independent advisory business, with its broad set of relationships, would provide a differentiated investment platform from which to make private equity investments. We employ the Evercore relationship network throughout the investment process to originate investments, evaluate those opportunities and add value after an investment is made.

From the time of our founding in 1996, we have grown by expanding the range of our advisory and investment management services. In our advisory business, we have thirteen Senior Managing Directors with expertise and client relationships in a number of industry sectors, including telecommunications, technology, media, energy, general industrial, consumer products and financial institutions. Over the past several years, our advisory business has had a particular focus on advising large multinational corporations on many noteworthy transactions. In addition, we have augmented our advisory business by adding professionals with extensive restructuring experience. In our investment management business, we have eight Senior Managing Directors with expertise and client relationships in a variety of industries. A majority of our investment management team’s Senior Managing Directors have worked together since 1999. We raised our first private equity fund in 1997, our second in 2000 and our third in 2001. As of March 31, 2006 the three private equity funds we manage had capital commitments of over $1.2 billion. In 2005, we began our expansion into the traditional asset management business by forming Evercore Asset Management LLC.

We have grown from three Senior Managing Directors at our inception to 25 today. With the pending Protego combination, we will add another seven Senior Managing Directors. We expect to continue our growth by hiring additional highly qualified professionals with a broad range of product and industry expertise, expanding into new geographic areas, raising additional private equity funds and diversifying our investment management services. We opened our first office in New York in 1996, our first office on the West Coast in 2000, and settled in our current New York City headquarters in 2004.

We believe maintaining standards of excellence in our core businesses demands a spirit of cooperation and hands-on participation most commonly found in smaller organizations. Since our inception, we have set out to build—in the employees we choose and in the projects we undertake—an organization dedicated to the highest caliber of professionalism.

Why We Are Going Public

We have decided to become a public company for five principal reasons:

•	To enhance our profile and position as an investment banking boutique;

•	To expand our advisory business, including through the improved ability to hire advisory professionals and expand into new geographic regions;

•	To expand our investment management business, including through the improved ability to hire professionals and to offer our clients a broader array of investment services including more traditional investment vehicles;

•	To increase our ability to provide financial incentives to our existing and future employees through the issuance of equity-related securities; and

•	To permit the realization over time of equity value by our principal owners without necessitating the sale of our business.

Industry Trends

We believe a combination of long-term trends creates a favorable climate for revenue and profit growth in the industry segments in which we compete. Long-term trends that may benefit our advisory business include:

Emphasis on Responsible Corporate Governance. Boards of directors and management teams are placing increasing emphasis on their responsibilities relating to corporate governance. We believe Evercore is well-positioned to obtain engagements advising on matters of strategic and financial importance involving sensitive corporate governance issues because of the senior level attention our firm provides, the reputations and experience levels of our Senior Managing Directors, and our reputation for providing objective and unbiased advice without encountering the conflicts that may arise at larger, more diversified financial firms.

Consolidation. Intense and increasing commercial competition is driving the need for companies to realize economies of scale and scope and to optimize strategic positioning, which in turn drives the market for mergers and acquisitions.

Globalization. Companies around the world are continuing to globalize their operations, including through international merger and acquisition activity. We believe this trend toward globalization represents a growth opportunity for us as we seek to expand our presence outside the United States.

Focus on Stockholder Value. Companies place a strong focus on stockholder value, which drives continual business portfolio rebalancing, including mergers, acquisitions, divestitures, restructurings, and similar transactions. We strive to serve as a trusted strategic and financial advisor to help our clients maximize stockholder value, even when no transaction is imminent.

Expansion of Debt Markets. Long-term increases in investor demand for debt of non-investment grade issuers have driven growth in acquisitions by financial sponsors. In the event of an economic downturn, some of these issuers may become candidates for restructuring advisory services. We are seeking to increase the size of our restructuring advisory effort as part of our growth plan. We believe an increase in restructuring advisory business will provide a partial hedge against merger and acquisition advisory revenue, which tends to be inversely correlated with restructuring advisory revenue.

We believe the following trends may influence long-term growth in the markets served by our investment management business:

Acceptance of Alternative Investments. Many institutional and high-net worth investors are increasing their asset allocations to alternative investments to diversify risk while maintaining high and uncorrelated absolute returns. Growing acceptance of these strategies increases the demand for investment products such as the private equity funds that we manage.

Demographics. Aging populations in both developed and emerging markets around the world have increased the pools of savings and the need for retirement investment services by institutions and individuals.

Internationalization. Investors around the world are diversifying their investment portfolios by increasing their allocations to investments outside their domestic capital markets.

Independent Investment Firm. Many institutions and high net worth investors are increasing their asset allocations to independent investment management firms where compensation is directly tied to their investment performance and where there is no real or perceived conflict associated with providing securities research or underwriting services.

Our Growth Strategy

We believe this offering will allow us to grow and diversify our advisory and investment management businesses and further enhance our profile and position. We seek to achieve these objectives through three primary strategies:

•	Continue to Build Evercore’s Advisory Team by Adding Highly Qualified Professionals with Industry and Product Expertise. We intend to continue to recruit high-caliber professionals into our advisory practice to add depth in industry sectors in which we believe we already have strength, to extend the reach of our advisory focus to industry sectors we have identified as particularly attractive and to further strengthen our restructuring business.

•	Expand Into New Geographic Markets. We plan to expand into new geographic markets where we believe the business environment will be receptive to the strengths of our advisory and investment management business models or where our clients have or may develop a significant presence. Our combination with Protego is an important step in this strategy. In addition, we have recently entered into an agreement to acquire Braveheart Financial Services Limited, an English company which was formed to provide corporate finance and private equity advisory services in Europe. We have also recently entered into a strategic alliance with Mizuho Securities to provide joint advisory services for U.S.-Japan cross-border merger, acquisition and restructuring transactions. We may hire groups of talented professionals or pursue additional strategic acquisitions of or alliances with highly-regarded regional or local firms in new markets whose culture and operating principles are similar to ours.

•	Raise New Private Equity Funds and Diversify Into New Investment Management Services. We intend to raise additional private equity funds and diversify our business into new investment management services. We are currently planning to raise a new private equity fund, Evercore Capital Partners III, and have recently formed Evercore Asset Management to offer public equity asset management services for institutional and high net worth investors.

Business Segments

Our two business segments are advisory and investment management.

Advisory

Our advisory business provides confidential, strategic and tactical advice to both public and private companies, with a particular focus on large, multinational corporations. By virtue of their prominence, size and sophistication, many of our clients are more likely to require expertise relating to larger and more complex situations. We have advised on numerous noteworthy transactions, including:

• General Motors on its pending sale of a 51% interest in GMAC to an investor group	• Credit Suisse on its pending sale of Winterthur

• AT&T on its pending acquisition of BellSouth	• VNU on its sale to a private equity consortium

• CVS on its acquisition of certain assets of Albertsons	• Swiss Re on its acquisition of General Electric’s reinsurance business

• Tyco on its pending split-up	• Cendant on its split-up

• E*Trade on its acquisitions of Harrisdirect and Brown & Co.	• StorageTek on its pending sale to Sun Microsystems

• SBC on its acquisition of AT&T	• SBC on Cingular’s acquisition of AT&T Wireless

• General Mills on its acquisition of Pillsbury	• CBS on its sale to Viacom

Our approach is to work as a trusted senior advisor to top corporate officers and boards of directors, helping them devise strategies for enhancing shareholder value. We believe this relationship-based approach to our advisory business gives us a competitive advantage in serving a distinct need in the market today. Furthermore, we believe our advisory business is differentiated from that of our competitors in the following respects:

•	Objective Advice with a Long-Term Perspective. We seek to recommend shareholder value enhancement strategies or other financial strategies that we would pursue ourselves were we acting in management’s capacity. This approach often includes advising our clients against pursuing transactions that we believe do not meet that standard.

•	Transaction Excellence. Since the beginning of 2004, we have advised on more than $300 billion of announced transactions, including acquisitions, sale processes, mergers of equals, special committee advisory assignments, recapitalizations and restructurings. We have provided significant advisory services on multiple transactions for Accenture, Dow Jones, EDS, General Mills and AT&T (including predecessor company, SBC), among others.

•	Senior Level Attention and Experience. The Senior Managing Directors in our advisory business participate in all facets of client interaction, from the initial evaluation phase to the final stage of executing our recommendations. Our advisory Senior Managing Directors have, on average, more than 22 years of relevant experience.

•	Independence and Confidentiality. We do not underwrite securities, publish securities research, or act as a lender. This enables us to avoid the potential conflicts that may arise from these activities at larger, more diversified competitors. In addition, we believe our commitment to discretion and the smaller size of our firm enhance our ability to provide our clients with strict confidentiality.

Our advisory business generates revenue from fees for providing advice and investment banking services on mergers, acquisitions, restructurings and other strategic transactions. We also provide financial advice and investment banking services to companies in financial transition, as well as to their creditors. Our restructuring advisory services complement our other advisory services because they are generally counter-cyclical and more active when other areas of our advisory business are less active. In addition, our restructuring advisory business often generates follow-on relationships and assignments that survive the completion of restructuring-related engagements.

We advise clients in a number of different situations across many industries and geographies, each of which may require various services:

•	Mergers and Acquisitions. When we advise companies about the potential acquisition of another company or certain assets, our services include evaluating potential acquisition targets, providing valuation analyses, evaluating and proposing financial and strategic alternatives and rendering, if appropriate, fairness opinions. We also may advise as to the timing, structure, financing and pricing of a proposed acquisition and assist in negotiating and closing the acquisition.

•

Divestitures and Sale Transactions. When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services include evaluating and recommending financial and strategic alternatives with respect to a sale, advising on the appropriate sales process for the situation and valuation issues, assisting in preparing an offering memorandum or other appropriate sales materials and rendering, if appropriate, fairness opinions. We also identify and contact selected qualified acquirers and assist in negotiating and closing the sale.

•	Special Committee and Fairness Opinion Assignments. We are well-known for our independence, quality and thoroughness, devoting senior-level attention throughout the project lifecycle. We believe our objectivity, integrity and discretion allow us to provide an unbiased perspective. Our firm does not underwrite securities, publish securities research or act as a lender. We are therefore not burdened by these potential conflicts of interest when advising special committees and boards of directors and rendering fairness opinions.

•	Corporate Finance Advisory. We often serve as an independent and objective advisor in financing situations. We have developed an expertise in assisting clients with respect to the entire spectrum of capital structure decisions, from underwriter selection and management to negotiation of financing terms and transaction execution.

We strive to earn repeat business from our clients. However, we operate in a highly competitive environment in which there are no long-term contracted sources of revenue. Each revenue-generating engagement is separately negotiated and awarded. To develop new client relationships, and to develop new engagements from historical client relationships, we maintain an active dialogue with a large number of clients and potential clients, as well as with their financial and legal advisors, on an ongoing basis. We have gained a significant number of new clients each year through our business development initiatives, through recruiting additional senior professionals who bring with them client relationships and through referrals from directors, attorneys and other third parties with whom we have relationships.

We staff our assignments with a team of professionals with appropriate product and industry expertise. Twelve of our Senior Managing Directors are primarily dedicated to our advisory business. These individuals have an average of over 22 years of relevant experience in the advisory services industry. We have recruited our other professionals from leading financial institutions and universities.

Investment Management

Our investment management business manages three private equity funds with aggregate capital commitments of over $1.2 billion as of March 31, 2006. Mr. Beutner is the Chief Investment Officer of Evercore and a majority of the investment team’s Senior Managing Directors has worked together since 1999. Our team brings a diverse set of skills and experiences to the investment process and includes experienced investors, former senior executives from Fortune 100 companies, buy-side research analysts and strategic consultants. Our investment management business principally manages and invests capital on behalf of third parties. A broad range of institutional and high net worth investors, including corporate and public pension funds, endowments, foundations, insurance companies and family offices, have committed capital to the funds we manage. The investments made by our Evercore Capital Partners private equity funds are typically control or significant influence investments while the investments made by our Evercore Ventures private equity fund are typically minority investments.

Our Investment Management business has four principal sources of revenue: (1) management fees; (2) portfolio company fees; (3) carried interest; and (4) gains (or losses) on investments of our own capital in the private equity funds we manage. The entities which are entitled to the management and portfolio company fees from the private equity funds we manage are being contributed to Evercore LP. Accordingly, we will continue to reflect the management and portfolio company fees from all of these funds in our consolidated financial statements following this offering. However, with the exception of a non-managing minority equity interest in the general partner of our Evercore Capital Partners II fund, the general partners of the private equity funds we currently manage and certain other entities through which Messrs. Altman and Beutner have invested capital in the Evercore Capital Partners I Fund are not being contributed to Evercore LP and will continue to be owned by our Senior Managing Directors and other third parties. Following this offering, because we will no longer consolidate the results of the general partners of the Evercore Capital Partners I or Evercore Ventures funds, we will no longer recognize as revenue any carried interest earned by these entities or any of the gains or losses arising from these entities’ investments in the Evercore Capital Partners I or Evercore Ventures funds. However, through our equity interest in the general partner of the Evercore Capital Partners II fund, we will recognize as revenue 8% to 9% (depending on the particular fund investment) of any carried interest realized from that fund following this offering, as well as realized or unrealized gains and losses based on the amount of capital in that fund which is being contributed to, or which is subsequently funded by, us. As of March 31, 2006, $6.2 million of investments and $3.7 million of commitments are to be contributed or assumed by us as part of the Formation Transaction.

The historical information presented below and elsewhere in this prospectus with respect to each of our funds is provided for illustrative purposes only. The historical investment and realization performance for our funds is no guarantee of future performance for Evercore Capital Partners I, Evercore Capital Partners II, Evercore Ventures, or any other fund we may form or manage in the future.

The following table provides information with respect to each of our funds as of March 31, 2006.

	Year of Initial Closing	Total Capital Commitments		Capital Invested as of March 31, 2006	Gross Realizations as of March 31, 2006	Carrying Value as of March 31, 2006	Status
($ in thousands)
Evercore Capital Partners I	1997	$511,868		$438,389	$608,619	$116,136	Harvesting
Evercore Capital Partners II	2001	662,900		459,028	1,566	532,163	Investing
Evercore Ventures	2000	62,420	(1)	34,054	9,494	28,232	Harvesting

(1)	Excludes $15 million commitment by Evercore Partners I for side-by-side investment.

Evercore Capital Partners I and Evercore Capital Partners II are value-oriented, middle-market private equity funds. We believe Evercore Capital Partners differentiates itself from other middle-market private equity funds by the breadth, depth, quality and stability of its investment team.

We seek to generate attractive risk-adjusted returns in all of our funds by adhering to the following investment approach:

•	Employing the Evercore Relationship Network. We employ the Evercore relationship network throughout the investment process to originate investments, evaluate potential opportunities thoroughly, and add value after an investment is made. We enhance the breadth and depth of our advisory relationship network with our investment management business’ advisory board, in-house operating executives and the collective experience of our investment team.

•	Value Discipline: Focus on Risk-Adjusted Returns. We focus on the fundamentals of the underlying business rather than relying on stock market arbitrage, future acquisitions or valuation multiple expansion to achieve returns.

•	Focus on Post-Investment Value Creation. We devote considerable time and resources to working closely with the funds’ portfolio companies to determine business strategy, allocate capital and other resources, evaluate expansion and acquisition opportunities and participate in implementing these plans.

Investment Process

We evaluate potential investments at a prudent and deliberate pace, targeting a limited number of investments per year. The funds’ investment guidelines are flexible with respect to both industry exposure and investment size, though we have chosen to avoid undue concentration in any particular industry or segment. We typically seek investments with total enterprise value of at least $100 million but have completed individual transactions that exceed $4 billion in value in partnership with other investors. Given the range of transaction sizes we pursue, we seek to commit an average of approximately $50 million to $150 million of equity to each investment. As of March 31, 2006, the Evercore Capital Partners I and Evercore Capital Partners II private equity funds have invested over $897 million in 18 companies. The funds typically hold investments for three to seven years and systematically evaluate exit opportunities throughout the holding period.

While we remain generalists in our approach, we focus on a limited number of sectors where we believe our professionals and firm have extensive intellectual capital, including media, energy and power, and business services. We typically invest in businesses as the lead financial sponsor and demand strong governance rights. However, we are willing to share control with other investors assuming the interests and incentives of the controlling group of investors are aligned with ours.

Investment Management Business Model

The life cycle of a typical private equity fund can be defined by three distinct, but overlapping stages:

•	Fundraising Period. Investment capital is raised during a finite period.

•	Investment Period. Investments are made over time and capital is drawn as needed to fund those investments. Multiple investments may be made in a single portfolio company.

•	Realization or Harvesting Period. Capital and carried interest are realized over the life of the fund as investments are monetized. A single portfolio company can have multiple realizations.

Evercore Capital Partners I

In February 1998, the final closing was held for Evercore Capital Partners I, with total committed capital of $511.9 million, of which $493.0 million was committed by outside investors and $18.9 million was committed by our Senior Managing Directors and other professionals. As of March 31, 2006, $438.4 million of the $511.9 million of committed capital was invested. The investment period for Evercore Capital Partners I ended in April 2003 and therefore, no additional capital will be committed from this fund. However, a follow-on basket totaling $50.0 million is available to continue to support existing portfolio companies. As of March 31, 2006, Evercore Capital Partners I had returned $608.6 million of gross proceeds. The portfolio is invested in a number of different sectors of the economy including, media, energy, and business services.

Evercore Capital Partners II

In March 2003, the final closing was held for Evercore Capital Partners II, with total committed capital of $662.9 million, of which $642.9 million was committed by outside investors and $20.0 million was committed by our Senior Managing Directors and other professionals. As of March 31, 2006, Evercore Capital Partners II had invested $459.0 million in eight investments in the media, power, financial services and healthcare sectors, among others.

Evercore Ventures

In October of 2002, the final closing was held for Evercore Ventures, with total committed capital of $104.1 million, of which $82.1 million was committed by outside investors, $20.0 million was committed by Evercore Capital Partners I, and $2.0 million was committed by our Senior Managing Directors and other professionals. The fund size was later reduced to $77.4 million, which included $15.0 million committed by Evercore Capital Partners I. Evercore Ventures has invested in emerging technology companies in specific growth sectors including data storage, wireline and wireless communications, enterprise software, and technology enabled services. As of March 31, 2006, Evercore Ventures had returned $9.5 million of gross proceeds.

Combination with Protego

On May 12, 2006, we agreed to combine our business with that of Protego Asesores, a leading investment banking boutique in Mexico, founded by Mr. Aspe. The combination is the result of a long-standing relationship between Messrs. Altman and Beutner and Mr. Aspe. We believe this combination will create a firm based on a shared set of business principles and will afford us new business opportunities together that neither business could successfully have realized independently.

The Protego team founded its advisory business in 1996 and currently has offices in Mexico City and Monterrey, Mexico. Protego’s advisory services include mergers and acquisitions, energy project finance, sub-national public finance and infrastructure, real estate financial advisory and restructurings. Protego approaches its advisory business in much the same way as Evercore, by building long-standing relationships and acting as a trusted advisor to company management free from the conflicts that larger institutions may encounter. Protego has advised on a number of innovative financing transactions that have had a meaningful role in developing Mexico’s financial markets. For example, Protego advised on the development and financing of Cemex’s power self-generation project, which was the first and largest project financing for a private project of its kind in Mexico, on the sale of HomeMart to Home Depot and on several innovative real estate transactions, including one of the largest sales ever of commercial property in Mexico to a group of international investors. Protego also served as advisor to the government of the State of Mexico on its $2.5 billion debt restructuring and fiscal adjustment plan, the government of the State of Michoacán on its $142 million long-term financing, the government of the State of Durango on its $235 million refinancing, the government of the State of Sonora on its $119 million long-term financing and $337 million debt refinancing, and designed a financial mechanism using water fees for the financing of three water treatment plants for the Water Commission of the State of Querétaro.

In 2003, Protego launched a private equity fund jointly with Discovery Capital Partners LLC. The fund, called Discovery Americas I L.P., has $68.3 million as of March 31, 2006 in capital commitments and seeks investment opportunities in Mexico in several sectors, including housing, healthcare, retail, consumer finance and transportation. Protego holds a 50% interest in the general partner of Discovery Americas I, L.P and is entitled to 33 1/3% of the carried interest from the fund. As of December 31, 2005, the fund has invested $29.6 million. In 2005, Protego formed an asset management business that focuses on investment management in peso-denominated money market and fixed income securities for institutional and high net worth investors in Mexico.

	Year of Initial Closing	Total Capital Commitments	Capital Invested as of December 31, 2005	Gross Realizations as of December 31, 2005	Carrying Value as of December 31, 2005	Status
($ in thousands)
Discovery Americas I LP	2003	$68,355	$29,582	—	$29,582	Investing

We will not consolidate the general partner of the Discovery Americas I private equity fund following this offering. However, we will recognize as revenue 10% of any carried interest realized from the Discovery Americas I private equity fund following this offering.

Evercore Asset Management

On October 28, 2005 we began our expansion into the traditional asset management business by forming Evercore Asset Management LLC. The core team of professionals has long-standing working relationships and a deep commitment to value investing. Gregory Sawers, EAM’s Chief Executive Officer and Andrew Moloff, EAM’s Chief Investment Officer who lead the investment management effort, worked closely managing and co-managing several investment services at one of the industry’s leading value-based asset management firms.

EAM’s approach to investing is classic value and the firm will seek to make value investments in small- and mid-capitalization publicly-traded companies. Business development will be focused on the institutional pension, endowment and foundation market. The firm’s first product offering, a concentrated small-cap value service, is now being formally marketed to the investment community. A second investment service, a concentrated small/ mid value equity portfolio, has also been launched. Marketing of this service will commence over the course of the second quarter of 2006. We intend to cross-market our other services with EAM in a variety of ways, and to seek additional operational and back-office synergies with the rest of our lines of business. EAM is registered as an investment adviser under the Investment Advisers Act of 1940. See “—Regulation” for a discussion of Investment Advisers Act regulatory matters.

Alliance with Mizuho Securities

On February 2, 2006, we entered into an alliance agreement with Mizuho Securities of Japan and its U.S. advisory subsidiary, The Bridgeford Group. The agreement calls for Evercore, Mizuho, and Bridgeford to provide U.S.-Japan cross-border advisory services for merger, acquisition or restructuring transactions on a joint basis. Subject to the terms of the agreement, we and Mizuho will offer one another the exclusive option to provide joint advisory services for certain cross-border transactions to U.S. clients of Evercore and Japanese clients of Mizuho. This alliance will give us access to the large number of Japanese corporate clients that Mizuho serves and enhances our ability to advise our U.S. clients on a global basis. The alliance agreement has an initial term of three years and is renewable for successive one-year terms thereafter. The alliance agreement may be terminated by either party at any time.

Co-Operation Agreement with Braveheart Financial Services Limited

On April 19, 2006, we entered into a Co-Operation Agreement with Braveheart Financial Services Limited, a private company limited by shares incorporated in England, which provides for a business referral arrangement. Braveheart was recently organized to provide corporate finance and private equity advisory services, and has applied for its receipt of applicable regulatory approvals. The arrangement under the Co-Operation Agreement is intended to generate incremental fee income for each of Evercore and Braveheart through mutual business referrals for financial advisory work and the sourcing and execution of private equity fundraising and investment opportunities. Pursuant to the Co-Operation Agreement, Braveheart will refer matters in North America to Evercore and Evercore will refer matters in Europe, the Middle East or Africa to Braveheart. Each of the parties is obligated to pay fees to the other party for services provided under the Co-Operation Agreement. The Co-Operation Agreement may be terminated by either party at any time on or after December 31, 2007 and will also terminate upon consummation of our pending acquisition of Braveheart as described below.

Acquisition of Braveheart Financial Services Limited

On July 31, 2006, we entered into a sale and purchase agreement to acquire Braveheart Financial Services Limited, an English company which provides corporate finance and private equity advisory services in Europe and with whom we already have a Cooperation Agreement. In exchange for 100% of the outstanding share capital of Braveheart, we would pay, subject to the terms and conditions of the sale and purchase agreement, initial consideration, deferred consideration and earn-out consideration, each of which is subject to reduction in the event that the value of Braveheart on the date of the sale and purchase agreement declines prior to the date on which such consideration is payable. The initial consideration will be comprised of 1,181,213 shares of our Class A common stock. The deferred consideration, payable not later than the seventh anniversary of the closing, will be comprised of additional shares of Class A common stock of not less than 50% and not more than 100% of the number of shares of Class A common stock issued as initial consideration, which percentage shall be determined by us based on the success of Braveheart’s business over the period from the consummation of the acquisition to the date of issuance of these shares. The Braveheart shareholders are also eligible to receive earn-out consideration based on gross revenues generated by the financial advisory business carried on by us and Braveheart in Europe. The maximum aggregate amount of earn-out consideration issuable to the Braveheart shareholders, collectively, is $3,000,000. Any earn-out consideration payable to the Braveheart shareholders will be paid in the form of loan notes due 2010 which bear interest at LIBOR plus 1% per annum and which are redeemable by the holder at any time after the date which is six months after the date of issuance. The closing of the Braveheart acquisition is subject to a number of conditions, including the closing of this offering, the absence of any breach of law and the receipt of the approval of the change of control of Braveheart from the U.K. Financial Services Authority. We expect that the closing of the Braveheart acquisition will occur no later than the first half of 2007.

If the relevant U.K. tax authority determines that any portion of the consideration to be issued to the Braveheart shareholders under the sale and purchase agreement is taxable as employment income, we may be required to pay to the U.K. tax authority certain employer-related taxes, which under current U.K. tax laws would equal 12.8% of the value of any such consideration deemed to be taxable as employment income. In such an event, the Braveheart shareholders have agreed to bear the cost of certain other taxes payable by an employee and pay to Braveheart a sum equal to such tax liabilities (which may be collected from the employer), which under current U.K. tax laws would equal in total 41% of the value of any such consideration deemed to be taxable as employment income. If Braveheart receives a particular U.K. corporation tax relief as a result of any of such tax liabilities or the circumstances giving rise thereto, then we will be required to share with the Braveheart shareholders of up to 50% of the net tax benefit of any such relief, as determined in accordance with the purchase and sale agreement. If any taxes are payable by the Braveheart shareholders in connection with the shares of Class A common stock to be received by the Braveheart shareholders under the sale and purchase agreement, we have agreed that, in order to fund the payment of any such tax liabilities by the Braveheart shareholders, we will : (i) buy back shares of Class A common stock from the Braveheart shareholders in exchange for cash, (ii) reduce the number of shares of Class A common stock to be issued to the Braveheart shareholders (Evercore may only elect this option with the prior written consent of the Braveheart shareholders), or (iii) waive the transfer restrictions to permit the sale of shares of Class A common stock by the Braveheart shareholders (Evercore may only elect this option to the extent that the Braveheart shareholders are able to sell a sufficient number of shares to fund their tax liabilities in accordance with U.S. securities laws).

People

As of July 15, 2006, we employed a total of 136 people, including our 25 Senior Managing Directors. We use the title Senior Managing Director to refer to our senior investment banking and investment management professionals; this title does not imply that these individuals are directors of Evercore Partners Inc. None of our employees is subject to any collective bargaining agreements and we believe we have good relations with our employees.

As an investment banking boutique, our core asset is our professional staff, their intellectual capital, and their dedication to providing the highest quality services to our clients. Prior to joining Evercore Partners, our Senior Managing Directors held positions with other leading financial services firms, law firms or investment firms. Roger Altman, Austin Beutner, Eduardo Mestre, David Wezdenko and Adam Frankel are our executive officers and biographical information relating to each of these five Senior Managing Directors is found in “Management”. The following individuals are our other 20 Senior Managing Directors and our Principal Accounting Officer:

Advisory

Saul Goodman, 38, is a Senior Managing Director in our advisory business with 15 years of relevant experience. Prior to joining Evercore, Mr. Goodman was a Vice President in the Investment Banking Division of Lehman Brothers, where he focused on media and telecommunications clients. Since joining Evercore, Mr. Goodman was involved in advising The Hearst Corporation on its investment in Fitch Ratings, CBS on its merger with Viacom Inc., ACNielsen Corporation on its sale to VNU N.V., Robert Mondavi Corporation on its sale to Constellation Brands, Spectrasite Inc. on its merger with American Towers Corporation and VNU N.V. on its sale to a private equity consortium. He also was involved with Evercore Capital Partners’ investments in American Media, Inc. and Telenet Holding N.V. Mr. Goodman currently serves on the Boards of Directors of Telenet Holding N.V and of American Media, Inc. Mr. Goodman has a B.S. from the University of Florida and an M.B.A. from the Columbia University Graduate School of Business.

Gil Ha, 42, is a Senior Managing Director in our advisory business with 17 years of relevant experience. Prior to joining Evercore, Mr. Ha was a Managing Director at Rohatyn Associates. He was previously a Managing Director and Co-Head of Deutsche Bank’s Telecommunications Group for the Americas and a Managing Director of Lazard in New York. Mr. Ha started his investment banking career at Lehman Brothers. Mr. Ha has a B.S. from Columbia University, a B.S. from Allegheny College and an M.B.A. from Columbia University Graduate School of Business.

William Hiltz, 55, is a Senior Managing Director in our advisory business with 30 years of relevant experience. Prior to joining Evercore, Mr. Hiltz was Head of the Global Energy Group at UBS Warburg, having become Head of the Energy Group at Dillon Read, a predecessor firm, in 1995. From 1982 to 1995, Mr. Hiltz was a Managing Director at Smith Barney, where at various times he headed the Energy Group, the High Yield and Merchant Banking Group, the Transportation Group, and the General Industrial Group. Since joining Evercore, Mr. Hiltz has advised General Mills on its acquisition of Pillsbury, the divestiture of its interest in Ice Cream Partners and the divestiture of its interest in SVE to PepsiCo. He has advised CVS on both its acquisition of Eckerd and, more recently, its acquisition of Albertson’s free standing drugstores. He advised EDS on the sale of UGS PLM, Swiss Re on its acquisition of GE’s reinsurance business, Tyco on its pending split-up into three separately traded companies, Credit Suisse on its pending sale of Winterthur, and Energy Partners on its pending acquisition of Stone Energy. Mr. Hiltz currently serves on the Boards of Directors of Energy Partners, Ltd. and Davis Petroleum. He is a former Trustee of the Salisbury School and currently serves as the Chairman of the Board of Trustees at Lenox Hill Hospital and its affiliate, Manhattan Eye Ear and Throat Hospital. Mr. Hiltz has a B.A. from Dartmouth College and an M.B.A. from The Wharton School at the University of Pennsylvania.

Jonathan Knee, 44, is a Senior Managing Director in our advisory business with 17 years of relevant experience. Prior to joining Evercore, Mr. Knee was a Managing Director and Co-Head of the Media Group at Morgan Stanley. He was previously Publishing Sector Head in the Communications, Media and Entertainment Group at Goldman, Sachs & Co. Since joining Evercore, Mr. Knee has advised NTL on its acquisition of Telewest, VNU N.V. on its sale to a private equity consortium, Freedom Communications on its recapitalization, The Hearst Corporation on its investment in Fitch Ratings, Dow Jones on its purchase of CBS MarketWatch and J.D. Power and Associates on its sale to McGraw-Hill. Mr. Knee is currently an Adjunct Professor at the Columbia University Graduate School of Business, where he teaches Media Mergers and Acquisitions and Media Strategy and serves as the Director of the Media Program. Mr. Knee currently serves on the Boards of Directors of Art Connection, Citizens’ Committee for Children of New York, National Women’s Law Center, New Alternatives for Children and the Yale Law School Fund. Mr. Knee has a J.D. from Yale University, an M.B.A. from Stanford University, an M.Sc. from Trinity College Dublin and a B.A. from Boston University.

Timothy LaLonde, 45, is a Senior Managing Director and the Chief Operating Officer of our advisory business. Mr. LaLonde has 17 years of relevant experience. Prior to joining Evercore, he was an Executive Director at UBS Warburg. Since joining Evercore, Mr. LaLonde has advised on Energy Partners’ pending acquisition of Stone Energy, General Motors’ pending sale of a 51% interest in GMAC, AT&T’s acquisition of BellSouth, NTL’s acquisition of Telewest, SBC’s acquisition of AT&T, EDS’ sale of UGS PLM, PanAmSat’s sale to an investor group and Cingular’s acquisition of AT&T Wireless. Mr. LaLonde has a B.S.B. from the University of Minnesota, an M.Sc. from the London School of Economics and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Michael Price, 49, is a Senior Managing Director in our advisory business with 27 years of relevant experience. Prior to joining Evercore, he held various positions at FirstMark Communications Europe, which he co-founded, including Chairman and CEO. Prior to FirstMark, Mr. Price spent eleven years at Lazard, where he was a Managing Director and founded and led the firm’s global Telecom and Technology Group. Since joining Evercore, Mr. Price has advised on SBC’s acquisition of AT&T, Cingular’s acquisition of AT&T Wireless, Scientific Atlanta’s sale to Cisco Systems, Flarion Technologies’ sale to Qualcomm, and Nextel Partners’ sale to Sprint. He serves on the Board of Overseers of the College of Arts and Sciences at the University of Pennsylvania and on the Board of the Rockefeller University Council. Mr. Price has a B.S. from The Wharton School at the University of Pennsylvania and an M.B.A. from the Harvard Business School.

William Repko, 57, is a Senior Managing Director in our advisory business with 33 years of relevant experience. He is co-head of the firm’s restructuring practice. Prior to joining Evercore, Mr. Repko served as a Managing Director and head of The Restructuring Group at J.P. Morgan Chase & Co., where he focused on providing comprehensive solutions to clients’ liquidity and reorganization challenges. Mr. Repko entered the banking world in 1973 with Manufacturers Hanover Trust, which after a series of mergers became J.P. Morgan Chase. Mr. Repko has a B.S. from Lehigh University.

Jane Sadowsky, 44, is a Senior Managing Director in our advisory business with 17 years of relevant experience. Prior to joining Evercore, Ms. Sadowsky was a Managing Director in Citigroup’s Investment Bank, which she joined in 2000. At Citigroup, she focused on Power and Utility companies and was Co-Head of Citigroup’s North America Power Investment Banking Group. Prior to Citigroup, Ms. Sadowsky spent 11 years as an investment banker for Donaldson, Lufkin & Jenrette, where she was a Senior Vice President in the Utilities Group. Ms. Sadowsky has a B.A. from the University of Pennsylvania and an M.B.A. from The Wharton School at the University of Pennsylvania.

William Shutzer, 59, is a Senior Managing Director in our advisory business with 34 years of relevant experience. Prior to joining Evercore, he was a Managing Director of Lehman Brothers, where he did both advisory work and was a principal in Lehman’s Merchant Banking Group. Prior to rejoining Lehman in 2000, Mr. Shutzer was the President of Furman Selz, where he coordinated its sale to ING Baring and subsequently became Executive Vice President of ING Baring Furman Selz. Prior to joining Furman Selz in 1994, Mr. Shutzer spent 22 years at Lehman Brothers in various positions, including Head of Corporate Finance. Since joining Evercore, Mr. Shutzer has advised Levi Strauss & Co., Cox Enterprises, and Hallmark Cards, among other clients, on a variety of matters. Mr. Shutzer is currently a Director of Tiffany & Co., JupiterMedia Corp., CSK Auto Corp., Turbochef Technologies, Inc., RSI Holding Co. and Test Equity LLC. Mr. Shutzer has a B.A. from Harvard College and an M.B.A. from the Harvard Business School.

Jane Wheeler, 37, is a Senior Managing Director in our advisory business with 15 years of relevant experience. Prior to joining Evercore, Ms. Wheeler was the Managing Director heading the securities industry and financial technology investment banking business at Morgan Stanley. She spent twelve years at Morgan Stanley in New York working on a variety of financings as well as mergers and acquisitions. Before that, she spent two years at JO Hambro Magan in London working on European mergers and acquisitions. Since joining Evercore, Ms. Wheeler has advised The Bank of New York in its pending formation of BNY ConvergEx, through the combination of BNY Securities Group’s trade execution business with Eze Castle Software and an investment from GTCR Golder Rauner. She also advised TA Associates on its acquisition of eSeclending, Reuters in the creation of FX MarketSpace, its joint venture with the Chicago Mercantile Exchange, Hotspot FX in its sale to Knight, and E*TRADE FINANCIAL in its acquisitions of Harrisdirect from Bank of Montreal and BrownCo from JP Morgan. Ms. Wheeler was named to the Institutional Investor Online Finance 40 in both 2005 and 2006. She currently serves on the Board of Trustees of The Brearley School. Ms. Wheeler has a B.A. from the University of Virginia.

David Ying, 51, is a Senior Managing Director in our advisory business with 28 years of relevant experience. He is co-head of the firm’s restructuring practice. Prior to joining Evercore, Mr. Ying has had extensive experience leading successful restructuring advisory groups. Most recently, he was for two years a Managing Director of Miller Buckfire Ying & Co., LLC, a boutique restructuring advisory firm. Before that he spent six years as a Senior Managing Director of JLL Partners, a private equity investment firm that invests in turnaround situations. Prior to that he led restructuring groups at Donaldson Lufkin & Jenrette, Smith Barney and Drexel Burnham Lambert. Mr. Ying has a B.S. from the Massachusetts Institute of Technology and an M.B.A. from The Wharton School at the University of Pennsylvania.

Investment Management

Ciara Burnham, 39, is a Senior Managing Director in our investment management business with 15 years of relevant experience. Previously, Ms. Burnham was a founding partner of Five Mile Capital Partners, an equity research analyst with Sanford C. Bernstein & Co., Inc., and a consultant with McKinsey & Company. Ms. Burnham currently serves on the Boards of Directors of Vertis, Inc., Specialty Products & Insulation Co., and TestEquity LLC. Ms. Burnham has a B.A. from Princeton University and an M.B.A. from the Columbia University Graduate School of Business.

Phillipe Camus, 58, is a Senior Managing Director in our investment management business with 33 years of relevant experience. Since 1998, Mr. Camus has been co-managing partner of the Lagardère SCA and, from 2000 to 2005, he was co-Chief Executive Officer of the European Aeronautic Defence & Space Company (EADS). Prior to his service at EADS, Mr. Camus spent 18 years in senior management positions at Lagardère SCA and, prior to that, he spent ten years at Caisse des Dépôts, where he was appointed Head of the Fixed Income Directorate in 1976. In 2005, Mr. Camus was designated an Officer of the French Légion d’Honneur and in 2004 also received the Cross of the German Merit Order. Mr. Camus currently serves on the Boards of Directors of Crédit Agricole SA, Accor SA, the Institut d’Expertise et de Prospective of the Ecole Normale Supérieure and the Paris Ueroplace Association. Mr. Camus is a graduate in economics and finance of Institut d’Etudes Politiques de Paris, a graduate in physics of Ecole Normale Supérieure, and holds a doctorate degree in actuarial science from the Institute des Actuaires.

John Dillon, 67, is a Senior Managing Director and Vice Chairman of our investment management business, with 43 years of relevant experience. From 1996-2003, Mr. Dillon served as Chairman and Chief Executive Officer of International Paper and, prior to that, he served as that company’s President and Chief Operating Officer for one year. He is currently a Director of Caterpillar, Inc., the Kellogg Company, DuPont, Vertis Inc., Specialty Products & Insulation Co., Test Equity LLC, and Davis Petroleum. Mr. Dillon has also served as Chairman of the Business Roundtable; Chairman of the Board of Governors of the National Council for Air and Stream Improvement; and Chairman of the Board of the American Forest and Paper Association. He was a member of the President’s Advisory Council on Trade Policy and Negotiations and The Business Council. Mr. Dillon has a B.S. from the University of Hartford and an M.S. from the Columbia University Graduate School of Business.

Richard Emerson, 44, is a Senior Managing Director in our investment management business with 20 years of relevant experience. Prior to joining Evercore, Mr. Emerson was Senior Vice President of Corporate Development and Strategy at Microsoft, where he was responsible for leading Microsoft’s overall corporate development activities, including mergers, acquisitions and strategic partnerships, and corporate strategy. Mr. Emerson also was a member of Microsoft’s Business Leadership Team, which shared responsibility for Microsoft’s strategic and business planning. Prior to joining Microsoft in 2000, Mr. Emerson was Managing Director and co-head of technology and telecommunications advisory services at Lazard, where he also ran the West Coast office. He currently serves as a Trustee of the California Academy of Sciences, a non-profit museum and research institute located in San Francisco. Mr. Emerson has a B.A. and M.A. from Stanford University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Neeraj Mital, 40, is a Senior Managing Director in our investment management business with 19 years of relevant experience. Prior to joining Evercore, he was a Managing Director at The Blackstone Group. Since joining Evercore, Mr. Mital has been involved in our investments in Diagnostic Imaging Group and Michigan Electric Transmission Company (METC), among other transactions. He currently serves on the Boards of Directors of American Media, Inc., METC and Diagnostic Imaging Group. Mr. Mital has a B.S. from The Wharton School at the University of Pennsylvania.

Sangam Pant, 41, is a Senior Managing Director in our investment management business with 18 years of relevant experience. He runs our Venture Capital business, and additionally focuses on India-related private equity. Prior to joining Evercore, Mr. Pant was Executive Vice President, General Manager and Chief Technology Officer of the eCompanies Incubator, where he was responsible for product, creative, technology and business development functions as well as the wireless joint-venture with Sprint. Previously, he was Vice President of Integration and Operations for Lycos. Mr. Pant currently serves on the Boards of Directors of

Certus, Sierra Design Automation and StrongMail. He holds four patents and has published numerous research papers and articles. He has a B.S. from Maharaja Sayajirao University in Baroda, India, an M.S. from the University of Florida, and an M.B.A. from the Wharton School at the University of Pennsylvania.

Kathleen Reiland, 41, is a Senior Managing Director and the Chief Operating Officer of our investment management business. Ms. Reiland has 17 years of relevant experience. Prior to joining Evercore, she was a Principal and buy-side equity research analyst with Sanford C. Bernstein & Co., Inc. where she was responsible for investments in both small capitalization and hedge fund portfolios and a consultant with Bain & Co. Since joining Evercore, Ms. Reiland has been involved in advising CBS Corporation on its merger with Viacom Inc. and in Evercore Capital Partners’ investment in Diagnostic Imaging Group, among other transactions. She currently serves on the Boards of Directors of Causeway Capital Management LLC and Diagnostic Imaging Group. Ms. Reiland has a B.A. from Duke University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Administrative and Marketing

Thomas J. Gavenda, 37, Controller, is responsible for all aspects of the accounting functions of the firm. Mr. Gavenda joined Evercore in December 2005 after spending three years at Primus Guaranty, Ltd. as the controller, and five years at Deutsche Bank Securities as the Chief Financial Officer for the US investment bank. Previously, Mr. Gavenda spent several years at Morgan Stanley in their controlling and treasury areas and began his career at Deloitte & Touche. Mr. Gavenda has a B.B.A. from the University of Notre Dame and a J.D. from Brooklyn Law School. Mr. Gavenda is a C.P.A. and has been admitted to the New Jersey State Bar.

Gail Landis, 53, is a Senior Managing Director and Head of Sales and Marketing for our investment management business. She is also a founding partner in Evercore Asset Management. Prior to joining Evercore in June 2005, Ms. Landis was a Managing Director and Head of Americas Distribution for Credit Suisse Asset Management (CSAM). In addition, she served as Chair of CSAM’s Global Marketing Committee and was a member of the firm’s Global Executive Committee. Prior to CSAM, Ms. Landis spent 21 years at Sanford C. Bernstein & Co. where she most recently was a Managing Director and senior executive leading the firm’s global institutional marketing and consultant development activities. She currently serves on the Investment Committee of the Board of Trustees of St. Mark’s School and the Board of Directors of Pro Mujer, a not-for-profit microfinance organization. Ms. Landis has a B.A. from Boston University and an M.B.A. from New York University’s Stern School of Business.

M. Sharon Lewellen, 48, is a Senior Managing Director. Prior to joining Evercore, Ms. Lewellen was a Managing Director at The Blackstone Group from 1995 to 2002, where she was responsible for the firm’s internal accounting, tax and financial reporting for the private equity, real estate and mezzanine funds. From 1989 to 1995, Ms. Lewellen was the Vice President of Finance and Operations at Financo, Inc. Ms. Lewellen has a B.S. from The Wharton School at the University of Pennsylvania and an M.B.A. from Temple University.

Protego

Following our combination with Protego, the following Directors of Protego will become our Senior Managing Directors. In addition, following the combination with Protego, Pedro Aspe will become a Senior Managing Director and our Co-Chairman and his biographical information is found in “Management”.

Advisory

Fernando Aportela, 35, is a Director responsible for Protego’s sub-sovereign public finance group. Mr. Aportela has 9 years of relevant experience. He joined Protego as deputy director in 2004, and became managing director in 2005. Prior to that, he was Revenues Deputy Secretary in the Government of the State of Veracruz. Mr. Aportela has also served as manager-researcher in the Mexican Central Bank, deputy director of the economic advisory team of the Presidency and member of the economic advisory team of the Minister of Finance and Public Credit of Mexico. Mr. Aportela received a B.A. from Instituto Tecnológico Autónomo de México (ITAM) and a Ph.D. from the Massachusetts Institute of Technology.

Augusto Arellano, 32, is a Director responsible for Protego’s real estate group. Mr. Arellano has seven years of relevant experience. In 1996, he joined Protego as an analyst, in 2003 he became Deputy Director and in 2006 Managing Director. Prior to that he was a staff member of the Director of Financial Engineering and Sector Projects for Banobras. Mr. Arellano has also been a Research Scholar at the Stern School of Business at New York University and Professor of Economics in the MBA program of the Instituto Tecnologico Autonomo de Mexico (ITAM). Mr. Arellano received a B.A. from ITAM and a Ph.D from the Carlos III University in Spain.

Hugo Garza, 42, is a Director responsible for Protego’s restructuring and refinancing groups. Mr. Garza has 12 years of relevant experience. Prior to joining Protego in 1996, he was Chief Information & Technology Officer at Banco Regional de Monterrey, and co-founder and General Manager of two software and automation companies. Since 1987, Mr. Garza has founded several health and technology associations. Mr. Garza received a B.A. from Instituto Tecnológico de Estudios Superiores de Monterrey (ITESM) and a Masters degree from DUXX Graduate School of Business Leadership.

Jorge Marcos, 54, is a Director responsible for Protego’s mergers and acquisitions group with 23 years of relevant experience. Prior to joining Protego in 1996, Mr. Marcos served as Director of Corporate Finance at Vector, Chief Financial Officer and Director of Treasury at Ponderosa Industrial, and Corporate Treasurer and Manager of Administration Funds at Cemex. He has also been advisor to BITAL and Bancomext, and President of the Mexican Institute of Finance Executives (IMEF). Mr. Marcos received a B.A. and an M.B.A. from the Universidad Autónoma de Nuevo León (UANL). He is also a graduate of the Management program at Universidad Panamericana—Instituto Panamericano de Alta Direccion de Empresas (IPADE).

Antonio Souza, 52, is a Director in Protego’s advisory business responsible for Protego’s energy group with 25 years of relevant experience. Prior to joining Protego in 1998, Mr. Souza was Vice President of Project Finance for energy projects at Banamex, Vice President of Project Development in the Business Promotion division of Banamex, and Senior Partner in Servicios Industriales Peña Verde. He has held a variety of roles at PEMEX, including Chief Economist in the Refining and Petrochemical Division. Prior to joining Pemex, he worked in the Mexican Government in the energy department of the Secretary of the Patrimony. Mr. Souza received a Masters degree and a Ph.D. from the French Institute of Petroleum. He also holds a degree from the L’Ecole Superior des Art et Metiers in Paris.

Investment Management

Sergio Sánchez, 47, is a Director and the Chief Executive Officer of Protego’s asset management business with 21 years of relevant experience. Prior to joining Protego, Mr. Sánchez served as Chief Executive Officer of Vector Casa de Bolsa from 1996 to May 2001. Prior to that, he was Senior Vice President at Santander Investment Securities in New York, where he was responsible for fixed income. Mr. Sánchez also worked as head of risk management for Grupo Inverlat in Mexico, and as a consultant for the Ambrosetti Group in Madrid, Spain. He has been an advisor to several companies involved in antitrust cases in the transportation and telecommunications sectors. Mr. Sánchez has served as a Member of the Board of the Mexican Stock Exchange. Mr. Sánchez received a B.A. from Instituto Tecnológico Autónomo de México (ITAM) and a Ph.D. from the Massachusetts Institute of Technology.

Competition

The financial services industry is intensely competitive, and we expect it to remain so. Our competitors are other investment banking, financial advisory and private equity firms. We compete both globally and on a regional, product or niche basis. We compete on the basis of a number of factors, including transaction execution skills, investment performance, our range of products and services, innovation, reputation and price.

We believe our primary competitors in securing advisory engagements are Citigroup, Credit Suisse, Goldman, Sachs & Co., Lazard, Lehman Brothers, Merrill Lynch, Morgan Stanley, UBS Investment Bank and other large investment banking firms as well as investment banking boutiques such as Allen & Co., The Blackstone Group, Gleacher Partners, Greenhill & Co. and Rohatyn Associates.

We believe our competition in the investment management business includes private equity funds of all sizes. As we seek to expand our investment management business, we expect to face competition both in the pursuit of outside investors for our private equity funds and in acquiring investments in attractive portfolio companies. In addition, Evercore Asset Management, which seeks to make investments for institutional and high net worth investors, faces substantial competition from a large number of traditional asset management companies, many of which are larger, more established firms with greater brand name recognition and more extensive client bases.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our businesses. This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors.

Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our shareholders or creditors. In the United States, the Securities and Exchange Commission, or SEC, is the federal agency responsible for the administration of the federal securities laws. Evercore Group LLC, a wholly-owned subsidiary of ours through which we conduct our financial advisory business, is registered as a broker-dealer with the SEC and the National Association of Securities Dealers, Inc., or the NASD, and is in the process of registering as a broker-dealer in all 50 states and the District of Columbia. Evercore Group LLC is subject to regulation and oversight by the SEC. In addition, the NASD, a self-regulatory organization that is subject to oversight by the SEC, adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including Evercore Group LLC. State securities regulators also have regulatory or oversight authority over Evercore Group LLC.

Protego Casa de Bolsa, Protego’s asset management subsidiary, is authorized by the Mexican Ministry of Finance to act as a broker-dealer and financial advisor in accordance with the Mexican Securities Market Law. Protego Casa de Bolsa is subject to regulation and oversight by the Mexican Ministry of Finance and the Mexican National Banking and Securities Commission. In addition, the Mexican Broker Dealer Association, a self-regulatory organization that is subject to oversight by the Mexican National Banking and Securities Commission, adopts and enforces rules governing the conduct, and examines the activities of, its member broker-dealers, including Protego Casa de Bolsa.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of a self-regulatory organization, we are subject to the SEC’s uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to, among other things, the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Additional legislation, changes in rules promulgated by financial authorities (in the case of Mexican broker-dealers) and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

Some of our subsidiaries are registered as investment advisors with the Securities and Exchange Commission. Registered investment advisors are subject to the requirements and regulations of the Investment Advisers Act of 1940. Such requirements relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions.

The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States and Mexican Financial Authorities, are empowered to conduct periodic examinations and initiate administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

In addition, we have recently entered into an agreement to acquire Braveheart Financial Services Limited, an English company which provides corporate finance and private equity advisory services in Europe. Braveheart is subject to regulation by the Financial Services Authority in the United Kingdom.

Facilities

Our principal executive offices are located in leased office space at 55 East 52nd Street, New York, New York. We also lease the space for our offices at 150 East 52nd Street, New York, New York; 100 Wilshire Boulevard, Santa Monica, California; and at One Maritime Plaza, San Francisco, California. We do not own any real property. We consider these arrangements to be adequate for our present needs.

With the Protego combination, we will also have offices in leased office space at Av. Lázaro Cárdenas 2400 Torre D-32, Col. San Agustin in Monterrey, Mexico and at Blvd. Manuel A. Camacho 36-22, Col. Lomas de Chapultepec in Mexico City, Mexico.

Legal Proceedings

We are not party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our current directors and executive officers, as well as our nominees for our board of directors.

Name	Age	Position
Roger C. Altman	60	Chairman, Co-Chief Executive Officer and Director

Austin M. Beutner	46	President, Co-Chief Executive Officer, Chief Investment Officer and Director

Francois de Saint Phalle	60	Director Nominee

Curt Hessler	62	Director Nominee

Gail Block Harris	53	Director Nominee

Anthony N. Pritzker	45	Director Nominee

Eduardo Mestre	57	Vice Chairman

David E. Wezdenko	42	Chief Financial Officer

Adam B. Frankel	38	General Counsel

Following our combination with Protego, Pedro Aspe will become a Senior Managing Director and will join Messrs. Altman and Beutner on our board of directors as Co-Chairman and Director. Mr. Aspe’s biographical information is set forth below with that of our executive officers and directors.

Roger C. Altman is Chairman of Evercore. He began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming Co-Head of overall investment banking, a member of the firm’s Management Committee and its board of directors. He remained in those positions until the firm was sold to Shearson/American Express.

In 1987, Mr. Altman joined The Blackstone Group as Vice Chairman, Head of the Firm’s merger and acquisition advisory business and a member of its Investment Committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years. In 1996, he co-founded Evercore Partners.

Mr. Altman is a Trustee of The National Park Foundation, New Visions for Public Schools and The American Museum of Natural History, where he also serves as Chairman of the Investment Committee. He also is a member of the Council on Foreign Relations and serves on its Finance and Investment Committees. He received a B.A. from Georgetown University and an M.B.A. from the University of Chicago.

Austin M. Beutner, President, Co-Chief Executive Officer and Chief Investment Officer, co-founded the Company in 1996. Mr. Beutner has served as Chairman of the Evercore Capital Partners private equity funds since 1997, Chairman of the Evercore Ventures private equity fund since 2002 and Chairman of Evercore Asset Management since 2006. From 1994 to 1996, Mr. Beutner was President and Chief Executive Officer of The U.S. Russia Investment Fund, a private investment fund capitalized with $440 million by the U.S. Government. In 1988, Mr. Beutner joined The Blackstone Group, where he became a General Partner in 1989. From 1982 to 1988, Mr. Beutner worked in Smith Barney’s Mergers and Acquisitions Group and, in 1986, he helped establish the firm’s Merchant Banking Group.

Mr. Beutner currently serves on the boards of directors of American Media, Inc. and Sedgwick CMS, Inc. He also serves as Chairman of the Board of the California Governor’s Council on Physical Fitness and Sports, as Chairman of the Board of Directors of the California Institute of the Arts, as Chairman of the board of directors of Carlthorp School and is a member of the Council on Foreign Relations. Mr. Beutner has a B.A. in Economics from Dartmouth College.

Pedro Aspe, 55, Co-Chairman, founded Protego in 1996, and serves as Protego’s Chairman of the board of directors and Chief Executive Officer. Mr. Aspe has been since 1995 a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Mr. Aspe has held a number of positions with the Mexican government and was most recently the Minister of Finance and Public Credit of Mexico from 1988 through 1994.

Mr. Aspe is a Principal, member of the Investment Committee and Chairman of the Advisory Board of Discovery Americas I L.P. Mr. Aspe serves as a director of a number of public companies, including Televisa and the McGraw Hill Companies. Mr. Aspe is a member of the Board of the Carnegie Foundation, the Advisory Board of Stanford University’s Institute of International Studies and the Visiting Committee of the Department of Economics of the Massachusetts Institute of Technology. Mr. Aspe also currently serves as a member of the Advisory Board of Marvin & Palmer and of MG Capital, in Monterrey, Mexico. Mr. Aspe received a B.A. in Economics from Instituto Tecnológico Autónomo de México (ITAM) and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Francois de Saint Phalle, director nominee, has been a private equity investor, financial advisor and investment banker for more than thirty-five years. Mr. de Saint Phalle has been a private investor since 2000 and was a consultant for Evercore from 2000 to 2002. From 1989 to 2000 he was Chief Operating Officer and Vice Chairman of Dillon, Read & Co. Inc. before it was merged into UBS. In this capacity he was responsible for the oversight of the firm’s capital commitments in debt and equity markets. Previously, Mr. de Saint Phalle worked for 21 years at Lehman Brothers. He was named a general partner of the firm in 1976 and at various points he managed the Corporate Syndicate Department, the Equity Division and co-headed the Corporate Finance Department. From 1985 to 1989 he served as Chairman of Lehman International, with a primary responsibility for developing a coordinated international finance strategy with American Express which had acquired Lehman in 1984. He was named to Lehman’s Operating and Compensation Committees in 1980.

Mr. de Saint Phalle is a member Emeritus of the Board of Visitors of Columbia College. He received his B.A. from Columbia College.

Curt Hessler, director nominee, has been a Lecturer at the UCLA School of Law since 2003. Mr. Hessler has held various CEO and board-level leadership positions in media and IT companies. In 1998, Mr. Hessler founded 101 Communications LLC, an IT media company, as CEO and served as the company’s chairman until its sale in 2006. From 1985 to 1991, he was Vice-Chairman and Chief Financial Officer of Unisys Corporation; from 1991 to 1995, he was Executive Vice President of Times Mirror Company; he was Chairman of I-net. Inc. during 1996; and he was President of Quarterdeck Corporation in 1997 and 1998. From 1981 to 1983, Mr. Hessler practiced law as a partner at Paul Weiss Rifkind Wharton & Garrison. From 1976 to 1981, Mr. Hessler served as the U.S. Assistant Secretary of the Treasury for Economic Policy, Executive Director of President’s Economic Group, and Associate Director of OMB. He clerked for Judge J. Skelly Wright of the U.S. Court of Appeals in D.C. from 1973 to 1974 and then clerked for Justice Potter Stewart of the U.S. Supreme Court from 1974 to 1975. Mr. Hessler is currently a director of Learning Tree International, Inc.

Mr. Hessler received a B.A. from Harvard College, a J.D. from Yale Law School and an M.A. from the University of California at Berkeley. He was also a Rhodes Scholar of Balliol College at Oxford.

Gail Block Harris, director nominee, has served as President of the Board of Directors of New York Cares, a leading non-profit organization providing volunteer services in New York City since 2001. Since 1998, Ms. Harris has been Of Counsel to Simpson Thacher & Bartlett LLP, where she was a partner from 1984 to 1998 specializing in corporate and securities law with a special emphasis on entertainment and media companies as well as joint ventures. Ms. Harris is a director of CIGNA Life Insurance Company of New York and is a member of the Dean’s Advisory Council of Stanford Law School and the Executive Committee of the Stanford Law School Board of Visitors.

Ms. Harris has an A.B. from Stanford University and a J.D. from Stanford Law School.

Anthony N. Pritzker, director nominee, is a co-founder of The Pritzker Group where he has served as Managing Partner since January 2004. He has also served as Chairman of Am-Safe, Inc. since September 2004. Mr. Pritzker has over twenty years experience leading middle-market manufacturing and distribution companies. From 2000 to 2004 he served as President of Baker Tanks, a leading tank and pump equipment rental company. In 1998, he was appointed by the Marmon Group to oversee Stainless Industrial Companies, a portfolio of several industrial manufacturing companies. Mr. Pritzker served as President of Stainless Industrial Companies from January 1998 to December 2005. From 1996 to 1998 he served as the Regional Vice President of operations in Asia for Getz Bros. & Co. Prior to 1996, Mr. Pritzker was a Group Executive at the Marmon Group and directed operations at Arzo, MD Tech, Micro-Aire, Oshkosh Door and Fenestra.

Mr. Pritzker is a trustee of Cal Arts, serves as a director for Heal The Bay and is a member of the Dartmouth Board of Overseers. Mr. Pritzker graduated with a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

Eduardo Mestre, Vice Chairman, is responsible for the firm’s corporate advisory business. From 2001 to 2004, Mr. Mestre served as Chairman of Citigroup’s Global Investment Bank. From 1995 to 2001, he served as Head of investment banking and, prior to that, as Co-Head of mergers and acquisitions at Salomon Smith Barney. As Head of investment banking, Mr. Mestre led Salomon’s business integration efforts arising from the various mergers that led to the creation of Citigroup. Prior to joining Salomon in 1977, Mr. Mestre practiced law at Cleary Gottlieb Steen & Hamilton LLP.

Mr. Mestre is a member of the Executive Committee and past Chairman of the Board of WNYC and is Chairman of the Board of Cold Spring Harbor Laboratory. Mr. Mestre has a B.A. from Yale University and a J.D. from Harvard Law School.

David E. Wezdenko, Chief Financial Officer and Senior Administrative Partner, is responsible for accounting, administrative and tax functions of the firm and its private equity and venture capital funds. Prior to joining the firm, Mr. Wezdenko was a Managing Director at JP Morgan Asset Management from 1996 to 2005, where he was head of technology and operations for the U.S. platform and Chief Operating Officer of JP Morgan’s mutual fund business. Prior to JP Morgan, Mr. Wezdenko held senior financial and operational positions at United Asset Management and Fidelity Investments in Boston. Mr. Wezdenko has a B.S. in accounting from Boston College.

Adam B. Frankel, General Counsel, is responsible for Evercore’s legal and compliance departments. Prior to joining the firm in July 2006, Mr. Frankel was Senior Vice President, General Counsel and Corporate Secretary of Genesee & Wyoming from 2003 to 2006, a leading owner and operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Mr. Frankel was also responsible for matters related to human resources and government affairs. Prior to that, Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the Office of the General Counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate at Simpson Thacher & Bartlett LLP in London and New York.

Mr. Frankel is currently a member of the board of directors at Picis, Inc., a privately held company that creates automated software for resource-intensive hospital departments. He has a B.A. from Brown University and a J.D. from Stanford Law School.

There are no family relationships among any of our directors, director nominees or executive officers.

Composition of the Board of Directors after this Offering

Prior to the closing of this offering, we intend to appoint Francois de Saint Phalle, Curt Hessler, Gail Block Harris and Anthony N. Pritzker to our board of directors and each of them has consented to so serve.

Our bylaws provide that our board of directors shall consist of such number of directors as shall from time to time be fixed by our board of directors. Each director will serve until our next annual meeting or until the director’s earlier resignation or removal.

Committees of the Board of Directors

We anticipate that, prior to this offering, our board of directors will establish an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and our board of directors intends to adopt new charters for its committees that comply with current federal and New York Stock Exchange rules relating to corporate governance matters. Following the closing of this offering, we intend to make copies of the committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, available on our website at www.evercore.com.

Audit Committee. We anticipate that Messrs. Hessler and de Saint Phalle and Ms. Harris will serve on the Audit Committee and that Mr. Hessler will serve as its chair. The purpose of the Audit Committee will be to assist our board of directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence and (4) the performance of the independent registered public accounting firm. The Audit Committee will also be responsible for preparing the Audit Committee report that is included in our annual proxy statement.

Compensation Committee. We anticipate that Messrs. Hessler, Pritzker and de Saint Phalle will serve on the Compensation Committee and that Mr. Pritzker will serve as its chair. The Compensation Committee will be responsible for approving, administering and interpreting our compensation and benefit policies, including our executive officer incentive programs. It will review and make recommendations to our board of directors to ensure that our compensation and benefit policies are consistent with our compensation philosophy and corporate governance guidelines. The Compensation Committee will also be responsible for establishing the compensation of our Co-Chief Executive Officers.

Nominating and Corporate Governance Committee. We anticipate that Ms. Harris and Messrs. Pritzker and de Saint Phalle will serve on the Nominating and Corporate Governance Committee and that Ms. Harris will serve as its chair. The purpose of the Nominating and Corporate Governance Committee will be to oversee our governance policies, nominate directors for election by stockholders, nominate committee chairpersons and, in consultation with the committee chairpersons, nominate directors for membership on the committees of the board. In addition, the Nominating and Corporate Governance Committee will assist our board of directors with the development of our Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a Compensation Committee as described above. Mr. Altman and Mr. Beutner have historically made all determinations regarding executive officer compensation.

Director Compensation

Our policy is not to pay director compensation to directors who are also our employees. We anticipate that each outside director will receive an annual retainer of $70,000, payable, at the director’s option, either 100% in cash or half of which will be payable in cash and half of which will be payable in restricted stock of Evercore Partners Inc. In addition, each outside director will receive a one-time award of restricted stock units with a value of $50,000 upon their initial appointment to the Board. The restricted stock units will be granted under the 2006 Stock Incentive Plan described below and will vest after a two-year period following the director’s appointment to the Board, subject to continued service on the Board. In addition, we anticipate that the chair of the Audit Committee will receive an additional annual cash retainer of $10,000.

Executive Compensation

As an independent company, we have established executive compensation practices that link compensation with our performance as a company. We will periodically review our executive compensation programs to ensure that they are competitive.

Summary Compensation Table

Prior to this offering, our business was conducted through limited liability companies, partnerships and sub-chapter S entities. As a result, meaningful individual compensation information for our directors and executive officers of our business based on its operation in corporate form is not available for periods prior to this offering. In addition, we have operated our business with a relatively small number of executive officers for the years prior to the current fiscal year. In October 2005, David Wezdenko joined us as our Chief Financial Officer and the following table shows compensation information for his employment from that time until December 31, 2005. Following the Protego Combination and this offering, Mr. Aspe will join us as our Co-Chairman.

The following table sets forth certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended December 31, 2005 for Co-Chief Executive Officers and our two other executive officers during the fiscal year ended December 31, 2005. These individuals are referred to as the “named executive officers” in other parts of this prospectus.

2005 Compensation Information

		Annual Compensation					Long-Term Compensation
							Awards		Pay-outs
Name And Principal Position	Year	Salary	Bonus	Participation in Earnings of Evercore Entities(1)	Other Annual Compensation(2)		Restricted Stock Awards	Securities Underlying Options/ SARS	LTIP Payouts
Roger C. Altman Chairman and Co-Chief Executive Officer	2005	$	$	$9,091,399	$634,480	(3)	$	$	$
Austin M. Beutner President, Co-Chief Executive Officer and Chief Investment Officer	2005			6,823,541	598,666	(4)
Eduardo Mestre Vice Chairman	2005			5,688,222	30,000	(5)
David E. Wezdenko Chief Financial Officer(6)	2005			320,317

(1)	Evercore has historically operated in the form of limited partnerships, limited liability companies or sub-chapter S entities and the Senior Managing Directors, in lieu of a salary and bonus, received their compensation in the form of participation in the earnings of the respective entities in which they were members or partners. The amounts presented in this additional column reflect distributions made to the named executive officers by such entities in respect of the fiscal year ended December 31, 2005, including distributions to Messrs. Altman, Beutner, Mestre and Wezdenko in January and February 2006 in the amounts of $6,673,000, $4,397,309, $3,528,000 and $0, respectively, and excluding distributions made to them in January 2005 in respect of the prior fiscal year in the amounts of $4,290,787, $4,316,247, $0 and $0, respectively.
(2)	Except as otherwise provided below, perquisites and other personal benefits to the named executive officers were less than both $50,000 and 10% of the total annual salary and bonus reported for the named executive officers, and therefore, information regarding perquisites and other personal benefits has not been included.
(3)	Includes (a) $574,990 in carried interest earned in connection with investments realized by Evercore Capital Partners I, Evercore Capital Partners II and Evercore Ventures of which $65,583 was unpaid as of December 31, 2005, (b) a $30,000 profit sharing contribution relating to 2005 which was unpaid as of December 31, 2005, and (c) costs and expenses of $29,490 associated with the automobile and driver the Company provides for Mr. Altman. Excluded from this amount is the $29,000 profit sharing contribution relating to 2004 that was paid in 2005.
(4)	Includes (a) $568,666 in carried interest earned in connection with investments realized by Evercore Capital Partners I, Evercore Capital Partners II and Evercore Ventures of which $59,462 was unpaid as of December 31, 2005 and (b) a $30,000 profit sharing contribution relating to 2005 which was unpaid as of December 31, 2005. Excluded from this amount is the $24,000 profit sharing contribution relating to 2004 that was paid in 2005.
(5)	Consists of a $30,000 profit sharing contribution relating to 2005 which was unpaid as of December 31, 2005.
(6)	Mr. Wezdenko joined the Company on October 12, 2005.

Employment Agreements with Messrs. Altman, Beutner and Aspe

Prior to this offering, we expect to enter into substantially similar employment agreements with each of Roger Altman, Austin Beutner and Pedro Aspe (each, an “Executive”). Pursuant to the terms of the individual employment agreements, (i) Mr. Beutner will serve as Co-Chief Executive Officer, President, Chief Investment Officer and Director; (ii) Mr. Altman will serve as a Co-Chief Executive Officer, Co-Chairman of the Board of Directors and Director and (iii) Mr. Aspe will serve as Co-Chairman of the Board of Directors and a Senior Managing Director, as well as the Chief Executive Officer of our principal Mexican operating subsidiary, in each case for a term of three years, subject to automatic, successive one-year extensions thereafter unless either party gives the other 60 days prior notice that the term will not be extended.

Each employment agreement would provide for an annual base salary of $500,000 and a guaranteed annual bonus payment of $500,000 on a fixed date following the end of each fiscal year (the “guaranteed annual bonus”). The employment agreements for Messrs. Altman and Beutner will also provide for a profit annual bonus in the amount of $1.25 million for 2006, which shall be in addition to profits or other bonuses paid out in 2006 prior to the effectiveness of the employment agreement. For each subsequent year, Messrs. Altman and Beutner shall receive a profit annual bonus as long as the annual percentage increase in adjusted net income per share (as defined in the agreement) for such year compared to the prior year is greater than 5%, in an amount equal to one plus the percentage increase in our adjusted net income per share for such year compared to the base net income per share for 2006 (as defined in the agreement) multiplied by $2.50 million. For Mr. Aspe, his profit annual bonus would be calculated as an amount such that his total annual compensation for the applicable fiscal year is equal to the product of (x) the average of the total cash compensation earned by Messrs. Altman and Beutner for such fiscal year and (y) the ratio that his share ownership interest in the company as of this offering bears to 0.5 times the total share ownership of Messrs. Altman and Beutner in the Company as of this offering, as set forth more fully in his employment agreement. In any event, Mr. Aspe’s compensation will never be less than the sum of his annual base salary and guaranteed annual bonus. In the event either of Messrs. Altman or Beutner ceases to serve as a Co-Chief Executive Officer, the value of “(x),” above, used for purposes of calculating Mr. Aspe’s profit annual bonus, will instead be deemed to equal total cash compensation earned by our Chief Executive Officer for the applicable fiscal period.

Pursuant to each employment agreement, if the Executive’s employment terminates prior to the expiration of the term due to his death or disability, the Executive would be entitled to receive (i) any base salary earned but unpaid through the date of termination; (ii) reimbursement for any unreimbursed business expenses properly incurred by the Executive; (iii) such employee benefits, if any, as to which the Executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) are referred to as the “accrued rights”); (iv) lump sum payments equal to the Executive’s earned but unpaid guaranteed annual bonus and profit annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, payable when such bonuses would have otherwise been payable had Executive’s employment not terminated; and (v) pro-rated portions of the guaranteed annual bonus and profit annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonuses are payable, relative to 12 months.

If an Executive’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined in the employment agreement) or by the Executive for “good reason” (as defined in the employment agreement) or if we elect not to extend the term (each a “qualifying termination”), the Executive would be entitled, subject to his compliance with certain restrictive covenants (contained in the agreements described under “—Confidentiality, Non-Solicitation and Proprietary Information Agreements”), to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following a “change in control” of the Company (as defined in the employment agreement)) the greater of (x) the sum of (i) his annual base salary, (ii) his guaranteed annual bonus and (iii) his average profit annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year (for Mr. Aspe, the average amount of the total annual cash compensation payable to Messrs. Altman and Beutner in the most recently completed fiscal year, multiplied by the ratio his ownership interest at the time of this offering bears to that of Messrs. Altman and Beutner (as set forth more fully in his agreement)); (B) any “accrued rights” (as defined above); (C) lump sum payments equal to the Executive’s earned but unpaid guaranteed annual bonus and profit annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, payable when such bonuses would have otherwise been payable had Executive’s employment not terminated; and (D) pro-rated portions of the guaranteed annual bonus and profit annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonuses are payable, relative to 12 months. The Executive would also be entitled to receive continued coverage for the Executive and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control of the Company), subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control of the Company would be deemed to be a termination of employment on the date of such change in control.

In the event of a termination of an Executive’s employment which is not a qualifying termination or a termination due to the Executive’s death or disability (including if the Executive resigns without good reason), the Executive would be entitled to receive any “accrued rights” (as defined above).

If a dispute arises out of the employment agreement with an Executive, we would pay the Executive’s reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution.

In addition, each of Messrs. Altman, Beutner and Aspe are provided with certain protections, which provide that, in the event payments or benefits provided to the Executive under an employment agreement or any other plan or agreement in connection with a change in control of the Company result in an “excess parachute payment” excise tax being imposed on the Executive, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Wezdenko

David Wezdenko, our Senior Managing Director, Executive Vice President and Chief Financial Officer, joined Evercore in October 2005 and in connection therewith was admitted as a partner of Evercore Group Holdings L.P. We have entered into an employment agreement with Mr. Wezdenko, which provides for an annual salary of $500,000 and an annual guaranteed bonus of $200,000. Mr. Wezdenko’s salary and bonus are subject to annual review by our Co-Chief Executive Officers and will be payable after fiscal year 2006 in a manner that is commensurate with his position with us.

Mr. Wezdenko’s employment with the company is “at-will” and may be terminated by either party at any time, provided, however that Mr. Wezdenko is obligated to give at least thirty day’s advance written notice if he intends to terminate the agreement. Upon termination of the agreement for any reason, Mr. Wezdenko is entitled to any unpaid base salary and signing bonus through the date of his termination.

Employment Agreement with Mr. Frankel

Adam Frankel, our Senior Managing Director and General Counsel, joined Evercore in July 2006 and in connection therewith was admitted as a partner of Evercore Group Holdings L.P. We have entered into an employment agreement with Mr. Frankel, which provides for an annual salary of $500,000 and an annual guaranteed bonus of $200,000 for the remainder of 2006 and 2007. Mr. Frankel’s salary and bonus are subject to annual review by our Co-Chief Executive Officers and will be payable after the second anniversary of Mr. Frankel’s start date with Evercore in a manner that is commensurate with his position with us.

If Mr. Frankel’s employment is terminated by us without cause or by Mr. Frankel for good reason during his first 30 months of his employment or at any time after the occurrence of a change in control of Evercore, he would be entitled to (a) continued payment of his base salary for twenty-four months following such termination, (b) an amount equal to $200,000 if such termination occurs prior to January 1, 2007 and thereafter, the average of the annual cash bonuses he received in respect of the two fiscal years (or, if such termination occurs prior to the first two fiscal years ending after he commences employment with us, one fiscal year) occurring prior to the fiscal year in which such termination occurs, and (c) continued coverage for Mr. Frankel, his spouse and dependents under our medical plans in effect for corporate executives for the twenty-four calendar months following such termination.

IPO Date Restricted Stock Unit Awards

On the date of the consummation of the offering, we intend to make significant grants of restricted stock units pursuant to the 2006 Stock Incentive Plan, as described further below. In general, each restricted stock unit will represent a contractual right, which is not transferable except in the event of death, of the participant to receive a share of Class A common stock on a specified delivery date. Holders of vested restricted stock units will be provided with dividend equivalent payments (less applicable withholding taxes) in amounts equal to dividends, if any, we pay to holders of our Class A common stock, although these holders will not have any rights as a stockholder with respect to the restricted stock units until the shares of Class A common stock underlying the restricted stock units are actually delivered. Holders of restricted stock units will not have a lien on any of our assets to secure their contractual rights under, and we are not required to set aside any funds in respect of, the restricted stock units.

We intend to grant 2,300,000 restricted stock units to our non-Senior Managing Director employees at the time of this offering, 206,589 of which will be vested on the grant date. Subject to a participant’s continued employment with us or our affiliates, 50% of the unvested restricted stock units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of their aggregate equity interest in our company. Subject to a participant’s continued employment with us or our affiliates, all of the participant’s restricted stock units will vest upon the earliest to occur of the following events:

•	when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate equity interest in our company;

•	a change of control of Evercore;

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. within a 10-year period following this offering; or

•	the death or disability of such participant while in our employ.

Subject to a participant’s compliance with certain restrictive covenants, the shares of Class A common stock underlying this portion of the restricted stock units will be delivered to each participant as follows:

•	If the participant is employed on the fifth anniversary of this offering, then on that date the participant will receive all shares underlying any restricted stock units that are vested as of such date. Thereafter, so long as the participant remains employed through the subsequent vesting date of any restricted stock units that were not vested as of the fifth anniversary of this offering, the participant will receive the shares underlying such restricted stock units at the time of such subsequent vesting date(s).

•	If the participant’s employment terminates prior to the fifth anniversary of this offering other than due to death or disability, then the employee will (i) forfeit any then unvested restricted stock units and (ii) receive the shares underlying any restricted stock unit that were vested prior to such termination upon the later of (a) the eighth anniversary of this offering and (b) the fifth anniversary of the participant’s cessation of service.

Non-competition. In consideration of the grant of such restricted stock units, each Managing Director generally will be prohibited during his or her employment, and during the three-month period following the termination of employment with us, to:

1)	engage in any competitive business;

2)	enter the employ or render any services to a competitive business; or

3)	acquire a financial interest in, or otherwise become actively involved with, a competitive business.

A “competitive business” is any business that competes with our business or that we or our affiliates are actively considering conducting at the time of the termination of employment.

Confidentiality. In consideration of the grant of restricted stock units, each participant is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Non-Solicitation. In consideration of the grant of restricted stock units, each participant generally will be prohibited:

1)	during the six-month period following the termination of employment with us to solicit any opportunity to make an investment in, or to act as a financial or restructuring advisor in connection with, any transaction involving any client, investor, prospective client, investor, portfolio company, venture capital investee or prospective portfolio company with whom such participant had contact with during the prior two-year period;

2)	during the twelve-month period following the termination of employment with us to solicit or seek to induce or actually induce certain of our employees or employees of our affiliates to discontinue their employment with us or hiring or employing such employees; and

3)	during the six-month period following the termination of employment with us to interfere with, or attempt to interfere with, business relationships between us or any of our affiliates and our customers, clients, suppliers, partners, members, portfolio companies or investors.

In the event of a participant’s breach of these restrictive covenants, in addition to any other remedies available to us, the participant will forfeit any then undelivered shares underlying restricted stock units. In addition, if a participant’s employment with us or any of our affiliates is terminated for cause, any outstanding restricted stock units will immediately terminate and no additional shares will be delivered to the participant.

2006 Stock Incentive Plan

Our board of directors intends to adopt the 2006 Evercore Partners Inc. Stock Incentive Plan, or the “2006 Plan,” and receive shareholder approval of the 2006 Plan, before the effective date of this offering. The following description of the 2006 Plan is not complete and is qualified by reference to the full text of the 2006 Plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The 2006 Plan will be the source of new equity-based awards permitting us to grant to our key employees, directors and consultants incentive stock options (within the meaning of Section 422 of the Code), non-qualified stock options, stock appreciation rights, restricted stock and other awards based on our Class A common stock.

Administration. The Compensation Committee of our board of directors will administer the 2006 Plan. The Compensation Committee may delegate its authority under the 2006 Plan in whole or in part as it determines, including to a subcommittee consisting solely of at least two non-employee directors within the meaning of Rule 16b-3 of the Exchange Act and, to the extent required by Section 162(m) of the Internal Revenue Code (the “Code”), “outside directors” within the meaning thereof. The Compensation Committee will determine who will receive awards under the 2006 Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 2006 Plan. The Compensation Committee will have full authority to interpret and administer the 2006 Plan, which determinations will be final and binding on all parties concerned.

Shares Subject to the 2006 Plan. The total number of shares of our Class A common stock which may be issued under the 2006 Plan is 20,000,000. No more than 700,000 may be issued per year, per participant, in the form of incentive stock options, non-qualified stock options and stock appreciation rights (or other stock-based awards other than performance-based awards). The maximum dollar value payable in respect to performance- based awards and other stock-based awards that are valued with reference to property other than our Class A common stock and granted to any participant in any one calendar year is $10,000,000.

We will make available the number of shares of our Class A common stock necessary to satisfy the maximum number of shares that may be issued under the 2006 Plan. The shares of our Class A common stock underlying any award granted under the 2006 Plan that expires, terminates or is cancelled or satisfied for any reason without being settled in stock will again become available for awards under the 2006 Plan.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified or incentive stock options under the 2006 Plan. Stock options granted under the 2006 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than ten years after it is granted.

The exercise price per share of our Class A common stock for any stock option awarded will not be less than the fair market value of a share of our Class A common stock on the day the stock option is granted. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid in cash or its equivalent, in shares of our Class A common stock having a fair market value equal to the aggregate stock option exercise price; partly in cash and partly in shares of our Class A common stock and satisfying such other requirements as may be imposed by the Compensation Committee; or through the delivery of irrevocable instructions to a broker to sell shares of our Class A common stock obtained upon the exercise of the stock option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of our Class A common stock being purchased.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the greater of (i) the fair market value of a share of our Class A common stock on the date the stock appreciation right is granted and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option shall entitle a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of our Class A common stock over (B) the exercise price per share of our Class A common stock, multiplied by (ii) the number of shares of our Class A common stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender to us the stock option and to receive such amount. Payment will be made in shares of our Class A common stock and/or cash (any share of our common stock valued at fair market value), as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell shares of our Class A common stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our Class A common stock. Any of these other stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of our Class A common stock (or the equivalent cash value of such shares of our Class A common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Compensation Committee may in its discretion determine whether other stock-based awards will be payable in cash, shares of our Class A common stock, or a combination of both cash and shares.

Certain stock awards, stock-based awards and non-stock denominated awards granted under the 2006 Plan may be granted in a manner designed to make them deductible by us under Section 162(m) of the Code. Such awards, “performance-based awards”, shall be based upon one or more of the following performance criteria: (i) net income; (ii) net income per share; (iii) book value per share; (iv) stock price; (v) return on equity; (vi) expense management; (vii) return on investment; (viii) improvements in capitalization; (ix) profitability of an identifiable business unit or product; (x) profit margins; (xi) budget comparisons; (xii) total return to stockholders; (xiii) revenues or sales; (xiv) working capital; (xv) market share; (xvi) costs; and (xvii) cash flow. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the Compensation Committee shall determine. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, shall so certify and ascertain the amount of the applicable performance-based award. No performance-based awards will be paid to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee. The amount of the performance-based award determined by the Compensation Committee for a performance period shall be paid to the participant at such time as determined by the Compensation Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Compensation Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a performance-based award. The maximum amount of performance-based awards that may be granted during a fiscal year to any participant shall be (i) with respect to performance-based awards that are stock options, 700,000 shares, and (ii) with respect to performance-based awards that are not stock options, $10,000,000.

Adjustments upon Certain Events. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends, or any transaction similar to the foregoing, the Compensation Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2006 Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which stock options or stock appreciation rights may be granted during a fiscal year to any participant, (iii) the maximum amount of a performance-based award that may be granted during a calendar year to any participant, (iv) the option price or exercise price of any stock appreciation right and/or (v) any other affected terms of such awards.

Change in Control. In the event of a change in control of us (as defined in the 2006 Plan), the 2006 Plan provides that (i) if determined by the Compensation Committee in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (ii) the Compensation Committee may, but shall not be obligated to (A) cancel awards for fair value, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2006 Plan as determined by the Compensation Committee in its sole discretion, or (C) provide that, with respect to any awards that are stock options, for a period of at least 15 days prior to the change in control, such stock options will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options will terminate.

Transferability. Unless otherwise determined by our Compensation Committee, no award granted under the plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.

Amendment and Termination. Our board of directors may amend or terminate the 2006 Plan, but no amendment or termination shall be made, (i) without the approval of our shareholders, if such action would, except as permitted in order to adjust the shares as described above under the section “—Adjustments upon certain events”, increase the total number of shares reserved for the purposes of the 2006 Plan or increase the maximum number of shares that may be issued hereunder, or change the maximum number of shares for which awards may be granted to any participant or (ii) without the consent of a participant, if such action would diminish any of the rights of the participant under any award theretofore granted to such participant under the 2006 Plan; provided, however, that the Compensation Committee may amend the 2006 Plan and/or any outstanding awards in such manner as it deems necessary to permit the 2006 Plan and/or any outstanding awards to satisfy applicable requirements of the Code or other applicable laws.

Annual Incentive Plan

The following description of the Evercore Partners Inc. Annual Incentive Plan, which we refer to as our annual incentive plan, is not complete and is qualified by reference to the full text of the annual incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Our board of directors intends to adopt the annual incentive plan, and receive approval of such plan by our stockholders, prior to the effective date of this offering.

Purpose. The annual incentive plan is a bonus plan designed to provide certain of our employees with incentive compensation based upon the achievement of pre-established performance goals. The annual incentive plan is designed to comply with the performance based compensation exemption from Section 162(m) of the Code during any period during which Section 162(m) of the Code is applicable to compensation paid under the plan. The purpose of the annual incentive plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration. The annual incentive plan is to be administered by the Compensation Committee of our board of directors. The Compensation Committee may delegate its authority under the annual incentive plan, except in cases where such delegation would disqualify compensation paid under the annual incentive plan intended to be exempt under Section 162(m) of the Code.

Eligibility; Awards. Awards may be grated to our officers and key employees in the sole discretion of the Compensation Committee. The annual incentive plan provides for the payment of incentive bonuses in the form of cash.

Performance Goals. The Compensation Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a multi-year cycle, as determined by the Compensation Committee. Within 90 days after each performance period begins (or such other date as may be required by Section 162(m) of the Code), the Compensation Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant. Performance objectives will be based upon one or more of the following criteria, as determined by the Compensation Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) net income per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) assets under management; and (xx) total return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. The performance measures and objectives established by the Compensation Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable following the applicable performance period, the Compensation Committee will determine (i) whether and to what extent any of the performance objectives established for such performance period have been satisfied, and (ii) for each participant employed as of the last day of the performance period for which the bonus is payable, the actual bonus to which such participant shall be entitled, taking into consideration the extent to which the performance objectives have been met and such other factors as the committee may deem appropriate. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the annual incentive plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s target incentive bonus.

Change in Control. If there is a change in control (as defined in the annual incentive plan), our board of directors, as constituted immediately prior to the change in control, shall determine in its discretion whether the performance criteria have been met in the year in which the change in control occurs.

Termination of Employment. If a participant dies or becomes disabled prior to the last day of a performance period, the participant may receive an annual bonus equal to the maximum bonus payable to the participant, pro-rated for the days of employment during the performance period.

Payment of Awards. Payment of any bonus amount is made to participants as soon as practicable after the Compensation Committee certifies that one or more of the applicable objectives has been attained, or, where the Compensation Committee will reduce, eliminate or limit the bonus, as described above, the Compensation Committee determines the amount of any such reduction, but in no event later than March 15 of the year immediately following the year in respect of which the bonus amount is payable.

Amendment and Termination of Plan. Our board of directors or the Compensation Committee may at any time amend, suspend, discontinue or terminate the annual incentive plan, subject to stockholder approval if such approval is necessary to maintain the annual incentive plan in compliance with Section 162(m) of the Code or any other applicable law or regulation. Unless earlier terminated, the annual incentive plan will expire on the tenth anniversary of the effective date of the plan.

Confidentiality, Non-Solicitation and Proprietary Information Agreements

We are entering into a confidentiality, non-solicitation and proprietary information agreement with each of Roger Altman, Austin Beutner and Pedro Aspe (together, the “Founders”), as well as each of our Senior Managing Directors, managing directors, vice-presidents, associates and analysts. The following are descriptions of the material terms of each such confidentiality, non-solicitation and proprietary information agreement. With the exception of the few differences noted in the description below, the terms of each confidentiality, non-solicitation and proprietary information agreement are in relevant part generally identical.

Each confidentiality, non-solicitation and proprietary information agreement provides as follows:

Confidentiality. Each of our Founders, Senior Managing Directors, managing directors, vice-presidents, associates and analysts is required, whether during or after his or her employment with us, to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Non-Competition. During the term of employment of each Founder, Senior Managing Director and managing director and for a period of time (two years for each Founder, six months for each Senior Managing Director and three months for each managing director) immediately following the earlier of (1) the date of such executive’s termination, and (2) the date that such executive delivers a notice of resignation, such executive will not, directly or indirectly:

•	engage in any business activity in which we operate, including any competitive business that we or our affiliates are actively considering conducting at the time of termination of employment;

•	render any services to any competitive business; and

•	acquire a financial interest in or become actively involved with any competitive business.

“Competitive business” means any business that competes, during the term of employment through the date of termination, with our business, including any businesses that we are actively considering conducting at the time of the applicable executive’s termination of employment, so long as such executive knows or reasonably should have known about such plan(s) in any geographical area that is within 100 miles of any geographical area where we or our affiliates provide our products or services, including investment banking financial advisory services.

Non-Solicitation. During the term of employment of each Founder, Senior Managing Director, managing director, vice-president, associate and analyst and during the 12 months immediately thereafter, such executive will not, directly or indirectly, in any manner solicit any of our employees to leave their employment with us, or hire any such employee who was employed by us as of the date of such executive’s termination or who left employment with us within one year prior to or after the date of such executive’s termination. Additionally, each Founder, Senior Managing Director and managing director may not solicit or encourage to cease to work with us any consultant that the executive knows or should know is under contract with us.

During the term of employment of each Founder, Senior Managing Director, managing director and vice-president and during the six months (two years for each of the Founders) immediately following the earlier of (1) the date of such executive’s termination, and (2) the date that such executive delivers a notice of resignation, such executive will not, directly or indirectly, in any manner, solicit the business of any client or prospective client of ours with whom the executive, employees reporting to the executive, or anyone whom the executive had direct or indirect responsibility over had personal contact or dealings on our behalf during the two-year period immediately preceding such executive’s termination.

Non-interference. During the term of employment and during the six months (two years for each of the Founders) immediately following the earlier of (1) the date of such executive’s termination, and (2) the date that such executive delivers a notice of resignation, none of the Founders, Senior Managing Directors, managing directors, vice presidents, associates or analysts may interfere with business relationships between us and any of our clients, customers, suppliers or partners.

Intellectual Property. Each Founder, Senior Managing Director, managing director, vice-president, associate and analyst is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by such executive that are relevant to or implicated by his or her employment with us.

Specific Performance. In the case of any breach of the confidentiality, non-competition, non-solicitation, non-interference or intellectual property provisions by a Founder, Senior Managing Director, managing director, vice-president, associate and analyst, the breaching executive agrees that we shall be entitled to seek equitable relief in the form of specific performance, restraining orders, injunctions or other equitable remedies.

RELATED PARTY TRANSACTIONS

The Formation Transaction

Our business is presently owned by our Senior Managing Directors and conducted by our subsidiaries. Prior to this offering and pursuant to a contribution and sale agreement, dated as of May 12, 2006, our Senior Managing Directors will undertake a number of steps which we refer to collectively as the “Formation Transaction”. The Formation Transaction will establish Evercore LP as the owner and operator of the business now conducted by our subsidiaries. As a result of the Formation Transaction and the Protego Combination, Evercore Partners Inc. will, through Evercore LP and its subsidiaries, operate our business and the business of Protego. See “Organizational Structure—Formation Transaction”.

Tax Receivable Agreement

As described in “Organizational Structure”, partnership units held by our Senior Managing Directors in Evercore LP may be exchanged in the future for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of partnership units. The exchanges may result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis would reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into a tax receivable agreement with our Senior Managing Directors that will provide for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed payments remaining to be made under the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our Senior Managing Directors will not reimburse us for any payments previously made under the tax receivable agreement. As a result, in certain circumstances we could make payments to the Senior Managing Directors under the tax receivable agreement in excess of our cash tax savings. However, our Senior Managing Directors receive 85% of our cash tax savings, leaving us with 15% of the benefits of the tax savings. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Senior Managing Directors could be substantial.

Registration Rights Agreement

We will enter into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by our Senior Managing Directors upon exchange of partnership units of Evercore LP held by our Senior Managing Directors. Under the registration rights agreement, our Senior Managing Directors have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, our Senior Managing Directors will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by our other Senior Managing Directors or initiated by us.

Relationship with the Evercore Capital Partners Funds

Evercore GP Holdings L.L.C., which will be contributed to Evercore LP in the Formation Transaction, will become a non-managing member of the general partner of the Evercore Capital Partners II private equity fund and will become entitled to receive 8% to 9% (depending on the particular fund investment) of the carried interest realized from that fund following this offering, which represents 10% of the carried interest currently allocable to our Senior Managing Directors, as well as gains (or losses) on investment based on the amount of capital in that fund which is contributed to, or subsequently funded by, us. The general partner of the Evercore Capital Partners II private equity fund makes investment decisions and is entitled to receive from the fund carried interest, investment income, and gains and losses on investments in the fund. Several of our Senior Managing Directors, including each of our co-Chief Executive Officers, are also members of the general partner of the Evercore Capital Partners II fund. See “Organizational Structure—Formation Transaction” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Revenue”. The partnership agreements governing our private equity funds also provide for the payment by the limited partners of each fund of certain expenses incurred by the general partners of the funds and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.

Protego Combination

Our Senior Managing Directors and Protego’s Directors entered into a contribution and sale agreement, dated as of May 12, 2006, pursuant to which we and Protego have agreed to combine our businesses in connection with this offering as described under “Organizational Structure—Formation Transaction” and “Organizational Structure—Combination with Protego”. The form of the contribution and sale agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the contribution and sale agreement is qualified by reference thereto.

The agreement contains customary representations and warranties regarding our and Protego’s businesses and have agreed to operate our respective businesses in the ordinary course of business until the closing of the transaction, which is expected to occur on the closing date of this offering. Each party’s obligation to consummate the combination transaction is conditioned on, among other conditions, (i) the accuracy of the other parties’ representations and warranties at closing, subject to the materiality standards contained in the contribution and sale agreement, (ii) the other parties’ material compliance with covenants, (iii) the absence of any change, effect or circumstance that would have a material adverse effect on the other parties’ business, (iv) the absence of governmental litigation seeking to restrain or prohibit the combination transaction, (v) the receipt of certain consents and approvals to the transactions and (vi) the effectiveness of the Registration Statement of which this prospectus forms a part. In addition, each parties’ obligation to consummate the combination transaction is conditioned on the receipt of approval of the combination transaction as well as the reorganization of our business prior to the offering described under “Organizational Structure—Formation Transaction” by the National Association of Securities Dealers, which has oversight authority with respect to our registered broker-dealer entity.

The contribution and sale agreement may be terminated at any time prior to the completion of the combination transaction by mutual written consent of Messrs. Altman and Beutner, on behalf of our Senior Managing Directors, and Mr. Aspe, on behalf of Protego’s Directors, or by either Messrs. Altman and Beutner, on behalf of our Senior Managing Directors, and Mr. Aspe, on behalf of Protego’s Directors, if: (i) any governmental authority issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the combination transaction, (ii) the partners of the other party are in breach of their representations, warranties, covenants or obligations set forth in the contribution and sale agreement and the breach would prevent satisfaction by such partners of the relevant closing condition, (iii) the combination transaction is not completed by December 31, 2006, or (iv) such party has determined that its partners will not proceed with the consummation of this offering.

Subject to certain exceptions and limitations set forth in the contribution and sale agreement, each party generally has agreed to indemnify Evercore LP for losses that result from, relate to or arise out of, breaches of the representations, warranties and covenants contained in the contribution and sale agreement. In addition, our and Protego’s partners have agreed to indemnify Evercore LP for certain tax liabilities relating to periods occurring prior to the consummation of the contribution transactions. All indemnity payments arising from breaches of our partners’ or the Protego partners, representations, warranties or covenants or from certain tax liabilities will be made by the relevant partners to Evercore LP and all indemnity payments arising from breaches of our or Evercore LP’s representations, warranties or covenants will be made by Evercore LP to our partners and Protego’s partners, as applicable. Additionally, in the event that our or Protego’s working capital on the closing date of the combination transaction is less than the agreed upon minimum working capital set forth in the contribution and sale agreement, our partners and Protego’s partners, as applicable, have agreed to pay Evercore LP an amount in cash equal to such shortfall.

In addition, a Protego management trust that owns a portion of Protego Casa de Bolsa, the Protego asset management subsidiary, entered into a contribution and sale agreement pursuant to which the Protego management trust would contribute all of its interests in Protego Casa de Bolsa, which represents 19% of the total outstanding shares of Protego Casa de Bolsa, to Evercore LP. This contribution, in combination with the contribution of 51% of the total outstanding shares of Protego Casa de Bolsa by the Protego partners pursuant to the Contribution and Sale Agreement, will result in Evercore LP owning 70% of the total outstanding shares of Protego Casa de Bolsa.

Evercore LP Partnership Agreement

As a result of the Formation Transaction and the Protego Combination, Evercore Partners Inc. will, through Evercore LP and its subsidiaries, operate our business and the business of Protego. The form of the partnership agreement of Evercore LP is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the partnership agreement of Evercore LP is qualified by reference thereto.

As the general partner of Evercore LP, Evercore Partners Inc. will have unilateral control over all of the affairs and decision making of Evercore LP. As such, Evercore Partners Inc., through our officers and directors, will be responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, Evercore Partners Inc. cannot be removed as the general partner of Evercore LP without its approval.

Pursuant to the partnership agreement of Evercore LP, Evercore Partners Inc. has the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If Evercore Partners Inc. authorizes a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of vested partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective vested partnership units. Evercore Partners Inc. may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership units in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP, including Evercore Partners Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro rata in accordance with the percentages of their respective partnership units. The partnership agreement will provide for cash distributions to the partners of Evercore LP if Evercore Partners Inc. determines that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the partnership agreement, we intend to cause Evercore LP to make cash distributions to the holders of vested partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of vested partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

Our Senior Managing Directors will receive Evercore LP partnership units in the Formation Transaction in exchange for the contribution of their equity interests in our operating subsidiaries to Evercore LP. In addition, the current Directors of Protego (who will become our Senior Managing Directors) will subscribe for Evercore LP partnership units in the Protego Combination. The Evercore LP partnership agreement provides that the partnership units shall be initially divided into the following classes: Class A, Class B and Class C. The Class A and Class B partnership units are identical, and the distinction between Class A and Class B partnership units is relevant only for purposes of the formula governing the voting power of the Class B common stock set forth in the certificate of incorporation of Evercore Partners Inc. The Class C partnership units, which will be allocated to more-recently admitted Senior Managing Directors, are similar to the Class A and Class B partnership units except for the right to receive priority capital account allocations until the capital accounts of such partnership units are equal to the accounts of the Class A and Class B partnership units, at which time the Class C partnership units will automatically convert into Class B partnership units. Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of fully vested partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one partnership unit registered in the name of Evercore Partners Inc. will automatically be cancelled by Evercore LP so that the number of partnership units held by Evercore Partners Inc. at all times equals the number of shares of Class A common stock outstanding.

Under the terms of the Evercore LP partnership agreement, 66 2/3% of the partnership units to be received by our Senior Managing Directors, other than Mr. Altman and Mr. Beutner, in the Formation Transaction and 66 2/3% of the partnership units to be received by the current Directors of Protego (who will become our Senior Managing Directors), other than Mr. Aspe, and certain companies they control, and a trust benefiting Directors and employees of Protego in the Protego Combination will, with specified exceptions, be subject to forfeiture and re-allocation to other Senior Managing Directors (or, in the event that there are no eligible Senior Managing Directors, forfeiture and cancellation) if the Senior Managing Director ceases to be employed by us prior to the occurrence of specified vesting events. 4,853,164, or 50%, of these unvested partnership units will vest if and when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Evercore LP partnership agreement. 9,706,329, or 100% of the unvested Evercore LP partnership units issued will vest upon the earliest to occur of the following events:

•	when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them on the date of the partnership agreement;

•	a change of control of Evercore; or

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc., Evercore LP or any of its subsidiaries within a 10-year period following this offering.

In addition, 100% of the unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee may also accelerate vesting of unvested partnership units at any time.

Evercore LP partnership units held by Senior Managing Directors, including Messrs. Altman, Beutner and Aspe, and certain trusts benefitting their families and permitted transferees, may not be transferred or exchanged for a period of five years following this offering. In addition, Evercore LP partnership units held by a Senior Managing Director (other than Messrs. Altman, Beutner and Aspe) who is not employed by us on the fifth anniversary of the offering may not be transferred or exchanged until the later of (A) eight years after this offering and (B) five years after such Senior Managing Director ceases to be employed by us.

If a Senior Managing Director who was a Senior Managing Director of Evercore prior to the offering (other than Messrs. Altman and Beutner) ceases to be employed by us, he or she will forfeit his or her unvested Evercore LP partnership units to the other currently employed persons who were Senior Managing Directors of Evercore (other than Messrs. Altman and Beutner) prior to the offering (or, in the event that there are no other eligible Senior Managing Directors, such unvested partnership units will be forfeited and cancelled). If a Senior Managing Director who was a Director of Protego prior to the offering (other than Mr. Aspe) ceases to be employed by us, he or she will forfeit his or her unvested Evercore LP partnership units to the other currently employed persons who were Senior Managing Directors of Protego (other than Mr. Aspe) prior to the offering (or, in the event that there are no other eligible Directors, such unvested partnership units will be forfeited and cancelled). Such forfeited partnership units will be re-allocated on a pro rata basis.

Notwithstanding the restrictions on transfer and exchange of Evercore LP partnership units described above and in addition to any other permitted transfer, following any underwritten public offering of shares of Class A common stock subsequent to this offering, Mr. Altman may transfer to charity, and these charitable transferees may sell, up to an aggregate of $10 million of Evercore LP partnership units or Class A common stock without the approval of the Equity Committee.

Equity Committee

Our Equity Committee will be comprised of Mr. Altman, Mr. Beutner and Mr. Aspe. If any Equity Committee member ceases to be associated with us, he will no longer be a member of the Equity Committee. All decisions made by the Equity Committee must be unanimous.

The Equity Committee may accelerate vesting of unvested Evercore LP partnership units in whole or in part at any time and may permit transfers or exchanges by holders who remain our employees. In addition, the Equity Committee may, from time to time in its sole discretion, permit transfers or exchanges of Evercore LP partnership units held by the Founders. If the Equity Committee permits any employee to transfer or exchange Evercore LP partnership units, each employee will be entitled to participate ratably with one another in any such permitted disposition (i.e., each such holder shall be permitted to dispose of an equal proportion of his or her vested Evercore LP partnership units).

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the partnership agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities or expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP;

•	Third, to distribute pro rata to vested Class A and vested Class B partnership units in an amount equal to the value of the businesses contributed to Evercore LP prior to this offering;

•	Fourth, to distribute pro rata to vested Class C partnership units so that vested Class C partnership units attain the capital account allocation levels of the vested Class A and vested Class B partnership units; and

•	Fifth, to distribute pro rata to all vested Class A, B and C partnership units.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Evercore LP partnership units and Evercore Partners Inc. Class A common stock and Class B common stock by (1) each person known to us to beneficially own more than 5% of any class of the outstanding common stock of Evercore Partners Inc., (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

The number of shares and Evercore LP partnership units outstanding and percentage of beneficial ownership before the offering of Class A common stock set forth below is based on the number of shares and Evercore LP partnership units to be issued and outstanding prior to the offering of Class A common stock after giving effect to the other elements of the Reorganization. The number of shares and Evercore LP partnership units and percentage of beneficial ownership after the offering set forth below is based on shares and Evercore LP partnership units to be issued and outstanding immediately after the offering of Class A common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

	Shares of Class A Common Stock Beneficially Owned†				Evercore LP Partnership Units Beneficially Owned†
		Percentage Prior to the Offering of Class A Common Stock	Percentage After the Offering of Class A Common Stock Assuming the Underwriters’ Option Is Not Exercised	Percentage After the Offering of Class A Common Stock Assuming the Underwriters’ Option Is Exercised in Full	Number	Percentage Prior to the Offering of Class A Common Stock	Percentage After the Offering of Class A Common Stock Assuming the Under- writers’ Option is Not Exercised	Percentage After the Offering of Class A Common Stock Assuming the Underwriters’ Option Is Exercised in Full	Number of Shares of Class B Common Stock Beneficially Owned††	Percentage of Combined Voting Power of Evercore Partners Inc. prior to the Offering of Class A Common Stock		Percentage of Combined Voting Power after the Offering Assuming the Under- writers’ Option is Not Exercised		Percentage of Combined Voting Power after the Offering Assuming the Under- writers’ Option Is Exercised in Full
Name of Beneficial Owner(1)	Number
Roger Altman(3)	—	—	—	—	3,475,919	15.02%	12.81%	12.54%	3	40.72	%(2)	34.72	%(2)	33.98	%(2)
Austin Beutner(4)	—	—	—	—	3,475,919	15.02	12.81	12.54	4	40.72	(2)	34.72	(2)	33.98	(2)
Pedro Aspe(5)	—	—	—	—	168,080	*	*	*	2	18.56		15.83		15.49
Eduardo Mestre(6)	—	—	—	—	1,271,644	5.50	4.69	4.59	2	—		—		—
David Wezdenko(7)	—	—	—	—	231,463	1.00	*	*	1	—		—		—
Directors and executive officers as a group (6 persons)	—	—	—	—	8,796,946	38.02	32.42	31.72	12	100.00%		85.27%		83.45%

*	Less than 1%.
†	The partnership units of Evercore LP are exchangeable for shares of Class A common stock of Evercore Partners Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of the Class A common stock of Evercore Partners Inc. for which such units may be exchanged.
††	A holder of Class B common stock is entitled to a number of votes that is equal to the product of (A) the quotient of (x) the number of Class A partnership units in Evercore LP held by such holder divided by (y) the total number of Class A partnership units in Evercore LP outstanding (excluding Class A partnership units in Evercore LP held by Evercore Partners Inc.) multiplied by (B) the total number of partnership units in Evercore LP outstanding (excluding partnership units in Evercore LP held by Evercore Partners Inc.); provided, however, that, from and after the time that Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, collectively, cease to beneficially own, in the aggregate, at least 90% of the Class A partnership units in Evercore LP held by them on the date of this offering, each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Class A partnership units in Evercore LP are partnership units held by Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, on the date of this offering.
(1)	The address of each beneficial owner is c/o Evercore Partners Inc., 55 East 52nd Street, 43rd floor, New York, NY 10055.
(2)	Mr. Altman and Mr. Beutner have agreed to vote together with respect to all matters submitted to stockholders. See “Description of Capital Stock—Common Stock”.
(3)	Certain of the Evercore LP partnership units and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family. Mr. Altman disclaims beneficial ownership of the Evercore LP partnership units and shares of Class B common stock held by these trusts.
(4)	Certain of the Evercore LP partnership units and shares of Class B common stock listed as beneficially owned by Mr. Beutner are held by trusts benefiting his family. Mr. Beutner disclaims beneficial ownership of the Evercore LP partnership units and shares of Class B common stock held by these trusts.
(5)	Includes 168,079 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe has voting power and are for the economic benefit of certain Directors and employees of Protego. Mr. Aspe disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust. Does not include 1,584,506 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe does not have voting or dispositive power, and are for the benefit of Mr. Aspe, members of his family, and certain charitable organizations. The share of Class B common stock held directly by Mr. Aspe affords him the voting power in Evercore Partners Inc. presented in the table above.
(6)	Includes 847,763 unvested and 423,881 vested Evercore LP partnership units, which unvested Evercore LP partnership units are subject to forfeiture and re-allocation or cancellation as described in “Related Party Transactions—Evercore LP Partnership Agreement”. Certain of the Evercore LP units and one share of Class B common stock listed as beneficially owned by Mr. Mestre are held by a trust benefiting his family. Mr. Mestre disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust.
(7)	Includes 154,309 unvested and 77,154 vested Evercore LP partnership units, which unvested Evercore LP partnership units are subject to forfeiture and re-allocation or cancellation as described in “Related Party Transactions—Evercore LP Partnership Agreement”.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Upon consummation of this offering, our authorized capital stock will consist of 1,000,000,000 shares of Class A common stock, par value $.01 per share 1,000,000 shares of Class B common stock, par value $.01 per share and 100,000,000 shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of fully vested partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Class B common stock

Shares of our Class B common stock will entitle the holder (other than Evercore Partners Inc.), without regard to the number of Class B common stock held, to a number of votes that is equal to the product of

•	the quotient of (x) the number of Class A partnership units in Evercore LP held by such holder divided by (y) the total number of Class A partnership units in Evercore LP outstanding (excluding Class A partnership units in Evercore LP held by Evercore Partners Inc.) multiplied by

•	the total number of partnership units in Evercore LP outstanding (excluding partnership units in Evercore LP held by Evercore Partners Inc.);

provided, however, that, from and after the time that Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, collectively, cease to beneficially own, in the aggregate, at least 90% of the Class A partnership units in Evercore LP held by them on the date of this offering, each holder of Class B Common Stock shall be entitled, without regard to the number of shares of Class B Common Stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Class A partnership units in Evercore LP are partnership units held by Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, on the date of this offering. As a result of this formula, the limited partners of Evercore LP will collectively have a number of votes in Evercore Partners Inc. that is equal to the aggregate number of vested and unvested partnership units that they hold. However, the formula operates in such a way that, until such time as Messrs. Altman, Beutner and Aspe and certain trusts benefiting their families collectively cease to beneficially own, in the aggregate, at least 90% of the Evercore LP partnership units they hold on the date of this offering, these three individuals will have all of the voting power of the Class B common stock and the other limited partners of Evercore LP will have no voting power. A reduction in the collective beneficial ownership of Evercore LP partnership units by Messrs. Altman, Beutner and Aspe and their family trusts could occur if these persons were to dispose of their Evercore LP partnership units for any reason, subject to the provisions of the Evercore LP partnership agreement and applicable securities laws.

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Messrs. Altman and Beutner, who through their ownership of our Class B common stock will together hold 69.4% of the voting power in Evercore Partners Inc. (or 68.0% if the underwriters exercise in full their option to acquire additional shares), have agreed to vote together with respect to all matters submitted to stockholders.

Holders of our Class B common stock will not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Evercore Partners Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is The Bank of New York.

Listing

Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol “EVR”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

Upon completion of this offering we will have a total of 3,995,238 shares of our Class A common stock outstanding, or 4,587,738 shares assuming the underwriters exercise in full their option to purchase additional shares. 45,238 of these shares will have been issued in connection with the Protego Combination and will be “restricted securities,” as defined in Rule 144. All of the remaining shares will have been sold in this offering and will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates”. Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

In addition, upon consummation of this offering, our Senior Managing Directors will beneficially own          partnership units in Evercore LP. Pursuant to the terms of our amended and restated certificate of incorporation, our Senior Managing Directors could from time to time exchange their partnership units in Evercore LP for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. These shares of Class A common stock would be “restricted securities”, as defined in Rule 144. However, we will enter into a registration rights agreement with our Senior Managing Directors that would require us to register under the Securities Act these shares of Class A common stock. See “—Registration Rights Agreement” and “Related Party Transactions—Registration Rights Agreement”.

Under the terms of the Evercore LP partnership agreement, all of the partnership units received by our Senior Managing Directors in the Formation Transaction and the Protego Combination will be subject to restrictions on disposition, and 66 2/3% of the partnership units received by our Senior Managing Directors other than Mr. Altman, Mr. Beutner and Mr. Aspe in the Formation Transaction and the Protego Combination will be subject to forfeiture and re-allocation to other Senior Managing Directors if the Senior Managing Director ceases to be employed by us prior to the occurrence of specified vesting events. See “Related Party Transactions—Evercore LP Partnership Agreement”.

In addition, we expect to grant to certain of our employees an aggregate of 2,300,000 restricted stock units pursuant to the Evercore Partners Inc. 2006 Stock Incentive Plan at the time of this offering. Of these restricted stock units 206,589 will be fully vested and the remaining 2,093,411 restricted stock units will be unvested and will vest only upon the same conditions as the unvested partnership units of Evercore LP issued in connection with the Formation Transaction and the Protego Combination. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–IPO Date Restricted Stock Unit Awards”. We intend to file one or more registration statements on Form S-8 under the Securities Act to register Class A common stock issued or reserved for issuance under our Stock Incentive Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below. We expect that the registration statement on Form S-8 will cover 20,000,000 shares.

We also expect to issue shares of Class A common stock to the shareholders of Braveheart Financial Services Limited as part of the purchase consideration for our acquisition of Braveheart. These shares would be “restricted securities,” as defined in Rule 144 and would also be subject to contractual restrictions on transfer. See “Business—Acquisition of Braveheart Financial Services Limited”.

Registration Rights

We will enter into a registration rights agreement with our Senior Managing Directors pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by them. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. We expect to enter into a similar registration rights agreement with the shareholders of Braveheart Financial Services Limited.

Lock-Up Arrangements

We, all of our directors, officers and Senior Managing Directors and other third parties have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, subject to some exceptions, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Class A common stock (including, without limitation, shares of our Class A common stock that may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of our Class A common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of our Class A common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Class A common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our Class A common stock or securities convertible, exercisable or exchangeable into shares of our Class A common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one year holding period requirement) in order to sell shares of Class A common stock which are not restricted securities (such as shares acquired by affiliates either in this offering or through purchases in the open market following this offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation”, “passive foreign investment company”, corporation that accumulates earnings to avoid United States federal income tax or an investor in a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions paid to a non-U.S. holder of our Class A common stock that qualify as dividends generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an income tax treaty or claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form), for treaty benefits, or W-8ECI (or other applicable form), for effectively connected income, respectively, or (b) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale at regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

Lehman Brothers Inc. is acting as representative of the underwriters and sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of our Class A common stock shown opposite its name below:

Underwriter	Number of Shares
Lehman Brothers Inc.	1,431,875
Goldman, Sachs & Co.	1,066,500
J.P. Morgan Securities Inc.	1,066,500
Keefe, Bruyette & Woods, Inc.	276,500
Fox-Pitt, Kelton Incorporated	98,750
E*TRADE Securities LLC	9,875

Total	3,950,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of our Class A common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 592,500 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

The representatives of the underwriters have advised us that the underwriters propose to offer shares of our Class A common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.88 per share.

	No Exercise	Full Exercise
Per share	$1.47	$1.47
Total	$5,806,500	$6,677,475

We estimate that the expenses of this offering that are payable by us, excluding underwriting discounts and commissions, will be approximately $6.9 million.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 592,500 shares of Class A common stock at the initial public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 3,950,000 shares of Class A common stock in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting section.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to 395,000 shares offered hereby for officers, directors, employees and certain other persons associated with us. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. The directed share program materials will include a lock-up agreement requiring each purchaser in the directed share program to agree that, for a period of 180 days from the date of this prospectus, such purchaser will not, without prior written consent of Lehman Brothers Inc., dispose of or hedge any shares of common stock purchased in the directed share program. The purchasers in the directed share program will be subject to substantially the same form of lock-up agreement, including the extension provisions, as our officers, directors and stockholders described below.

Lock-Up Agreements

We, all of our directors, officers and Senior Managing Directors and other third parties have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, subject to some exceptions, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Class A common stock (including, without limitation, shares of our Class A common stock that may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of our Class A common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of our Class A common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Class A common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our Class A common stock or securities convertible, exercisable or exchangeable into shares of our Class A common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event.

Offering Price Determination

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of our Class A common stock, the representatives considered:

•	the history and prospects for the industry in which we compete,

•	our financial information,

•	the ability of our management and our business potential and earning prospects,

•	the prevailing securities markets at the time of this offering, and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and liabilities incurred in connection with the directed share program referred to above, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids, as well as purchases by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of the Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on New York Stock Exchange

Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol “EVR”. In connection with that listing, the underwriters have undertaken to sell the minimum number of shares to the minimum number of beneficial owners necessary to meet the New York Stock Exchange listing requirements.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without prior written approval of the customer.

Stamp Taxes

If you purchase shares of our Class A common stock offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to this offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. Affiliates of Lehman Brothers Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co. are the lenders under our credit agreement and will, accordingly, receive the proceeds of the offering used to repay those borrowings. See “Use of Proceeds”. In addition, we have received advisory fees from affiliates of E*TRADE Securities LLC for our advice on E*TRADE’s acquisitions of Harrisdirect and Brown & Co. In addition, we have received advisory fees from affiliates of Fox-Pitt, Kelton Incorporated, for advice on Swiss Re’s acquisition of General Electric’s reinsurance business, as well as for advice on the sale of Fox-Pitt, Kelton Incorporated.

Because the shares of Class A common stock are being offered by Evercore Partners Inc., a parent of a member of the NASD, this offering is being made in compliance with the applicable requirements of Rule 2720 of the Conduct Rules of the NASD. This rule provides generally that the initial public offering price of the Class A common stock may not be higher than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Keefe, Bruyette & Woods, Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the Class A common stock, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no higher than that recommended by Keefe, Bruyette & Woods, Inc.

Selling Restrictions

United Kingdom

Each of the underwriters has represented and agreed that:

•	it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

•	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571,

Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

The statement of financial condition of Evercore Partners Inc. at May 12, 2006, included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The combined financial statements of Evercore Holdings at December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Protego Asesores, S.A. de C.V., Subsidiaries and Associated Company at December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by PricewaterhouseCoopers, S.C., independent public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Securities and Exchange Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the Securities and Exchange Commission as described above, or inspect them without charge at the Securities and Exchange Commission’s website. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Stockholder of Evercore Partners Inc.:

We have audited the accompanying statement of financial condition of Evercore Partners Inc. (the “Company”), as of May 12, 2006. This statement of financial condition is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement of financial condition based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of Evercore Partners Inc. as of May 12, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

May 12, 2006

EVERCORE PARTNERS INC.

STATEMENT OF FINANCIAL CONDITION

May 12, 2006

Assets—Cash	$1.00

Stockholder’s Equity:
Class B Common Stock, par value $0.01 per share, 100,000 shares authorized, 100 shares issued and outstanding	$1.00

NOTES TO STATEMENT OF FINANCIAL CONDITION

Note 1—Organization

Evercore Partners Inc. (the “Company”) was incorporated as a Delaware corporation on July 21, 2005. Pursuant to a reorganization into a holding company structure, the Company will become a holding company and its sole asset will be a controlling equity interest in Evercore LP. As the sole general partner of Evercore LP, the Company will operate and control all of the business and affairs of Evercore LP and, through Evercore LP and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

Note 2—Significant Accounting Policies

Basis of Presentation. The statement of financial condition has been prepared in accordance with accounting principles generally accepted in the United States. Separate statements of income, changes in stockholders’ equity and cash flows have not been presented in the financial statements because there have been no activities of this entity.

Note 3—Stockholder’s Equity

The Company is authorized to issue 100,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and 100,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”). All shares of Class A common stock and Class B common stock are identical. The Company has issued 100 shares of Class B common stock in exchange for $1.00, all of which were held by Evercore LP at May 12, 2006.

Note 4—Significant Events

Contribution and Sale Agreement—On May 12, 2006, the Company entered into a contribution and sale agreement pursuant to which (i) Evercore’s Senior Managing Directors will contribute to Evercore LP 100% of the equity interests in Evercore Group Holdings L.P., Evercore Group Holdings L.L.C., Evercore Advisors Inc., Evercore Group L.L.C., Evercore Properties Inc. and Evercore GP Holdings L.L.C. and (ii) Protego’s Directors will contribute to Evercore LP 100% of the equity interests in Protego Asesores S.A. de C.V., Protego SI, S.C., Protego Administradores, S.A. de C.V., Protego PE S.A. de C.V., Protego Servicios, S.C., Sedna S. de R.L., BD Protego S.A. de C.V. and Protego CB Servicios S.A. de C.V. and 51% of the equity interests in Protego Casa de Bolsa, S.A. de C.V. Evercore’s Senior Managing Directors will not contribute the general partners of the Evercore Capital Partners I and II and Evercore Ventures funds and certain other entities through which two of the founding Evercore Senior Managing Directors have invested capital in the Evercore Capital Partners I fund. In addition, on May 12, 2006, the Company entered into a separate contribution and sale agreement pursuant to which a management trust established for the benefit of certain members of the management of Protego Casa de Bolsa, S.A. de C.V. (the “Management Trust”) will contribute to Evercore LP 19% of the equity interests in Protego Casa de Bolsa, S.A. de C.V.

Two of the founding Evercore Senior Managing Directors are the sole managing members of, and are vested with full management power and control over, Evercore Group Holdings L.L.C., which is the sole general partner of, and is vested with full management power and control over, Evercore Group Holdings L.P. These two founding Evercore Senior Managing Directors are also the sole managing members of Evercore Group L.L.C. and Evercore GP Holdings L.L.C and the sole stockholders of Evercore Advisors Inc. and Evercore Properties Inc. Accordingly, these two founding Evercore Senior Managing Directors control each of the entities being contributed to Evercore LP and, through their ownership of the Class B common stock, will hold a majority of our voting power immediately following the Offering and have agreed to vote together with respect to all matters submitted to stockholders.

Upon the consummation of the contemplated initial public offering of shares of the Company’s Class A common stock (the “Offering”), the Company will contribute all of the proceeds from the Offering to Evercore LP, and Evercore LP will issue to the Company a number of partnership units equal to the number of shares of Class A common stock that the Company has issued in connection with the Offering and the other transactions contemplated by the contribution and sale agreement. In connection therewith, the Company will become the sole general partner of Evercore LP. The Company’s interest in Evercore LP will be within the scope of EITF 04-5. Although the Company will have a minority economic interest in Evercore LP, it will have a majority voting interest and control the management of Evercore LP. Additionally, although the limited partners will have an economic majority of Evercore LP, they will not have the right to dissolve the partnership or substantive kick-out rights or participating rights, and therefore lack the ability to control Evercore LP. Accordingly, Evercore will consolidate Evercore LP and record minority interest for the economic interest in Evercore LP held directly by the Senior Managing Directors.

Amended and Restated Evercore LP Partnership Agreement—It is contemplated that the Evercore LP partnership agreement will be amended and restated prior to the Offering. The amended and restated Evercore LP partnership agreement will provide that the Company has the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If the Company authorizes a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution, to the holders of vested partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective vested partnership interests. The Company may authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership interests in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP, including the Company, will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro rata in accordance with the percentages of their respective partnership interests. The amended and restated Evercore LP partnership agreement will provide for cash distributions to the holders of vested partnership units of Evercore LP if the Company determines that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the amended and restated Evercore LP partnership agreement, it is contemplated that the Company will cause Evercore LP to make cash distributions to the holders of vested partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on the Company’s estimate of the net taxable income of Evercore LP allocable to such holder of vested partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). After the Offering, it is contemplated that the Company will also cause Evercore LP to make distributions to the Company in order to fund any dividends the Company may declare on the Class A common stock. If the Company declares such dividends, the Company’s Senior Managing Directors will be entitled to receive equivalent distributions pro rata based on their partnership interests in Evercore LP, although these individuals will not be entitled to receive any such dividend-related distributions in respect of unvested partnership units.

Evercore LP partnership units held by Senior Managing Directors, including the founding Senior Managing Directors, and certain trusts benefiting their families and permitted transferees, may not be transferred or exchanged for a period of five years following the Offering. In addition, Evercore LP partnership units held by a Senior Managing Director (other than the founding Senior Managing Directors) who is not employed by the Company on the fifth anniversary of the Offering may not be transferred or exchanged until the later of (A) eight years after the Offering and (B) five years after such Senior Managing Director ceases to be employed by the Company. Subject to certain limitations, the Company’s Equity Committee may permit transfers or exchanges of the Evercore LP partnership units. Notwithstanding the restrictions on transfer and exchange of Evercore LP partnership units described above and in addition to any other permitted transfer, following any underwritten public offering of shares of Class A common stock subsequent to the Offering, one of the founding Senior Managing Directors may transfer to charity, and these charitable transferees may sell, up to an aggregate of $10 million of Evercore LP partnership units or Class A common stock without the approval of the Equity Committee.

Amended and Restated Certificate of Incorporation—The Company intends to amend and restate its certificate of incorporation prior to the Offering, which will result in a reclassification of the Company’s currently outstanding shares of common stock. The amended and restated certificate of incorporation will authorize shares of Class A common stock, Class B common stock and the Company’s board of directors to establish one or more series of preferred stock.

Holders of Class A common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and will be entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Upon the Company’s dissolution or liquidation or the sale of all or substantially all of the Company’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of Class A common stock do not have preemptive, subscription, redemption or conversion rights.

The amended and restated certificate of incorporation will provide that partnership units held by the Company’s Senior Managing Directors in Evercore LP may be exchanged for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Holders of Class B common stock will be entitled (other than the Company), without regard to the number of Class B common stock held, to a number of votes that is equal to the product of:

•	the quotient of (x) the number of Class A partnership units in Evercore LP held by such holder divided by (y) the total number of Class A partnership units in Evercore LP outstanding (excluding Class A partnership units in Evercore LP held by the Company) multiplied by

•	the total number of partnership units in Evercore LP outstanding (excluding partnership units in Evercore LP held by the Company);

provided, however, that, from and after the time that Roger Altman, Austin Beutner and Pedro Aspe and certain trusts benefiting their families collectively cease to beneficially own, in the aggregate, at least 90% of the Class A partnership units in Evercore LP held by them on the date of the Offering, each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Class A partnership units in Evercore LP are partnership units held by Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, on the date of the Offering. As a result of this formula, the limited partners of Evercore LP will collectively have a number of votes in the Company, that is equal to the aggregate number of vested and unvested partnership units that they hold. The formula operates in such a way that, until such time as Messrs. Altman, Beutner and Aspe, and certain trusts benefiting their families, collectively, cease to beneficially own, in the aggregate, at least 90% of the Evercore LP partnership units they hold on the date of the Offering, these three individuals will have all of the voting power of the Class B common stock and the other limited partners of Evercore LP will have no voting power. A reduction in the collective beneficial ownership of Evercore LP partnership units by Messrs. Altman, Beutner and Aspe and their family trusts could occur if these persons were to dispose of their Evercore LP partnership units for any reason, subject to the provisions of the Evercore LP partnership agreement and applicable securities laws.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by applicable law. Messrs. Altman and Beutner, who through their ownership of our Class B common stock will together hold a majority of the voting power in Evercore Partners Inc. immediately following the Offering, have agreed to vote as a group with respect to all matters submitted to stockholders. Holders of Class B common stock will not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of the Company.

Tax Receivable Agreement—The Company intends to enter into a tax receivable agreement with its Senior Managing Directors prior to the Offering. Evercore LP intends to make an election under Section 754 of the Internal Revenue Code effective for each taxable year in which an exchange of partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of partnership units. The exchanges may result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis would reduce the amount of tax that the Company would otherwise be required to pay in the future.

The tax receivable agreement will provide for the payment by the Company to an exchanging Evercore LP partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of these increases in tax basis. The Company expects to benefit from the remaining 15% of cash savings, if any, in income tax that it realizes. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing the Company’s actual income tax liability to the amount of such taxes that the Company would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had the Company not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the tax receivable agreement for an amount based on an agreed payments remaining to be made under the agreement.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Members of Evercore Holdings:

We have audited the accompanying combined statements of financial condition of Evercore Holdings (the “Company”), as of December 31, 2004 and 2005, and the related combined statements of income, changes in members’ equity and of cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Evercore Holding as of December 31, 2004 and 2005, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

April 28, 2006

EVERCORE HOLDINGS

COMBINED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands)

	December 31,
	2004	2005
ASSETS
Current Assets
Cash and Cash Equivalents	$37,379	$37,855
Restricted Cash	840	1,519
Accounts Receivable (net of allowances of $0 in 2004 and $256 in 2005)	7,653	12,921
Placement Fees Receivable	2,487	—
Receivable from Members and Employees	2,092	1,739
Receivable from Uncombined Affiliates	2,063	1,255
Debt Issuance Costs	—	607
Prepaid Expenses	298	604
Accounts Receivable—Other	18	353

Total Current Assets	52,830	56,853

Investments, at Fair Value	16,925	16,755
Deferred Offering and Acquisition Costs	—	5,138
Furniture, Equipment and Leasehold Improvements, Net	1,893	2,263
Other Assets	33	403

TOTAL ASSETS	$71,681	$81,412

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accrued Compensation and Benefits	$8,810	$13,165
Accounts Payable and Accrued Expenses	4,111	11,672
Placement Fees Payable	2,487	—
Deferred Revenue	1,413	935
Payable to Members and Employees	906	659
Payable to Uncombined Affiliates	336	440
Capital Leases Payable—Current	115	193
Taxes Payable	1,423	1,711
Other Current Liabilities	203	626

Total Current Liabilities	19,804	29,401

Capital Leases Payable—Long-term	333	232

TOTAL LIABILITIES	20,137	29,633

Minority Interest	265	274

Members’ Equity
Members’ Capital	51,116	51,301
Accumulated Other Comprehensive Income	163	204

TOTAL MEMBERS’ EQUITY	51,279	51,505

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$71,681	$81,412

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

COMBINED STATEMENTS OF INCOME

(dollars in thousands)

	Fiscal Year Ended December 31,
	2003	2004	2005
REVENUES
Advisory Revenue	$26,302	$69,205	$110,842
Investment Management Revenue	33,568	16,967	14,584
Interest Income and Other Revenue	250	145	209

TOTAL REVENUES	60,120	86,317	125,635

EXPENSES
Employee Compensation and Benefits	12,448	17,084	24,115
Occupancy and Equipment Rental	2,780	3,090	3,071
Professional Fees	4,406	8,031	23,892
Travel and Related Expenses	3,143	3,352	4,478
Communications and Information Services	841	812	898
Depreciation and Amortization	626	667	778
Other Operating Expenses	636	1,437	1,871

TOTAL EXPENSES	24,880	34,473	59,103

OTHER INCOME	—	76	—

OPERATING INCOME	35,240	51,920	66,532
Minority Interest	(9)	29	8
Provision for Income Taxes	905	2,114	3,372

NET INCOME	$34,344	$49,777	$63,152

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(dollars in thousands)

	Members’ Capital	Accumulated Other Comprehensive Income	Total Members’ Equity
BALANCE—at January 1, 2003	$25,734	$(26)	$25,708
Net Income	34,344	—	34,344
Other Comprehensive Income:
Unrealized Gains on Available-For-Sale Securities (net of tax of $11)	—	116	116

Total Comprehensive Income			34,460

Members’ Contributions	6,264	—	6,264
Members’ Distributions	(39,379)	—	(39,379)

BALANCE—at December 31, 2003	26,963	90	27,053
Net Income	49,777	—	49,777
Other Comprehensive Income:
Unrealized Gains on Available-For-Sale Securities (net of tax of $15)	—	157	157
Less Reclass for Unrealized Gains included in Net Income (net of tax of $8)	—	(84)	(84)

Net Other Comprehensive Income	—	73	73

Total Comprehensive Income			49,850

Members’ Contributions	900	—	900
Members’ Distributions	(26,524)	—	(26,524)

BALANCE—at December 31, 2004	51,116	163	51,279
Net Income	63,152	—	63,152
Other Comprehensive Income:
Unrealized Gains on Available-For-Sale Securities (net of tax of $4)	—	41	41

Total Comprehensive Income			63,193

Members’ Contributions	2,291	—	2,291
Members’ Distributions	(65,258)	—	(65,258)

BALANCE—at December 31, 2005	$51,301	$204	$51,505

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$34,344	$49,777	$63,152
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	626	667	778
(Gain) Loss on Disposal of Equipment	(5)	69	—
Minority Interest	(9)	29	8
Bad Debt Expense	—	50	330
Securities Received in Lieu of Fees	(369)	—	—
Realized Gain on Investment	—	(76)	—
Net Gains and Losses on Private Equity Investments	(12,708)	(3,122)	998
(Increase) Decrease in Operating Assets:
Accounts Receivable	1,488	(5,515)	(5,598)
Placement Fees Receivable	(1,596)	2,487	2,487
Receivable from Members and Employees—Current	(156)	(1,138)	353
Receivable from Uncombined Affiliates	740	(1,800)	808
Prepaid Expenses	116	(54)	(306)
Accounts Receivable—Other	141	—	(335)
Deferred Offering and Acquisition Costs	—	—	(5,138)
Receivable from Members and Employees—Long-term	(106)	134	—
Other Assets	88	3	(370)
Increase (Decrease) in Operating Liabilities:
Accrued Compensation and Benefits	192	3,601	4,355
Accounts Payable and Accrued Expenses	288	2,346	7,561
Placement Fees Payable	1,596	(2,487)	(2,487)
Deferred Revenue	(6,517)	253	(478)
Payable to Members and Employees	(218)	237	(247)
Payable to Uncombined Affiliates	131	141	104
Taxes Payable	(36)	813	288
Other Current Liabilities	(224)	142	419

Net Cash Provided by Operating Activities	17,806	46,557	66,682

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Investments	9,024	3,056	5,010
Investments Purchased	(3,808)	(545)	(5,793)
Purchase of Furniture, Equipment and Leasehold Improvements	(602)	(1,048)	(1,024)
Restricted Cash Deposits	(116)	(724)	(679)

Net Cash (Used in) Provided By Investment Management Activities	4,498	739	(2,486)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for Capital Lease Obligations	(62)	(107)	(147)
Contributions from Members	3,788	900	2,291
Net Capital Contributions from Minority Interest Members	42	81	1
Debt Issuance Costs	—	—	(607)
Distributions to Members	(28,075)	(26,524)	(65,258)

Net Cash Used in Financing Activities	(24,307)	(25,650)	(63,720)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,003)	21,646	476
CASH AND CASH EQUIVALENTS—Beginning of period	17,736	15,733	37,379

CASH AND CASH EQUIVALENTS—End of period	$15,733	$37,379	$37,855

SUPPLEMENTAL CASH FLOW DISCLOSURE
Payments for Interest	$90	$145	$99

Payments for Income Taxes	$659	$1,284	$3,276

Non-Cash Distributions to Members	$11,304	$—	$—

Non-Cash Contributions From Members	$2,476	$—	$—

Non-Cash Investment Purchase	$2,476	$—	$—

Fixed Assets Acquired Under Capital Leases	$390	$55	$124

Non-Cash Proceeds From Investments	$11,049	$—	$—

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2004 and 2005

Note 1—Organization

Evercore Holdings (the “Company”) is an investment banking firm, headquartered in New York, New York, which is comprised of certain consolidated and combined entities under the common ownership of the Evercore Senior Managing Directors (the “Members”) and common control of two of the founding Evercore Senior Managing Directors (the “Founding Members”). These entities are as follows:

•	Evercore Group Holdings L.P. (“EGH”) indirectly owns all interests in each of the following entities:

•	Evercore Financial Advisors L.L.C. and Evercore Restructuring L.L.C. provide financial advisory services to public and private companies and restructuring advisory services to companies in financial transition as well as to their creditors.

•	Evercore Advisors L.L.C. provides investment advisory services to Evercore Capital Partners II L.P. and its affiliated entities (collectively, “ECP II”), a Company sponsored private equity fund.

•	Evercore Venture Advisors L.L.C. provides investment advisory services to Evercore Venture Partners L.P. and its affiliated entities (collectively, “EVP”), a Company sponsored private equity fund.

•	Evercore Group Holdings L.L.C. is the general partner of EGH.

In December 2003, the above entities were reorganized. Prior to the reorganization, these entities were operated as a series of limited partnerships with their own general partner entities. Under the terms of the reorganization, these limited partnerships were converted to limited liability companies. Pursuant to such conversions, the limited partnership interests were cancelled and, in consideration therefore, the holders of such limited partnership interests received limited partnership interest of EGH that corresponded to the respective limited liability companies into which such limited partnership were converted and were equivalent to the respective limited partnership interests held immediately prior to such conversions. The resulting limited liability companies are held by Evercore Partners Services East L.L.C., a wholly owned subsidiary of EGH. Subsequent to the reorganization, the former general partner entities were dissolved. The transaction was accounted for as a reorganization of entities under common control at historical cost.

•	Evercore Advisors Inc. provides investment advisory services to Evercore Capital Partners L.P. and its affiliated entities (collectively “ECP I”), a Company sponsored private equity fund.

•	Evercore Group Inc. (“EGI”) is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and is registered with the National Association of Securities Dealers, Inc. EGI is a limited service entity, which specializes in rendering selected financial advisory services. See Footnote 17, Subsequent Events.

•	Evercore Properties Inc. is a lease holding entity for the Company’s New York offices. With respect to the Company’s California offices, such leases are held by Evercore Partners Services East L.L.C.

•	Evercore Partners L.L.C., Evercore Offshore Partners Ltd., and Evercore Partners Cayman L.P. are the general partners of various ECP I entities.

•	Evercore Partners II L.L.C. and Evercore Venture Management L.L.C. (“EVM”) are the general partners of ECP II and EVP, respectively.

•	Evercore Founders L.L.C. and Evercore Founders Cayman Ltd. are the entities through which the Company funds its additional commitments to ECP I (collectively, the “Founders”).

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

The Company’s principal activities are divided into two business segments:

•	Advisory—includes advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings and similar corporate finance matters; and

•	Investment Management—includes the management of outside capital invested in the Company’s sponsored private equity funds: ECP I, ECP II and EVP, (collectively referred to as the “Private Equity Funds”); and the Company’s principal investments in such Private Equity Funds. Each of the Private Equity Funds is managed by its own general partners and outside investors participate in the Private Equity Funds as limited partners.

The Combined Financial Statements include the accounts of the following entities, all of which are under the common control and management of the Founding Members:

Entity	Type of Entity	Date of Formation	Percentage Ownership
Evercore Group Holdings L.P. and subsidiaries	Delaware Limited Partnership	12/31/02	100%
Evercore Group Holdings L.L.C.	Delaware Limited Liability Company	12/31/02	100%
Evercore Advisors Inc.	Delaware S-Corporation	06/18/96	100%
Evercore Group Inc.	Delaware S-Corporation	03/21/96	100%
Evercore Properties Inc.	Delaware S-Corporation	04/16/97	100%
Evercore Partners L.L.C.	Delaware Limited Liability Company	11/20/95	100%
Evercore Offshore Partners Ltd.	Cayman Islands Limited Liability Company	03/25/97	100%
Evercore Partners Cayman L.P.	Cayman Islands Limited Partnership	03/28/01	100%
Evercore Partners II L.L.C.	Delaware Limited Liability Company	10/24/01	100%
Evercore Venture Management L.L.C.(1)	Delaware Limited Liability Company	10/12/00	47%
Evercore Founders L.L.C.	Delaware Limited Liability Company	03/25/97	100%
Evercore Founders Cayman Ltd.	Cayman Islands Limited Liability Company	03/27/01	100%

(1)	EVM is combined at 100% with a 53% minority interest recorded.

Note 2—Significant Accounting Policies

Basis of Presentation—The Combined Financial Statements of the Company comprise the consolidation of EGH and its wholly owned subsidiaries with Evercore Group Holdings L.L.C., Evercore Advisors Inc., Evercore Properties Inc. and Evercore Group Inc., and the general partners of the Private Equity Funds and Founders entities that are wholly owned or controlled by the Company.

EGH has consolidated all operating companies in which it has a controlling financial interest, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority-Owned Subsidiaries,” (“SFAS 94”) which requires the consolidation of all majority-owned subsidiaries.

Investments in non-majority-owned companies in which the Company does not have a controlling financial interest are accounted for by the Company using the equity method.

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

All material intercompany transactions and balances have been eliminated.

Minority Interest—Minority interest recorded on the Combined Financial Statements relates to the minority interest of an unrelated third party in EVM, the general partner of EVP. EVM is owned by two members, an unrelated third-party, which owns approximately 53%, and Evercore Venture Partners LLC, which owns approximately 47%. Evercore Venture Partners LLC is under common ownership of the Members of the Company and is the managing member of EVM. As a result, the Company consolidates, including in its Combined Statements of Income all of the net income of EVM with an appropriate minority interest of approximately 53%.

Use of Estimates—The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the valuation of portfolio investments in companies owned by the Private Equity Funds (the “Portfolio Companies”), the allowance for doubtful accounts for accounts receivables, compensation liabilities, tax liabilities and other matters that affect reported amounts of assets and liabilities. Actual amounts could differ from those estimates and such differences could be material to the Combined Financial Statements.

Cash and Cash Equivalents—Cash and cash equivalents consist of short-term highly liquid investments with original maturities of three months or less.

Restricted Cash—At December 31, 2004 and 2005, the Company was required to maintain compensating balances of $840 and $1,519, respectively, as collateral for letters of credit issued, by a third party, in lieu of a cash security deposit, as required by the Company’s lease for New York office space.

Accounts Receivable—Accounts receivable consists primarily of advisory fees and expense reimbursements charged to the Company’s clients, and transaction and monitoring fees charged to Portfolio Companies. Accounts receivable as of December 31, 2004 and 2005 include unbilled client expense receivables in the amount of $616 and $1,451, respectively.

Accounts Receivable are reported net of any allowance for doubtful accounts. Management of the Company derives the estimate for the allowance for doubtful accounts by utilizing past client transaction history and an assessment of the client’s creditworthiness, and has determined that an allowance for doubtful accounts was not required as of December 31, 2004 and was $256 as of December 31, 2005. The Company recorded bad debt expense of $0, $50 and $330 for the years ended December 31, 2003, 2004 and 2005, respectively.

Fair Value of Financial Instruments—The fair value of financial assets and liabilities, consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate their recorded value, as they are short-term in nature.

Investments—The Company’s investments consist primarily of investments in the Private Equity Funds that are carried at fair value on the Combined Statements of Financial Condition, with realized and unrealized gains and losses included in Investment Management Revenue on the Combined Statements of Income.

The Private Equity Funds consist primarily of investments in marketable and non-marketable securities of the Portfolio Companies. The underlying investments held by the Private Equity Funds are valued based on quoted market prices or estimated fair value if there is no public market. The fair value of the Private Equity

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Funds’ investments in non-marketable securities are ultimately determined by the Company in its capacity as general partner. The Company determines fair value of non-marketable securities by giving consideration to a range of factors, including but not limited to market conditions, operating performance (current and projected) and subsequent financing transactions. Due to the inherent uncertainty in the valuation of these non-marketable securities, estimated values may materially differ from the values that would have been used had a ready market existed for these investments.

Investments in publicly traded securities are valued using quoted market prices.

Available-For-Sale Securities are valued using quoted market prices for publicly traded securities or estimated fair value if there is no public market.

Furniture, Equipment and Leasehold Improvements—Fixed assets, including office equipment, hardware and software and leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Furniture, equipment and computer hardware and software are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

The Company capitalizes certain costs of computer software obtained for internal use and amortizes the amounts over the estimated useful life of the software, generally not exceeding three years. Capitalized internal-use software costs include only external direct costs of materials and services consumed in developing or obtaining the software. Capitalization of these costs ceases no later than the point at which software development projects are substantially complete and ready for their intended purposes.

Upon retirement or disposition of assets, the cost and related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss, if any, is recognized as a gain or loss on disposition of assets in other operating income or expense. Expenditures for maintenance and repairs are expensed as incurred.

Leases—Leases are accounted for in accordance with SFAS No. 13, “Accounting for Leases.” Leases are classified as either capital or operating as appropriate. For capital leases, the present value of the future minimum lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the lesser of the lease term or useful life of the asset.

Advisory Revenue—The Company earns advisory revenue through a) retainer arrangements, b) success fees based on the occurrence of certain events which may include announcements or completion of various types of financial transactions and c) fairness opinions.

The Company recognizes advisory revenue when the services related to the underlying transactions such as mergers, acquisitions, restructurings and divestitures are completed in accordance with the terms of its engagement agreements.

Fees that are paid in advance are initially recorded as deferred revenue and recognized as advisory revenue ratably over the period in which the related service is rendered.

Investment Management Revenue—Investment Management revenue consists of a) management fees from the Private Equity Funds, b) portfolio company fees, c) gains (losses) on investments in the Private Equity Funds and d) Carried Interest.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Management Fees—Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to the Private Equity Funds. Management fees are payable semi-annually in advance on committed capital during the Private Equity Funds’ investment period, and on invested capital, thereafter. Management fees are initially recorded as deferred revenue and revenue is recognized ratably, thereafter, over the period for which services are provided.

The Private Equity Funds partnership agreements provide for a reduction of management fees for certain portfolio company fees earned by the Company. Portfolio company fees are recorded as revenue when earned and are offset, in whole or in part, against future management fees. Such offsets amounted to $8,624, $742 and $2,004 for the years ended December 31, 2003, 2004 and 2005, respectively.

The ECP II partnership agreement also provides that placement fees paid by its limited partners are offset against future management fees. Such offsets amounted to $1,268, $2,487 and $2,487 for the years ended December 31, 2003, 2004 and 2005, respectively.

Portfolio Company Fees—Portfolio company fees include monitoring, director and transaction fees associated with services provided to the Portfolio Companies of the Private Equity Funds the Company manages.

Monitoring fees are earned by the Company for services provided to the portfolio companies with respect to the development and implementation of strategies for improving operating, marketing and financial performance. Monitoring fee revenue is recognized ratably over the period for which services are provided.

Director fees are earned by the Company for the services provided by Members who serve on the Board of Directors of portfolio companies. Director fees are recorded as revenue when payment is received.

Transaction fees are earned by the Company for providing advisory services to Portfolio Companies. These fees are earned and recognized on the same basis as advisory revenue.

Gains (Losses) on Investments in the Private Equity Funds—Investments in the Private Equity Funds consist of the Company’s general partnership interest and related commitments in investment partnerships that it manages. These investments are accounted for on the fair value method based on the Company’s percentage interest in the underlying partnerships. The Company recognizes revenue on investments in the Private Equity Funds based on its allocable share of realized and unrealized gains (or losses). See Footnote 7, Investments.

Carried Interest—The Company records incentive fee revenue from the Private Equity Funds when the returns on the Private Equity Funds’ investments exceed certain threshold minimums. These incentive fees (or “Carried Interest”) are computed in accordance with the underlying Private Equity Funds’ partnership agreements and are based on investment performance over the life of each investment partnership. Future investment underperformance may require amounts previously distributed to the Company to be returned to the respective investment partnerships. As required by the Private Equity Funds’ partnership agreements, the general partners of each Private Equity Fund maintain a defined amount in escrow in the event that distributions received by such general partner must be returned due to investment underperformance. These escrow funds are not included in the accounts of the Company. The Members, in their capacity as members of the general partners of the Private Equity Funds, have guaranteed the general partners’ obligation (which may arise due to investment underperformance) to repay or refund to outside investors in the Private Equity Funds interim amounts previously distributed to the Company.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Client Expense Reimbursement—In the conduct of its financial advisory service engagements and in the pursuit of successful Portfolio Company investments for the Private Equity Funds, the Company receives reimbursement for certain transaction-related expenses incurred by the Company on behalf of its clients. Such reimbursements are classified as either Advisory or Investment Management Revenues, as applicable.

Transaction related expenses, which are billable to clients, are recognized as revenue in accordance with EITF 01-14, “Income Statement Characterization of Reimbursement Received for Out of Pocket Expenses Incurred”, and recorded in accounts receivable on the later of a) the date of an executed engagement letter or b) the date the expense is incurred. The Company reported such expense reimbursement as revenue on the Combined Statements of Income in the amount of $2,481, $2,355 and $3,374 for the years ended December 31, 2003, 2004 and 2005, respectively.

Compensation and Benefits—Compensation includes salaries, bonuses (discretionary awards and guaranteed amounts) and severance and excludes any compensatory payments made to Members. Bonuses are accrued over the service period to which they relate. Benefits includes both Member and employee benefit expense.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of assets and liabilities. The Company’s operations are organized as a series of partnerships, limited liability companies and sub-chapter S corporations. Accordingly, the Company’s income is not subject to U.S. federal income taxes. Taxes related to income earned by these entities represent obligations of the individual members, partners or shareholders and have not been reflected in the accompanying Combined Financial Statements. Income taxes shown on the Company’s Combined Statements of Income are attributable to the New York City Unincorporated Business Tax and the New York City general corporate tax.

Earnings Per Share—The Company operates as a series of related partnerships, limited liability companies and sub-chapter S corporations under the common control of the Founding Members. There is no single capital structure upon which to calculate historical earnings per share information. Accordingly, historical earnings per share information has not been presented.

Comprehensive Income—Comprehensive income consists of net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that are included in Accumulated Other Comprehensive Income as a separate component of Members’ Equity but are excluded from net income. The Company’s other comprehensive income is comprised of unrealized gains on Available-For-Sale Securities.

Net Income—As a result of the Company operating as a series of partnerships, limited liability companies and sub-chapter S corporations, payment for services rendered by the Members has historically been accounted for as a distribution from Members’ capital rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its Members.

The Members receive periodic distributions of operating proceeds which are reported in the Statements of Changes in Members’ Equity as distributions. The amount of cash and non-cash distributions received by the Members was $39,379, $26,524 and $65,258 for the years ended December 31, 2003, 2004 and 2005, respectively. Non-cash distributions included marketable securities, warrants and other financial instruments.

Note 3—Recently Issued Accounting Pronouncements

SFAS 123(R)—On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), which is a revision of SFAS No. 123

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

“Accounting for Stock Based Compensation.” SFAS 123(R) supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the Combined Statements of Income based on their fair values. Pro forma disclosure is no longer an alternative. The Company has operated as a series of partnerships, limited liability companies and sub-chapter S corporations and has not historically issued stock-based compensation awards. The impact of adopting SFAS 123(R) cannot be predicted at this time because it will depend on the level of share-based awards granted in the future.

FIN 47—In March 2005, the FASB issued Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 clarifies guidance provided in SFAS No. 143, “Accounting for Asset Retirement Obligations.” The term, asset retirement obligation, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Entities are required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material effect on the Company’s combined financial condition or results of operations.

SFAS 154—In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 was issued. The Company does not anticipate that the adoption of SFAS 154 will have a material effect on the Company’s combined financial condition or results of operations.

Emerging Issues Task Force Issue No. 04-5—In June 2005 the Emerging Issues Task Force reached a consensus on Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Under Issue 04-5, the general partners in a limited partnership or similar entity are presumed to control that limited partnership regardless of the extent of the general partners’ ownership interest in the limited partnership. A general partner should assess the limited partners’ rights and their impact on the presumption of control. If the limited partners have either a) the substantive ability to dissolve the limited partnership or otherwise remove the general partners without cause or b) substantive participating rights, the general partners do not control the limited partnership. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreement is modified, Issue 04-5 is effective after June 29, 2005. For general partners in all other limited partnerships, Issue 04-5 is effective for the first reporting period in fiscal years beginning after December 15, 2005, and allows either of two transition methods. As of December 31, 2005 the Company has determined that consolidation of the Private Equity Funds will not be required pursuant to Issue 04-5.

Note 4—Related Parties

The Company remits payment for expenses on behalf of the Private Equity Funds and is reimbursed accordingly. During the years ended December 31, 2003, 2004 and 2005, the Company disbursed $692, $744 and $794, respectively, on behalf of these entities. Included in Receivable from Uncombined Affiliates on the Statements of Financial Condition as of December 31, 2004 and 2005 are accrued and unpaid management fees,

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

reimbursable expenses relating to the Private Equity Funds and other uncombined affiliates and investment advances made to an affiliate in the amounts of $2,063 and $1,255, respectively. Payables to Uncombined Affiliates amounted to $336 and $440 as of December 31, 2004 and 2005, respectively. These payables represent obligations of the general partner pursuant to the respective partnership agreements of the Private Equity Funds and are payable to the Private Equity Funds.

Included in Receivable from Members and Employees on the Statements of Financial Condition are loans to Members, employees and former employees of the Company. These loans are collateralized by the Members, employees, or former employees respective investments in the Private Equity Funds, are carried at face value and bear interest at the prime rate. The amount of such loans outstanding as of December 31, 2004 and 2005 were $149 and $83, respectively. Interest on these loans was $7, $12 and $4, for the years 2003, 2004 and 2005, respectively, and is included in Interest Income and Other Revenue on the Combined Statements of Income. Advances in the amount of $61, made to individuals who have accepted employment offers with the Company, are also included in Receivable from Members and Employees on the Statements of Financial Condition as of December 31, 2005.

Also, included in Receivable from Members and Employees are advances made by the Company on behalf of such individuals in connection with their general partner obligation to the Private Equity Funds. These advances are non-interest bearing and the amounts outstanding as of December 31, 2004 and 2005 were $903 and $1,540, respectively. Payable to Members and Employees for Private Equity distributions amounted to $906 and $659 as of December 31, 2004 and 2005.

Amounts due in connection with personal expenses paid by the Company on behalf of Members and employees totaled $1,040 and $51 as of December 31, 2004 and 2005, respectively, and are included in Receivable from Members and Employees. These receivables are non-interest bearing and are repaid to the Company on a periodic basis.

The general partner investment interests of one of the Members and the general partner and Founder interests of one of the founding members serve to collateralized their personal loans with a third party financial institution.

During the years ended December 31, 2003, 2004 and 2005, the Company paid commissions in the amount of $157, $61 and $1,710, respectively, to a former employee and Senior Advisor or an affiliate of such, for services provided in connection with obtaining an Advisory engagement. This commission is included in Professional Fees on the Combined Statements of Income.

Effective October 28, 2005, EGH acquired (indirectly through a wholly owned subsidiary) the right to invest in Evercore Asset Management, L.L.C. (“EAM”), a newly formed entity, engaged primarily in the asset management business. This investment is accounted for under the equity method and although a variable interest entity, the Company is not the primary beneficiary and thus not required to consolidate the entity. As of December 31, 2005, the Company is due $321 from the majority member of EAM, for expenditures remitted by the Company in connection with the formation of EAM. This amount is included on the Combined Statements of Financial Condition in Accounts Receivable – Other. This entity has not entered into substantive operations for the period ended December 31, 2005. See Footnote 17, Subsequent Events.

Note 5—Placement Fees

Placement fees are earned by and payable to a placement agent for services rendered in connection with the successful solicitation of certain limited partners in ECP II.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Pursuant to the terms of the ECP II partnership agreement, the limited partners are responsible for reimbursing the Company for the placement fees the Company remits on their behalf. The limited partners of ECP II receive a reduction against future management fees payable to the Company equal to the amount of such placement fees.

Placement fees are payable and receivable in equal semi-annual installments. Interest accrues to the placement agent at the three-month LIBOR rate plus 1%. At December 31, 2004 and December 31, 2005, accrued interest payable relating to Placement fees was $26 and $0, respectively. Placement fees receivable from the limited partners of ECP II and payable to the placement agent are as follows:

	As of December 31,
	2004	2005
Placement Fees Receivable	$2,487	—
Less Current Portion	(2,487)	—

Long-term Portion	$—	—

Placement Fees Payable	$2,487	—
Less Current Portion	(2,487)	—

Long-term Portion	$—	—

As of December 31, 2005, all amounts due from limited partners in connection with placement fees were received by the Company and all obligations due to the placement agent in connection with ECP II were satisfied.

Note 6—Deferred Offering and Acquisition Costs

The Company is contemplating an initial public offering of common equity. If an initial public offering by the Company does occur, the Company plans to consummate a number of internal reorganization transactions to transition the Company to a corporate structure form. Costs directly attributable to the Company’s proposed initial public offering of its equity securities have been deferred and capitalized. These costs will be charged against the proceeds of the offering once completed. In the event the proposed initial offering of the Company’s securities is not consummated, the deferred offering costs will be expensed.

The Company also plans to execute a definitive agreement to acquire all the outstanding capital stock of a foreign investment bank in exchange for total consideration that is still under negotiation. The transaction would be consummated immediately prior to the potential initial public offering referred to above. The direct costs incurred in connection with the proposed acquisition have been deferred and capitalized. These costs will be allocated to the purchase price upon the completion of the acquisition. Costs related to an unsuccessful acquisition will be charged to operations at the termination date.

As of December 31, 2005, $5,138 of costs incurred in connection with the potential initial public offering and the potential acquisition were capitalized and are shown on the Combined Statements of Financial Condition in Deferred Offering and Acquisition Costs.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Note 7—Investments

The fair value of the Company’s investments reported in the Combined Statements of Financial Condition are as follows:

	December 31,
	2004	2005
Investment in ECP I	$10,033	$3,717
Investment in ECP II	5,981	11,997
Investment in EVP	540	625

Total Private Equity Funds	16,554	16,339
Investments Available-For–Sale	371	416

Total Investments	$16,925	$16,755

Investments in the Private Equity Funds—Investments in the Private Equity Funds primarily include the general partner and Founders’ entities investments in the Private Equity Funds.

As of December 31, 2004 and 2005, the Company’s investment in ECP I represented 5.8% and 3.8%, respectively of the Private Equity Funds’ capital. The Company’s investments in ECP II and EVP were less than 5% of the respective Private Equity Funds’ capital as of December 31, 2004 and 2005.

Net realized and unrealized gains and losses on Private Equity Fund investments, including Carried Interest and gains (losses) on investments, were $12,708, $3,122 and $(998) for the years ended December 31, 2003, 2004 and 2005, respectively, and are included on the Combined Statements of Income in Investment Management Revenue.

In 2003, an affiliated entity of the Company, EMP Group L.L.C. (“EMP”) was recapitalized. EMP held the interests of a portfolio company’s existing investors, which included among others ECP I and the associated general partner entities. Pursuant to the recapitalization, the general partners of ECP I received an $11,049 in-kind distribution of portfolio company shares, with $2,476 of the distribution reinvested as a general partner non-cash contribution of ECP II.

See Footnote 11, Commitments and Contingencies, for commitments of future capital contributions to the Private Equity Funds.

The portfolio of investments in the Private Equity Funds at fair value by industry was as follows:

	December 31,
	2004	2005
Energy	31%	24%
Media	26%	20%
Healthcare Services	—	17%
Financial Services	—	9%
Telecommunications	29%	6%
Industrials	—	6%
Consumer Distributions	—	5%
Other	14%	13%

Total	100%	100%

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Investments in Available-For-Sale Securities—Investments in Available-For-Sale securities reflects the Company’s investment in options for the purchase of additional shares of common stock of a Portfolio Company. The options were received at various dates, in lieu of cash payment for services rendered. Using the Black-Scholes Option Pricing Model, the options as of December 31, 2004 and 2005, were valued at $371 and $416, respectively.

Proceeds from sales of Available-For-Sale Securities during the year ended December 31, 2004 amounted to $293 with a realized gain recognized (based on average cost per share) of $76 for the year ended December 31, 2004. This gain is reflected in Other Income on the Combined Statements of Income. There were no sales of Available-For-Sale Securities during the year ended December 31, 2005.

See Footnote 16, Comprehensive Income (Loss), for unrealized gains on valuation of Available-For-Sale Securities reported in Members’ Equity as Other Comprehensive Income.

Note 8—Furniture, Equipment and Leasehold Improvements, Net

Furniture, equipment and leasehold improvements, net, consisted of the following:

	As of December 31,
	2004	2005
Furniture and Office Equipment	$857	$1,138
Leasehold Improvements	642	878
Computer and Computer-related Equipment	646	1,093
Capitalized Leases	605	729
Software	346	406

Total	3,096	4,244
Less: Accumulated Depreciation and Amortization	(1,203)	(1,981)

Furniture, Equipment and Leasehold Improvements, Net	$1,893	$2,263

Depreciation and amortization expense totaled $626, $667 and $778 for the years ended December 31, 2003, 2004 and 2005, respectively.

Purchases of furniture, equipment and leasehold improvements totaled $992, $1,103 and $1,148, which includes assets acquired via capital leases in the amounts of $390, $55 and $124, for the years ended December 31, 2003, 2004 and 2005, respectively.

Note 9—Employee Benefit Plans

Defined Contribution Retirement Plan—The Company, through a subsidiary, provides certain retirement benefits to employees through a qualified retirement plan. The Evercore Partners Services East L.L.C. Retirement Plan (the “Plan”) is a discretionary profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. The Plan was formed on February 1, 1996 and amended February 1, 1999, February 1, 2000, February 1, 2001, January 1, 2002 and June 1, 2002. The plan year ends on January 31 of each year. The Company, at its sole discretion, determines the amount, if any, of profit to be contributed to the Plan.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

The retirement and profit sharing plan costs for the years ended December 31, 2003, 2004 and 2005 totaled $455, $501 and $603, respectively. Plan administration expenses incurred related to the retirement and profit sharing plans totaled $36, $100 and $97 for the years ended December 31, 2003, 2004 and 2005, respectively.

Note 10—Line of Credit

On December 30, 2005, the Company executed a $30,000 Credit Agreement with a syndicated group of lenders that matures on the earlier of the consummation of the proposed initial public offering or December 30, 2006 (the “Line of Credit”). The Line of Credit is a 364-day revolving facility that bears interest at a rate of either (i) Libor plus 200 basis points (the “Eurodollar Loan”) or (ii) the greater of (a) the Prime Rate or (b) Federal Funds Effective Rate plus 100 basis points (the “Base Rate Loan”) for any amount drawn. The Company may elect either the Eurodollar Loan or the Base Rate Loan and either election includes a commitment fee of  1/2 of 1% per annum for any unused portion. The Company is required to maintain collateral as a percentage of any amounts drawn on the facility based on the following schedule: From March 30, 2006 through June 30, 2006: 30%; From July 1, 2006 through September 30, 2006: 50% and; From October 1, 2006 through the termination date: 75%. In addition to the liquid collateral requirements, the Members have pledged their beneficial interests in the Company as collateral for the Line of Credit. At December 31, 2005, the Company was in compliance with all covenants under the Credit Agreement.

The Line of Credit will be used for additional working capital purposes including, but not limited to, funding of the Company’s ongoing investment programs. Costs incurred in connection with obtaining this credit facility totaled $607, and such costs are included in Debt Issuance Costs on the Combined Statements of Financial Condition. See Footnote 17, Subsequent Events.

Note 11—Commitments and Contingencies

Operating Leases—The Company leases office space under non-cancelable lease agreements, which expire on various dates through 2013.

Occupancy lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Occupancy and Equipment Rental on the Combined Statements of Income for the years ended December 31, 2003, 2004 and 2005 includes $1,944, $2,315 and $2,151, respectively, of rental expense relating to operating leases. As of December 31, 2003, the Company obtained, as part of the lease for office space in New York, an irrevocable standby letter of credit as security in the amount of $110 that expired October 30, 2004. As of December 31, 2004 and 2005, the Company obtained, as part of the leases for office space in New York, irrevocable standby letters of credit as security in the amount of $819 and $1,446, respectively. With respect to such letters of credit, $627 expires in 2007 and $819 expires each December 31, resetting annually through 2012. The Company maintained compensating balances of $840 and $1,519 as of December 31, 2004 and 2005, respectively. No amounts have been drawn down under the respective letters of credit.

The Company has entered into various operating leases for the use of certain office equipment and furniture. For the years ended December 31, 2003, 2004 and 2005, rental expense for office equipment and furniture is included in Occupancy and Equipment Rental on the Combined Statements of Income and totaled $80, $102 and $165, respectively.

The Company has entered into an operating lease for a fractional interest of a private corporate aircraft. For the years ended December 31, 2003, 2004 and 2005, rental expense for the fractional lease of the aircraft is included in Travel and Related Expenses on the Combined Statements of Income and totaled $114, $105 and $105, respectively.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

As of December 31, 2005, the approximate aggregate minimum future payments required on the operating leases are as follows:

2006	$2,824
2007	2,229
2008	2,060
2009	2,164
2010	2,176
Thereafter	4,244

Total	$15,697

Capital Leases—The Company has entered into various capital leases for office equipment. As of December 31, 2005, the leases had an aggregate outstanding balance of $425 with $193 classified as current. Interest expense on capital leases for the years ended December 31, 2003, 2004 and 2005 was $19, $30 and $29, respectively.

The Company’s net investment in these leases, which is included in Furniture, Equipment and Leasehold Improvements as of December 31, 2004 and 2005, was $431 and $393, respectively.

	December 31,
	2004	2005
Capitalized Office Equipment Leases	$605	$729
Accumulated Depreciation	(174)	(336)

Net Investment	$431	$393

As of December 31, 2005, the approximate aggregate minimum future payments required on the capital leases are as follows:

2006	$214
2007	146
2008	95
2009	2
2010	—

Total Future Minimum Lease Payments	457
Less Interest Discount	(32)

Total Present Value of Future Minimum Lease Payments	425
Less Current Portion	(193)

Long-term Portion	$232

Other Commitments—At December 31, 2005, the Company has commitments for capital contributions of $13,458 to the Private Equity Funds. These commitments primarily will be funded as required through the end of each Private Equity Funds’ investment period, subject to certain conditions. Such commitments are satisfied in cash and are generally required to be made as investment opportunities are consummated by the Private Equity Funds.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Legal—From time to time, the Company may be involved in judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses.

In the past, the Company or its present personnel have been named as a defendant in civil litigation matters involving present or former clients. The Company received an informal request in 2004 for information related to a 2003 client engagement. Management believes that the ultimate resolution of these proceedings would not likely have a material effect on the results of operations, the financial position or cash flows of the Company.

Note 12—Regulatory Authorities

EGI is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Rule 15c3-1 requires the maintenance of net capital, as defined, which shall be the greater of $5 or 6 2/3% of aggregate indebtedness, as defined. EGI’s regulatory net capital at December 31, 2004 and 2005 was $851 and $6,773, respectively, which exceeded the minimum net capital requirement by $637 and $6,603, respectively.

Note 13—Income Taxes

The Company is not subject to U.S. Federal income tax. However, the Company is subject to the New York City Unincorporated Business tax on its U.S. earnings and certain taxes in other jurisdictions where the Company had registered offices and sourced income in those jurisdictions.

Taxes payable as of December 31, 2004 and 2005 in the amount of $1,423 and $1,711, respectively, include a reserve for taxes payable in the amount of $857 and $964, respectively, for any future tax liability related to these periods.

The components of the provision for income taxes reflected on the Combined Statements of Income for the years ended December 31, 2003, 2004 and 2005 consist of:

	Year ended December 31,
	2003	2004	2005
Current
State and Local Tax Expense	$905	$2,114	$3,372

Provision for Taxes	$905	$2,114	$3,372

A reconciliation of the statutory U.S. Federal income tax rate of 35% to the Company’s effective tax rate is set forth below:

	Year ended December 31,
	2003	2004	2005
U.S. Statutory Tax Rate	35.0%	35.0%	35.0%
Increase Related to State and Local Taxes	2.6%	4.1%	5.1%

Rate before One-time Events	37.6%	39.1%	40.1%
Rate Benefit as a Limited Liability Company	(35.0%)	(35.0%)	(35.0%)

Provision for Taxes	2.6%	4.1%	5.1%

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Note 14—Concentrations of Credit Risk

Financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and receivables from clients. The Company has placed its cash and cash equivalents in interest-bearing deposits in U.S. banks and U.S. branches of Cayman banks that meet certain rating and capital requirements. Concentrations of credit risk are limited due to the quality of the Company’s clients.

Revenues: For the year ended December 31, 2005, three separate clients each individually accounted for 16.5%, 12.2% and 10.2%, respectively, of the Company’s combined revenues. For the year ended December 31, 2004, one client accounted for 26.6% of the Company’s combined revenues. For the year ended December 31, 2003, no client individually constituted more than 10.0% of the Company’s combined revenues.

Accounts Receivable: As of December 31, 2004 and 2005, one different client each year accounted for 70.1% and 37.4%, respectively, of the Company’s combined Accounts Receivable balance.

Note 15—Segment Operating Results

Business Segments – The Company’s business results are categorized into the following two segments: Advisory and Investment Management. Advisory includes providing advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings, and similar corporate finance matters. Investment Management includes the management of outside capital invested in the Private Equity Funds and the Company’s principal investments in the Private Equity Funds.

The accounting policies of the segments are consistent with those described in the Significant Accounting Policies in Footnote 2 .

The Company’s segment information for the years ended December 31, 2003, 2004 and 2005 is prepared using the following methodology:

•	Revenue and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount and other factors.

•	Segment assets are based on those directly associated with each segment, or for certain assets shared across segments, these assets are allocated based on the most relevant measures applicable, including headcount and other factors.

•	Investment gains and losses, interest income, and interest expense are allocated between the segments based on the segment in which the underlying asset or liability is held.

•	Each segment’s operating expenses include: a) employee compensation and benefits expenses that are incurred directly in support of the segments and b) other operating expenses, which include expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

The Company evaluates segment results based on net revenue and operating income.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Corporate-level activity represents operating expenses not specifically attributable to a segment. These expenses primarily include professional fees relating to the preparation of the Company’s historical financial statements that are not directly attributable to the potential initial public offering.

Management believes that the following information provides a reasonable representation of each segment’s contribution to net revenue, operating expenses, operating income, and total assets.

		Year Ended December 31,
		2003	2004	2005
Advisory	Net Revenue(1)	$26,333	$69,315	$111,012
	Operating Expenses(2)	15,992	24,502	36,605

	Segment Operating Income	$10,341	$44,813	$74,407

	Identifiable Segment Assets		$45,350	$61,137

Investment Management	Net Revenue(1)	$33,787	$17,078	$14,623
	Operating Expenses(2)	8,888	9,971	12,165

	Segment Operating Income	$24,899	$7,107	$2,458

	Identifiable Segment Assets		$26,331	$20,275

Corporate	Operating Expenses	$—	$—	$10,333

Total	Net Revenue(1)	$60,120	$86,393	$125,635
	Operating Expenses(2)	24,880	34,473	59,103

	Operating Income	$35,240	$51,920	$66,532

	Identifiable Segment Assets		$71,681	$81,412

(1)	Net revenue includes Interest and Other Revenue, and Other Income as set forth in the table below:

	Year Ended December 31,
	2003	2004	2005
Advisory	$31	$110	$170
Investment Management	219	111	39

Total Interest and Other Income	$250	$221	$209

(2)	Operating expenses include Depreciation and Amortization as set forth in the table below:

	Year Ended December 31,
	2003	2004	2005
Advisory	$424	$504	$615
Investment Management	202	163	163

Total Depreciation and Amortization	$626	$667	$778

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2004 and 2005

Geographic Information—The Company manages its business based on the profitability of the enterprise as a whole. The Company’s revenue was derived from clients and Private Equity Funds located in the following geographical areas:

	Year Ended December 31,
	2003	2004	2005
Revenue:(1)
United States	$54,487	$80,019	$127,513
Cayman Islands	4,347	4,147	(6,300)
Switzerland	75	—	1,500
Netherlands	—	—	1,400
Mexico	—	1,142	968
Other—Foreign	961	864	345

Total	$59,870	$86,172	$125,426

(1)	Excludes interest and other income.

All Company assets relate to U.S. operations.

Note 16—Comprehensive Income (Loss)

The Company’s Other Comprehensive Income (Loss) is comprised of unrealized gains and losses on Available-For-Sale-Securities. Unrealized gains were $116, $73 and $41 net of tax expense of $11, $7 and $4, for the years ended December 31, 2003, 2004 and 2005, respectively.

Note 17—Subsequent Events

Line of Credit—On January 12, 2006, the Company drew down $25,000 on the Line of Credit for additional working capital purposes. As of April 28, 2006, the Company had collateral in excess of the $7,500 required in connection with this draw. See Footnote 10, Line of Credit.

Distributions—During the period from January 1, 2006 through April 14, 2006, the Company made distributions to Members totaling $59,694.

Evercore Asset Management—On January 5, 2006, the Company invested $1,137 in EAM. The Company holds a 41.7% interest in EAM. On March 20, 2006, the Company invested $2,000 in an investment portfolio to be managed by EAM.

Investments—Through April 30, 2006, the Company made investments in the Private Equity funds totaling $6,778.

Evercore Group L.L.C.—EGI reorganized from an S corporation to a limited liability company, Evercore Group L.L.C.

Alliance with Mizuho Securities—On February 2, 2006, the Company entered into an alliance agreement with Mizuho Securities of Japan and its U.S. advisory subsidiary, The Bridgeford Group. The alliance calls for the Company, Mizuho, and Bridgeford to provide U.S.—Japan and Japan—U.S. cross-border M&A advisory services on a joint basis to U.S. clients of the Company and Japanese clients of Mizuho.

Potential Initial Public Offering—The Company is contemplating an initial public offering of common equity. If an initial public offering by the Company does occur, the Company also plans to consummate a number of internal reorganization transactions to transition the Company to a corporate structure form.

EVERCORE HOLDINGS

COMBINED STATEMENT OF FINANCIAL CONDITION

(dollars in thousands)

	March 31, 2006	Pro Forma March 31, 2006
	(unaudited)	(unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$12,285	$1,452
Restricted Cash	1,519	1,519
Accounts Receivable (net of allowance of $256 for 2006)	16,531	9,341
Receivable from Members and Employees	1,235	1,235
Receivable from Uncombined Affiliates	2,448	2,448
Debt Issuance Costs	404	404
Prepaid Expenses	997	997
Accounts Receivable—Other	83	83

Total Current Assets	35,502	17,479

Investments, at Fair Value	28,191	28,191
Investments, Equity Method	1,031	1,031
Deferred Offering and Acquisition Costs	6,196	6,196
Furniture, Equipment and Leasehold Improvements, Net	2,153	2,153
Other Assets	403	403

TOTAL ASSETS	$73,476	$55,453

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Short-Term Borrowings	$25,000	$25,000
Accrued Compensation and Benefits	5,549	5,549
Accounts Payable and Accrued Expenses	8,312	8,312
Deferred Revenue	3,374	3,374
Payable to Members and Employees	657	657
Payable to Uncombined Affiliates	293	293
Capital Leases Payable—Current	184	184
Taxes Payable	1,191	1,191
Other Current Liabilities	25	25

Total Current Liabilities	44,585	44,585

Capital Leases Payable—Long-term	187	187

TOTAL LIABILITIES	44,772	44,772

Minority Interest	267	267

Members’ Equity
Members’ Capital	28,233	10,210
Accumulated Other Comprehensive Income	204	204

TOTAL MEMBERS’ EQUITY	28,437	10,414

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$73,476	$55,453

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

COMBINED STATEMENTS OF INCOME

(dollars in thousands)

	Three Months Ended March 31,
	2005	2006
	(unaudited)
REVENUES
Advisory Revenue	$18,270	$32,397
Investment Management Revenue	4,120	13,108
Interest Income and Other Revenue	44	121

TOTAL REVENUES	22,434	45,626

EXPENSES
Employee Compensation and Benefits	5,410	8,759
Occupancy and Equipment Rental	682	838
Professional Fees	2,596	5,668
Travel and Related Expenses	1,314	1,851
Communications and Information Services	177	416
Depreciation and Amortization	151	262
Other Operating Expenses	256	912

TOTAL EXPENSES	10,586	18,706

OTHER INCOME	—	—

OPERATING INCOME	11,848	26,920
Minority Interest	2	(7)
Provision for Income Taxes	670	979

NET INCOME	$11,176	$25,948

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(dollars in thousands)

	Members’ Capital	Accumulated Other Comprehensive Income	Total Members’ Equity
BALANCE—at January 1, 2006	$51,301	$204	$51,505

Net Income (unaudited)	25,948	—	25,948
Other Comprehensive Income (unaudited)	—	—	—

Net Other Comprehensive Income (unaudited)	—	—	—

Total Comprehensive Income (unaudited)			25,948

Members’ Contributions (unaudited)	—	—	—
Members’ Distributions (unaudited)	(49,016)	—	(49,016)

BALANCE—at March 31, 2006 (unaudited)	$28,233	$204	$28,437

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended March 31,
	2005	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$11,176	$25,948
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	151	465
Minority Interest	2	(7)
Net Gains and Losses on Investments	1,138	(5,012)
(Increase) Decrease in Operating Assets:
Accounts Receivable	219	(3,610)
Placement Fees Receivable	1,244	—
Receivable from Members and Employees—Current	626	504
Receivable from Uncombined Affiliates	1,074	(1,193)
Prepaid Expenses	(366)	(393)
Accounts Receivable—Other	(28)	270
Deferred Offering and Acquisition Costs	(344)	(1,058)
Other Assets	(200)	—
Increase (Decrease) in Operating Liabilities:
Accrued Compensation and Benefits	(4,945)	(7,616)
Accounts Payable and Accrued Expenses	486	(3,360)
Deferred Revenue	1,470	2,439
Payable to Members and Employees	(238)	(2)
Payable to Uncombined Affiliates	43	(147)
Taxes Payable	432	(520)
Other Current Liabilities	(215)	(601)

Net Cash Provided by Operating Activities	11,725	6,107

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Investments	—	206
Investments Purchased	(970)	(7,661)
Purchase of Furniture, Equipment and Leasehold Improvements	(257)	(152)
Restricted Cash Deposits	21	—

Net Cash (Used in) Provided By Investment Management Activities	(1,206)	(7,607)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for Capital Lease Obligations	(28)	(54)
Contributions from Members	971	—
Distributions to Members	(34,251)	(49,016)
Short-Term Borrowings	—	25,000

Net Cash Used in Financing Activities	(33,308)	(24,070)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(22,789)	(25,570)
CASH AND CASH EQUIVALENTS—Beginning of period	37,379	37,855

CASH AND CASH EQUIVALENTS—End of period	$14,590	$12,285

SUPPLEMENTAL CASH FLOW DISCLOSURE
Payments for Interest	$32	—

Payments for Income Taxes	$807	$1,737

See accompanying notes to combined financial statements

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Note 1—Organization

Evercore Holdings (the “Company”) is an investment banking firm, headquartered in New York, New York, which is comprised of certain consolidated and combined entities under the common ownership of the Evercore Senior Managing Directors (the “Members”) and common control of two of the founding Evercore Senior Managing Directors (the “Founding Members”). These entities are as follows:

•	Evercore Group Holdings L.P. (“EGH”) indirectly owns all interests in each of the following entities:

•	Evercore Financial Advisors L.L.C. and Evercore Restructuring L.L.C. provide financial advisory services to public and private companies and restructuring advisory services to companies in financial transition as well as to their creditors.

•	Evercore Advisors L.L.C. provides investment advisory services to Evercore Capital Partners II L.P. and its affiliated entities (collectively, “ECP II”), a Company sponsored private equity fund.

•	Evercore Venture Advisors L.L.C. provides investment advisory services to Evercore Venture Partners L.P. and its affiliated entities (collectively, “EVP”), a Company sponsored private equity fund.

•	Evercore Group Holdings L.L.C. is the general partner of EGH

In December 2003, the above entities were reorganized. Prior to the reorganization, these entities were operated as a series of limited partnerships with their own general partner entities. Under the terms of the reorganization, these limited partnerships were converted to limited liability companies. Pursuant to such conversions, the limited partnership interests were cancelled and, in consideration therefore, the holders of such limited partnership interests received limited partnership interest of EGH that corresponded to the respective limited liability companies into which such limited partnership were converted and were equivalent to the respective limited partnership interests held immediately prior to such conversions. The resulting limited liability companies are held by Evercore Partners Services East L.L.C., a wholly owned subsidiary of EGH. Subsequent to the reorganization, the former general partner entities were dissolved. The transaction was accounted for as a reorganization of entities under common control at historical cost.

•	Evercore Advisors Inc. provides investment advisory services to Evercore Capital Partners L.P. and its affiliated entities (collectively “ECP I”), a Company sponsored private equity fund.

•	Evercore Group Inc. (“EGI”) is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and is registered with the National Association of Securities Dealers, Inc. EGI is a limited service entity, which specializes in rendering selected financial advisory services. See Footnote 16— Subsequent Events.

•	Evercore Properties Inc. is a lease holding entity for the Company’s New York offices. With respect to the Company’s California offices, such leases are held by Evercore Partners Services East L.L.C.

•	Evercore Partners L.L.C., Evercore Offshore Partners Ltd., and Evercore Partners Cayman L.P. are the general partners of various ECP I entities.

•	Evercore Partners II L.L.C. and Evercore Venture Management L.L.C. (“EVM”) are the general partners of ECP II and EVP, respectively.

•	Evercore Founders L.L.C. and Evercore Founders Cayman Ltd. are the entities through which the Company funds its additional commitments to ECP I (collectively, the “Founders”).

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

The Company’s principal activities are divided into two business segments:

•	Advisory—includes advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings and similar corporate finance matters; and

•	Investment Management—includes the management of outside capital invested in the Company’s sponsored private equity funds: ECP I, ECP II and EVP, (collectively referred to as the “Private Equity Funds”); and the Company’s principal investments in such Private Equity Funds. Each of the Private Equity Funds is managed by its own general partners and outside investors participate in the Private Equity Funds as limited partners.

The Combined Financial Statements include the accounts of the following entities, all of which are under the common control and management of the Founding Members:

Entity	Type of Entity	Date of Formation	Percentage Ownership
Evercore Group Holdings L.P. and subsidiaries	Delaware Limited Partnership	12/31/02	100%
Evercore Group Holdings L.L.C.	Delaware Limited Liability Company	12/31/02	100%
Evercore Advisors Inc.	Delaware S-Corporation	06/18/96	100%
Evercore Group Inc.	Delaware S-Corporation	03/21/96	100%
Evercore Properties Inc.	Delaware S-Corporation	04/16/97	100%
Evercore Partners L.L.C.	Delaware Limited Liability Company	11/20/95	100%
Evercore Offshore Partners Ltd.	Cayman Islands Limited Liability Company	03/25/97	100%
Evercore Partners Cayman L.P.	Cayman Islands Limited Partnership	03/28/01	100%
Evercore Partners II L.L.C.	Delaware Limited Liability Company	10/24/01	100%
Evercore Venture Management L.L.C.(1)	Delaware Limited Liability Company	10/12/00	47%
Evercore Founders L.L.C.	Delaware Limited Liability Company	03/25/97	100%
Evercore Founders Cayman Ltd.	Cayman Islands Limited Liability Company	03/27/01	100%

(1)	EVM is combined at 100% with a 53% minority interest recorded.

Note 2—Significant Accounting Policies

Basis of Presentation—The Combined Financial Statements of the Company comprise the consolidation of EGH and its wholly owned subsidiaries with Evercore Group Holdings L.L.C., Evercore Advisors Inc., Evercore Properties Inc. and Evercore Group Inc., and the general partners of the Private Equity Funds and Founders, entities that are wholly owned or controlled by the Company.

EGH has consolidated all operating companies in which it has a controlling financial interest, in accordance with Statement of Financial Accounting Standards (“SFAS”) No.94, “Consolidation of All Majority-Owned Subsidiaries,” (“SFAS 94”) which requires the consolidation of all majority-owned subsidiaries.

Investments in non-majority-owned companies in which the Company does not have a controlling financial interest are accounted for by the Company using the equity method.

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

All material intercompany transactions and balances have been eliminated.

Minority Interest—Minority interest recorded on the Combined Financial Statements relates to the minority interest of an unrelated third party in EVM, the general partner of EVP. EVM is owned by two members, an unrelated third-party, which owns approximately 53%, and Evercore Venture Partners LLC, which owns approximately 47%. Evercore Venture Partners LLC is under common ownership of the Members of the Company and is the managing member of EVM. As a result, the Company consolidates, including in its Combined Statements of Income all of the net income of EVM with an appropriate minority interest of approximately 53%.

Use of Estimates—The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the valuation of portfolio investments in companies owned by the Private Equity Funds (the “Portfolio Companies”), the allowance for doubtful accounts for accounts receivables, compensation liabilities, tax liabilities and other matters that affect reported amounts of assets and liabilities. Actual amounts could differ from those estimates and such differences could be material to the Combined Financial Statements.

Cash and Cash Equivalents—Cash and cash equivalents consist of short-term highly liquid investments with original maturities of three months or less.

Restricted Cash—At March 31, 2006, the Company was required to maintain compensating balances of $1,519, as collateral for letters of credit issued, by a third party, in lieu of a cash security deposit, as required by the Company’s lease for New York office space.

Accounts Receivable—Accounts receivable consists primarily of advisory fees and expense reimbursements charged to the Company’s clients, and transaction and monitoring fees charged to Portfolio Companies. Accounts receivable as of March 31, 2006 include unbilled client expense receivables in the amount of $1,101.

Accounts Receivable are reported net of any allowance for doubtful accounts. Management of the Company derives the estimate for the allowance for doubtful accounts by utilizing past client transaction history and an assessment of the client’s creditworthiness, and has determined that an allowance for doubtful accounts was $256 as of March 31, 2006.

Fair Value of Financial Instruments—The fair value of financial assets and liabilities, consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate their recorded value, as they are short-term in nature.

Investments—The Company’s investments consist primarily of investments in the Private Equity Funds that are carried at fair value on the Combined Statements of Financial Condition, with realized and unrealized gains and losses included in Investment Management Revenue on the Combined Statements of Income.

The Private Equity Funds consist primarily of investments in marketable and non-marketable securities of the Portfolio Companies. The underlying investments held by the Private Equity Funds are valued based on

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

quoted market prices or estimated fair value if there is no public market. The fair value of the Private Equity Funds’ investments in non-marketable securities are ultimately determined by the Company in its capacity as general partner. The Company determines fair value of non-marketable securities by giving consideration to a range of factors, including but not limited to market conditions, operating performance (current and projected) and subsequent financing transactions. Due to the inherent uncertainty in the valuation of these non-marketable securities, estimated values may materially differ from the values that would have been used had a ready market existed for these investments.

Investments in publicly traded securities are valued using quoted market prices.

Available-For-Sale Securities are valued using quoted market prices for publicly traded securities or estimated fair value if there is no public market.

Furniture, Equipment and Leasehold Improvements—Fixed assets, including office equipment, hardware and software and leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Furniture, equipment and computer hardware and software are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

The Company capitalizes certain costs of computer software obtained for internal use and amortizes the amounts over the estimated useful life of the software, generally not exceeding three years. Capitalized internal-use software costs include only external direct costs of materials and services consumed in developing or obtaining the software. Capitalization of these costs ceases no later than the point at which software development projects are substantially complete and ready for their intended purposes.

Upon retirement or disposition of assets, the cost and related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss, if any, is recognized as a gain or loss on disposition of assets in other operating income or expense. Expenditures for maintenance and repairs are expensed as incurred.

Leases—Leases are accounted for in accordance with SFAS No. 13, “Accounting for Leases.” Leases are classified as either capital or operating as appropriate. For capital leases, the present value of the future minimum lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the lesser of the lease term or useful life of the asset.

Advisory Revenue—The Company earns advisory revenue through a) retainer arrangements, b) success fees based on the occurrence of certain events which may include announcements or completion of various types of financial transactions and c) fairness opinions.

The Company recognizes advisory revenue when the services related to the underlying transactions such as mergers, acquisitions, restructurings and divestitures are completed in accordance with the terms of its engagement agreements.

Fees that are paid in advance are initially recorded as deferred revenue and recognized as advisory revenue ratably over the period in which the related service is rendered.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Investment Management Revenue—Investment Management revenue consists of a) management fees from the Private Equity Funds, b) portfolio company fees, c) gains (losses) on investments in the Private Equity Funds and d) Carried Interest.

Management Fees—Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to the Private Equity Funds. Management fees are payable semi-annually in advance on committed capital during the Private Equity Funds’ investment period, and on invested capital, thereafter. Management fees are initially recorded as deferred revenue and revenue is recognized ratably, thereafter, over the period for which services are provided.

The Private Equity Funds partnership agreements provide for a reduction of management fees for certain portfolio company fees earned by the Company. Portfolio company fees are recorded as revenue when earned and are offset, in whole or in part, against future management fees. Such offsets amounted to $0 and $260 for the three months ended March 31, 2005, and 2006, respectively.

The ECP II partnership agreement also provides that placement fees paid by its limited partners are offset against future management fees. Such offsets amounted to $622 and $0 for the three months ended March 31, 2005, and 2006.

Portfolio Company Fees—Portfolio company fees include monitoring, director and transaction fees associated with services provided the Portfolio Companies of the Private Equity Funds the Company manages.

Monitoring fees are earned by the Company for services provided to the Portfolio Companies with respect to the development and implementation of strategies for improving operating, marketing and financial performance. Monitoring fee revenue is recognized ratably over the period for which services are provided.

Director fees are earned by the Company for the services provided by Members who serve on the Board of Directors of Portfolio Companies. Director fees are recorded as revenue when payment is received.

Transaction fees are earned by the Company for providing advisory services to Portfolio Companies. These fees are earned and recognized on the same basis as advisory revenue.

Gains (Losses) on Investments in the Private Equity Funds—Investments in the Private Equity Funds consist of the Company’s general partnership interest and related commitments in investment partnerships that it manages. These investments are accounted for on the fair value method based on the Company’s percentage interest in the underlying partnerships. The Company recognizes revenue on investments in the Private Equity Funds based on its allocable share of realized and unrealized gains (or losses). See Footnote 7, Investments.

Carried Interest—The Company records incentive fee revenue from the Private Equity Funds when the returns on the Private Equity Funds’ investments exceed certain threshold minimums. These incentive fees (or “Carried Interest”) are computed in accordance with the underlying Private Equity Funds’ partnership agreements and are based on investment performance over the life of each investment partnership. Future investment underperformance may require amounts previously distributed to the Company to be returned to the respective investment partnerships. As required by the Private Equity Funds’ partnership agreements,

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

the general partners of each Private Equity Fund maintain a defined amount in escrow in the event that distributions received by such general partner must be returned due to investment underperformance. These escrow funds are not included in the accounts of the Company. The Members, in their capacity as members of the general partners of the Private Equity Funds, have guaranteed the general partners’ obligation (which may arise due to investment underperformance) to repay or refund to outside investors in the Private Equity Funds interim amounts previously distributed to the Company.

Client Expense Reimbursement—In the conduct of its financial advisory service engagements and in the pursuit of successful Portfolio Company investments for the Private Equity Funds, the Company receives reimbursement for certain transaction-related expenses incurred by the Company on behalf of its clients. Such reimbursements are classified as either Advisory or Investment Management Revenues, as applicable.

Transaction-related expenses, which are billable to clients, are recognized as revenue in accordance with EITF 01-14, “Income Statement Characterization of Reimbursement Received for Out of Pocket Expenses Incurred”, and recorded in accounts receivable on the later of a) the date of an executed engagement letter or b) the date the expense is incurred. The Company reported such expense reimbursement as revenue on the Combined Statements of Income in the amount of $731 and $1,916 for the three months ended March 31, 2005, and 2006, respectively.

Compensation and Benefits—Compensation includes salaries, bonuses (discretionary awards and guaranteed amounts) and severance and excludes any compensatory payments made to Members. Bonuses are accrued over the service period to which they relate. Benefits includes both Member and employee benefit expense.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of assets and liabilities. The Company’s operations are organized as a series of partnerships, limited liability companies and sub-chapter S corporations. Accordingly, the Company’s income is not subject to U.S. federal income taxes. Taxes related to income earned by these entities represent obligations of the individual members, partners or shareholders and have not been reflected in the accompanying Combined Financial Statements. Income taxes shown on the Company’s Combined Statements of Income are attributable to the New York City Unincorporated Business Tax and the New York City general corporate tax.

Earnings Per Share—The Company operates as a series of related partnerships, limited liability companies and sub-chapter S corporations under the common control of the Founding Members. There is no single capital structure upon which to calculate historical earnings per share information. Accordingly, historical earnings per share information has not been presented.

Comprehensive Income—Comprehensive income consists of net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that are included in Accumulated Other Comprehensive Income as a separate component of Members’ Equity but are excluded from net income. The Company’s other comprehensive income is comprised of unrealized gains on Available-For-Sale Securities.

Net Income—As a result of the Company operating as a series of partnerships, limited liability companies and sub-chapter S corporations, payment for services rendered by the Members has historically been accounted

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

for as a distribution from Members’ capital rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its Members.

The Members receive periodic distributions of operating proceeds which are reported in the Statements of Changes in Members’ Equity as distributions. The amount of cash and non-cash distributions received by the Members was $49,016 for the three months ended March 31, 2006.

Note 3—Unaudited Pro Forma Combined Statement of Financial Condition

The Company is contemplating an initial public offering of common equity. If an initial public offering by the Company does occur, the Company also plans to consummate a number of internal reorganization transactions to transition the Company to a corporate structure form. Prior to the initial public offering the Company intends to distribute to the Members an amount equal to the Company’s net income (less net income derived from certain entities that will not be contributed by the Members to the new public company) for the period from January 1, 2006 through the date of the reorganization. The pro forma consolidated statement of financial condition as of March 31, 2006 gives pro forma effect to this distribution of pre-offering profits in the amount of $18,023, payable $10,833 in cash and $7,190 through the assignment of accounts receivable, as if the distribution had been effected as of March 31, 2006.

The unaudited pro forma combined statement of financial condition is presented for illustrative purposes only and does not purport to represent the Company’s combined financial condition had the distribution of pre-offering profits been effected on March 31, 2006 or to project the Company’s combined financial condition for any future date.

Note 4—Recently Issued Accounting Pronouncements

SFAS 123(R)—On December 16, 2004, the Financial Accounting Standards Board, (“FASB”), issued SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), which is a revision of SFAS No. 123 “Accounting for Stock Based Compensation.” SFAS 123(R) supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the Combined Statements of Income based on their fair values. Pro forma disclosure is no longer an alternative. The Company has operated as a series of partnerships, limited liability companies and sub-chapter S corporations and has not historically issued stock-based compensation awards. The impact of adopting SFAS 123(R) cannot be predicted at this time because it will depend on the level of share-based awards granted in the future.

FIN 47—In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies guidance provided in SFAS No. 143, “Accounting for Asset Retirement Obligations.” The term, asset retirement obligation, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Entities are required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material effect on the Company’s combined financial condition or results of operations.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

SFAS 154—In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 was issued. The adoption of SFAS 154 did not have a material effect on the Company’s combined financial condition or results of operations.

Emerging Issues Task Force Issue No. 04-5—In June 2005 the Emerging Issues Task Force reached a consensus on Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Under Issue 04-5, the general partners in a limited partnership or similar entity are presumed to control that limited partnership regardless of the extent of the general partners’ ownership interest in the limited partnership. A general partner should assess the limited partners’ rights and their impact on the presumption of control. If the limited partners have either a) the substantive ability to dissolve the limited partnership or otherwise remove the general partners without cause or b) substantive participating rights, the general partners do not control the limited partnership. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreement is modified, Issue 04-5 is effective after June 29, 2005. For general partners in all other limited partnerships, Issue 04-5 is effective for the first reporting period in fiscal years beginning after December 15, 2005, and allows either of two transition methods. As of March 31, 2006 the Company has determined that consolidation of the Private Equity Funds will not be required pursuant to Issue 04-5.

Note 5—Related Parties

The Company remits payment for expenses on behalf of the Private Equity Funds and is reimbursed accordingly. During the three months ended March 31, 2005 and 2006, the Company disbursed $101, and $46, respectively, on behalf of these entities. Included in Receivable from Uncombined Affiliates on the Statements of Financial Condition as of March 31, 2006 are accrued and unpaid management fees, reimbursable expenses relating to the Private Equity Funds and other uncombined affiliates and investment advances made to an affiliate in the amount of $2,448. Payables to Uncombined Affiliates amounted to $293 as of March 31, 2006. These payables represent obligations of the general partner pursuant to the respective partnership agreements of the Private Equity Funds and are payable to the Private Equity Funds.

Included in Receivable from Members and Employees on the Statements of Financial Condition are loans to Members, employees and former employees of the Company. These loans are collateralized by the Members, employees, or former employees respective investments in the Private Equity Funds, are carried at face value and bear interest at the prime rate. The amount of such loans outstanding as of March 31, 2006 were $84. Interest on these loans was $1 and $1, for the quarters ended March 31, 2005, and 2006, respectively, and is included in Interest Income and Other Revenue on the Combined Statements of Income. Advances in the amount of $61 made to individuals who have accepted employment offers with the Company, are also included in Receivable from Members and Employees on the Statement of Financial Condition as of March 31, 2006.

Also, included in Receivable from Members and Employees are advances made by the Company on behalf of such individuals in connection with their general partner obligation to the Private Equity Funds. These

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

advances are non-interest bearing and the amounts outstanding as of March 31, 2006 were $1,021. Payable to Members and Employees for Private Equity distributions amounted to $657 as of March 31, 2006.

Amounts due in connection with personal expenses paid by the Company on behalf of Members and employees totaled $65 as of March 31, 2006, respectively, and are included in Receivable from Members and Employees. These receivables are non-interest bearing and are repaid to the Company on a periodic basis.

The general partner investment interests of one of the Members and the general partner and Founder interests of one of the founding members serve to collateralized their personal loans with a third party financial institution.

During the three months ended March 31, 2005 and 2006, the Company incurred commissions in the amount of $1,184 and $350, respectively, to former employees and Senior Advisor or affiliate of such, for services provided in connection with obtaining an Advisory engagement. This commission is included in Professional Fees on the Combined Statements of Income.

Effective October 28, 2005, EGH acquired (indirectly through a wholly owned subsidiary) the right to invest in Evercore Asset Management, L.L.C. (“EAM”), a newly formed entity, engaged primarily in the asset management business. This investment is accounted for under the equity method and although a variable interest entity, the Company is not the primary beneficiary and thus not required to consolidate the entity. For the three month period ended March 31, 2006, there was a loss of $255 of which 41.7%, or $106, will be attributed to the minority partner, EGH, and is included in Investment Management Revenue on the Combined Statements of Income.

Note 6—Deferred Offering and Acquisition Costs

The Company is contemplating an initial public offering of common equity. If an initial public offering by the Company does occur, the Company plans to consummate a number of internal reorganization transactions to transition the Company to a corporate structure form. Costs directly attributable to the Company’s proposed initial public offering of its equity securities have been deferred and capitalized. These costs will be charged against the proceeds of the offering once completed. In the event the proposed initial offering of the Company’s securities is not consummated, the deferred offering costs will be expensed.

The Company also plans to execute a definitive agreement to acquire all the outstanding capital stock of a foreign investment bank in exchange for total consideration that is still under negotiation. The transaction would be consummated prior to the potential initial public offering referred to above. The direct costs incurred in connection with the proposed acquisition have been deferred and capitalized. These costs will be allocated to the purchase price upon the completion of the acquisition. Costs related to an unsuccessful acquisition will be charged to operations at the termination date. See Footnote 16, Subsequent Events.

As of March 31, 2006, $6,196 of costs incurred in connection with the potential initial public offering and the potential acquisition were capitalized and are shown on the Combined Statements of Financial Condition in Deferred Offering and Acquisition Costs.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Note 7—Investments

The fair value of the Company’s investments reported in the Combined Statements of Financial Condition are as follows:

March 31, 2006
Investment in ECP I	$8,381
Investment in ECP II	16,616
Investment in EVP	621

Total Private Equity Funds	25,618
Investments Available-For-Sale	2,573

Total Investments	$28,191

Investments in the Private Equity Funds—Investments in the Private Equity Funds primarily include the general partner and Founders’ entities investments in the Private Equity Funds.

As of March 31, 2006, the Company’s investment in ECP I represented 7.08% of the Private Equity Funds’ capital. The Company’s investments in ECP II and EVP were less than 5% of the respective Private Equity Funds’ capital as of March 31, 2006.

Net realized and unrealized gains and losses on investments, including Carried Interest and gains (losses) on investments, were $(1,138), and $5,116 for the three months ended March 31, 2005, and 2006, respectively, and are included on the Combined Statements of Income in Investment Management Revenue.

See Footnote 11, Commitments and Contingencies, for commitments of future capital contributions to the Private Equity Funds.

The portfolio of investments in the Private Equity Funds at fair value by industry was as follows:

March 31, 2006
Energy	33%
Media	11%
Healthcare Services	12%
Financial Services	19%
Telecommunications	6%
Industrials	4%
Consumer Distributions	4%
Other	11%

Total	100%

Investments in Available-For-Sale Securities—Investments in Available-For-Sale securities reflects the Company’s investment in options for the purchase of additional shares of common stock of a former Portfolio

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Company. The options were received at various dates, in lieu of cash payment for services rendered. Using the Black-Scholes Option Pricing Model, the options as of March 31, 2006, were valued at $416.

Investment in EAM—On January 5, 2006, the Company invested $1,137 in EAM. The Company holds a 41.7% interest in EAM. On March 20, 2006, the Company invested $2,000 in an investment portfolio managed by EAM. For the three months ended March 31, 2006, the investment resulted in an unrealized gain of $7, and is included on the Combined Statements of Income in Investment Management Revenue.

Note 8—Furniture, Equipment and Leasehold Improvements, Net

Furniture, equipment and leasehold improvements, net, consisted of the following:

March 31, 2006

Furniture and Office Equipment	$1,141
Leasehold Improvements	881
Computer and Computer-related Equipment	1,137
Capitalized Leases	729
Software	508

Total	4,396
Less: Accumulated Depreciation and Amortization	(2,243)

Furniture, Equipment and Leasehold Improvements, Net	$2,153

Depreciation and amortization expense totaled $151, and $262 for the three months ended March 31, 2005 and 2006.

Purchases of furniture, equipment and leasehold improvements totaled $257, and $152, for the three months ended March 31, 2005 and 2006, respectively.

Note 9—Employee Benefit Plans

Defined Contribution Retirement Plan—The Company, through a subsidiary, provides certain retirement benefits to employees through a qualified retirement plan. The Evercore Partners Services East L.L.C. Retirement Plan (the “Plan”) is a discretionary profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. The Plan was formed on February 1, 1996 and amended February 1, 1999, February 1, 2000, February 1, 2001, January 1, 2002 and June 1, 2002. The plan year ends on January 31 of each year. The Company, at its sole discretion, determines the amount, if any, of profit to be contributed to the Plan.

The retirement and profit sharing plan costs for the three months ended March 31, 2005 and 2006 totaled $181, and $150, respectively. Plan administration expenses incurred related to the retirement and profit sharing plans totaled $8 and $1 for the three months ended March 31, 2005, and 2006, respectively.

Note 10—Line of Credit

On December 30, 2005, the Company executed a $30,000 Credit Agreement with a syndicated group of lenders that matures on the earlier of the consummation of the proposed initial public offering or December 30,

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

2006 (the “Line of Credit”). The Line of Credit is a 364-day revolving facility that bears interest at a rate of either (i) Libor plus 200 basis points (the “Eurodollar Loan”) or (ii) the greater of (a) the Prime Rate or (b) Federal Funds Effective Rate plus 100 basis points (the “Base Rate Loan”) for any amount drawn. The Company may elect either the Eurodollar Loan or the Base Rate Loan and either election includes a commitment fee of  1/2 of 1% per annum for any unused portion. The Company is required to maintain collateral as a percentage of any amounts drawn on the facility based on the following schedule: From March 30, 2006 through June 30, 2006: 30%; From July 1, 2006 through September 30, 2006: 50% and; From October 1, 2006 through the termination date: 75%. In addition to the liquid collateral requirements, the Members have pledged their beneficial interests in the Company as collateral for the Line of Credit. At March 31, 2006, the Company was in compliance with all covenants under the Credit Agreement.

The Line of Credit will be used for additional working capital purposes including, but not limited to, funding of the Company’s ongoing investment programs. Costs incurred in connection with obtaining this credit facility are included in Debt Issuance Costs on the Combined Statements of Financial Condition. The costs are being amortized over the expected life of the draw down. The Company amortized $203 of these costs for the three months ended March 31, 2006.

On January 12, 2006, the Company drew down $25,000 on the Line of Credit for additional working capital purposes at an interest rate of 6.6%. For the three months ended March 31, 2006, the company accrued $37 for the commitment fee and $354 for the interest payable on the outstanding balance.

Note 11—Commitments and Contingencies

Operating Leases—The Company leases office space under non-cancelable lease agreements, which expire on various dates through 2013.

Occupancy lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Occupancy and Equipment Rental on the Combined Statements of Income for the three months ended March 31, 2005, and 2006 includes $505, and $613, respectively, of rental expense relating to operating leases. As of March 31, 2006, the Company maintains, as part of the leases for office space in New York, irrevocable standby letters of credit as security in the amount of $1,446. With respect to such letters of credit, $627 expires in 2007 and $819 expires each December 31, resetting annually through 2012. The Company maintained compensating balances of $1,519 as of March 31, 2006. No amounts have been drawn down under the respective letters of credit.

As of March 31, 2006, the approximate aggregate minimum future payments required on the operating leases are as follows:

2006	$2,174
2007	2,229
2008	2,060
2009	2,164
2010	2,176
Thereafter	4,244

Total	$15,047

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Capital Leases—The Company has entered into various capital leases for office equipment. As of March 31, 2006, the leases had an aggregate outstanding balance of $371 with $184 classified as current. Interest expense on capital leases for the three months ended March 31, 2005, and 2006 was $7 and $6, respectively.

The Company’s net investment in these leases, which is included in Furniture, Equipment and Leasehold Improvements as of March 31, 2006, was $347.

March 31, 2006

Capitalized Office Equipment Leases	$729
Accumulated Depreciation	(382)

Net Investment	$347

As of March 31, 2006, the approximate aggregate minimum future payments required on the capital leases are as follows:

2006	$154
2007	146
2008	95
2009	2
2010	—

Total Future Minimum Lease Payments	397
Less Interest Discount	(26)

Total Present Value of Future Minimum Lease Payments	371
Less Current Portion	(184)

Long-term Portion	$187

Other Commitments—At March 31, 2006, the Company has commitments for capital contributions of $9,346 to the Private Equity Funds. These commitments primarily will be funded as required through the end of each Private Equity Funds’ investment period, subject to certain conditions. Such commitments are satisfied in cash and are generally required to be made as investment opportunities are consummated by the Private Equity Funds.

Legal—From time to time, the Company may be involved in judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses.

In the past, the Company or its present personnel have been named as a defendant in civil litigation matters involving present or former clients. The Company received an informal request in 2004 for information related to a 2003 client engagement. Management believes that the ultimate resolution of these proceedings would not likely have a material effect on the results of operations, the financial position or cash flows of the Company.

Note 12—Regulatory Authorities

EGI is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934. Rule 15c3-1 requires the maintenance of net capital, as defined, which shall be

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

the greater of $5 or 6 2/3% of aggregate indebtedness, as defined. EGI’s regulatory net capital at March 31, 2006 was $5,037, which exceeded the minimum net capital requirement by $4,888.

Note 13—Income Taxes

The Company is not subject to U.S. Federal income tax. However, the Company is subject to the New York City Unincorporated Business tax on its U.S. earnings and certain taxes in other jurisdictions where the Company had registered offices and sourced income in those jurisdictions.

Taxes payable as of March 31, 2006 in the amount of $1,191, include a reserve for taxes payable in the amount of $964 for any future tax liability related to these periods.

The components of the provision for income taxes reflected on the Combined Statements of Income for the three months ended March 31, 2005, and 2006 consist of:

	Three Months Ended March 31,
	2005	2006
Current
State and Local Tax Expense	$670	$979

Provision for Taxes	$670	$979

A reconciliation of the statutory U.S. Federal income tax rate of 35% to the Company’s effective tax rate is set forth below:

	March 31, 2005	March 31, 2006

U.S. Statutory Tax Rate	35.0%	35.0%
Increase Related to State and Local Taxes	5.2%	4.6%

Rate before Benefits and Other Adjustments	40.2%	39.6%
Rate Benefit as a Limited Liability Company	(34.5%)	(36.0%)

Provision for Taxes	5.7%	3.6%

Note 14—Concentrations of Credit Risk

Financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and receivables from clients. The Company has placed its cash and cash equivalents in interest-bearing deposits in U.S. banks and U.S. branches of Cayman banks that meet certain rating and capital requirements. Concentrations of credit risk are limited due to the quality of the Company’s clients.

Revenues: For the three months ended March 31, 2006, three separate clients each individually accounted for 14.6%, 14.5% and 8.9%, respectively, of the Company’s combined revenues.

Accounts Receivable: As of March 31, 2006, three separate clients each individually accounted for 42.3%, 14.1% and 13.3%, respectively of the Company’s combined Accounts Receivable balance.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Note 15—Segment Operating Results

Business Segments—The Company’s business results are categorized into the following two segments: Advisory and Investment Management. Advisory includes providing advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings, and similar corporate finance matters. Investment Management includes the management of outside capital invested in the Private Equity Funds and the Company’s principal investments in the Private Equity Funds.

The accounting policies of the segments are consistent with those described in the Significant Accounting Policies in Footnote 2.

The Company’s segment information for the three months ended March 31, 2005 and 2006 is prepared using the following methodology:

•	Revenue and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount and other factors.

•	Segment assets are based on those directly associated with each segment, or for certain assets shared across segments, these assets are allocated based on the most relevant measures applicable, including headcount and other factors.

•	Investment gains and losses, interest income, and interest expense are allocated between the segments based on the segment in which the underlying asset or liability is held.

Each segment’s operating expenses include: a) employee compensation and benefits expenses that are incurred directly in support of the segments and b) other operating expenses, which include expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

The Company evaluates segment results based on net revenue and operating income.

Corporate-level activity represents operating expenses not specifically attributable to a segment. These expenses primarily include professional fees relating to the preparation of the Company’s historical financial statements that are not directly attributable to the potential initial public offering.

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Management believes that the following information provides a reasonable representation of each segment’s contribution to net revenue, operating expenses, operating income, and total assets.

		Three Months Ended March 31,
		2005	2006
Advisory	Net Revenue(1)	$18,304	$32,498
	Operating Expenses(2)	7,466	11,215

	Segment Operating Income	$10,838	$21,283

	Identifiable Segment Assets	$—	$48,126

Investment Management	Net Revenue(1)	$4,130	$13,128
	Operating Expenses(2)	3,120	5,641

	Segment Operating Income	$1,010	$7,487

	Identifiable Segment Assets	$—	$25,350

Corporate	Operating Expenses	$—	$1,850

Total	Net Revenue(1)	$22,434	$45,626
	Operating Expenses(2)	10,586	18,706

	Segment Operating Income	$11,848	$26,920

	Identifiable Segment Assets	$—	$73,476

(1)	Net revenue includes Interest and Other Revenue, and Other Income as set forth in the table below:

	Three Months Ended March 31,
	2005	2006
Advisory	$34	$101
Investment Management	10	20

Total Interest and Other Income	$44	$121

(2)	Operating expenses include Depreciation and Amortization as set forth in the table below:

	Three Months Ended March 31,
	2005	2006
Advisory	$120	$209
Investment Management	31	53

Total Depreciation and Amortization	$151	$262

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

Geographic Information—The Company manages its business based on the profitability of the enterprise as a whole. The Company’s revenue was derived from clients and Private Equity Funds located in the following geographical areas:

	Three Months Ended March 31,
Revenue:(1)	2005	2006
United States	$23,174	$43,308
Cayman Islands	(1,168)	2,178
Switzerland	0	0
Netherlands	0	0
Mexico	309	0
Other—Foreign	75	19

Total	$22,390	$45,505

(1)	Excludes interest and other income.

Note 16—Subsequent Events

Evercore Group L.L.C.—In preparation of an initial public offering by the company, EGI reorganized from an S corporation to a limited liability company, Evercore Group L.L.C. (“EGL”), effective April 19, 2006.

Co-Operation Agreement with Braveheart Financial Services Limited—On April 19, 2006, EGL entered into a Co-Operation Agreement with Braveheart Financial Services Limited, a private company limited by shares incorporated in England, which provides for a business referral arrangement. Braveheart was organized to provide corporate finance and private equity advisory services, and has applied for applicable regulatory approvals. The arrangement under the Co-Operation Agreement is intended to generate incremental fee income for each of Evercore and Braveheart through mutual business referrals for financial advisory work and the sourcing and execution of private equity fundraising and investment opportunities. Pursuant to the Co-Operation Agreement, Braveheart will refer matters in North America to Evercore and Evercore will refer matters in Europe, the Middle East or Africa to Braveheart. Each of the parties is obligated to pay fees to the other party for services provided under the Co-Operation Agreement. On July 20, 2006, EGL paid Braveheart a retainer fee in the amount of $900,000. The Co-Operation Agreement may be terminated by either party at any time on or after December 31, 2007 and will also terminate upon consummation of our pending acquisition of Braveheart as described below.

Sale and Purchase Agreement with Braveheart Financial Services—On July 31, 2006, the Company entered into a sale and purchase agreement to acquire Braveheart Financial Services Limited, an English company which provides corporate finance and private equity advisory services in Europe with whom the Company already has a Cooperation Agreement. The acquisition will help the Company to expand its business into Europe. In exchange for 100% of the outstanding share capital stock of Braveheart, the Company would pay, subject to the terms and conditions of the sale and purchase agreement, initial consideration, deferred consideration and earn-out consideration, each of which is subject to reduction in the event that the value of Braveheart on the date of the sale and purchase agreement declines prior to the date on which such consideration is payable. Initial consideration will be comprised of 1,181,213 shares of Class A common stock. Deferred consideration, payable not later than the seventh anniversary of the closing, will be comprised of additional

EVERCORE HOLDINGS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Three Months Ended March 31, 2005 and 2006

(Unaudited)

(dollars in thousands unless otherwise noted)

shares of Class A common stock of not less than 50% and not more than 100% of the number of shares of Class A common stock issued as initial consideration, which percentage shall be determined by the Company based on the success of Braveheart’s business over the period from the consummation of the acquisition to the date of issuance of these shares. The Braveheart shareholders are also eligible to receive earn-out consideration based on gross revenues generated by the financial advisory business carried on by the Company and Braveheart in Europe. The maximum aggregate amount of earn-out consideration issuable to the Braveheart shareholders, collectively, is $3,000,000. Any earn-out consideration payable to the Braveheart shareholders will be paid in the form of loan notes due 2010 which bear interest at LIBOR plus 1% per annum and which are redeemable by the holder at any time after the date which is six months after the date of issuance. The Braveheart acquisition is subject to a number of conditions, including the closing of this offering, the absence of any breach of law and the receipt of the approval of the change of control of Braveheart from the U.K. Financial Services Authority. If the relevant U.K. tax authority determines that any portion of the consideration to be issued to the Braveheart shareholders under the sale and purchase agreement is taxable as employment income, we may be required to pay to the U.K. tax authority certain employer-related taxes, which under current U.K. tax laws would equal 12.8% of the value of any such consideration deemed to be taxable as employment income.

Potential Initial Public Offering—The Company is contemplating an initial public offering of common equity. If an initial public offering by the Company does occur, the Company also plans to consummate a number of internal reorganization transactions to transition the Company to a corporate structure form.

Potential Acquisition—On May 12, 2006, the Company executed an agreement to acquire all of the outstanding capital stock of Protego Asesores S.A. de C.V., a foreign investment bank based in Mexico, in exchange for total consideration that is still under negotiation. The transaction would be consummated prior to the potential initial public offering referred to above.

Line of Credit—On June 22, 2006, the Company drew down an additional $5.0 million at an effective interest rate of 7.48% under its Line of Credit described above in Note 9.

Operating Lease—The Company expects to enter into a lease for an additional nine thousand square feet of office space at 237 Park Avenue in New York City. The term of the lease expires on June 30, 2007. The Company expects to sublease an additional 124,000 square feet of office space at our principal executive offices at 55 East 52nd Street, New York, New York. The Company’s rental payment obligations under the sublease are as follows: $9.5 million per year for years one through five of the sublease term; $10.2 million per year for years six through ten of the sublease term; $10.8 million per year for years 11 through 15 of the sublease term; and $11.4 million per year for year 16 through the expiration of the sublease term. The Company intends, however, to sublease a portion of this additional space for a term of only three to five years. In connection with the execution of the sublease, the Company expects to deliver a security deposit in the form of a letter of credit in the amount of $4.8 million. The Company intends to take possession of this additional space between February 1, 2007 and April 30, 2007. The term of the sublease expires on April 29, 2023.

Tax Distribution—The Company made a tax distribution to its partners on June 13, 2006 totaling $10,389.

Evercore Asset Management—On May 31, 2006, the Company invested an additional $1,000 in an investment portfolio managed by EAM and on June 8, 2006 the Company invested $1,000 in a separate fund product also managed by EAM.

Investments—Through July 31, 2006, the Company made investments in the Private Equity funds totaling $3,189.

INDEPENDENT AUDITORS’

REPORT

Mexico City, March 31, 2006

To the Stockholders of

Protego Asesores, S. A. de C. V.

We have audited the accompanying combined and consolidated balance sheets of Protego Asesores, S. A. de C. V., its subsidiaries and Protego SI, S.C. as of December 31, 2004 and 2005, and the related combined and consolidated statements of income, of changes in stockholders’ equity, and of cash flows for each of the three years ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Protego Asesores, S. A. de C. V., subsidiaries and Protego SI, S.C. as of December 31, 2004 and 2005, and the results of their operations, the changes in their stockholders’ equity and their cash flows for the three years ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/    PricewaterhouseCoopers

PricewaterhouseCoopers

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

COMBINED AND CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

($ in thousands)

	December 31,
	2004	2005
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$492	$4,247
Clients Accounts Receivable	814	1,147
Other Receivables	136	128
Recoverable Taxes	623	500
Reimbursable Deposit	222	—

Total Current Assets	2,287	6,022
Furniture, Equipment and Leasehold Improvements	903	1,053
Long-Term Investment	738	1,350
Guaranty Deposits	48	49
Other Long-Term Assets	—	635

TOTAL ASSETS	$3,976	$9,109

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts Payable and Accrued Liabilities	$392	$638
Bonus Payable	261	273
Income Tax Payable	764	837
Value Added Tax	198	92
Taxes Payable (withholding taxes)	216	299
Other Taxes	49	71

Total Current Liabilities	1,880	2,210

TOTAL LIABILITIES	1,880	2,210

Minority Interest	—	1,279

Commitment and Contingencies	—	—

STOCKHOLDERS’ EQUITY:
Capital Stock (fixed)	8	8
Retained Earnings	1,917	5,299
Accumulated Other Comprehensive Income—Currency translation adjustment	171	313

TOTAL STOCKHOLDERS’ EQUITY	2,096	5,620

TOTAL LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY	$3,976	$9,109

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

($ in thousands)

	Year ended December 31,
	2003	2004	2005
REVENUES
Advisory	$9,083	$12,229	$16,388
Investment Management	—	670	2,855
Net Financial Gain (Loss)	68	(50)	278

Total Revenues	9,151	12,849	19,521

EXPENSES
Compensation and Benefits	5,161	5,700	8,347
Occupancy and Equipment Rental	751	519	571
Professional Fees	1,063	2,400	3,742
Travel and Related Expenses	417	475	578
Communications and Information Services	216	212	400
Depreciation and Amortization	295	272	360
Other Operating Expenses	172	178	1,371

Total Operating Expenses	8,075	9,756	15,369

OPERATING INCOME	1,076	3,093	4,152

INCOME TAX
Current	47	1,025	1,969
Deferred	49	9	—

TOTAL INCOME TAX	96	1,034	1,969

Minority Interest	—	—	(1,199)

NET INCOME	$980	$2,059	$3,382

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

($ in thousands)

	Capital stock	Accumulated other comprehensive income (loss)	(Deficit) retained earnings	Total
Balances as of January 1, 2003	$3,642	$(158)	$(1,122)	$2,362
Capital Stock Reduction	(1,687)	—	—	(1,687)
Currency Translation Adjustment	—	54	—	54
Net Income for the Year	—	—	980	980

Balances at December 31, 2003	1,955	(104)	(142)	1,709

Capital Stock Reduction	(1,947)	—	—	(1,947)
Currency Translation Adjustment	—	275	—	275
Net Income for the Year	—	—	2,059	2,059

Balances at December 31, 2004	8	171	1,917	2,096

Currency Translation Adjustment	—	142	—	142
Net Income for the Year	—	—	3,382	3,382

Balances at December 31, 2005	$8	$313	$5,299	$5,620

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year ended December 31,
	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income for the Year	$980	$2,059	$3,382
Adjustments to Reconcile, Net Income to Net Cash From Operating Activities:
Depreciation and Amortization	295	272	361
Deferred Income Tax	49	9
Minority Interest	—	—	1,279
Net Change in Working Capital, Excluding Cash and Cash Equivalent	209	52	(295)

Net Cash Provided by Operating Activities	1,533	2,392	4,727

INVESTING ACTIVITIES
Long-Term Investments	(112)	(627)	(612)
Purchase of Furniture and Equipment	(263)	(592)	(433)

Net Cash Used in Investing Activities	(375)	(1,219)	(1,045)

FINANCING ACTIVITIES
Capital Stock Reduction	(1,379)	(1,640)	—

Net Cash Used in Financing Activities	(1,379)	(1,640)	—
EFFECT OF EXCHANGE RATE ON CASH	(91)	72	73

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(312)	(395)	3,755
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,199	887	492

CASH AND CASH EQUIVALENTS AT END OF YEAR	$887	$492	$4,247

ADDITIONAL DISCLOSURE OF CASH FLOWS INFORMATION:
Taxes Paid:	$196	$391	$1,922

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

NOTE 1—HISTORY AND OPERATIONS OF THE COMPANY:

Protego Asesores, S. A. de C. V. (Asesores) was incorporated on April 2, 2001 under Mexican laws.

The accompanying combined and consolidated financial statements include those of Asesores, its subsidiaries and Protego SI, S. C. (“PSI”) an associated Company. PSI’S financial statements are combined because it is under common control of the shareholders of Asesores.

As of December 31, 2005, the Company’s main activities are divided as follows:

a.	Financial Advisory, which includes mergers, acquisitions, energy project finance, sub-national public finance and infrastructure, real estate financial advisory and restructurings.

b.	Private equity investment management which includes a joint venture with Discovery Capital Partners LLC in a private equity funds denominated Discovery Americas I (DAI).

c.	On January 6, 2005 the Company contributed $2,619 (representing 51% of the capital stock) to a newly formed Company named Protego Casa de Bolsa, S. A. de C. V. that focuses on investing for institutional investors and high net worth individuals. Protego Casa de Bolsa’s main activities include, among others, to provide clients with investment and risk management advice, trade execution and custody services for client assets. On March 3, 2005 the National Banking and Securities Commission in Mexico authorized the commencement of operations of the new Brokerage House effective March 14, 2005.

Following are Asesores’ principal subsidiaries, which Asesores effectively controls and substantially wholly owns:

Company	Shares (%)	Main activities	Date of incorporation
Protego Administradores, S. A. de C. V.	99.97	Administrative Services	April 2001
Sedna, S. de R. L.	99.99	Advisory Services	August 2003
BD Protego, S. A. de C. V.	99.80	Advisory Services	May 2003
Protego PE, S. A. de C. V.	99.98	Investment Company	November 2003
Protego Servicios, S. C.	99.98	Advisory Services	October 2003
Protego Casa de Bolsa, S. A. de C. V.	51.00	Brokerage House	January 2005
Protego CB Servicios, S. C.	51.00	Advisory Services	June 2005

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP), as follows:

a.	The combined and consolidated financial statements include the accounts of Asesores, its subsidiaries and PSI. All significant inter-company balances and transactions between the consolidated companies have been eliminated in consolidation. The consolidation was carried out on the basis of audited financial statements of all subsidiaries. The combination was carried out in a similar way, eliminating balances and transactions between Asesores, its subsidiaries and PSI.

b.	The Company is incorporated and operates in Mexico, and therefore keeps its accounts and records and prepares its statutory financial statements in Spanish and in Mexican pesos. The accompanying financial statements, as well as these notes, have been translated into English and U.S. dollars and adjusted to conform to U.S. GAAP. For the purpose of translation, and in accordance with U.S. GAAP, the Mexican peso is considered the functional currency and this translation to US Dollar is accounted for as disclosed in Note 2q.

c.	Preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates include but are not limited to the useful lives for depreciation and amortization, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments or investments and loss contingencies. The estimates and assumptions used are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ materially from those estimates.

d.	The carrying amount of cash and equivalents approximates fair value. The Company considers all highly-liquid securities, including certificates of deposit with maturities of three months or less to be cash equivalents.

e.	Accounts receivable comprise uncollected amounts for financial advisory services, merger and acquisition and consulting services arising from projects for different clients and are presented net from the allowance for doubtful accounts. Management of the Company derives the estimate for the allowance for doubtful accounts by utilizing past client transaction history and the assessment of the client’s creditworthiness, and has determined that an allowance for doubtful accounts was required as of December 31, 2004 and 2005.

The Company has main contracts with state and local governments. Advising state and local governments represents the 30% (13% in 2003, 15% in 2004 and 48% in 2005) of Asesores’s advisory revenue of the last three years.

f.	The fair value of financial assets and liabilities, consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate their recorded values and they are short-term in nature.

g.	The Company has earned certain value added tax (VAT) credits that are expected to be recovered within one year. These credits arise from goods and services acquired by the Company and are recovered by allocating them against VAT payable on services provided by the Company.

h.	The accompanying balance sheet for 2004 includes the reimbursable deposit paid to Nacional Financiera S.N.C. (a government-owned bank) as a guarantee for the grant of the Brokerage House license. This deposit was reimbursed on June 27, 2005.

i.	Furniture equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

Upon retirement or disposition of assets, the cost and related accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss, if any, is recognized as a gain or loss on disposition of assets in other operating income or expense. Expenditures for maintenance and repairs are expensed as incurred.

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

j.	The Company’s long-term investment consists of an investment in a private equity fund (Discovery Americas I) (“Private Equity Fund”) that is carried at cost. The Private Equity Fund consists primary of investments in non-marketable securities of portfolio companies. Since there is no quoted market prices, the underlying investments held by the Private Equity Fund are valued based on estimated fair value. The fair value of the Private Equity Fund’s investment in non-marketable securities is ultimately determined by the Private Equity Fund general partner. The determination of fair value of non-marketable securities considers a range of factors, included but not limited to market conditions, operating performance (current and projected) and subsequent financing transactions. Due to the inherent uncertainty in the valuation of these non-marketable securities, estimated fair values may materially differ from the values that would have been used had market already existed for these investments. Fair value of this investment as of December 31, 2005 represents the cost.

k.	Compensation and benefits include salaries, bonuses, severance, and employee benefits and excludes any payments made to stockholders. Bonuses are accrued over the service period to which they relate.

l.	Income taxes are accounted for under the asset-liability method as prescribed by SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as any net operating loss or credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

m.	Minority interest recorded on the combined and consolidated financial statements relates to the minority interest of an unrelated third party (see Note 6) in Protego Casa de Bolsa S. A. de C. V. As a result, the Company includes in its financial statements minority interest of approximately 49%.

n.	The Company currently manages and evaluates its operation as one operating segment.

o.	The Company currently recognizes revenue when it has: (i) an arrangement; (ii) services have been provided to clients, and (iii) collectibility is reasonably assured. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

Advisory revenues are derived from financial advisory services and are recorded when services are rendered considering the terms and conditions of agreements with clients. There are three sources of Advisory revenue: (i) advisory fees; (ii) retainer fees, and (iii) success fees.

Advisory fees are charged for consulting and research services that are not related to a specific transaction. Both retainer fees and success fees are related to a specific transaction. Retainer fees, which are not subject to refund, are recognized as earned and success fees are recognized only after the transaction giving rise to the success has occurred and collection is reasonably assured.

The Company’s private equity investing business manages and invests capital on behalf of third parties. Revenues are generated from: (i) fees earned for the management of the funds; (ii) incentive fees earned when certain financial returns are achieved, and (iii) gains or losses on investments of the Company’s own capital in the fund. Management fees earned from Company’s investing activities are recognized ratably over the period of related service. Incentive fees are recognized at the time the fund sells an investment, or when there is any dividend on the fund’s investments. Revenues on investments

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

in investing funds are recognized based on the allocable share of realized and unrealized gains (or losses) reported by such investments.

p.	Comprehensive income consists of net income and other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that are included in accumulated other comprehensive income as a separate component of stockholders’ equity but are excluded from net income. The Company’s other comprehensive income is comprised of a currency translation adjustment.

q.	Transactions in foreign currency (e.g. U.S. dollars) are recorded in local currency (Mexican pesos) at the rates of exchange in effect on the dates transactions are entered into. Assets and liabilities in foreign currency are recorded in local currency at the exchange rates in effect at the date of the financial statements and average exchange rates during the corresponding periods for revenues, expenses and cash flows. Differences due to fluctuations in exchange rates between the dates on which transactions are entered into and those on which they are settled, or the balance sheet date, are applied to income.

r.	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets” (An amendment to APB Opinion No. 29) (SFAS 153). This statement addresses the measurement of nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted. We are currently evaluating the potential impact of this statement.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB 20 and FASB Statement No. 3” (“SFAS 154”). Previously, APB 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS 154 requires companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retroactively to prior period financial statements. SFAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS 154. The Company will assess the impact of a retroactive application of a change in accounting principle in accordance with SFAS 154 if the need for such a change arises after the effective date of January 1, 2006.

In November 2005, the FASB issued Staff Position No. 115-1, “The Meaning of Other Than Temporary Impairment and its Application to Certain Investments” (“FSP 115-1”). FSP 115-1 provides accounting guidance for determining and measuring other-than-temporary impairments of debt and equity securities, and confirms the disclosure for investments in unrealized loss positions as outlined in EITF 03-01, “The Meaning of Other-Than-Temporary Impairments and its Application to Certain Investments”. The accounting requirements are effective for us on January 1, 2006. We are currently evaluating the potential impact of this statement.

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

NOTE 3—ANALYSIS OF ACCOUNTS RECEIVABLE FROM CLIENTS:

The Company had the following balances with clients:

	December 31,
	2004	2005
Accounts Receivable with Clients	$840	$1,238
Allowance for Doubtful Accounts	(26)	(91)

Clients—Net of Allowance for Doubtful Accounts	$814	$1,147

All the above-mentioned accounts receivable are current and were generated in the ordinary course of business.

NOTE 4—FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

These assets comprise the following:

	December 31,		Annual depreciation rate (%)
	2004	2005
Office Furniture and Equipment	$222	$248	10
Computer Equipment	722	1,106	30
Transportation Equipment	209	182	25
Leasehold Improvements	375	379	33

	1,528	1,915
Accumulated Depreciation and Amortization	(625)	(862)

Total	$903	$1,053

The depreciation and amortization for the year were as follows:

	Year ended December 31,
	2003	2004	2005
Depreciation Expenses	$155	$165	$233

Amortization Expenses	$140	$107	$128

NOTE 5—LONG-TERM INVESTMENT AND COMMITMENT:

In 2003, Asesores launched a private equity fund jointly with Discovery Capital Management, L.P. The fund, called Discovery Americas I, L.P. (DAI), has $65,325 in capital commitments, and seeks investment opportunities in Mexico in several sectors, including housing, healthcare, retail, consumer finance, and transportation.

Protego PE, S. A. de C. V. is the vehicle used to fund the capital commitment of Asesores in DAI. Protego PE’s total capital commitment is $2,250, equivalent to 3.44% of the total capital committed to DAI from all sources. As of December 31, 2004 and 2005, the funded portion of this commitment amounted to $738 and $1,337 respectively.

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

In addition, Protego PE has a capital commitment in a parallel fund called Discovery Americas Parallel Fund I, L.P. (“DAPFI”) equivalent to 1.0% of the total capital committed to DAPFI. The parallel fund has $3,030 in capital commitments and seeks investment opportunities exclusively in the housing sector. As of December 31, 2005, the funded portion of PE’s commitment amounted to $13.

As of December 31, 2005, the portfolio of investments in the Private Equity Fund were comprised of holdings in the real estate and transportation sectors.

NOTE 6—OTHER LONG-TERM ASSETS:

The caption of other long-term assets represents the interest of the Company in the Protego Casa de Bolsa, S. A. de C. V. trust (“PCB Trust”) a stock-based incentive program for some PCG executives. The PCB Trust is an agreement among the founder of the trust (Asesores), the trustee (a bank) and the beneficiaries of the trust (executives).

The trust establishes that executives will pay for this stock-based incentive plan once certain conditions of profitability are obtained.

NOTE 7—STOCKHOLDERS’ EQUITY:

The Company has issued two series of shares: A and B shares. Both series have the same voting and economic rights. The difference between them is that Series A shares are not redeemable, whereas Series B shares are.

At the Ordinary Meeting of General Stockholders held on January 12, and July 17, 2003, stockholders agreed to reduce the value of Series B shares and to redeem 165,933 Series B Shares. After the above-mentioned events, the capital stock of Asesores at December 31, 2003 was composed as follows:

Description	Shares	Amount
Series “A”	700	$7
Series “B”	184,067	1,947

	184,767	$1,954

As of December 31, 2003, the capital stock of PSI was $0.5.

At the Ordinary Meeting of General Stockholders held on March 26, 2005 and June 15, 2004, stockholders agreed to reduce the value of Series B shares and later to cancel all series B shares.

After the above-mentioned events, the capital stock of Asesores as of December 31, 2005 was composed as follows:

Description	Shares	Amount
Series “A”	700	$7

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

As of December 31, 2005, the capital stock of PSI was $0.9.

Asesores net income for the period is subject to the legal provision requiring at least 5% of the profit for each year to be set aside to increase the legal reserve until it reaches an amount equivalent to 20% of the paid-in capital stock. At December 31, 2005 no reserve was segregated.

Dividends paid are not subject to income tax if paid from the Net Tax Profit Account. Any dividends paid in excess of this account are subject to a tax equivalent to 40.84% or 38.91% depending on whether to be paid in 2006 or 2007, respectively. The tax is payable by the Company and may be credited against its income tax in the same year or in the following two years. Dividends paid by the Company from previously taxed profits are not subject to tax withholding or additional tax payment. The Company did not pay dividends in the last five years.

In the event of a capital reduction, the excess of stockholders’ equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same tax treatment as dividends.

NOTE 8—INCOME TAX AND ASSET TAX:

Asesores and its subsidiaries do not consolidate for tax purposes. In 2003, 2004 and 2005 Asesores determined tax profits of $150, $2,890 and $6,223, respectively. Tax profits differ from accounting profits due to temporary and permanent differences, the latter mainly arising from recognition of the effects of inflation on different bases, and to non-deductible expenses.

The income tax provision was composed as follows:

	Year ended December 31,
	2004	2005
Current	$1,025	$1,969
Deferred	9	—

Total Provision (Benefit)	$1,034	$1,969

As a result of the changes to the Income Tax Law approved on November 13, 2004, the income tax rates will be of 29% and 28% in 2006 and 2007, respectively.

For the year 2004, there were no temporary differences on which deferred tax should be recognized. For the year 2005, the Company generated a tax loss carryforward due to losses at its Brokerage House subsidiary. The resulting asset has been fully off-set by a valuation allowance:

December 31, 2005
Tax Losses from Operations of the Brokerage House	$2,150
Applicable Income Tax Rate	29%

Deferred Income Tax Asset	623
Allowance for Valuation of Tax Losses	(623)

$—

PROTEGO ASESORES, S.A. DE C.V., SUBSIDIARIES AND PROTEGO SI, S.C.

NOTES TO THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2003, 2004 AND 2005

($ in thousands)

The reconciliation between the statutory and effective tax rate is shown below:

	Year ended December 31,
	2004	2005
Statutory Federal Tax Rate	33.0%	30.0%
Plus (less) effect of the following permanent differences:
Taxable Income	0.6%	5.6%
Inflation Adjustments	(2.9%)	(3.0%)
Nondeductible Expenses	2.7%	14.8%

Effective Tax Rate	33.4%	47.4%

Asset tax is calculated at 1.8% of the net value of certain assets and liabilities, and is payable only when it exceeds the income tax payable. The asset tax does not apply to a new business in the first two years of its operations.

NOTE 9—COMMITMENTS:

The Company leases certain office space. Future annual minimum lease payments under all non-cancelable operating leases are $185 and $58 in 2006 and 2007, respectively.

PROTEGO ASESORES, S. A. DE C. V. SUBSIDIARIES AND PROTEGO SI, S. C.

COMBINED AND CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(dollars in thousands)

	March 31, 2006	Pro Forma March 31, 2006
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$4,082	$454
Clients Accounts Receivable	1,327	1,327
Other Receivables	318	318
Receivable from Uncombined Affiliates	3	3
Recoverable Taxes	394	394

Total Current Assets	6,124	2,496
Furniture, Equipment and Leasehold Improvements	1,080	1,080
Long-Term Investment	1,322	1,322
Guaranty Deposits	23	23
Other Long-Term Assets	623	623

TOTAL ASSETS	$9,172	$5,544

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts Payable and Accrued Liabilities	$626	$626
Bonus Payable	529	529
Income Tax Payable	129	129
Value Added Tax	218	218
Taxes Payable (withholding taxes)	153	153
Other Taxes	112	112

Total Current Liabilities	1,767	1,767

TOTAL LIABILITIES	1,767	1,767

Minority Interest	1,633	1,633

Commitment and Contingencies	—	—

STOCKHOLDERS’ EQUITY:
Capital Stock (fixed)	8	8
Retained Earnings	5,545	1,917
Currency Translation Adjustment	219	219

TOTAL STOCKHOLDERS’ EQUITY	5,772	2,144

TOTAL LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY	$9,172	$5,544

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S. A. DE C. V. SUBSIDIARIES AND PROTEGO SI, S. C.

COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Three Months Ended
	March 31,
	2005	2006
	(unaudited)
REVENUES
Advisory	$8,318	$2,289
Investment Management	562	789
Net Financial Gain	20	163

Total Revenues	8,900	3,241

EXPENSES
Compensation and Benefits	3,323	1,579
Occupancy and Equipment Rental	109	134
Professional Fees	402	622
Travel and Related Expenses	102	142
Communications and Information Services	63	112
Depreciation and Amortization	51	118
Other Operating Expenses	508	244

Total Operating Expenses	4,558	2,951

OPERATING INCOME	4,342	290

INCOME TAX
Current	1,787	236
Deferred

TOTAL INCOME TAX	1,787	236

Minority Interest	(442)	(192)

NET INCOME	$2,997	$246

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S. A. DE C. V. SUBSIDIARIES AND PROTEGO SI, S. C.

COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(dollars in thousands)

	Capital stock	Retained earnings	Currency translation adjustment	Total
Balances at January 1, 2006 (unaudited)	$8	$5,299	$313	$5,620
Currency Translation Adjustment (unaudited)			(94)	(94)
Net Income for the Period of Three Months (unaudited)		246		246

Balances at March 31, 2006 (unaudited)	$8	$5,545	$219	$5,772

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S. A. DE C. V. SUBSIDIARIES AND PROTEGO SI, S. C.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended
	March 31,
	2005	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income for the Period	$2,997	$246
Adjustments to Reconcile, Net Income to Net Cash from Operating Activities:
Depreciation and Amortization	51	118
Minority Interest	1,959	391
Net Change in Working Capital, Excluding Cash and Cash Equivalent	2,122	(698)

Net Cash Provided by Operating Activities	7,129	57

INVESTING ACTIVITIES
Long-Term Investments	19	2
Purchase of Furniture and Equipment	(125)	(148)

Net Cash Used in Investing Activities	(106)	(146)

EFFECT OF EXCHANGE RATE ON CASH	(36)	(76)
DECREASE IN CASH AND CASH EQUIVALENTS	6,987	(165)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	492	4,247
CASH AND CASH EQUIVALENTS AT END OF PERIOD	7,479	4,082

ADDITIONAL DISCLOSURE OF CASH FLOWS INFORMATION:
Taxes Paid:	$852	$1,042

See accompanying notes to combined and consolidated financial statements.

PROTEGO ASESORES, S. A. DE C. V. SUBSIDIARIES AND PROTEGO SI, S. C.

NOTES TO THE UNAUDITED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2005 AND 2006

(dollars in thousands)

NOTE 1—PURPOSE AND BASIS OF PREPARATION OF THESE FINANCIAL DATA:

The accompanying unaudited interim financial data have been prepared by Protego Asesores,

S. A. de C. V., subsidiaries and Protego SI, S. C. (“the Company” or “Asesores”). In the opinion of the management of the Company, they contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2006 and 2005, and the results of operations for the three-month periods ended March 31, 2006 and 2005.

NOTE 2—PRO FORMA COMBINED AND CONSOLIDATED STATEMENT OF FINANCIAL CONDITION:

On May 12, 2006, Asesores agreed to combine its business with that of Evercore Partners Inc. Prior to the combination with Evercore Partners Inc., Asesores intends to distribute to the shareholders of Asesores an amount equal to Asesores’ net income for the period from January 1, 2005 through the date of the combination. The pro forma combined and consolidated statement of financial condition as of March 31, 2006 gives pro forma effect to this distribution of pre-combination profits in the amount of $3,628, payable in cash, as if the distribution had been effected as of March 31, 2006.

The unaudited pro forma combined and consolidated statement of financial condition is presented for illustrative purposes only and does not purport to represent Asesores’ combined and consolidated financial condition had the distribution of pre-combination profits been effected on March 31, 2006 or to project Asesores’ combined and consolidated financial condition for any future date.

NOTE 3—OPERATIONS OF THE COMPANY:

The accompanying combined and consolidated financial data include those of Asesores, its subsidiaries and Protego SI, S. C. (“PSI”) an associated Company. PSI’S financial statements are combined because it is under common control of the shareholders of Asesores.

As of March 31, 2006, the Company’s main activities are divided as follows:

a.	Financial Advisory, which includes mergers, acquisitions, energy project finance, sub-national public finance and infrastructure, real estate financial advisory and restructurings.

b.	Private equity investment management which includes a joint venture with Discovery Capital Partners LLC in a private equity funds denominated Discovery Americas I (DAI).

c.	Investments for institutional investors and high net worth individuals through Protego Casa de Bolsa whose main activities include, among others, to provide clients with investment and risk management advice, trade execution and custody services for client assets.

PROTEGO ASESORES, S. A. DE C. V. SUBSIDIARIES AND PROTEGO SI, S. C.

NOTES TO THE UNAUDITED COMBINED AND CONSOLIDATED

FINANCIAL STATEMENTS—(continued)

THREE MONTHS ENDED MARCH 31, 2005 AND 2006

(dollars in thousands)

Following are Asesores’ principal subsidiaries, which Asesores effectively controls and substantially wholly owns:

Company	Shares (%)	Main Activities
ProtegoAdministradores, S. A. de C. V.	99.97	Administrative Services
Sedna,S. de R. L.	99.99	Advisory Services
BD Protego, S. A. de C. V.	99.80	Advisory Services
Protego PE, S. A. de C. V.	99.98	Investment Company
Protego Servicios, S. C.	99.98	Advisory Services
Protego Casa de Bolsa, S. A. de C. V.	50.70	Brokerage House
Protego CB Servicios, S. C.	51.00	Advisory Services

NOTE 4—RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

FIN 47—In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies guidance provided in SFAS No. 143, “Accounting for Asset Retirement Obligations.” The term asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Entities are required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred in the liability’s fair value can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. The company estimates that the adoption of FIN 47 had no potential impact on the Company’s combined and consolidated financial condition or results of operations.

SFAS 154—In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 was issued. The company estimates that the adoption of SFAS 154 had no potential impact on the Company’s combined and consolidated financial condition or results of operations.

Emerging Issues Task Force Issued No. 04-5—In June 2005 the Emerging Issues Task Force reached a consensus on Issued No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Under Issue 04-5, the general partners in a limited partnership or similar entity are presumed to control that limited partnership regardless of the extent of the general partners’ ownership interest in the limited partnership. A general partner should assess the limited partners’ rights and their impact on the presumption of control. In the limited partners have either a) the substantive ability to dissolve the limited partnership or otherwise remove the general partners without cause or b) substantive participating rights, the general partners do not control the limited partnership. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreement is modified, Issued 04-5 is effective after June 29, 2005. For general partners in all other limited partnerships, Issued 04-5 is effective for the first reporting period in fiscal years beginning after December 15, 2005, and allows either of two transition methods. As of March 31, 2006 the company has determined that consolidation of the private equity fund will not be required pursuant to Issued 04-5.

PROTEGO ASESORES, S. A. DE C. V. SUBSIDIARIES AND PROTEGO SI, S. C.

NOTES TO THE UNAUDITED COMBINED AND CONSOLIDATED

FINANCIAL STATEMENTS—(continued)

THREE MONTHS ENDED MARCH 31, 2005 AND 2006

(dollars in thousands)

NOTE 5—COMMITMENTS:

The Company leases certain office space. Future annual minimum lease payments under all non-cancelable operating leases are $174 and $32 in 2006 and 2007, respectively.

NOTE 6—SUBSEQUENT EVENTS:

On May 12, 2006 Asesores agreed to combine its business with that of Evercore Partners, Inc., the leading investment banking in US. Evercore Partners, Inc. provide advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. Evercore Partners, Inc. approaches its advisory business in much the same way as Asesores, by building long-standing relationships and acting as a trusted advisor to company management free from the conflicts that larger institutions may encounter.

Derived from this agreement Asesores has incurred in certain expenses that should be reimbursed once the purpose of the combination is achieved. As of May 31, 2006 these expenses are estimated at $1,036.

Asesores has signed a service agreement with a Senior Managing Director who is leaving the company by the end of June 2006. Once certain conditions are met, this agreement could represent an expense for Protego of up to $2,590 within the next months.

3,950,000 Shares

Class A Common Stock

PROSPECTUS

August 10, 2006

Sole Book-Running Manager

LEHMAN BROTHERS

GOLDMAN, SACHS & CO.

JPMORGAN

KEEFE, BRUYETTE & WOODS

FOX-PITT, KELTON

E*TRADE FINANCIAL